As filed with the Securities and Exchange Commission on May 16, 2012

Registration No. 333-179975

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTMAN CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	2821	62-1539359
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 South Wilcox Drive

Kingsport, Tennessee 37662

(423) 229-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Theresa K. Lee, Esq.

Senior Vice President, Chief Legal and Administrative Officer

Eastman Chemical Company

P.O. Box 431

Kingsport, Tennessee 37662

(423) 229-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark L. Hanson, Esq. Neil M. Simon, Esq. Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309 (404) 521-3939	Paul J. Berra, III, Esq. Senior Vice President, Legal and Governmental Affairs and General Counsel Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 (314) 674-1000	David Fox, Esq. William B. Sorabella, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable on or after the effective date of this registration statement after all other conditions to the completion of the exchange offer described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Eastman Chemical Company may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Eastman Chemical Company is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2012

PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER—YOUR VOTE IS IMPORTANT

Dear fellow stockholders of Solutia Inc.:

The boards of directors of Solutia Inc., or “Solutia,” and Eastman Chemical Company, or “Eastman,” have each approved an agreement and plan of merger, entered into on January 26, 2012 and referred to as the “merger agreement,” providing for Solutia to be acquired by Eastman, which transaction is referred to as the “merger.” You are cordially invited to attend a special meeting of Solutia stockholders to be held at 10:00 a.m., local time, on                    , 2012, at                     .

At the Solutia special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Solutia would be acquired through a merger with a wholly owned subsidiary of Eastman. If the merger contemplated by the merger agreement is completed, each outstanding share of common stock of Solutia outstanding immediately prior to the effective time of the merger, other than shares held by any stockholder who is entitled to exercise and properly exercises appraisal rights with respect to such shares pursuant to the General Corporation Law of the State of Delaware, will be converted into the right to receive (1) $22.00 in cash, without interest, and (2) 0.12 shares of common stock of Eastman. This is referred to as the “merger consideration.” Eastman expects that it may issue up to 15,770,889 shares of Eastman common stock in the merger. The implied value of the stock portion of the merger consideration will fluctuate as the market price of Eastman common stock fluctuates. You should obtain current stock price quotations for Eastman common stock and Solutia common stock before deciding how to vote with respect to the adoption of the merger agreement. Eastman common stock and Solutia common stock are listed for trading on the New York Stock Exchange under the symbols “EMN” and “SOA,” respectively.

At the Solutia special meeting, you also will be asked to consider and vote upon a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger and a proposal to adjourn the Solutia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Solutia special meeting.

After careful consideration, the Solutia board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Solutia and its stockholders. The Solutia board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement; “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger; and “FOR” the approval of the adjournment of the Solutia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Solutia special meeting.

The accompanying document is a proxy statement of Solutia and a prospectus of Eastman, and provides you with information about Solutia, Eastman, the proposed merger and the special meeting of Solutia stockholders. Solutia encourages you to read the entire proxy statement/prospectus carefully.

You may also obtain more information about Solutia and Eastman from documents Solutia and Eastman have filed with the Securities and Exchange Commission.

For a discussion of risk factors you should consider in evaluating the merger agreement you are being asked to adopt, see “Risk Factors” beginning on page 25 of the accompanying proxy statement/prospectus.

Your vote is important. Adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Solutia common stock. The failure of any stockholder to vote will have the same effect as a vote against adopting the merger agreement. Accordingly, whether or not you plan to attend the Solutia special meeting, you are requested to promptly vote your shares by proxy electronically via the Internet, by telephone or by sending in the appropriate paper proxy card as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” each of the proposals described in the accompanying proxy statement/prospectus.

Granting a proxy will not prevent you from voting your shares in person if you choose to attend the Solutia special meeting.

We thank you for your continued support of Solutia.

Sincerely,

JEFFRY N. QUINN Chairman of the Board, President and Chief Executive Officer Solutia Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in the accompanying proxy statement/prospectus nor have they approved or disapproved of the issuance of the Eastman common stock in connection with the merger, or determined if the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated May    , 2012 and is first being mailed to Solutia stockholders on or about May    , 2012.

SOLUTIA INC.

575 Maryville Centre Drive

St. Louis, Missouri 63141

(314) 674-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                    , 2012

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Solutia Inc., or “Solutia,” will be held at 10:00 a.m., local time, on                    , 2012, at                    . Holders of Solutia common stock at the close of business on May 4, 2012 (such date and time, the “record date”) will be asked to:

Proposal1.	consider and vote upon the adoption of the Agreement and Plan of Merger, dated January 26, 2012, as it may be amended from time to time, by and among Solutia, Eastman Chemical Company, or “Eastman,” and Eagle Merger Sub Corporation (the “merger agreement”);

Proposal2.	consider and vote, on a non-binding, advisory basis, to approve compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement; and

Proposal3.	consider and vote upon the approval of the adjournment of the Solutia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Solutia special meeting.

Please refer to the attached proxy statement/prospectus and the merger agreement for further information with respect to the business to be transacted at the Solutia special meeting. Solutia expects to transact no other business at the meeting, except for business properly brought before the meeting and any adjournment or postponement thereof. Holders of record of Solutia common stock as of the record date will be entitled to notice of and to vote at the Solutia special meeting with regard to Proposals 1–3 described above.

The Solutia board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement; “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger; and “FOR” the approval of the adjournment of the Solutia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Solutia special meeting.

Your vote is important regardless of the number of shares that you own. Whether or not you plan on attending the Solutia special meeting, we urge you to read the proxy statement/prospectus carefully and to please vote your shares as promptly as possible. You may vote your shares by proxy electronically via the Internet, by telephone, by completing and sending in the appropriate paper proxy card or in person at the Solutia special meeting.

All Solutia stockholders as of the record date are cordially invited to attend the Solutia special meeting.

By Order of the Board of Directors

Miriam Rogers Singer
Vice President and Corporate Secretary

St. Louis, Missouri

                    , 2012

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about each of Eastman and Solutia from documents that each company has filed or will file with the Securities and Exchange Commission, or the “SEC,” but that are not being included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You may read and copy the documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, and other information about each of Eastman and Solutia that is filed with the SEC under the Securities and Exchange Act of 1934, or the “Exchange Act,” at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can also obtain such documents free of charge through the SEC’s website, www.sec.gov, or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

For information about Eastman Chemical Company:		For information about Solutia Inc.:

By Mail:	Eastman Chemical Company P.O. Box 431 Kingsport, Tennessee 37662 Attention: Investor Relations	By Mail:	Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 Attention: Investor Relations
By Telephone:	(423) 229-4647	By Telephone:	(314) 674-1000

If you would like to request any documents, please do so by                    , 2012 in order to receive them before the Solutia special meeting.

For additional information on documents incorporated by reference in this proxy statement/prospectus, please see “Where You Can Find More Information” beginning on page 177. Please note that information contained on the websites of Eastman or Solutia is not incorporated by reference in, nor considered to be part of, this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

Eastman has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Eastman. Solutia has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Solutia. Eastman and Solutia have both contributed to information relating to the merger.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated                     , 2012. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date hereof. You should not assume that the information contained in any document incorporated or deemed to be incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus. Neither the mailing of this proxy statement/prospectus to the stockholders of Solutia nor the taking of any actions contemplated hereby by Eastman or Solutia at any time will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Page
Defined Terms	1
Questions and Answers	2
Summary	9
Summary Historical and Pro Forma Financial Data	19
Summary Historical Consolidated Financial Data of Eastman	19
Summary Historical Consolidated Financial Data of Solutia	20
Unaudited Summary Pro Forma Condensed Combined Financial Information	22
Comparative Per Share Data	23
Comparative Market Value of Common Stock	24
Risk Factors	25
Risks Relating to the Merger	25
Risks Relating to the Business and Operations of Eastman After the Merger	29
Cautionary Statement Regarding Forward-Looking Statements	31
Information About Eastman	32
Information About Solutia	33
Selected Historical Consolidated Financial Data of Eastman	34
Selected Historical Consolidated Financial Data of Solutia	36
Unaudited Pro Forma Condensed Combined Financial Information	38
Comparative Per Share Data	60
Comparative Market Value of Common Stock	61
Solutia Special Meeting	62
Proxy Statement/Prospectus	62
Date, Time and Place of the Solutia Special Meeting	62
Purpose of the Solutia Special Meeting	62
Record Date and Voting	62
Vote Required	62
Recommendation of the Solutia Board of Directors	63
Voting Electronically or by Telephone	64
Vote of Solutia’s Directors and Executive Officers	64
Revocability of Proxies	64
Inspector of Election	64
Attending the Solutia Special Meeting	65
Voting Procedures	65
Proxy Solicitations	65
Householding	66
Results of the Solutia Special Meeting	66
Beneficial Stock Ownership of Solutia’s Directors, Executive Officers and Persons Owning More Than 5% of the Outstanding Shares of Solutia Common Stock	66
Proposals Submitted to Solutia Stockholders	68
Adoption of the Agreement and Plan of Merger	68
Non-Binding Advisory Vote on Golden Parachute Compensation	68
Adjournment Proposal	69
The Merger	70
Effect of the Merger	70
Financing for the Merger	71
Background of the Merger	73
Recommendation of the Solutia Board of Directors and Solutia’s Reasons for the Merger	89
Opinions of Financial Advisors	95
Presentations by Solutia’s Consultants	117
Certain Unaudited Eastman Forecasts and Other Information	119
Certain Unaudited Solutia Forecasts	121
Interests of Certain Persons in the Merger	123

DEFINED TERMS

This proxy statement/prospectus generally avoids the use of technical defined terms, but a few frequently used terms may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, this proxy statement/prospectus refers to:

•

the transaction pursuant to which Eastman’s wholly owned subsidiary, Merger Sub, will merge with and into Solutia, and Solutia will become an indirect wholly owned subsidiary of Eastman, and the conversion of shares of, and adjustment of warrants to acquire, Solutia common stock into rights to receive cash and shares of Eastman common stock, as the “merger”;

•

the Agreement and Plan of Merger, dated January 26, 2012 (as it may be amended from time to time), by and among Solutia, Eastman and Merger Sub, pursuant to which the merger will be completed, as the “merger agreement”;

•

the (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock to be paid by Eastman in exchange for each share of Solutia common stock pursuant to the terms of the merger agreement, as the “merger consideration”;

•	Eastman Chemical Company, a Delaware corporation, as “Eastman”;

•	the board of directors of Eastman as the “Eastman board of directors”;

•	the amended and restated bylaws of Eastman as the “Eastman Bylaws”;

•	the amended and restated certificate of incorporation of Eastman as the “Eastman Charter”;

•	the common stock, par value $0.01 per share, of Eastman as “Eastman common stock”;

•	Eagle Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Eastman, as “Merger Sub”;

•	Solutia Inc., a Delaware corporation, as “Solutia”;

•	the board of directors of Solutia as the “Solutia board of directors”;

•	the second amended and restated bylaws of Solutia as the “Solutia Bylaws”;

•	the second amended and restated certificate of incorporation of Solutia as the “Solutia Charter”;

•	the common stock, par value $0.01 per share, of Solutia as “Solutia common stock”;

•	the Solutia Inc. Management Long-Term Incentive Plan, as amended, and the Solutia Non-Employee Director Stock Compensation Plan, together, as the “Solutia Equity Plans”; and

•	the General Corporation Law of the State of Delaware, as the “DGCL.”

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. The Solutia board of directors is soliciting proxies from its stockholders to vote at a special meeting of Solutia stockholders, to be held at 10:00 a.m., local time, on             , 2012, at             , and any adjournment or postponement of that meeting. You should read carefully this entire proxy statement/prospectus and the additional documents incorporated by reference into this proxy statement/prospectus to fully understand the matters to be acted upon and the voting procedures for the Solutia special meeting.

Q:	Why have I received this proxy statement/prospectus?

A:	The boards of directors of Solutia and Eastman have each approved a merger agreement, entered into on January 26, 2012, providing for Solutia to be acquired by Eastman. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A, which we encourage you to review.

In order to complete the merger Solutia stockholders must vote to adopt the merger agreement.

This document is being delivered to you as both a proxy statement of Solutia and a prospectus of Eastman. It is a proxy statement because the Solutia board of directors is soliciting proxies from its stockholders to vote on the adoption of the merger agreement at a special meeting of Solutia stockholders as well as the other matters set forth in the notice of the meeting and described in this proxy statement/prospectus, and your proxy will be used at the meeting or at any adjournment or postponement of the meeting. It is a prospectus because Eastman will issue Eastman common stock to Solutia stockholders in the merger. On or about                     , 2012, Solutia intends to begin to deliver to its stockholders of record as of the close of business on May 4, 2012 printed versions of these materials.

Your vote is important. The Solutia board of directors encourages you to vote as soon as possible.

Q:	What is the merger transaction upon which I am being asked to vote?

A:	Holders of Solutia common stock as of the record date are being asked to vote to adopt the merger agreement, pursuant to which Merger Sub will merge with and into Solutia, with Solutia surviving as a wholly owned subsidiary of Eastman.

IF SOLUTIA STOCKHOLDERS FAIL TO ADOPT THE MERGER AGREEMENT, THE MERGER CANNOT BE COMPLETED.

Q:	What will I receive for my shares of Solutia common stock in the merger?

A:	Subject to certain limitations set forth in the merger agreement, Solutia stockholders will receive the following in exchange for each share of Solutia common stock in the merger:

•	$22.00 in cash, without interest, and

•	0.12 shares of Eastman common stock.

The implied value of the stock portion of the merger consideration will fluctuate as the market price of Eastman common stock fluctuates. You should obtain current stock price quotations for Eastman common stock and Solutia common stock before deciding how to vote with respect to the adoption of the merger agreement. Eastman common stock and Solutia common stock are listed for trading on the New York Stock Exchange under the symbols “EMN” and “SOA,” respectively.

Q:	Why is Solutia proposing the merger?

A:

After careful consideration, the Solutia board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Solutia and its stockholders. In the course of reaching its decision to approve the merger agreement, the Solutia board of directors considered a number of factors in its deliberations, including the following factors, the order of which does not necessarily reflect their relative significance:

•

the implied value of the merger consideration of $27.65 per share of Solutia common stock as of the close of trading on January 26, 2012 represented an attractive valuation for Solutia. This implied value represented a premium of approximately 42% to the closing price per share of Solutia common stock of $19.51 on January 26, 2012, the last trading day prior to the approval of the merger by the Solutia board of directors, and premiums of approximately 52.8% and 70.7%, respectively, to the one-month and six-month trailing average closing prices of Solutia common stock as of the close of trading on January 26, 2012;

•

that most of the merger consideration will be paid in cash, giving holders of Solutia common stock an opportunity to realize certain value for a significant portion of their investment immediately upon completion of the merger;

•

that a portion of the merger consideration will be paid in shares of Eastman common stock and, as a result, holders of Solutia common stock will have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Eastman common stock following the merger should they decide to retain the Eastman common stock payable in the merger; and

•

as a result of the market and execution risks associated with Solutia’s long-range plan, the merger consideration will enable Solutia stockholders to realize a substantial portion of Solutia’s potential future value without the market or execution risks associated with continued operation as a stand-alone company.

For additional detail on these and other factors, please see “The Merger—Recommendation of the Solutia Board of Directors and Solutia’s Reasons for the Merger” beginning on page 89.

Q:	Why is Eastman entering into the merger?

A:	After careful consideration, the Eastman board of directors determined that the merger agreement is advisable and in the best interests of Eastman and its stockholders and approved the merger agreement. In making this determination, the Eastman board of directors consulted with Eastman’s management and with its financial and legal advisors and considered a number of factors. The decision of the Eastman board of directors was based upon a number of potential benefits of the merger and other factors that the Eastman board of directors believed would contribute to the success of Eastman after the merger, including the following factors, the order of which does not necessarily reflect their relative significance:

•

the potential to grow Eastman’s core businesses by acquiring access to complementary and adjacent key end markets, including, among others, the automotive and architectural industries, as well as Solutia’s technological and business capabilities;

•

the potential for Eastman to further increase its growth and investment in the Asia Pacific region, leveraging the trend of the growing middle class in that region with a preference for buying premium products;

•	the potential to increase the focus of Eastman’s business on sustainability by acquiring Solutia’s portfolio of sustainable products that promote energy efficiency and safety; and

•	the potential to increase Eastman’s stockholder value through enhanced revenue opportunities and cost saving opportunities.

The foregoing discussion summarizes material information and factors considered by the Eastman board of directors in its consideration of the merger but is not intended to be exhaustive and may not include all of the factors considered by the Eastman board of directors. The Eastman board of directors reached the decision to approve the merger agreement in light of these and other factors that the Eastman board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Eastman board of directors as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. Individual members of the Eastman board of directors may have given different relative considerations to different factors.

After considering all of the relevant factors, as well as the form and amount of consideration to be paid, the Eastman board of directors concluded that, on balance, the potential benefits of the merger to Eastman and its stockholders outweighed the associated risks.

This discussion of the reasons why the Eastman board of directors approved the merger agreement and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31.

Q:	When is the merger expected to be completed?

A:	Eastman and Solutia expect the merger to be completed by mid-2012. However, Eastman and Solutia cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, the adoption of the merger agreement by Solutia stockholders, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” and clearance of the merger under the antitrust or competition laws of the European Union, China, South Korea, and the Ukraine, the absence of any law or regulation that prohibits the completion of the merger and the approval of the shares of Eastman common stock to be issued in the merger for listing on the New York Stock Exchange. Each party’s obligation to complete the merger is also subject to the material accuracy of the representations and warranties of the other party in the merger agreement and the compliance in all material respects with covenants of the other party in the merger agreement and the absence of a material adverse effect (as defined in the merger agreement) on the other party. The merger agreement does not include a financing condition.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger and the other transactions contemplated by the merger agreement that are discussed in this proxy statement/prospectus and in the documents incorporated by reference or referred to in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 25 and in Solutia’s and Eastman’s respective SEC filings referred to in “Where You Can Find More Information” beginning on page 177.

Q:	What will happen to my future dividends?

A:	Solutia has agreed that, until the completion of the merger, it will not pay any dividends other than in respect of the dividend that was declared by the Solutia board of directors and is to be paid on March 15, 2012.

After the merger, Eastman currently expects to pay quarterly cash dividends consistent with its practice before the merger, although any dividends are subject to declaration by the Eastman board of directors.

Q:	What are the tax consequences to Solutia stockholders of the merger?

A:	The exchange of the merger consideration for Solutia common stock in the merger will be a taxable transaction under the U.S. Internal Revenue Code of 1986, or the “Code,” and may also be taxable under state, local and non-U.S. income and other tax laws. Please carefully review the information under “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 137 for a description of the material U.S. federal income tax consequences of the merger and of owning Eastman common stock received in the merger to U.S. holders and non-U.S. holders (in each case, as defined in “The Merger—Material U.S. Federal Income Tax Consequences”). The tax consequences to you will depend on your own situation. We urge you to consult your tax advisors as to the specific tax consequences to you of the merger and your receipt of the merger consideration, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Q:	When and where is the Solutia special meeting?

A:	The Solutia special meeting will be held at 10:00 a.m., local time, on , 2012, at .

Q:	What matters are to be voted on at the Solutia special meeting?

A:	At the Solutia special meeting, holders of Solutia common stock as of the close of business on May 4, 2012 (the “record date”) will be asked to:

Proposal 1.	consider and vote upon the adoption of the merger agreement;

Proposal 2.	consider and vote, on a non-binding, advisory basis, to approve compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement; and

Proposal 3.	consider and vote upon the approval of the adjournment of the Solutia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Solutia special meeting.

Q:	What is a quorum?

A:	In order for business to be conducted at the Solutia special meeting, a quorum must be present (other than with respect to Proposal 3, the proposal related to adjournments, for which a quorum is not required). The quorum requirement for holding the Solutia special meeting and transacting business at the Solutia special meeting is a majority of the outstanding shares of Solutia common stock as of the record date that are present or represented at the Solutia special meeting. The shares may be present in person or represented by proxy at the Solutia special meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Broker non-votes may occur because certain beneficial holders of shares of Solutia common stock hold their shares in “street name” through a broker, bank or other nominee. Under the rules of the New York Stock Exchange, brokers, banks and other nominees are not permitted to exercise voting discretion on any of the proposals to be voted upon at the Solutia special meeting. Therefore, if a beneficial holder of shares of Solutia common stock does not give the broker, bank or other nominee specific voting instructions on Proposals 1, 2 or 3, the holder’s shares of Solutia common stock will not be voted on those proposals and a broker non-vote will occur. Broker non-votes will have the same effect as a vote against Proposal 1 and will have no effect on the voting results of Proposals 2 or 3.

Q:	Who can vote at the Solutia special meeting?

A:	Holders of record at the close of business as of the record date of Solutia common stock will be entitled to notice of and to vote at the Solutia special meeting. Each of the shares of Solutia common stock issued and outstanding on the record date is entitled to one vote at the Solutia special meeting with regard to each of the proposals described above.

Q:	Why am I being asked to consider and vote upon a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger?

A:	Under SEC rules, Solutia is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q:	What will happen if Solutia stockholders do not approve the golden parachute compensation?

A:	Approval of the compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Solutia. Therefore, if the merger agreement is adopted by Solutia stockholders and the merger is completed, this compensation, including amounts that Solutia is contractually obligated to pay, could still be payable regardless of the outcome of the advisory vote, subject only to the conditions applicable thereto.

Q:	What stockholder approvals are needed?

A:	Proposal 1 requires the affirmative vote of a majority of the outstanding shares of Solutia common stock entitled to vote at the Solutia special meeting to be approved. Proposals 2 and 3 require the affirmative vote of a majority of the votes cast at the Solutia special meeting by holders of Solutia common stock to be approved.

As of May 4 , 2012, the record date for determining stockholders of Solutia entitled to vote at the Solutia special meeting, there were 122,837,608 shares of Solutia common stock outstanding and entitled to vote at the Solutia special meeting, held by approximately 3,334 holders of record.

Q:	Are Eastman stockholders voting on the merger?

A:	No. No vote of Eastman stockholders is required on the merger.

Q:	If I beneficially own restricted shares of Solutia common stock as of the record date issued pursuant to any Solutia Equity Plan, will I be able to vote on the matters to be voted upon at the Solutia special meeting?

A:	Yes. Holders who beneficially own restricted shares of Solutia common stock as of the record date issued pursuant to any Solutia Equity Plan may vote on the adoption of the merger agreement and on the other matters to be voted on at the Solutia special meeting.

Q:	Will any other matters be presented for a vote at the Solutia special meeting?

A:	Solutia is not aware of any other matters that will be presented for a vote at the Solutia special meeting. However, if any other matters properly come before the Solutia special meeting, the proxies will have the discretion to vote upon such matters in accordance with their best judgment.

Q:	Who can attend the Solutia special meeting?

A:	You are entitled to attend the Solutia special meeting only if you are a Solutia stockholder of record or a beneficial owner as of the record date, or you hold a valid proxy for the Solutia special meeting.

If you are a Solutia stockholder of record and wish to attend the Solutia special meeting, please so indicate on the appropriate proxy card or as prompted by the telephone or Internet voting system. Your name will be verified against the list of Solutia stockholders of record prior to your being admitted to the Solutia special meeting.

If a broker, bank or other nominee is the record owner of your shares of Solutia common stock, you will need to have proof that you are the beneficial owner to be admitted to the Solutia special meeting. A recent statement or letter from your bank or broker confirming your ownership as of the record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares of Solutia common stock, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Solutia special meeting.

Regardless of whether you intend to attend the Solutia special meeting, you are encouraged to vote your shares of Solutia common stock as promptly as possible. Voting your shares will not impact your ability to attend the Solutia special meeting.

Q:	How do I vote my shares?

A:	You may vote your shares of Solutia common stock by proxy electronically via the Internet, by telephone, by sending in the appropriate paper proxy card or in person at the Solutia special meeting. You can specify how you want your shares of Solutia common stock voted on each proposal by indicating your vote on each proposal via the Internet or telephone, marking the appropriate boxes on the appropriate proxy card or voting in person at the Solutia special meeting. Please review the voting instructions on the proxy card and read the entire text concerning the proposals in this proxy statement/prospectus prior to voting.

Whether you vote your proxy electronically via the Internet, by telephone or by mail, Solutia will treat your proxy the same way. The individuals appointed as proxy holders will be Jeffry N. Quinn, Solutia’s Chairman of the Board, President and Chief Executive Officer, and Paul J. Berra, III, Solutia’s Senior Vice President, Legal and Governmental Affairs and General Counsel. The shares of Solutia common stock represented by valid proxies that Solutia receives in time for the Solutia special meeting will be voted as specified in such proxies. Valid proxies include all proxies submitted electronically via the Internet and by telephone and all properly executed, written paper proxy cards received pursuant to this solicitation that are not later revoked. Executed but unvoted proxy cards will be voted in accordance with the recommendations of the Solutia board of directors.

Q:	How do I vote if my shares of Solutia common stock are held in “street name” by a broker, bank or other nominee?

A:	If you hold your shares of Solutia common stock in “street name,” you have the right to direct your broker, bank or other nominee how to vote the shares. You should complete a voting instruction card provided to you by your broker, bank or other nominee or provide your voting instructions electronically via the Internet or by telephone, if made available by your broker, bank or other nominee. If you wish to vote in person at the meeting, you must first obtain from the holder of record a proxy issued in your name.

Q:	If my shares of Solutia common stock are held in “street name,” will my broker, bank or other nominee vote my shares for me?

A:	If you hold your shares of Solutia common stock in “street name” and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on the proposals described above because your broker, bank or other nominee does not have discretionary authority to vote on these proposals. You should follow the directions your broker, bank or other nominee provides. Shares of Solutia common stock that are not voted because you do not properly instruct your broker, bank or other nominee will have the effect of a vote against Proposal 1. Shares of Solutia common stock that are not voted because you do not properly instruct your broker, bank or other nominee will have no effect on the outcome of Proposal 2 or 3.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the Solutia special meeting. If you are a holder of record you can do so by:

•	filing a written notice of revocation with Solutia’s Corporate Secretary, 575 Maryville Centre Drive, St. Louis, Missouri 63141;

•	submitting a new proxy electronically via the Internet or by telephone at a later date (in which case only the last proxy is counted);

•	submitting a new written proxy card before the Solutia special meeting (in which case only the last proxy card received is counted); or

•	attending the Solutia special meeting and voting in person. Attendance at the Solutia special meeting will not in and of itself constitute a revocation of a proxy.

If you hold shares of Solutia common stock registered in the name of a broker, bank or other nominee, you may change your vote only by submitting new voting instructions to your broker, bank or other nominee. If the Solutia special meeting is postponed or adjourned, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Q:	What if I do not vote?

A:	If you fail to respond with a vote on Proposal 1, or if you respond and indicate that you are abstaining from voting on such proposal, it will have the same effect as a vote against Proposal 1. If you fail to respond with a vote on Proposal 2 or 3, or if you respond and indicate that you are abstaining from voting on Proposal 2 or 3, it will have no effect on the outcome of Proposal 2 or 3.

Q:	What if I receive more than one proxy card?

A:	If you receive more than one proxy card, your shares of Solutia common stock are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each appropriate proxy card to ensure that all your shares are voted.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating the appropriate proxy card or voting instruction card and returning in the enclosed postage-paid envelope, or, if available, by submitting your voting instruction electronically via the Internet or by telephone, as soon as possible so that your shares of Solutia common stock may be represented and voted at the Solutia special meeting. In addition, you may also vote your shares in person at the Solutia special meeting. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed, or will provide, instructions for directing your broker, bank or other nominee how to vote those shares.

Q:	Should I send in my stock certificates (or evidence of shares in book-entry form) with my proxy card?

A:	No. Please do NOT send your Solutia stock certificates (or evidence of shares in book-entry form) with your proxy card.

Q:	Who can help answer my questions?

A:	If you have any questions about the Solutia special meeting, the matters to be voted upon, including the merger, or questions about how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact MacKenzie Partners at proxy@mackenziepartners.com (e-mail), call toll-free: (800) 322-2885 or call collect: (212) 929-5500.

SUMMARY

This summary highlights selected information described in more detail elsewhere in this proxy statement/prospectus and the documents incorporated herein by reference and may not contain all of the information that is important to you. To understand the merger and the other matters to be voted on by Solutia stockholders at the Solutia special meeting more fully, and to obtain a more complete description of the terms of the merger agreement, you should carefully read this entire proxy statement/prospectus, including the Annexes, and the documents to which Eastman and Solutia refer you. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 177. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Eastman Chemical Company (See page 32)

Eastman Chemical Company

200 South Wilcox Drive

Kingsport, Tennessee 37662

(423) 229-2000

Eastman Chemical Company is a global chemical company which manufactures and sells a broad portfolio of chemicals, plastics, and fibers. Eastman began business in 1920 for the purpose of producing chemicals for Eastman Kodak Company’s photographic business and became a public company, incorporated in Delaware, on December 31, 1993. Eastman has 19 manufacturing sites in 10 countries and equity interests in joint ventures that supply chemicals, plastics, and fibers products to customers throughout the world. Eastman’s headquarters and largest manufacturing site are located in Kingsport, Tennessee.

Additional information about Eastman is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 177.

Merger Sub

Eagle Merger Sub Corporation

c/o Eastman Chemical Company

200 South Wilcox Drive

Kingsport, Tennessee 37662

(423) 229-2000

Eagle Merger Sub Corporation, a Delaware corporation, is a wholly owned subsidiary of Eastman. Merger Sub was formed by Eastman solely to complete the merger. Merger Sub has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the merger agreement. In the merger, Merger Sub will merge with and into Solutia, and Merger Sub will cease to exist.

Solutia Inc. (See page 33)

Solutia Inc.

575 Maryville Centre Drive

St. Louis, Missouri 63141

(314) 674-1000

Solutia Inc. is a global manufacturer of performance materials and specialty chemicals used in a broad range of consumer and industrial applications including interlayers and aftermarket film for automotive and architectural glass; chemicals that promote safety and durability in tires; and encapsulants, coatings and specialty chemicals used in a variety of electronic, industrial and energy solutions. To serve its customers, Solutia utilizes a global infrastructure consisting of 26 manufacturing facilities, six technical centers and approximately 30 sales offices globally, collectively staffed by approximately 3,400 employees located in the United States, Europe, Latin America and Asia Pacific.

Additional information about Solutia and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 177.

The Merger

The boards of directors of Solutia and Eastman have each approved a merger agreement, entered into on January 26, 2012, providing for Solutia to be acquired by Eastman. At the Solutia special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Solutia would be acquired through a merger with a wholly owned subsidiary of Eastman.

The effect of the merger will be that Solutia will be acquired by Eastman and shares of Solutia common stock will no longer be publicly traded.

Solutia stockholders are receiving this proxy statement/prospectus in connection with Solutia’s solicitation of proxies for its special meeting of stockholders.

The Merger Agreement (See page 143)

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. Eastman and Solutia encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Merger Consideration (See page 144)

At the effective time of the merger, each share of Solutia common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Solutia as treasury stock and shares held by holders properly exercising appraisal rights under the DGCL) will be cancelled and converted automatically into the right to receive, in accordance with the terms of the merger agreement, (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock. Eastman expects that it may issue up to 15,770,889 shares of Eastman common stock in the merger.

Merger Consideration Value (See page 61)

Based on the closing price of Eastman common stock on the New York Stock Exchange on January 26, 2012, the last trading day prior to the public announcement of the merger, the merger consideration represented approximately $27.65 in value for each share of Solutia common stock. Based on the closing price of Eastman common stock on the New York Stock Exchange on                              , 2012, the latest practicable date before the date of this proxy statement/prospectus, the merger consideration represented approximately $                     in value for each share of Solutia common stock. Eastman will not issue any fractional shares of Eastman common stock in the merger. Holders of Solutia common stock who would otherwise be entitled to a fractional share of Eastman common stock will receive a cash payment in lieu of fractional shares.

The Solutia Board of Directors’ Reasons for the Merger (See page 89)

In the course of reaching its decision to approve the merger agreement, the Solutia board of directors considered a number of factors in its deliberations. Those factors are described in “The Merger—Recommendation of the Solutia Board of Directors and Solutia’s Reasons for the Merger” beginning on page 89.

Opinions of Solutia’s Financial Advisors (See page 95)

At the January 26, 2012 meeting of the Solutia board of directors, Deutsche Bank Securities Inc., or “Deutsche Bank,” in its capacity as financial advisor to Solutia, delivered its oral opinion to the Solutia board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration of (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock per share to be received in the merger by holders of Solutia common stock (other than in respect of shares owned by Solutia as treasury stock and shares held by Solutia stockholders properly exercising appraisal rights under the DGCL) was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated January 26, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement/prospectus as Annex B and is incorporated herein by reference. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Solutia board of directors in connection with and for purposes of its evaluation of the merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Solutia common stock should vote with respect to the merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, of the consideration to be paid in respect of each share of Solutia common stock and does not address any other aspect of the merger or the merger agreement. Deutsche Bank expressed no opinion as to the underlying business decision of Solutia to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies.

At the January 26, 2012 meeting of the Solutia board of directors, Moelis & Company LLC, or “Moelis,” in its capacity as financial advisor to Solutia, delivered its oral opinion to the Solutia board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of the date of such opinion, and based upon and subject to the conditions and limitations set forth in Moelis’ written opinion, the merger consideration of (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock per share to be received in the merger by holders of Solutia common stock was fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion, dated January 26, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included in this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference. Moelis’ opinion was addressed to, and for the use and benefit of, the Solutia board of directors in connection with and for purposes of its evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration pursuant to the merger agreement to the holders of Solutia common stock as of the date of the opinion and does not address Solutia’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to Solutia. Moelis’ opinion does not constitute a recommendation to any stockholder of Solutia as to how such stockholder should vote with respect to the merger or any other matter.

Opinion of the Solutia Board of Directors’ Financial Advisor (See page 108)

On January 26, 2012, Perella Weinberg Partners LP, or “Perella Weinberg,” in its capacity as financial advisor to the Solutia board of directors, rendered its opinion to the Solutia board of directors to the effect that, as of such date, and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the merger consideration of (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock per share to be received in the merger by holders of Solutia common stock (other than in respect of shares owned by Solutia as treasury stock and shares held by Solutia stockholders properly exercising appraisal rights under the DGCL) was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated January 26, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is included in this proxy statement/prospectus as Annex D. The opinion does not address the underlying business decision of Solutia to enter into the merger agreement or the relative merits of the merger as compared with any other strategic alternative which may be available to Solutia. The opinion was not intended to be and does not constitute a recommendation to any holder of Solutia common stock as to how such holder should act with respect to the proposed merger or any other matter. Perella Weinberg provided its opinion only for the information and assistance of the Solutia board of directors in its capacity as such and in connection with, and for the purposes of its evaluation of, the merger.

Treatment of Solutia Stock Options and Other Equity-Based Awards (See page 145)

Treatment of Solutia Stock Options

At the effective time of the merger, each outstanding option to acquire shares of Solutia common stock issued under any Solutia Equity Plan, whether or not then vested or exercisable, will be cancelled and terminated in exchange for the right to receive, in cash, the amount by which the cash value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two days prior to the merger) exceeds the exercise price for such option.

Treatment of Solutia Restricted Stock

At the effective time of the merger, restrictions on any restricted shares of Solutia common stock issued under any Solutia Equity Plan will lapse and such shares will be fully vested, and the holder thereof will be entitled to receive, for each such restricted share of Solutia common stock, the merger consideration.

Treatment of Solutia Restricted Stock Unit Awards

At the effective time of the merger, each restricted stock unit issued under any Solutia Equity Plan will be converted into a vested right to receive, in cash, the value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two days prior to the merger).

Treatment of Solutia Performance Share Awards and Performance Share Unit Awards

At the effective time of the merger, restrictions on any performance share award or performance share unit award granted under any Solutia Equity Plan will lapse and such performance share award or performance share unit award will become vested based on no greater than the performance results for the applicable performance period according to the relevant award provisions, and the holder thereof will be entitled to receive, in the case of each performance share award in the form of restricted stock, the merger consideration and, in the case of each performance share unit award in the form of restricted stock units, the cash value of the merger consideration

(using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two trading days prior to the merger).

Treatment of Solutia Warrants (See page 145)

At the effective time of the merger, each warrant issued under the Warrant Agreement, dated February 28, 2008, between Solutia and the warrant agent named therein, whether or not then vested or exercisable, will be converted into a warrant to acquire, upon exercise, on substantially the same terms and conditions as were applicable to such warrant immediately prior to the effective time of the merger, the merger consideration.

Treatment of Rights under Solutia Rights Agreement (page 71)

Solutia’s Rights Agreement, dated as of July 27, 2009, between Solutia and the rights agent named therein, as amended (the “Solutia Rights Agreement”), provides that it, and the rights issued thereunder, will terminate immediately prior to the effective time of the merger. As a result, no consideration will be paid, or is payable, to holders of any such rights.

Interests of Solutia Directors and Executive Officers in the Merger (See page 123)

You should be aware that Solutia’s executive officers and directors have economic interests in the merger that are different from, or in addition to, those of Solutia stockholders generally. These interests include, but are not limited to: the treatment of equity awards held by Solutia’s executive officers and directors (including the acceleration and payment with respect to unvested stock options, restricted stock, restricted stock units and performance share awards), the potential acceleration of the prorated annual incentives to Solutia’s executive officers at the target level for the year in which the merger is completed, the potential acceleration of supplemental retirement benefits, the potential acceleration with respect to the prorated vesting for Solutia’s named executive officers and full vesting for all of Solutia’s other executive officers of the phantom stock units granted for the year in which the merger is completed, the potential payment of severance and other benefits to Solutia’s executive officers, the potential payment of tax gross-ups to certain of Solutia’s executive officers and the continuation of certain rights to indemnification and of coverage under directors’ and officers’ liability insurance policies following the completion of the merger. The Solutia board of directors was aware of and considered those interests, among other matters, in reaching its decision to approve and adopt the merger agreement and recommend that Solutia stockholders adopt the merger agreement.

Conditions to the Completion of the Merger (See page 146)

Eastman and Solutia currently expect to complete the merger in mid-2012, subject to receipt of required stockholder and regulatory approvals and the satisfaction or waiver of the other conditions to the merger. As more fully described in this proxy statement/prospectus and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

•	the adoption by the Solutia stockholders of the merger agreement;

•	the authorization of the shares of Eastman common stock to be issued in the merger for listing on the New York Stock Exchange;

•	the expiration or termination of the applicable waiting period under the HSR Act and the clearance of the merger under certain applicable foreign antitrust or competition laws;

•	the effectiveness of the registration statement (of which this proxy statement/prospectus is a part) relating to the issuance of the shares of Eastman common stock to be issued in the merger; and

•	the absence of any legal injunction, restraint, or prohibition on the completion of the merger.

The obligation of Eastman and Merger Sub to complete the merger is subject to the following additional conditions:

•

the accuracy of the representations and warranties of Solutia, subject to certain materiality standards as described under “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 146, and the receipt of a certificate signed on behalf of Solutia by its Chief Executive Officer or Chief Financial Officer to that effect;

•

the performance by Solutia in all material respects of its obligations under the merger agreement and receipt of a certificate signed on behalf of Solutia by its Chief Executive Officer or Chief Financial Officer to that effect; and

•	the absence of a material adverse effect on Solutia.

The obligation of Solutia to complete the merger is subject to the following additional conditions:

•

the accuracy of the representations and warranties of Eastman and Merger Sub, subject to certain materiality standards as described under “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 146, and the receipt of a certificate signed on behalf of Eastman and Merger Sub by the Chief Executive Officer or Chief Financial Officer of Eastman to that effect;

•

the performance by Eastman and Merger Sub in all material respects of their obligations under the merger agreement and receipt of a certificate signed on behalf of Eastman and Merger Sub by the Chief Executive Officer or Chief Financial Officer of Eastman to that effect; and

•	the absence of a material adverse effect on Eastman.

Regulatory Approvals Required to Complete the Merger (See page 152)

Eastman and Solutia have agreed to cooperate and use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. For an acquisition transaction meeting certain size thresholds, such as the merger, the HSR Act requires the parties to file notification and report forms with the Antitrust Division of the United States Department of Justice, or the “DOJ,” and the Federal Trade Commission, or the “FTC,” and to observe specified waiting period requirements before completing the merger. Eastman and Solutia have filed the required notifications with the Antitrust Division of the DOJ and the FTC. The waiting period under the HSR Act expired on March 28, 2012.

In addition, under the antitrust or competition laws of the European Union, China, South Korea, and the Ukraine, Eastman and Solutia cannot complete the merger until they file certain required notifications and report forms with the relevant antitrust or competition governmental entities and, where applicable, receive clearance (including the passage of applicable waiting periods) from such governmental entities to complete the merger. South Korea, China and the Ukraine cleared the merger on March 23, 2012, April 16, 2012 and April 25, 2012, respectively. On April 16, 2012, the European Commission accepted the parties’ filing as complete, triggering a 25-business day “Phase One” waiting period.

Financing (See page 71)

Eastman’s obligation to complete the merger is not conditioned upon its obtaining financing to pay the cash portion of the merger consideration. In connection with the merger, Eastman has entered into financing arrangements, consisting of a Term Loan Agreement and a Bridge Loan Agreement (each as defined herein), which together provide for commitments in an aggregate amount of $3.5 billion, the proceeds of one or both of which Eastman expects to use to fund, in part, the cash portion of the merger consideration and to pay a portion of the fees and expenses related to the merger, which may include the repayment of outstanding borrowings of Solutia.

Termination of the Merger Agreement (See page 152)

Eastman and Solutia may terminate the merger agreement at any time before the effective time of the merger, whether before or after Solutia stockholders have voted in favor of adoption of the merger agreement, by mutual written consent of Eastman and Solutia duly authorized by each of their respective boards of directors.

In addition, either Eastman or Solutia may terminate the merger agreement at any time before the effective time of the merger by written notice to the other party:

•

whether before or after Solutia stockholders have voted in favor of adoption of the merger agreement, if the merger has not been completed on or before October 1, 2012; provided, however, that if all of the conditions to closing have been satisfied or are then capable of being satisfied (other than those that are satisfied by having obtained the required antitrust clearances or there being no effective injunctions preventing the completion of the transactions contemplated in the merger agreement), such termination date may be extended by Eastman or Solutia from time to time by written notice to the other party up to a date not beyond October 31, 2012 (however, such right to terminate the merger agreement will not be available to any party whose breach of any covenant or agreement in the merger agreement has been the primary cause that resulted in the failure to complete the merger by such date);

•

if the merger agreement has been submitted to Solutia stockholders for adoption at a duly convened stockholders meeting and such stockholders have not adopted the merger agreement upon a vote taken thereof;

•

if any governmental entity of competent jurisdiction enacts or issues any final and non-appealable law or order or takes any final and non-appealable action enjoining or otherwise prohibiting completion of the merger; provided that the right to terminate the merger agreement in accordance with the foregoing will not be available to any party who failed to comply with its obligations to use its reasonable best efforts to cause the transactions contemplated by the merger agreement to be completed; or

•

if there is a material breach by the non-terminating party of any of its representations, warranties, covenants, or agreements contained in the merger agreement that has not been cured by such party within the earlier of the termination date as described above and twenty business days after such party’s receipt of written notice of such breach from the other party but only so long as the other party is not in material breach of its representations, warranties, covenants or agreements contained in the merger agreement.

In addition, at any time before the effective time of the merger (1) Eastman may terminate the merger agreement by written notice to Solutia if, prior to adoption by the Solutia stockholders of the merger agreement at a duly convened stockholders meeting, the Solutia board of directors or any committee thereof makes a change of recommendation that Solutia stockholders vote in favor of the adoption of the merger agreement, and (2) Solutia may terminate the merger agreement by written notice to Eastman at any time prior to adoption by Solutia stockholders of the merger agreement at a duly convened stockholders meeting, in order to approve, adopt, recommend, accept, or enter into an acquisition agreement relating to a superior proposal, subject to payment by Solutia to Eastman of a termination fee of $102 million.

Restrictions on Alternative Transactions (See page 148)

The merger agreement contains detailed provisions prohibiting Solutia from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, Solutia has agreed that, from the time of the execution of the merger agreement until the completion of the merger or the termination of the merger agreement, it will not, will not authorize or permit any of its subsidiaries and their respective officers, directors, or employees, and will use its reasonable best efforts to cause its investment banks, attorneys or other advisors or representatives not to:

•

initiate, solicit or knowingly encourage the submission of, or (other than informing persons of the “non-solicitation” provision), participate or engage in any negotiations or discussions with respect to, any acquisition proposal (as defined in the merger agreement);

•

disclose or furnish any nonpublic information or data to any person concerning Solutia in connection with any acquisition proposal or afford any person access to the properties, books or records of Solutia or its subsidiaries in connection with any acquisition proposal except as required by law, pursuant to a request by any governmental entity or if the Solutia board of directors determines in good faith, after consultation with its financial advisors and outside counsel that such acquisition proposal is or would reasonably be expected to lead to a superior proposal; or

•	enter into or execute, or propose to enter into or execute, any acquisition agreement.

Notwithstanding these restrictions, Solutia and its subsidiaries, officers, directors, employees, investment banks, attorneys and other advisors or representatives will be permitted under certain circumstances, prior to the receipt of the Solutia stockholder approval of the proposal to adopt the merger agreement, to furnish non-public information with respect to Solutia and its subsidiaries to a person making an acquisition proposal that did not otherwise result from a breach of the foregoing “no solicitation” provisions and participate in discussions and negotiations including making counter proposals with respect to such acquisition proposal received by Solutia if the Solutia board of directors (or a duly authorized committee thereof) determines in good faith (after consultation with financial advisors and outside legal counsel) that such proposal is or could reasonably be expected to lead to a superior proposal.

Further, the Solutia board of directors may, at any time after the date of the merger agreement and prior to the adoption of the merger agreement by Solutia stockholders, solely in response to a superior proposal that did not result from a breach of the non-solicitation covenants of the merger agreement, effect a change of recommendation and terminate the merger agreement and concurrently approve, adopt, recommend, accept or enter into an acquisition agreement related to a superior proposal if and to the extent that the Solutia board of directors (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, that failing to take any such action would be reasonably likely to be inconsistent with the directors’ obligations under applicable law, and if certain other conditions which are described elsewhere in this proxy statement/prospectus are satisfied. In such an event, Solutia may be required to pay Eastman a termination fee of $102 million.

Further, at any time after the date of the merger agreement and prior to the adoption of the merger agreement by Solutia stockholders, in contexts not involving an acquisition proposal, the Solutia board of directors may effect a change of its recommendation in favor of adoption of the merger agreement if the Solutia board of directors (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ obligations under applicable law. In such an event, Solutia may be required to pay Eastman a termination fee of $102 million.

Expenses and Termination Fee Relating to the Merger (See page 153)

Generally, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring those expenses. Eastman will pay the filing fees in connection with all filings pursuant to the HSR Act.

Following termination of the merger agreement under specified circumstances, Solutia may be required to pay Eastman a termination fee of $102 million.

Accounting Treatment of the Merger (See page 137)

The merger will be accounted for by Eastman as a business combination under the acquisition method of accounting.

Material U.S. Federal Income Tax Consequences (See page 137)

The exchange of the merger consideration for Solutia common stock in the merger will be a taxable transaction under the Code and may also be taxable under state, local and non-U.S. income and other tax laws. Please carefully review the information under “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 137 for a description of the material U.S. federal income tax consequences of the merger and of owning Eastman common stock received in the merger to U.S. holders and non-U.S. holders. The tax consequences to you will depend on your situation. We urge you to consult your tax advisors as to the specific tax consequences to you of the merger and your receipt of the merger consideration, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Legal Proceedings Related to the Merger (See page 136)

Since the announcement on January 27, 2012 of the execution of the merger agreement, Solutia, Eastman, Merger Sub and the members of the Solutia board of directors have been named as defendants in several putative class action complaints challenging the proposed merger. The lawsuits generally allege, among other things, that the merger fails to properly value Solutia, that the individual defendants breached their fiduciary duties in approving the merger agreement and that those breaches were aided and abetted by Eastman. The lawsuits seek, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed–upon terms, monetary relief and attorneys’ fees and costs. On May 3, 2012, Solutia, Eastman, Merger Sub and the members of the Solutia board of directors entered into a memorandum of understanding with certain of the plaintiffs to provide for the settlement of all claims brought in the putative class action lawsuits.

Comparison of the Rights of Holders of Eastman Common Stock and Solutia Common Stock (See page 164)

As a result of the completion of the merger, holders of Solutia common stock, restricted shares of Solutia common stock, and certain performance share awards will become holders of Eastman common stock, and holders of warrants to acquire Solutia common stock will become holders of warrants to acquire the merger consideration, which includes Eastman common stock. Each of Eastman and Solutia is a Delaware corporation governed by the DGCL, but the rights of Eastman stockholders currently are, and from and after the merger will be, governed by the Eastman Charter and the Eastman Bylaws, while the rights of Solutia stockholders are currently governed by the Solutia Charter and the Solutia Bylaws. This proxy statement/prospectus includes summaries of the material differences between the rights of Solutia stockholders and Eastman stockholders arising because of difference in the charters and bylaws of the two companies.

Appraisal Rights in Connection with the Merger (See page 132)

Pursuant to Section 262 of the DGCL, holders of Solutia common stock who do not vote in favor of adoption of the merger agreement and who comply with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of Solutia common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of your shares of Solutia common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the merger consideration per share that you are otherwise entitled to receive under the terms of the merger agreement. Holders of Solutia common stock who wish to preserve any appraisal rights they may have must so advise Solutia by submitting a demand for appraisal in the form described in this proxy statement/prospectus prior to the vote to adopt the merger agreement, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Solutia common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Solutia stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solutia Special Meeting (See page 62)

The Solutia special meeting will be held at 10:00 a.m., local time, on                     , 2012, at         .

Holders of record of Solutia common stock at the close of business on the record date will be entitled to notice of and to vote at the Solutia special meeting with regard to Proposals 1–3. On the record date there were 122,837,608 shares of Solutia common stock outstanding and entitled to vote at the Solutia special meeting, held by approximately 3,334 holders of record. Each share of Solutia common stock issued and outstanding on the record date is entitled to one vote on each proposal to be voted upon at the Solutia special meeting.

As of the record date, Solutia’s directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 1,073,375 shares of Solutia common stock, or approximately 0.8% of the outstanding shares of Solutia common stock. Solutia currently expects that its directors and executive officers will vote their shares “FOR” Proposals 1, 2 and 3, but none of Solutia’s directors or executive officers have entered into any agreement obligating them to do so.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

Summary Historical Consolidated Financial Data of Eastman

The following table presents summary historical consolidated financial data for Eastman as of and for the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007 and as of March 31, 2012 and for the three months ended March 31, 2012 and 2011. The information should be read in conjunction with Eastman’s consolidated financial statements and the related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in its current report on Form 8-K filed on May 16, 2012 and its quarterly report on Form 10-Q for the three months ended March 31, 2012 which are incorporated by reference into this proxy statement/prospectus. During 2012, Eastman elected to change its method of accounting for actuarial gains and losses for its pension and other postretirement benefit plans as described in Note 2, “Accounting Methodology Change for Pension and Other Postretirement Benefit Plans” to the Company’s consolidated financial statements in its current report on Form 8-K filed on May 16, 2012. The new method has been retrospectively applied to the financial results for all periods presented. The information as of December 31, 2009, 2008 and 2007 and for the fiscal years ended December 31, 2008 and 2007 should be read in conjunction with Eastman’s consolidated financial statements and related notes thereto, which do not give effect to the change in accounting for pension and other postretirement obligations, which have previously been filed with, and are available from, the SEC but which are not incorporated by reference into this proxy statement/prospectus.

(Dollars in millions, except per share amounts)
Operating Data	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)		(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Sales	$1,821	$1,758	$7,178	$5,842	$4,396	$5,936	$5,513
Operating earnings (1)	1,390	1,300	937	844	276	221	808

Earnings from continuing operations (2)	159	201	606	416	111	140	514
Earnings (loss) from discontinued operations (3)	—	9	9	9	(22)	(37)	(113)
Gain (loss) from disposal of discontinued operations (3)	(1)	30	31	—	—	18	(11)

Net earnings	$158	$240	$646	$425	$89	$121	$390

Basic earnings per share
Earnings from continuing operations	$1.15	$1.42	$4.34	$2.88	$0.77	$0.93	$3.10
Earnings (loss) from discontinued operations (3)	—	0.28	0.29	0.07	(0.16)	(0.13)	(0.75)

Net earnings	$1.15	$1.70	$4.63	$2.95	$0.61	$0.80	$2.35

Diluted earnings per share
Earnings from continuing operations	$1.13	$1.39	$4.24	$2.81	$0.76	$0.92	$3.06
Earnings (loss) from discontinued operations (3)	(0.01)	0.27	0.28	0.07	(0.15)	(0.12)	(0.74)

Net earnings	$1.12	$1.66	$4.52	$2.88	$0.61	$0.80	$2.32

Statement of Financial Position Data
Current assets	$2,264		$2,302	$2,047	$1,735	$1,423	$2,293
Net properties	3,136		3,107	3,219	3,110	3,198	2,846
Total assets	6,191		6,184	5,986	5,515	5,281	6,009
Current liabilities	997		1,114	1,070	800	832	1,122
Long-term borrowings	1,444		1,445	1,598	1,604	1,442	1,535
Total liabilities	4,166		4,314	4,359	4,002	3,728	3,927
Total stockholders’ equity	2,025		1,870	1,627	1,513	1,553	2,082
Dividends declared per share	$0.260	$0.235	$0.990	$0.895	$0.880	$0.880	$0.880

(1)	Operating earnings for 2009 included an asset impairment charge of $179 million primarily for a discontinued Beaumont, Texas, industrial gasification project.

(2)	Earnings from continuing operations for 2010 included a charge of $115 million before tax for the early repayment of debt.
(3)	In first quarter 2011, Eastman completed the sale of the polyethylene terephthalate (“PET”) business, related assets at the Columbia, South Carolina site, and technology of its Performance Polymers segment. Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations in accordance with accounting principles generally accepted in the United States (“GAAP”).

Summary Historical Consolidated Financial Data of Solutia

The following table presents summary historical consolidated financial data for Solutia as of and for the twelve months ended December 31, 2011, 2010 and 2009, as of and for the ten months ended December 31, 2008, as of and for the two months ended February 29, 2008, as of and for the twelve months ended December 31, 2007 and as of and for the three months ended March 31, 2012 and 2011. The information should be read in conjunction with Solutia’s consolidated financial statements and the related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” set forth in its annual report on Form 10-K for the fiscal year ended December 31, 2011 and its quarterly report on Form 10-Q for the three months ended March 31, 2012, which are incorporated by reference into this proxy statement/prospectus. The information as of December 31, 2009 and 2008, February 29, 2008 and December 31, 2007 and for the ten months ended December 31, 2008, the two months ended February 29, 2008 and the twelve months ended December 31, 2007 should be read in conjunction with Solutia’s consolidated financial statements and related notes thereto, which have previously been filed with, and are available from, the SEC but which are not incorporated by reference into this proxy statement/prospectus.

			Successor (1)				Predecessor (1)
(Dollars and shares in millions, except per share amounts)	Three Months Ended March 31,		Twelve Months Ended December 31,			Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,
	2012	2011	2011	2010	2009	2008	2008	2007
	(unaudited)		(audited)				(audited)
Net sales	$498	$509	$2,097	$1,950	$1,618	$1,705	$321	$1,612
Gross profit	$158	$162	$634	$608	$477	$364	$92	$372
As percent of net sales	32%	32%	30%	31%	29%	21%	29%	23%
Operating income (2)	$76	$105	$404	$331	$242	$118	$48	$129
As percent of net sales	15%	21%	19%	17%	15%	7%	15%	8%
Income (loss) from continuing operations before taxes	$53	$74	$297	$122	$83	$1	$1,463	$(263)
Income (loss) from continuing operations (3)	$54	$66	$267	$91	$66	$(14)	$1,249	$(277)
Income (loss) from discontinued operations, net of tax	$—	$—	$—	$(9)	$(175)	$(649)	$205	$72
Net income attributable to noncontrolling interest	$1	$1	$5	$4	$4	$5	$—	$3
Net income (loss) attributable to Solutia	$53	$65	$262	$78	$(113)	$(668)	$1,454	$(208)

			Successor (1)				Predecessor (1)
(Dollars and shares in millions, except per share amounts)	Three Months Ended March 31,		Twelve Months Ended December 31,			Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,
	2012	2011	2011	2010	2009	2008	2008	2007
	(unaudited)		(audited)				(audited)
Per Share Data:
Basic earnings (loss) per share from continuing operations attributable to Solutia (3)	$0.44	$0.54	$2.19	$0.73	$0.58	$(0.25)	$11.95	$(2.68)
Basic weighted average shares outstanding	121.2	119.4	119.8	118.9	106.5	74.7	104.5	104.5
Diluted earnings (loss) per share from continuing operations attributable to Solutia (3)	$0.43	$0.54	$2.16	$0.73	$0.58	$(0.25)	$11.95	$(2.68)
Diluted weighted average shares outstanding	122.6	121.2	121.3	120.0	106.7	74.7	104.5	104.5
Dividends declared per share	$—	$—	$0.0375	$—	$—	$—	$—	$—
Financial Position—Continuing Operations:
Total assets	$3,564		$3,525	$3,532	$3,236	$3,216	$3,629	$1,802
Liabilities not subject to compromise	$2,537		$2,573	$2,758	$2,604	$2,895	$3,306	$2,005
Liabilities subject to compromise	$—		$—	$—	$—	$—	$—	$1,922
Long-term debt (4)	$1,338		$1,337	$1,463	$1,264	$1,359	$1,796	$359
Equity (deficit)	$1,027		$927	$739	$600	$529	$1,043	$(1,589)
Other Data from Continuing Operations:
Working capital (5)	$424		$373	$388	$476	$307	$466	$(532)
Interest expense (6)	$23	$28	$101	$139	$121	$140	$21	$134
Income tax expense (7)	$(1)	$8	$30	$31	$17	$15	$214	$14
Depreciation and amortization	$30	$32	$125	$117	$107	$89	$11	$58
Cash used for property, plant and equipment purchases	$27	$17	$105	$66	$44	$82	$15	$99
Employees	3,420		3,400	3,300	3,400	3,700	3,700	3,700

(1)	Solutia’s emergence from bankruptcy resulted in its becoming a new reporting entity on March 1, 2008, which has a new capital structure, a new basis in the identifiable assets and liabilities and no retained earnings or accumulated losses. Accordingly, the financial data on or after March 1, 2008 (“Successor”) is not comparable to the financial data prior to this date (“Predecessor”).
(2)	Operating income includes net (gains) charges that affect comparability of ($20) million in 2011, $26 million in 2010, $32 million in 2009, $102 million in the ten months ended December 31, 2008, ($2) million in the two months ended February 29, 2008 and $41 million in 2007.
(3)	Income (loss) from continuing operations includes net (gains)/charges that affect comparability of ($19) million in 2011, or ($0.16) per share in 2011; $101 million, or $0.84 per share in 2010; $67 million, or $0.63 per share in 2009; $79 million, or $1.06 per share in the ten months ended December 31, 2008; ($1,233) million, or ($11.80) per share in the two months ended February 29, 2008; $326 million, or $3.12 per share in 2007; and $4 million, or $0.04 per share in 2006.
(4)	As of December 31, 2007, long-term debt excludes $659 million of debt classified as subject to compromise in accordance with ASC 852 Reorganizations, as a result of Solutia’s Chapter 11 bankruptcy filing in 2003.

(5)	Working capital is defined as total current assets less total current liabilities.
(6)	Interest expense includes the recognition of interest on allowed secured claims as approved by the Bankruptcy Court of $8 million in 2007. In addition, interest expense in all periods is affected by interest expense allocated to discontinued operations and in all periods prior to Solutia’s emergence from bankruptcy for unrecorded contractual interest expense on unsecured debt subject to compromise.
(7)	Income tax expense includes an increase (decrease) in valuation allowances of $(39) million in 2011, $19 million in 2010, $20 million in 2009, $2 million in the ten months ended December 31, 2008, $(252) million in the two months ended February 29, 2008 and $82 million in 2007.

Unaudited Summary Pro Forma Condensed Combined Financial Information

The following table presents unaudited summary pro forma combined financial information about Eastman’s consolidated balance sheet and statements of operations, after giving effect to the merger. The information under “Summary Pro Forma Condensed Combined Earnings Information” in the table below gives effect to the merger as if it had been completed on January 1, 2011. The information under “Summary Pro Forma Condensed Combined Financial Position Information” in the table below assumes the merger had been completed on March 31, 2012. This unaudited summary pro forma condensed combined financial information was prepared using the acquisition method of accounting with Eastman considered the acquirer of Solutia. Accordingly, the merger consideration has been allocated to assets and liabilities of Solutia based upon their estimated fair values as of the date of completion of the merger. Any amount of the merger consideration that is in excess of the estimated fair values of assets acquired and liabilities assumed in the merger will be recorded as goodwill in Eastman’s statement of financial position after the completion of the merger.

The unaudited summary pro forma condensed combined financial information has been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial statements (the “Statements”) appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the Statements. In addition, the Statements were based on and should be read in conjunction with the historical consolidated financial statements and related notes of each of Eastman and Solutia as of and for the applicable periods, which have been incorporated in this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 177 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 38.

The unaudited summary pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Eastman would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of Eastman’s future consolidated results of operations or consolidated financial position. The unaudited summary pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that Eastman management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the merger. The following includes adjustment for Eastman’s change in accounting for pension and other postretirement benefit (“OPEB”) plans as discussed in footnote 2 to the unaudited pro forma condensed combined financial statements.

Summary Pro Forma Condensed Combined Earnings Information:

(Dollars in millions, except per share amounts)	Three Month Ended March 31, 2012	Year Ended December 31, 2011
Sales	$2,319	$9,275
Operating earnings	352	1,242
Earnings from continuing operations before nonrecurring items and income taxes	311	1,074
Earnings from continuing operations before nonrecurring items	$217	$748

(Dollars in millions, except per share amounts)	Three Month Ended March 31, 2012	Year Ended December 31, 2011

Basic earnings per share
Earnings from continuing operations before nonrecurring items(1)	$1.43	$4.84
Diluted earnings per share
Earnings from continuing operations before nonrecurring items(1)	$1.40	$4.74

Summary Pro Forma Condensed Combined Financial Position Information:
(Dollars in millions)	As of March 31, 2012
Total assets	$11,889
Long-term borrowings	4,824
Total stockholders’ equity	2,718

(1)	For a discussion of such nonrecurring items, see Note 4 of the notes to the accompanying Unaudited Pro Forma Condensed Combined Financial Statements.

Comparative Per Share Data

The following table shows, for the year ended December 31, 2011, and the three months ended March 31, 2012, historical and pro forma equivalent per share data for Solutia common stock and historical and pro forma combined per share data for Eastman common stock. The information in the table is derived from each of Solutia’s and Eastman’s respective historical consolidated financial statements incorporated by reference herein, as well as the unaudited pro forma condensed combined financial information included elsewhere herein.

The pro forma equivalent information shows the effect of the merger from the perspective of an owner of Solutia common stock. The information was computed by multiplying the pro forma combined income from continuing operations per share and Eastman’s historical cash dividends declared per share for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively, and pro forma combined book value per share as of March 31, 2012 by the exchange ratio of the stock portion of the merger consideration of 0.12 shares of Eastman common stock for each share of Solutia common stock. These computations exclude any potential benefit to Solutia stockholders from receiving any amount of cash as a component of the merger consideration.

The pro forma combined data below is presented for illustrative purposes only. The pro forma adjustments to the statement of earnings data are based on the assumption that the merger was completed on January 1, 2011, and the pro forma adjustments to the statement of financial position data are based on the assumption that the merger was completed on March 31, 2012.

Either company’s actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved or of the future results of Eastman after the completion of the merger.

You should read the information below together with the historical financial statements and related notes of each of Eastman and Solutia, which are incorporated by reference in this proxy statement/prospectus, and with the information under the heading “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 38.

	Solutia Common Stock		Eastman Common Stock
	Historical	Pro Forma Equivalent	Historical	Pro Forma Combined
Income from Continuing Operations Per Share
Basic
Year Ended December 31, 2011	$2.19	$0.58	$4.34	$4.84	(1)
Three Months Ended March 31, 2012	$0.44	$0.17	$1.15	$1.43
Diluted
Year Ended December 31, 2011	$2.16	$0.57	$4.24	$4.74	(1)
Three Months Ended March 31, 2012	$0.43	$0.17	$1.13	$1.40
Cash Dividends Declared Per Share
Year Ended December 31, 2011	$0.0375	$0.12	$0.990	$0.990
Three Months Ended March 31, 2012	$—	$0.03	$0.260	$0.260
Book Value Per Share
March 31, 2012	$8.29	$2.14	$14.69	$17.81

(1)	For a discussion of certain nonrecurring items excluded from pro forma combined income from continuing operations per share, see Note 4 of the notes to the accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements.

Comparative Market Value of Common Stock

Eastman common stock and Solutia common stock are listed for trading on the New York Stock Exchange under the symbols “EMN” and “SOA,” respectively. The following table shows the closing prices per share of Eastman common stock and Solutia common stock as reported on January 26, 2012, the final trading day prior to the public announcement of the merger, and on May    , 2012, the latest practicable date prior to the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration for each share of Solutia common stock, which was calculated by multiplying the closing price of Eastman common stock on the relevant date by the exchange ratio of the stock portion of the merger consideration of 0.12 shares of Eastman common stock for each share of Solutia common stock and adding the per share cash consideration of $22.00, without interest. These computations do not include any potential benefit to Solutia stockholders from receiving any amount of cash as a component of merger consideration.

	Closing Price of Eastman Common Stock		Closing Price of Solutia Common Stock		Implied Value of Merger Consideration
As of January 26, 2012		$47.12		$19.51		$27.65
As of May , 2012	$		$		$

The market price of Eastman common stock and Solutia common stock will fluctuate prior to the Solutia special meeting and before the merger is completed, which will affect the implied value of the merger consideration paid to Solutia stockholders. You should obtain current market quotations for the shares before making any decisions with respect to the merger.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31, you should carefully read and consider the following risk factors in evaluating the proposals to be voted on at the Solutia special meeting and in determining whether to vote for adoption of the merger agreement. If the merger agreement is adopted by Solutia stockholders and all of the other conditions to the completion of the merger are satisfied or waived, and the merger is completed, holders of Solutia common stock will become holders of Eastman common stock and will be subject to the risks and uncertainties of a holder thereof. Please also refer to the additional risk factors of each of Eastman and Solutia identified in the periodic reports and other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 177.

Risks Relating to the Merger

The parties may be unable to satisfy the conditions to the completion of the merger and the merger may not be completed.

Completion of the merger is conditioned on, among other things, the adoption of the merger agreement by Solutia stockholders, the expiration or termination of the applicable waiting period under the HSR Act and the clearance of the merger under certain applicable foreign antitrust or competition laws, the absence of any law or regulation that prohibits the completion of the merger, and the approval of the shares of Eastman common stock to be issued in the merger for listing on the New York Stock Exchange. Each party’s obligation to close the merger is also subject to the material accuracy of the representations and warranties of the other party in the merger agreement and the compliance in all material respects with covenants of the other party in the merger agreement and the absence of a material adverse effect (as defined in the merger agreement) on the other party.

Although Solutia and Eastman have agreed in the merger agreement to use reasonable best efforts to complete the merger as promptly as practicable, these and other conditions to the completion of the merger may fail to be satisfied. In addition, satisfying the conditions to and completion of the merger may take longer, and could cost more, than Solutia and Eastman expect.

Failure to complete the merger could negatively affect the stock price and the future business and financial results of Solutia.

Solutia and Eastman may not receive the necessary stockholder or regulatory approvals or satisfy the other conditions required for the completion of the merger. If the merger is not completed for any reason, Solutia will be subject to several risks, including the following:

•

Solutia may be required to pay significant transaction costs related to the merger, including under certain circumstances a termination fee of up to $102 million payable to Eastman, and many of Solutia’s costs relating to the merger (such as legal, accounting, and a portion of Solutia’s financial advisory fees) are payable by Solutia whether or not the merger is completed;

•

The current market price of Solutia common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of Solutia common stock;

•

There may be substantial disruption to Solutia’s business and a distraction of its management and employees from day-to-day operations, because matters related to the merger (including integration planning) may require substantial commitments of time and resources that could otherwise have been devoted to other opportunities that could have been beneficial; and

•	Solutia could not realize the benefits expected to result from the merger and Solutia would continue to face the risks that it currently faces as an independent company.

If the merger is not completed, the risks described above may materialize and materially adversely affect Solutia’s business, financial results, financial condition, and stock price.

Solutia is subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the pending merger on Solutia employees and customers may have an adverse effect on Solutia. These uncertainties may impair Solutia’s ability to attract, retain, and motivate key personnel until the merger is completed and could cause customers and others that deal with Solutia to defer decisions concerning Solutia, or to seek to change existing business relationships with Solutia. If key employees depart because of uncertainty about their future roles and the potential complexities of integration, Solutia’s business, or Eastman’s business following the merger, could be harmed.

In addition, the merger agreement restricts Solutia from making acquisitions or dispositions, making capital expenditures in excess of a specified amount, and taking other specified actions without the consent of Eastman until the merger occurs. These restrictions may prevent Solutia from pursuing attractive business opportunities or addressing other developments that may arise prior to the completion of the merger or from executing its business strategies.

The merger agreement limits Solutia’s ability to pursue alternatives to the merger and contains provisions that could affect the decisions of a third party considering making an alternative acquisition proposal to the merger.

The merger agreement prohibits Solutia from soliciting, initiating, or encouraging alternative merger or acquisition proposals from any third party. Under the terms of the merger agreement, Solutia will be required to pay to Eastman a termination fee of up to $102 million if the merger agreement is terminated under certain circumstances. This termination fee would be payable in certain circumstances involving Solutia accepting a different acquisition proposal or its board of directors recommending a different acquisition proposal to its stockholders prior to their vote. These provisions could affect the decision by a third party to make a competing acquisition proposal, including the structure, pricing, and terms proposed by a third party seeking to acquire or merge with Solutia.

There may be a long delay between the receipt of Solutia stockholder adoption of the merger agreement and the closing of the merger, during which time Solutia will lose the ability to consider and pursue alternative acquisition proposals that might otherwise be superior to the proposal in the merger agreement and more beneficial to Solutia stockholders.

Following the adoption of the merger agreement by the holders of Solutia common stock, the merger agreement prohibits Solutia from taking any actions to review, consider, or recommend any alternative acquisition proposals, including those that could be superior to the proposal in the merger agreement and more beneficial to Solutia stockholders. Given the potentially long delay between stockholder approval and satisfaction of all other conditions precedent to the completion of the merger, including the receipt of all required antitrust clearances, the time during which Solutia could be prevented from reviewing, considering, or recommending such proposals could be significant.

Because the market value of the Eastman common stock that Solutia stockholders will receive in the merger may fluctuate, Solutia stockholders cannot be sure of the market value of the Eastman common stock to be issued upon completion of the merger.

Solutia stockholders will receive a fixed number of shares of Eastman common stock in the merger as the stock portion of the merger consideration rather than a number of shares with a particular fixed market value. The market values of Eastman common stock and Solutia common stock at the time of the merger may vary significantly from their respective values on the date the merger agreement was executed, the date of this proxy statement/prospectus, or the date on which Solutia stockholders vote on the adoption of the merger agreement. Because this exchange ratio of the stock portion of the merger consideration will not be adjusted to reflect any changes in the market value of Eastman common stock or Solutia common stock, the market value of Eastman common stock issued in the merger and Solutia common stock surrendered in the merger may be higher or lower than the values of such shares on such earlier dates. Stock price changes may result from a variety of factors, including changes in businesses and operations, and other factors that are beyond the control of Eastman and Solutia, including changes in business prospects, regulatory considerations, and general and industry specific market and economic conditions.

Officers and directors of Solutia have certain interests in the merger that are different from, or in addition to, the interests of Solutia stockholders. These interests may be perceived to have affected their decision to support or approve the merger.

Solutia’s executive officers and directors have economic interests in the merger that may be different from, or in addition to, those of Solutia stockholders generally. These interests include, but are not limited to: the treatment of equity awards held by Solutia’s executive officers and directors (including the acceleration and payment with respect to unvested stock options, restricted stock, restricted stock units and performance share awards), the potential acceleration of the prorated annual incentives to Solutia’s executive officers at the target level for the year in which the merger is completed, the potential acceleration of supplemental retirement benefits, the potential acceleration with respect to the prorated vesting for Solutia’s named executive officers and full vesting for all of Solutia’s other executive officers of the phantom stock units granted for the year in which the merger is completed, the potential payment of severance and other benefits to Solutia’s executive officers, the potential payment of tax gross-ups to certain of Solutia’s executive officers, and the continuation of certain rights to indemnification and of coverage under directors’ and officers’ liability insurance policies following completion of the merger. The Solutia board of directors was aware of and considered those interests, among other matters, in reaching its decision to approve and adopt the merger agreement and recommend that Solutia stockholders adopt the merger agreement.

Eastman is required to obtain various U.S. and foreign regulatory consents, approvals and clearances to complete the merger, which consents, approvals and clearances may be subject to Eastman’s compliance with certain conditions.

Under the antitrust or competition laws of the United States, the European Union, China, South Korea, and the Ukraine, Eastman and Solutia cannot complete the merger until they file certain required notifications and report forms with the relevant antitrust or competition governmental entities and, where applicable, receive clearance (including the passage of applicable waiting periods) from such governmental entities to complete the merger. These required consents, approvals, and clearances may not be obtained. In deciding whether to grant antitrust or regulatory clearances, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of Eastman’s business after the completion of the merger. The merger agreement may require Eastman and Solutia to comply with conditions imposed by regulatory entities. Regulators may impose conditions, terms, obligations or restrictions and such conditions, terms, obligations or restrictions may have the effect of delaying completion of the merger, imposing additional material costs on or materially limiting the revenues of Eastman after the completion of the merger, or otherwise reducing the anticipated benefits to Eastman of the merger. In addition, such conditions, terms, obligations or restrictions may result in the delay or abandonment of the merger.

In the United States, completion of the merger requires that the parties file notification and report forms with the FTC and DOJ and observe specified waiting period requirements before completing the merger, and may require approvals by other governmental agencies as well. Eastman and Solutia have filed the required notifications with the Antitrust Division of the DOJ and the FTC. The waiting period under the HSR Act expired on March 28, 2012.

Outside of the United States, the parties have filed notification and reports forms in the European Union, China, South Korea, and the Ukraine. South Korea, China and the Ukraine cleared the merger on March 23, 2012, April 16, 2012 and April 25, 2012, respectively. On April 16, 2012, the European Commission accepted the parties’ filing as complete, triggering a 25-business day “Phase One” waiting period.

The merger may be completed on different terms from those contained in the merger agreement.

Prior to the completion of the merger, the parties may, under certain circumstances, amend or alter the terms of the merger agreement, including with respect to, among other things, the merger consideration to be received by Solutia stockholders, assets to be acquired, or any covenants or agreements with respect to the parties’ respective operations during the pendency thereof (certain of these changes, including those with respect to the merger consideration to be received by Solutia stockholders, may be made only prior to the requisite stockholder approval). Any such amendments or alterations may have negative consequences to Solutia stockholders including, among other things, reducing the cash available for Eastman’s or Solutia’s operations or to meet respective obligations or restricting or limiting assets or operations of either of Eastman or Solutia, any of which could also have a material adverse effect on such company’s business, financial condition, and results of operations.

The unaudited pro forma financial information in this proxy statement/prospectus may not necessarily reflect Eastman’s operating results and financial condition following the merger.

The unaudited pro forma financial information included in this proxy statement/prospectus is derived from Eastman’s and Solutia’s separate historical consolidated financial statements. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that Eastman and Solutia currently believe are reasonable, including certain assumptions with respect to the price of Eastman common stock, the value of the assets and liabilities of Solutia being acquired, and the expected amount of and expected interest rates on Eastman’s outstanding debt at the closing of the merger. These assumptions and estimates may not prove to be accurate, and this pro forma financial information does not necessarily reflect what Eastman’s results of operations and financial position would have been had the merger been completed if these assumptions were accurate, or occurred during the period presented, or what Eastman’s results of operations or financial position will be in the future.

Putative shareholder class action complaints have been filed against Eastman, Solutia and Solutia’s board of directors, as well as against Merger Sub, challenging the proposed merger, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the completion of the merger and result in substantial costs.

Since the announcement on January 27, 2012 of the signing of the merger agreement, Solutia, Eastman, Merger Sub and the members of the Solutia board of directors have been named as defendants in several putative class action complaints challenging the proposed merger. The lawsuits generally allege, among other things, that the proposed merger fails to properly value Solutia, that the individual defendants breached their fiduciary duties in approving the merger agreement and that those breaches were aided and abetted by Eastman. The lawsuits seek, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed–upon terms, monetary relief and attorneys’ fees and costs. For an update on the current status of the lawsuits, including information regarding the Memorandum of Understanding that was entered into by the parties to the Delaware actions on May 3, 2012, please see “The Merger—Litigation Related to the Merger” beginning on page 136.

One of the conditions to the closing of the merger is that no injunction preventing the completion of the merger and the other transactions contemplated by the merger agreement shall be in effect and that no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal the completion of the merger. Consequently, if the plaintiffs secure injunctive or other relief prohibiting, delaying, or otherwise adversely affecting the defendants’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all. If completion of the merger is prevented or delayed, it could result in substantial costs to Solutia and Eastman. In addition, Solutia and Eastman could incur significant costs in connection with the lawsuits, including costs associated with the indemnification of Solutia’s directors and officers.

Risks Relating to the Business and Operations of Eastman After the Merger

Eastman may not realize the expected benefits of the merger because of integration difficulties and other challenges.

The success of the merger will depend, in part, on Eastman’s ability to realize the anticipated revenue, cost, tax, and other synergies from integrating Solutia’s business with its existing business. The integration process may be complex, costly, and time-consuming. The difficulties of integrating the operations of Solutia’s business could include, among others:

•	failure to implement Eastman’s business plan for the combined business;

•	unanticipated issues in integrating logistics, information, communications, and other systems;

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with Eastman after the merger;

•	loss of key Solutia employees with knowledge of Solutia’s historical business and operations;

•	unanticipated changes in applicable laws and regulations;

•	negative impacts on Eastman’s internal control over financial reporting; and

•	other unanticipated issues, expenses, or liabilities that could impact, among other things, Eastman’s ability to realize any expected synergies on a timely basis, or at all.

Eastman may not accomplish the integration of Solutia’s business smoothly, successfully, or within the anticipated costs or time frame. The diversion of the attention of management from Eastman’s current operations to the integration effort and any difficulties encountered in combining operations could prevent Eastman from realizing the full benefits anticipated to result from the merger and could adversely affect its business. In addition, the integration efforts could divert the focus and resources of the management of Eastman and Solutia from other strategic opportunities and operational matters during the integration process.

Any delay in completing the merger may substantially reduce the benefits that Eastman expects to obtain from the merger.

In addition to obtaining the required governmental clearances and approvals, the merger is subject to a number of other conditions beyond the control of Eastman and Solutia that may prevent, delay, or otherwise materially adversely affect its completion. Eastman and Solutia cannot predict whether or when the conditions required to complete the merger will be satisfied. The requirements for obtaining the required clearances and approvals could delay the effective time of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may materially adversely affect the synergies and other benefits that Eastman expects to achieve if the merger and the integration of the companies’ respective businesses are completed within the expected timeframe.

Eastman will incur substantial additional indebtedness in connection with the merger.

In connection with entering into the merger agreement, on February 29, 2012, Eastman entered into a $1.2 billion five-year Term Loan Agreement and a $2.3 billion Bridge Loan Agreement with the lenders and other parties to those agreements. Eastman intends to use this financing from the Term Loan Agreement and, in certain circumstances, the Bridge Loan Agreement, to pay, in part, the cash portion of the merger consideration and a portion of the fees and expenses related to the merger, which may include the repayment of certain outstanding borrowings of Solutia. In addition, Eastman expects to offer new debt securities prior to or following the completion of the merger. The commitments of the lenders under the Bridge Loan Agreement will be reduced on a dollar-for-dollar basis by any proceeds Eastman receives from any offering of debt securities it may undertake.

As a result, Eastman will incur additional indebtedness that will be substantially greater than its indebtedness prior to the merger. This new indebtedness will increase the risks Eastman now faces with its current indebtedness.

Each of the Term Loan Agreement and the Bridge Loan Agreement contains certain customary representations, warranties and covenants. Each of the Term Loan Agreement and the Bridge Loan Agreement also contains a financial covenant that will require Eastman to comply with a leverage ratio specified in the applicable agreement. These operating restrictions and financial covenants may limit Eastman’s ability to finance future operations or capital needs or engage in other transactions that may be in the best interests of Eastman stockholders in the future.

As a result of the merger, Eastman’s goodwill, indefinite-lived intangible assets, and other intangible assets in its statement of financial position will increase. If its goodwill, indefinite-lived intangible assets, or other intangible assets become impaired in the future, Eastman would be required to record a significant, non-cash charge to earnings, which would also reduce its stockholders’ equity.

Under GAAP, goodwill and indefinite-lived intangible assets are reviewed for impairment on an annual basis (or more frequently if events or circumstances indicate that their carrying value may not be recoverable) and other intangible assets if events or circumstances indicate that their carrying value may not be recoverable. If Eastman’s goodwill, indefinite-lived intangible assets, or other intangible assets are determined to be impaired in the future, Eastman will be required to record a significant, non-cash charge to earnings during the period in which the impairment is determined.

The price of Eastman common stock may be affected by factors different from those affecting the price of Solutia common stock.

The businesses of Eastman and Solutia differ in many respects, including product offerings and relationships with customers and suppliers, and, accordingly, the results of operations of Eastman after the merger and the market price of shares of Eastman common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of Solutia. For a discussion of the businesses of Eastman and Solutia and of certain factors to consider in connection with their respective businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under the section “Where You Can Find More Information” beginning on page 177.

Solutia stockholders who become stockholders of Eastman will have their rights as stockholders governed by Eastman’s corporate governance documents.

As a result of the completion of the merger, holders of Solutia common stock, restricted shares of Solutia common stock and certain performance share awards will become holders of Eastman common stock, and holders of warrants to acquire Solutia common stock will become holders of warrants to acquire the merger consideration, which includes Eastman common stock, and their rights as Eastman stockholders will be governed by Eastman’s corporate governance documents, including the Eastman Charter and the Eastman Bylaws, and the DGCL. As a result, there will be material differences between the current rights of Solutia stockholders and the rights they can expect to have as Eastman stockholders. Please see “Comparison of Rights of Holders of Eastman Common Stock and Solutia Common Stock” beginning on page 164.

Solutia stockholders will have a reduced ownership and voting interest in Eastman after the merger and, as a result, will be able to exert less influence over management.

Following the merger, each Solutia stockholder will become a stockholder of Eastman with a percentage ownership of Eastman after the merger that is much smaller than the stockholder’s percentage ownership of Solutia. It is expected that the former stockholders of Solutia as a group will own approximately 10% of the outstanding shares of Eastman common stock immediately after the completion of the merger. Because of this, Solutia stockholders will have substantially less influence on the management and policies of Eastman after the merger than they now have with respect to the management and policies of Solutia.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

A number of the statements made or incorporated by reference in this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are all statements, other than statements of historical fact. In some cases, forward-looking statements can be identified by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. These statements include statements regarding the intent, belief or current expectations of each of Eastman and Solutia and their respective subsidiaries, their directors and their officers with respect to, among other things, future events, including the merger, the respective financial results and financial trends expected to impact each of Eastman and Solutia prior to the completion of the merger, or if the merger is not completed, and expected to impact Eastman thereafter, assuming the merger is completed.

Forward-looking statements are based upon certain underlying assumptions, including any assumptions mentioned with the specific statements, as of the date such statements were made. Such assumptions are in turn based upon internal estimates and analyses of market conditions and trends, management plans and strategies, economic conditions and other factors. Forward-looking statements and the assumptions underlying them are necessarily subject to risks and uncertainties inherent in projecting future conditions and results. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those set forth under “Risk Factors” beginning on page 25, and those set forth under “Risk Factors” or any similar heading in the documents incorporated by reference herein.

Eastman and Solutia caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference in this proxy statement/prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, neither Eastman nor Solutia has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

Eastman and Solutia expressly qualify in their entirety all forward-looking statements attributable to Eastman or Solutia or any person acting on either of their respective behalf by the cautionary statements contained or referred to in this section.

INFORMATION ABOUT EASTMAN

Eastman Chemical Company is a global chemical company which manufactures and sells a broad portfolio of chemicals, plastics, and fibers. Eastman began business in 1920 for the purpose of producing chemicals for Eastman Kodak Company’s photographic business and became a public company, incorporated in Delaware, on December 31, 1993. Eastman has 19 manufacturing sites in 10 countries and equity interests in joint ventures that supply chemicals, plastics, and fibers products to customers throughout the world. Eastman’s headquarters and largest manufacturing site are located in Kingsport, Tennessee.

Additional information about Eastman is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 177.

INFORMATION ABOUT SOLUTIA

Solutia Inc. is a global manufacturer of performance materials and specialty chemicals used in a broad range of consumer and industrial applications including interlayers and aftermarket film for automotive and architectural glass; chemicals that promote safety and durability in tires; and encapsulants, coatings and specialty chemicals used in a variety of electronic, industrial and energy solutions. To serve its customers, Solutia utilizes a global infrastructure consisting of 26 manufacturing facilities, six technical centers and approximately 30 sales offices globally, collectively staffed by approximately 3,400 employees located in the United States, Europe, Latin America and Asia Pacific.

Additional information about Solutia is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 177.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EASTMAN

The following table presents selected historical consolidated financial data for Eastman as of and for the fiscal years ended December 31, 2011, 2010, 2009, 2008 and 2007 and as of March 31, 2012 and for the three months ended March 31, 2012 and 2011. The information should be read in conjunction with Eastman’s consolidated financial statements and the related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in its current report on Form 8-K filed on May 16, 2012 and its quarterly report on Form 10-Q for the three months ended March 31, 2012, which are incorporated by reference into this proxy statement/prospectus. During 2012, Eastman elected to change its method of accounting for actuarial gains and losses for its pension and other postretirement benefit plans as described in Note 2, “Accounting Methodology Change for Pension and Other Postretirement Benefit Plans” to the Company’s consolidated financial statements in its current report on Form 8-K filed on May 16, 2012. The new method has been retrospectively applied to the financial results for all periods presented. The information as of December 31, 2009, 2008 and 2007 and for the fiscal years ended December 31, 2008 and 2007 should be read in conjunction with Eastman’s consolidated financial statements and related notes thereto, which do not give effect to the change in accounting for pension and postretirement obligations, which have previously been filed with, and are available from, the SEC but which are not incorporated by reference into this proxy statement/prospectus.

(Dollars in millions, except per share amounts)
Operating Data	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)		(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Sales	$1,821	$1,758	$7,178	$5,842	$4,396	$5,936	$5,513
Operating earnings (1)	1,390	1,300	937	844	276	221	808

Earnings from continuing operations (2)	159	201	606	416	111	140	514
Earnings (loss) from discontinued operations (3)	—	9	9	9	(22)	(37)	(113)
Gain (loss) from disposal of discontinued operations (3)	(1)	30	31	—	—	18	(11)

Net earnings	$158	$240	$646	$425	$89	$121	$390

Basic earnings per share
Earnings from continuing operations	$1.15	$1.42	$4.34	$2.88	$0.77	$0.93	$3.10
Earnings (loss) from discontinued operations (3)	—	0.28	0.29	0.07	(0.16)	(0.13)	(0.75)

Net earnings	$1.15	$1.70	$4.63	$2.95	$0.61	$0.80	$2.35

Diluted earnings per share
Earnings from continuing operations	$1.13	$1.39	$4.24	$2.81	$0.76	$0.92	$3.06
Earnings (loss) from discontinued operations (3)	(0.01)	0.27	0.28	0.07	(0.15)	(0.12)	(0.74)

Net earnings	$1.12	$1.66	$4.52	$2.88	$0.61	$0.80	$2.32

Statement of Financial Position Data
Current assets	$2,264		$2,302	$2,047	$1,735	$1,423	$2,293
Net properties	3,136		3,107	3,219	3,110	3,198	2,846
Total assets	6,191		6,184	5,986	5,515	5,281	6,009
Current liabilities	997		1,114	1,070	800	832	1,122
Long-term borrowings	1,444		1,445	1,598	1,604	1,442	1,535
Total liabilities	4,166		4,314	4,359	4,002	3,728	3,927
Total stockholders’ equity	2,025		1,870	1,627	1,513	1,553	2,082
Dividends declared per share	$0.260	$0.235	$0.990	$0.895	$0.880	$0.880	$0.880

(1)	Operating earnings for 2009 included an asset impairment charge of $179 million primarily for a discontinued Beaumont, Texas, industrial gasification project.

(2)	Earnings from continuing operations for 2010 included a charge of $115 million before tax for the early repayment of debt.
(3)	In first quarter 2011, Eastman completed the sale of the PET business, related assets at the Columbia, South Carolina site, and technology of its Performance Polymers segment. Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations in accordance with GAAP.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SOLUTIA

The following table presents selected historical consolidated financial data for Solutia as of and for the twelve months ended December 31, 2011, 2010 and 2009, as of and for the ten months ended December 31, 2008, as of and for the two months ended February 29, 2008, as of and for the twelve months ended December 31, 2007 and as of and for the three months ended March 31, 2012 and 2011. The information should be read in conjunction with Solutia’s consolidated financial statements and the related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” set forth in its annual report on Form 10-K for the fiscal year ended December 31, 2011 and its quarterly report on Form 10–Q for the three months ended March 31, 2012, which are incorporated by reference into this proxy statement/prospectus. The information as of December 31, 2009 and 2008, February 29, 2008 and December 31, 2007 and for the ten months ended December 31, 2008, the two months ended February 29, 2008 and the twelve months ended December 31, 2007 should be read in conjunction with Solutia’s consolidated financial statements and related notes thereto, which have previously been filed with, and are available from, the SEC but which are not incorporated by reference into this proxy statement/prospectus.

			Successor (1)				Predecessor (1)
(Dollars and shares in millions, except per share amounts)	Three Months Ended March 31,		Twelve Months Ended December 31,			Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,
	2012	2011	2011	2010	2009	2008	2008	2007
	(unaudited)		(audited)				(audited)
Net sales	$498	$509	$2,097	$1,950	$1,618	$1,705	$321	$1,612
Gross profit	$158	$162	$634	$608	$477	$364	$92	$372
As percent of net sales	32%	32%	30%	31%	29%	21%	29%	23%
Operating income (2)	$76	$105	$404	$331	$242	$118	$48	$129
As percent of net sales	15%	21%	19%	17%	15%	7%	15%	8%
Income (loss) from continuing operations before taxes	$53	$74	$297	$122	$83	$1	$1,463	$(263)
Income (loss) from continuing operations (3)	$54	$66	$267	$91	$66	$(14)	$1,249	$(277)
Income (loss) from discontinued operations, net of tax	$—	$—	$—	$(9)	$(175)	$(649)	$205	$72
Net income attributable to noncontrolling interest	$1	$1	$5	$4	$4	$5	$—	$3
Net income (loss) attributable to Solutia	$53	$65	$262	$78	$(113)	$(668)	$1,454	$(208)
Per Share Data:
Basic earnings (loss) per share from continuing operations attributable to Solutia (3)	$0.44	$0.54	$2.19	$0.73	$0.58	$(0.25)	$11.95	$(2.68)
Basic weighted average shares outstanding	121.2	119.4	119.8	118.9	106.5	74.7	104.5	104.5
Diluted earnings (loss) per share from continuing operations attributable to Solutia (3)	$0.43	$0.54	$2.16	$0.73	$0.58	$(0.25)	$11.95	$(2.68)
Diluted weighted average shares outstanding	122.6	121.2	121.3	120.0	106.7	74.7	104.5	104.5
Dividends declared per share	$—	$—	$0.0375	$—	$—	$—	$—	$—

			Successor (1)				Predecessor (1)
(Dollars and shares in millions, except per share amounts)	Three Months Ended March 31,		Twelve Months Ended December 31,			Ten Months Ended December 31,	Two Months Ended February 29,	Twelve Months Ended December 31,
	2012	2011	2011	2010	2009	2008	2008	2007
	(unaudited)		(audited)				(audited)
Financial Position—Continuing Operations:
Total assets	$3,564		$3,525	$3,532	$3,236	$3,216	$3,629	$1,802
Liabilities not subject to compromise	$2,537		$2,573	$2,758	$2,604	$2,895	$3,306	$2,005
Liabilities subject to compromise	$—		$—	$—	$—	$—	$—	$1,922
Long-term debt (4)	$1,338		$1,337	$1,463	$1,264	$1,359	$1,796	$359
Equity (deficit)	$1,027		$927	$739	$600	$529	$1,043	$(1,589)
Other Data from Continuing Operations:
Working capital (5)	$424		$373	$388	$476	$307	$466	$(532)
Interest expense (6)	$23	$28	$101	$139	$121	$140	$21	$134
Income tax expense (7)	$(1)	$8	$30	$31	$17	$15	$214	$14
Depreciation and amortization	$30	$32	$125	$117	$107	$89	$11	$58
Cash used for property, plant and equipment purchases	$27	$17	$105	$66	$44	$82	$15	$99
Employees	3,420		3,400	3,300	3,400	3,700	3,700	3,700

(1)	Solutia’s emergence from bankruptcy resulted in its becoming a new reporting entity on March 1, 2008, which has a new capital structure, a new basis in the identifiable assets and liabilities and no retained earnings or accumulated losses. Accordingly, the financial data on or after March 1, 2008 (“Successor”) is not comparable to the financial data prior to this date (“Predecessor”).
(2)	Operating income includes net (gains) charges that affect comparability of ($20) million in 2011, $26 million in 2010, $32 million in 2009, $102 million in the ten months ended December 31, 2008, ($2) million in the two months ended February 29, 2008 and $41 million in 2007.
(3)	Income (loss) from continuing operations includes net (gains)/charges that affect comparability of ($19) million in 2011, or ($0.16) per share in 2011; $101 million, or $0.84 per share in 2010; $67 million, or $0.63 per share in 2009; $79 million, or $1.06 per share in the ten months ended December 31, 2008; ($1,233) million, or ($11.80) per share in the two months ended February 29, 2008; $326 million, or $3.12 per share in 2007; and $4 million, or $0.04 per share in 2006.
(4)	As of December 31, 2007, long-term debt excludes $659 million of debt classified as subject to compromise in accordance with ASC 852 Reorganizations, as a result of Solutia’s Chapter 11 bankruptcy filing in 2003.
(5)	Working capital is defined as total current assets less total current liabilities.
(6)	Interest expense includes the recognition of interest on allowed secured claims as approved by the Bankruptcy Court of $8 million in 2007. In addition, interest expense in all periods is affected by interest expense allocated to discontinued operations and in all periods prior to Solutia’s emergence from bankruptcy for unrecorded contractual interest expense on unsecured debt subject to compromise.
(7)	Income tax expense includes an increase (decrease) in valuation allowances of $(39) million in 2011, $19 million in 2010, $20 million in 2009, $2 million in the ten months ended December 31, 2008, $(252) million in the two months ended February 29, 2008 and $82 million in 2007.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Condensed Combined Statement of Financial Position (the “Pro Forma Balance Sheet”) as of March 31, 2012 combines the historical consolidated statements of financial position of Eastman and Solutia, giving effect to the merger as if it had been completed on March 31, 2012. The accompanying Unaudited Pro Forma Condensed Combined Statements of Earnings (the “Pro Forma Income Statements”) for the three months ended March 31, 2012 and the year ended December 31, 2011 combine the historical consolidated statements of earnings of Eastman and Solutia, giving effect to the merger as if it had been completed on January 1, 2011, the beginning of the earliest period presented.

The accompanying unaudited pro forma condensed combined financial statements (the “Statements”) and related notes were prepared using the acquisition method of accounting with Eastman considered the acquirer of Solutia. Accordingly, the merger consideration to be paid in the merger has been allocated to assets and liabilities of Solutia based upon their estimated fair values as of the date of completion of the merger. Any amount of the merger consideration that is in excess of the estimated fair values of assets acquired and liabilities assumed will be recorded as goodwill in Eastman’s statement of financial position after the completion of the merger. As of the date of this proxy statement/prospectus, Eastman has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Solutia assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform Solutia’s accounting policies to Eastman’s accounting policies. A final determination of the fair value of Solutia’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Solutia that exist as of the date of completion of the merger and, therefore, cannot be made prior to that date. Additionally, a portion of the merger consideration to be paid by Eastman to complete the merger will be determined based on the trading price of Eastman common stock at the time of the completion of the merger. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying Statements. The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the chemical industry, Eastman’s historical experience, data that was available through the public domain and Eastman’s due diligence review of Solutia’s business. Until the merger is completed, both companies are limited in their ability to share information with the other. Upon completion of the merger, valuation work will be performed. Increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the statement of financial position and/or statements of earnings until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying Statements.

Eastman expects to incur significant costs and achieve significant revenue and other synergies in connection with integrating the operations of Eastman and Solutia. The accompanying Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the merger. In addition, certain nonrecurring items, such as estimated transaction costs directly attributable to the merger, have been excluded from pro forma earnings from continuing operations before nonrecurring items. See Note 4, following Adjustments to Unaudited Pro Forma Condensed Combined Statements of Earnings. However, the estimated transaction costs are reflected in the accompanying Pro Forma Balance Sheet as a decrease to both cash and to retained earnings.

The accompanying Statements and related notes are being provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Eastman would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of Eastman’s future consolidated results of operations or consolidated financial position. The Statements are based upon currently available information and estimates and assumptions that Eastman management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the merger.

On May 16, 2012, Eastman filed a Current Report on Form 8-K to retrospectively adjust certain Items of Eastman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to reflect Eastman management’s adoption of an accounting methodology change for Eastman’s pension and other postretirement benefit (“OPEB”) plans actuarial gains and losses, the adoption of amended accounting guidance related to the presentation of other comprehensive income that became effective for reporting periods beginning on or after December 15, 2011 and to include certain other disclosures not material to Eastman’s historical financial condition, results of operations or liquidity. Eastman’s historical financial information for the year ended December 31, 2011 presented in these Statements reflects all adjustments to financial statement line items as presented in the Current Report on Form 8-K. Additionally, both Eastman’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 and these Statements present Eastman’s financial position and results of operations after application of this change in accounting principle.

The accompanying Statements have been developed from and should be read in conjunction with the unaudited interim consolidated financial statements of Eastman and Solutia contained in their respective Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012, the audited consolidated financial statements of Eastman contained in its Current Report on Form 8-K filed May 16, 2012 and the audited consolidated financial statements of Solutia contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, each of which is incorporated by reference in this proxy statement/prospectus.

Solutia’s historical consolidated financial statements presented herein have not been retrospectively adjusted for the change in accounting methodology for pension and OPEB plans actuarial gains and losses adopted by Eastman during the first quarter of 2012. To present the pro forma information for each company on a comparable basis, the column “Effect of Accounting Change—Solutia” has been added to the accompanying Statements to reflect the impact of such change on the historical consolidated financial statements of Solutia. Additionally, the historical consolidated financial statements of Solutia presented herein have been adjusted by condensing and disaggregating certain line items in order to conform with Eastman’s financial statement presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the three months ended March 31, 2012

(Dollars in millions, except per share amounts)	Historical Eastman	Historical Solutia	Effect of Accounting Change - Solutia		Adjusted Solutia (After Accounting Change)	Pro Forma Adjustments				Pro Forma Combined
Sales	$1,821	$498	$		$498	$				$2,319
Cost of sales	1,390	340		(2)	338		5	(a	)	1,733

Gross profit	431	158		2	160		(5)			586
Selling, general and administrative expenses	126	75		(1)	74		6	(a	)
							(20)	(b	)	186
Research and development expenses	41	8			8					49
Other operating income	—	(1)			(1)					(1)

Operating earnings	264	76		3	79		9			352
Net interest expense	19	23			23		2	(c	)	44
Other charges (income), net	1	1			1		(5)	(b	)	(3)

Earnings from continuing operations before nonrecurring items and income taxes	244	52		3	55		12			311
Provision for income taxes from continuing operations	85	(1)		1	0		(4)	(d	)
							12	(d	)
							1	(b	)(d)	94

Earnings from continuing operations before nonrecurring items(1)	$159	$53		$2	$55		$3			$217

Basic earnings per share
Earnings from continuing operations before nonrecurring items(1)	$1.15	$0.44		$0.02	$0.46					$1.43
Diluted earnings per share
Earnings from continuing operations before nonrecurring items(1)	$1.13	$0.43		$0.02	$0.45					$1.40
Shares (in millions) used for earnings per share calculation
Basic	137.3	121.2			121.2		(106.5)	(e	)	152.0
Diluted	140.7	122.6			122.6		(107.9)	(e	)	155.4

(1)	As indicated in the introductory paragraphs to these Statements and Note 4 hereof, certain nonrecurring items directly attributable to the merger have been excluded from pro forma earnings from continuing operations before nonrecurring items.

The accompanying notes are an integral part of these

unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the year ended December 31, 2011

(Dollars in millions, except per share amounts)	Historical Eastman	Historical Solutia	Effect of Accounting Change - Solutia		Adjusted Solutia (After Accounting Change)	Pro Forma Adjustments				Pro Forma Combined
Sales	$7,178	$2,097	$		$2,097	$				$9,275
Cost of sales	5,609	1,463		36	1,499		21	(a	)	7,129

Gross profit	1,569	634		(36)	598		(21)			2,146
Selling, general and administrative expenses	481	240		16	256		26	(a	)	763
Research and development expenses	159	24			24					183
Asset impairments and restructuring charges (gains), net	(8)	19			19					11
Other operating income	—	(53)			(53)					(53)

Operating earnings	937	404		(52)	352		(47)			1,242
Net interest expense	76	101			101		3	(c	)	180
Early debt extinguishment costs	—	4			4		(4)	(f	)	—
Other charges (income), net	(19)	7			7					(12)

Earnings from continuing operations before nonrecurring items and income taxes	880	292		(52)	240		(46)			1,074
Provision for income taxes from continuing operations	274	30		(14)	16		(13)	(d	)
							49	(d	)	326

Earnings from continuing operations before nonrecurring items(1)	$606	$262		$(38)	$224		$(82)			$748

Basic earnings per share
Earnings from continuing operations before nonrecurring items(1)	$4.34	$2.19		$(0.32)	$1.87					$4.84
Diluted earnings per share
Earnings from continuing operations before nonrecurring items(1)	$4.24	$2.16		$(0.31)	$1.85					$4.74
Shares (in millions) used for earnings per share calculation
Basic	139.7	119.8			119.8		(105.1)	(e	)	154.4
Diluted	143.1	121.3			121.3		(106.6)	(e	)	157.8

(1)	As indicated in the introductory paragraphs to these Statements and Note 4 hereof, certain nonrecurring items directly attributable to the merger have been excluded from pro forma earnings from continuing operations before nonrecurring items.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

March 31, 2012

(Dollars in millions, except per share amounts)	Historical Eastman	Historical Solutia	Effect of Accounting Change - Solutia		Adjusted Solutia (After Accounting Change)	Pro Forma Adjustments			Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$569	$108	$		$108	$(667)	(g	)	$10
Short-term time deposits	80	—			—	(80)	(g	)	—
Trade receivables, net	740	221			221				961
Miscellaneous receivables	68	74			74	(8)	(h	)	134
Inventories	768	384			384	96	(i	)	1,248
Other current assets	39	29			29	11	(j	)	79

Total current assets	2,264	816			816	(648)			2,432

Properties
Properties and equipment at cost	8,479	1,239			1,239	(141)			9,577
Less: Accumulated depreciation	5,343	286			286	(286)			5,343

Net properties	3,136	953			953	145	(k	)	4,234

Goodwill	408	789			789	1,239	(l	)	2,436
Identifiable intangible assets	100	916			916	899	(m	)	1,915
Other noncurrent assets	283	90			90	499	(n	)	872

Total assets	$6,191	$3,564	$		$3,564	$2,134			$11,889

Liabilities and Stockholders’ Equity
Current liabilities
Payables and other current liabilities	$846	$396	$		$396	$(9)	(o	)
						(23)	(o	)	$1,210
Borrowings due within one year	151	—			—	120	(p	)	271

Total current liabilities	997	396			396	88			1,481

Long-term borrowings	1,444	1,338			1,338	2,042	(p	)	4,824
Deferred income tax liabilities	223	183			183	339	(q	)	745
Post-employment obligations	1,395	287			287				1,682
Other long-term liabilities	107	343			343	(11)	(r	)	439

Total liabilities	4,166	2,547			2,547	2,458			9,171

Stockholders’ equity
Common stock ($0.01 par value per share)	2	1			1	(1)	(s	)	2
Additional paid-in capital	918	1,672			1,672	(936)	(s	)	1,654
Retained earnings	2,882	(388)		(174)	(562)	519	(s	)	2,839
Accumulated other comprehensive loss	153	(248)		174	(74)	74	(s	)	153

	3,955	1,037		—	1,037	(344)			4,648
Less: Treasury stock at cost	1,930	20			20	(20)	(s	)	1,930

Total stockholders’ equity	2,025	1,017		—	1,017	(324)			2,718

Total liabilities and stockholders’ equity	$6,191	$3,564		$—	$3,564	$2,134			$11,889

The accompanying notes are an integral part of these

unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1.	DESCRIPTION OF THE TRANSACTION

As previously disclosed, Eastman entered into the merger agreement with Solutia and Merger Sub. Pursuant to the merger agreement, at the closing of the merger, Merger Sub will merge with and into Solutia, with Solutia surviving the merger and becoming an indirect wholly-owned subsidiary of Eastman. At the closing of the merger, each outstanding share of Solutia common stock (other than shares owned by Solutia as treasury stock, shares owned by Eastman or Merger Sub or shares held by holders properly exercising appraisal rights under the Delaware General Corporation Law) will be cancelled and converted automatically into the right to receive (subject to certain limitations set forth in the merger agreement) (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock.

In addition, at the effective time of the merger: (i) each outstanding option to acquire shares of Solutia common stock issued under any of the Solutia Equity Plans, whether or not then vested or exercised, will be cancelled and terminated in exchange for the right to receive, in cash, the amount by which the cash value of the merger consideration (using the five-day average trading price of Eastman’s common stock ending on (and including) the trading day that is two trading days prior to the merger) exceeds such option’s exercise price; (ii) restrictions on any restricted shares of Solutia common stock issued under any Solutia Equity Plan will lapse and such shares will be fully vested, and the holder thereof will be entitled to receive, for each such restricted share of Solutia common stock, the merger consideration; (iii) each restricted stock unit issued under any Solutia Equity Plan will be converted into a vested right to receive, in cash, the value of the merger consideration (using the five-day average trading price of Eastman’s common stock ending on (and including) the trading day that is two trading days prior to the merger); and (iv) restrictions on any performance share award or performance share unit award granted under any Solutia Equity Plan (a “Performance Share”) will lapse and such Performance Share will become vested based on no greater than the performance results for the applicable performance period according to the relevant award provisions, and the holder thereof will be entitled to receive, in the case of Performance Shares in the form of restricted stock, the merger consideration and, in the case of Performance Shares in the form of restricted stock units, the cash value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two trading days prior to the merger).

Also at the effective time of the merger, each warrant issued under the Warrant Agreement, dated February 28, 2008, between Solutia and the warrant agent named therein, whether or not then vested or exercisable, will be converted into a warrant to acquire, upon exercise, on substantially the same terms and conditions as were applicable to such warrant immediately prior to the effective time of the merger, the merger consideration. The warrants were considered when calculating the merger consideration, but were determined to be “de minimis” and therefore not included in these Statements.

Based on the estimated number of shares of Solutia common stock and Eastman common stock outstanding on May 10, 2012, Solutia stockholders will own approximately 10% of the outstanding shares of Eastman common stock upon closing of the merger.

NOTE 2.	BASIS OF PRO FORMA PRESENTATION

The Statements have been derived from the historical consolidated financial statements of Eastman and Solutia that are incorporated by reference into this proxy statement/prospectus. Certain financial statement line items included in Solutia’s historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in Eastman’s historical presentation. These include: net income attributable to noncontrolling interest, which has been presented within the caption other charges (income), net; current assets of discontinued operations, which have been condensed into other current assets; accrued liabilities and current liabilities of discontinued operations, which have been condensed into payables

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

and other current liabilities; and environmental remediation, non-current liabilities of discontinued operations, and noncontrolling interest which have been condensed into other long-term liabilities. Additionally, for the year ended December 31, 2011, certain components of other operating income, net, and selling and general administrative costs relating to asset impairment or restructuring charges have been presented within the caption asset impairment and restructuring charges (gains), net. There were no material charges of this nature for Solutia during first quarter 2012. The reclassification of these items had no significant impact on the historical total assets, total liabilities, or stockholders’ equity reported by Eastman or Solutia, respectively. The reclassifications also did not significantly impact the historical earnings from continuing operations. Additionally, sales between Eastman and Solutia were considered immaterial for adjustment to sales and earnings from continuing operations before nonrecurring items. Additionally, the Pro Forma Income Statements and Pro Forma Balance Sheet present changes to financial statement line items of Solutia giving effect to the retrospective application of the accounting methodology change for pension and OPEB plans actuarial gains and losses adopted by Eastman.

Additionally, as part of its financial due diligence review of Solutia, Eastman performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Eastman and Solutia, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Eastman involved a review of Solutia’s publicly disclosed summary of significant accounting policies, including those disclosed in Solutia’s 2011 Annual Report on Form 10-K and preliminary discussion with Solutia management regarding Solutia’s significant accounting policies to identify material adjustments. While Eastman expects to engage in additional discussion with Solutia’s management and continue to evaluate the impact of Solutia’s accounting policies on its historical results after completion of the merger, based on the completed procedures, Eastman management does not believe there are any differences in the accounting policies of Solutia and Eastman that will result in material adjustments to the Eastman’s consolidated financial statements as a result of conforming Solutia’s accounting policies to those of Eastman.

The merger is reflected in the Statements as an acquisition of Solutia by Eastman using the acquisition method of accounting, in accordance with business combination accounting guidance under accounting principles generally accepted in the United States (“GAAP”). Under these accounting standards, the total estimated purchase price will be calculated as described in Note 3 to the Statements, and the assets acquired and the liabilities assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Eastman has applied the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be revised at the time of the merger as additional information becomes available and as valuation work is performed. The final purchase price allocation will be determined after the completion of the merger, and the final allocations may differ materially from those presented.

NOTE 3.	ESTIMATE OF CONSIDERATION EXPECTED TO BE TRANSFERRED

Based on the closing price per share of Eastman common stock on the New York Stock Exchange on May 10, 2012 (the most recent practicable date) of $50.00 and the number of shares of Solutia common stock, options to purchase Solutia common stock, restricted shares of Solutia common stock, Solutia restricted stock units, Solutia performance share awards, and Solutia performance share unit awards outstanding at March 31, 2012, the total merger consideration would have been approximately $3.5 billion, consisting of $2.7 billion of cash and 14.7 million shares of Eastman common stock. Changes in the share price of Eastman common stock, or the number of shares of Solutia common stock, restricted shares of Solutia common stock, Solutia restricted stock units, Solutia performance share awards, and Solutia performance share unit awards at the closing of the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

merger could result in material differences in the merger consideration and, thus, the purchase price and related purchase price allocation in the merger. At the effective time of the merger, each outstanding share of Solutia common stock (other than shares owned by Solutia as treasury stock and shares held by holders properly exercising appraisal rights under the Delaware General Corporation Law) will be cancelled and converted automatically into the right to receive (subject to certain limitations set forth in the merger agreement) (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock.

The following is a preliminary estimate of the merger consideration to be paid by Eastman in the merger, including consideration to be paid to holders of options to purchase Solutia common stock, restricted shares of Solutia common stock, Solutia restricted stock units, Solutia performance share awards, and Solutia performance share unit awards pursuant to the provisions above:

(Dollars in millions)	Cash Consideration	Equity Consideration	Total
To holders of Solutia common stock, including restricted shares	$2,698	$736	$3,434
To holders of outstanding Solutia stock incentive-based compensation	24	—	24

Total consideration	$2,722	$736	$3,458

Also at the effective time of the merger, each warrant issued under the Warrant Agreement, dated February 28, 2008, between Solutia and the warrant agent named therein, whether or not then vested or exercisable, will be converted into a warrant to acquire, upon exercise, on substantially the same terms and conditions as were applicable to such warrant immediately prior to the effective time of the merger, the merger consideration. The warrants were considered when calculating the merger consideration, but were determined to be “de minimis” and therefore not included in these Statements.

Because Solutia’s 382 Rights Agreement has been amended by Solutia to provide that such agreement, and the rights issued thereunder, will terminate immediately prior to the effective time of the merger without any consideration for such rights being paid or payable to the holders thereof, no value was attributed to such rights in these Statements.

The estimated value of the merger consideration reflected in these Statements does not purport to represent the actual value of the total merger consideration that will be received by Solutia’s stockholders and other equity holders when the merger is completed. In accordance with GAAP, the fair value of equity securities issued as part of the merger consideration will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share value component different from the $50.00 assumed in these Statements and that difference may be material. For example, an increase or decrease by 10% in the price of Eastman common stock on the closing date of the merger from the price of Eastman common stock assumed in these Statements would increase or decrease the value of the merger consideration by approximately $75 million, which would be reflected in these Statements as an equivalent increase or decrease to goodwill.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The allocation of the preliminary purchase price to the fair values of assets to be acquired and liabilities to be assumed in the merger includes unaudited pro forma adjustments to reflect the expected fair values of Solutia’s assets and liabilities at the completion of the merger. The allocation of the preliminary purchase price is as follows (in millions):

Current assets	$923
Properties	1,098
Goodwill	2,028
Identifiable intangible assets	1,815
Other noncurrent assets	585

Total assets	$6,449
Current liabilities	(396)
Long-term borrowings	(1,443)
Other liabilities and noncontrolling interest	(1,152)

Total liabilities	(2,991)

Estimated purchase price	$3,458

The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the chemical industry, Eastman’s historical experience, other available public information and Eastman’s financial due diligence review of Solutia’s business. The analysis was performed at an aggregate level and was based on estimates that are reflective of market participant assumptions including the amount, timing, and realization of future cash flows. Eastman utilized the income, market, or cost approach (or a combination thereof) for the preliminary valuation of assets, as appropriate, and utilized valuation inputs in these models and analyses that were based on market participant assumptions. Market participants are considered to be buyers and sellers unrelated to Eastman in the principal or most advantageous market for the asset. Eastman management estimated the fair market value of fixed-rate debt based on observable market prices. For all other liabilities, the carrying value was determined to be a reasonable approximation of fair value based on information available to Eastman management.

With respect to properties to be acquired in the merger, Solutia has a number of manufacturing and distribution sites and related facilities, owns land and leases sites that include leasehold improvements, and owns machinery and equipment for use in its manufacturing operations. Eastman management believes that it is probable that the fair value of the property, plant and equipment differs from that on Solutia’s March 31, 2012 consolidated statement of financial position. In this assessment, Eastman management considered Eastman’s experience in recent acquisitions as well as other acquisitions in the chemical industry. Eastman management estimated the fair value adjustment of approximately 15% above current book value considering the valuation of such assets at fair value upon Solutia’s emergence from bankruptcy in 2008, the length of time since Solutia’s bankruptcy, and Solutia’s depreciation policies and practices.

With respect to the intangible assets to be acquired in the merger, Solutia owns the rights to a number of trade names and trademarks that are both business-to-business and business-to-consumer in nature, including Saflex®, Llumar®, and Skydrol®. Certain of these trade names and trademarks are associated with products that Eastman management believes have a leading market share in each of their respective categories. Solutia also owns significant technology related to many of its products protected by a number of existing patents, pending patents, and trade secrets. This intellectual property is of significant importance to Solutia’s operations and continued success. In addition to these intangible assets, Solutia has a number of valuable customer relationships in industries such as automotive tires and aviation, many of which were developed over a number of years of providing consistent quality products and services.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

With respect to goodwill expected to be recognized in the merger, Eastman management believes that the predominant portion of the goodwill expected to result from the merger relates to Solutia as a going concern and the fair value of expected synergies from combining the Eastman and Solutia businesses. The going concern element represents the ability to earn a higher return on the combined assembled collection of assets and businesses of Solutia than if those assets and businesses were to be acquired separately. The synergies from the combination of Eastman and Solutia are expected to be in the form of both increased revenues and decreased costs. Revenue synergies are expected to arise from Eastman acquiring access to complementary and adjacent key end-use markets, including automotive and architectural, and the potential for Eastman to increase its revenues and earnings in the Asia Pacific region. Cost synergies are expected to arise from reduction of corporate costs, raw material cost and procurement savings, and manufacturing and supply chain processes efficiency improvements and cost reductions across a larger business. Other relevant elements of goodwill are expected to include work force and technology and customers expected post-merger. The accompanying Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies expected to result from the merger.

With respect to probable loss contingencies considered in the preparation of the preliminary purchase price allocation, based on the information available to Eastman at the time of preparation of the Statements, Eastman management concluded that the fair value of probable loss contingencies, including those related to legal and environmental matters, is not expected to be significantly different from the loss contingencies recognized on Solutia’s historical statement of financial position. While estimation of fair value would require significant knowledge of complex legal matters and strategies, which cannot occur prior to the closing date of the merger, nothing came to Eastman’s attention during its legal, business, or financial due diligence review of Solutia that indicated to Eastman a material difference between Solutia’s estimate of the probable loss for contingencies and estimates Eastman might make. Accordingly, Solutia’s estimate of probable losses for contingencies, prepared as prescribed under GAAP and with full and unrestricted access to all relevant information, was used in preparing the preliminary purchase price allocation without adjustment.

Eastman has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the merger. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger. Eastman anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, inventory, fixed assets, customer relationships, technology know how, trade names and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final merger consideration, and amounts allocated to assets acquired and liabilities assumed in the merger could differ materially from the preliminary amounts presented in these Statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the merger from those preliminary valuations presented in these Statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the merger. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these Statements. See Note 4(a) for the effects of changes in estimated fair value of properties and amortizable intangible assets to be acquired in the merger on the calculation of pro forma depreciation and amortization expense.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 4.	ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma adjustments included in the Statements are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Earnings

(a) Depreciation and amortization

The adjustment to depreciation and amortization expense recorded in cost of sales and selling, general and administrative expenses is a result of the fair market value adjustments of $145 million and $713 million and estimated remaining useful lives of 12 years and 20 years for depreciable properties and amortizable intangible assets to be acquired, respectively. See Note 4(m) for the detail of the identifiable intangible assets expected to be acquired in the merger and the preliminary purchase price allocation applicable thereto.

The preliminary estimated useful lives and fair value adjustments of the Solutia assets to be acquired in the merger were determined in accordance with the procedures described in Note 3 hereof. With other assumptions held constant, a 10% increase in the fair value adjustment for properties and amortizable intangible assets as calculated would increase annual pro forma depreciation expense by approximately $1 million and amortization expense by $3 million, respectively. With other assumptions held constant, a decrease of one year in the estimated remaining weighted average useful lives of properties and amortizable intangible assets would increase annual pro forma depreciation expense by $1 million and amortization expense by $2 million, respectively.

The pro forma depreciation and amortization expense adjustments have been allocated to cost of sales and selling, general, and administrative expenses, respectively, as follows (in millions):

	Three Months Ended March 31, 2012
	Cost of Sales	Selling, General, and Administrative Expenses	Total
Pro forma depreciation adjustment	$3	$—	$3
Pro forma amortization adjustment	2	6	8

Total adjustment	$5	$6	$11

	Year Ended December 31, 2011
	Cost of Sales	Selling, General, and Administrative Expenses	Total
Pro forma depreciation adjustment	$11	1	12
Pro forma amortization adjustment	10	25	35

Total adjustment	$21	$26	$47

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(b) Transaction related expenses

Transaction related expenses recognized by Eastman and Solutia during first quarter 2012 and their related tax effects have been eliminated from the Pro Forma Income Statement, as these items are directly attributable to the merger and will not have an ongoing impact. No material transaction costs were expensed or accrued by either Eastman or Solutia in their actual 2011 historical financial statements. The expenses historically recognized by Eastman and Solutia and their respective Pro Forma Income Statement line items are as follows (in millions):

	Three Months Ended March 31, 2012
	Eastman	Solutia	Total
Selling, general, and administrative expenses	$9	$11	$20
Other charges (income), net	5	—	5

Total expenses	14	11	25

Less: income tax benefit	1	—	1

Net earnings impact	$13	$11	$24

(c) Net interest expense

The unaudited pro forma adjustment to net interest expense is calculated as follows (in millions):

	Three Months Ended March 31, 2012	Year Ended December 31, 2011
Reduction in Solutia’s total interest expense	$(25)	$(105)
Interest expense from expected additional indebtedness	26	105
Reduction in interest income	1	3

Total adjustment	$2	$3

The unaudited pro forma adjustment of $2 million for the three months ended March 31, 2012 reflects a reduction in Solutia’s total interest expense of $25 million as a result of the expected refinancing of Solutia’s outstanding debt in connection with the completion of the merger. Additional pro forma interest expense of $26 million assumes the expected incurrence by Eastman of an additional $3,500 million of indebtedness in connection with the merger with a weighted average interest rate of 3.0%, as described below, and also includes amortization of $1 million of new financing costs of $18 million. The unaudited pro forma adjustment of $3 million for the year ended December 31, 2011 reflects a reduction in Solutia’s total interest expense of $105 million as a result of the expected refinancing of Solutia’s outstanding debt in connection with the completion of the merger and additional pro forma interest expense of $105 million related to the expected incurrence by Eastman of additional debt discussed above, including amortization of $3 million of new financing costs. The reduction in interest income for both periods, contributing to higher net interest expense, is due to lower average cash balances as a result of the expected use of cash on hand to pay a portion of the cash portion of the merger consideration and transaction-related costs.

Eastman has entered into certain definitive agreements providing for this financing, including the Term Loan Agreement and the Bridge Loan Agreement as discussed under the heading “The Merger—Financing for the Merger” beginning on page 71. These Statements have assumed that Eastman will complete an offering of debt securities based on current market conditions and, as a result, will not borrow any amounts under the Bridge Loan Agreement. See Note 4(p) for additional detail concerning estimated long-term debt. Unaudited pro forma interest expense includes estimates for variable rate interest costs as well as the amortization of financing costs and fees.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The weighted average interest rate of 3.0% was calculated based upon the expected composition and interest rates of this additional indebtedness as follows (dollars in millions):

	Amount	Index	Expected Interest Rate
Term Loan	$1,200	1-month LIBOR	1.75%
5 Year Notes	1,000	5-year Treasury	2.70%
10 Year Notes	1,000	10-year Treasury	4.00%
30 Year Notes	300	30-year Treasury	5.30%

	$3,500

A 0.125% change in the interest rate on expected borrowings would change annual pro forma interest expense by approximately $4 million. In addition, if Eastman does not obtain financing on the terms as anticipated in these Statements and borrows under the Bridge Loan Agreement, it would be subject to interest expense and costs different from those assumed in these Statements. Specifically, Eastman expects that borrowings under the Bridge Loan Agreement would be at an interest rate of 1.75% per annum. Any such borrowings under the Bridge Loan Agreement, if made, would be classified as a component of current liabilities.

(d) Income tax expense

The unaudited pro forma adjustment to income tax expense is calculated as follows (in millions):

	Three Months Ended March 31, 2012	Year Ended December 31, 2011
Benefit due to additional depreciation and amortization	$(3)	$(13)
Benefit due to additional interest expense	(1)	(1)
Additional tax due to elimination of early debt extinguishment costs	—	1
Additional tax due to elimination of historically recognized transaction related costs	1	—
Increase to eliminate net benefits from changes in valuation allowances	12	49

Total adjustment	$9	$36

To calculate the pro forma adjustment to income tax expense due to additional depreciation and amortization for the three months ended March 31, 2012, Solutia’s first quarter 2012 blended global statutory tax rate of 29% has been applied to the unaudited pro forma depreciation and amortization adjustment of $11 million, as these expenses are expected to be incurred both in and outside of the United States. This rate was derived based upon Solutia’s first quarter 2012 split of U.S. and foreign pre-tax earnings, with the U.S. pre-tax amount increased for Solutia’s historical interest expense, which resulted in a pre-tax income split of approximately 41% and 59%, respectively. Solutia’s first quarter 2012 blended federal and state statutory tax rate of 37% was applied to the adjusted U.S. pre-tax amount and its foreign statutory tax rate of approximately 23% was applied to the foreign pre-tax amount, resulting in a total blended rate of 29%.

To calculate the pro forma adjustment to income tax expense due to additional depreciation and amortization for the year ended December 31, 2011, Solutia’s 2011 blended global statutory tax rate of 27% has been applied to the unaudited pro forma depreciation and amortization adjustment of $47 million, as these expenses are expected to be incurred both in and outside of the United States. This rate was derived based upon Solutia’s 2011 split of U.S. and foreign pre-tax earnings, with the U.S. pre-tax amount increased for Solutia’s historical interest expense, which resulted in a pre-tax income split of approximately 55% and 45%, respectively. Solutia’s 2011 blended federal and state statutory tax rate of 37% was applied to the adjusted U.S. pre-tax amount and its foreign statutory tax rate of approximately 16% was applied to the foreign pre-tax amount, resulting in a total blended rate of 27%.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

To calculate the pro forma adjustment to income tax expense due to additional interest expense, Solutia’s first quarter 2012 and full year 2011 combined U.S. federal and state statutory tax rate of 37% has been applied to the pro forma interest expense adjustment of $2 million and $3 million, respectively, because the additional interest expense resulting from the merger is expected to be incurred in the United States. This rate was also applied to the $4 million elimination of 2011 early debt extinguishment costs to determine the related unaudited pro forma tax expense adjustment.

Transaction related expenses recognized by Eastman and Solutia during first quarter 2012 and their related tax effects have been eliminated from the Pro Forma Income Statement for the three months ended March 31, 2012, as these items are directly attributable to the merger and will not have an ongoing impact. The pro forma adjustment to income tax expense for first quarter 2012 reflects the elimination of a $1 million tax benefit from previously recognized transaction related expenses. See Note 4(b).

In addition, net benefits of $12 million and $49 million to the first quarter 2012 and full year 2011 income tax provision reported by Solutia for changes in valuation allowances have been eliminated, as such benefits will not be available to Eastman after the completion of the merger based upon the assumptions under which these unaudited pro forma adjustments have been prepared. See Note 4(j) for more information about the release of Solutia’s valuation reserve against its deferred tax assets related to net operating losses and foreign tax credit carryforwards.

(e) Shares outstanding

The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings per share is calculated as follows (in millions of shares):

	Three Months Ended March 31, 2012		Year Ended December 31, 2011
	Basic	Diluted	Basic	Diluted
Elimination of all outstanding shares of Solutia common stock	(121.2)	(122.6)	(119.8)	(121.3)
Issuance of Eastman common stock	14.7	14.7	14.7	14.7

Total adjustment	(106.5)	(107.9)	(105.1)	(106.6)

As all outstanding shares of Solutia common stock will be eliminated in the merger, the unaudited pro forma weighted average number of basic shares outstanding is calculated by adding Eastman’s weighted average number of basic shares outstanding for the period and the number of shares of Eastman common stock expected to be issued to Solutia stockholders in the merger. Similarly, the unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding Eastman’s weighted average number of diluted shares outstanding for the period and the number of shares of Eastman common stock expected to be issued in the merger. As each outstanding option to acquire shares of Solutia common stock issued under any of the Solutia Equity Plans, whether or not then vested or exercisable, will be cancelled and terminated at the effective time of the merger in exchange for the right to receive cash, such options were excluded from this calculation. In addition, approximately 0.5 million shares to be issuable under Solutia warrants to be converted into warrants to purchase Eastman common stock as provided for in the merger agreement were excluded as antidilutive to earnings per share. See Note 1 for more information about treatment of share-based compensation and warrants under the provisions of the merger agreement.

(f) Early debt extinguishment costs

Existing Solutia debt is expected to be refinanced in connection with completion of the merger. As such, related early debt extinguishment costs of $4 million for the year ended December 31, 2011 have been eliminated.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

There were no material early debt extinguishment costs for Solutia during first quarter 2012. See Note 4(p) for additional detail concerning estimated long-term debt.

In addition to the foregoing adjustments to the unaudited pro forma condensed combined statement of earnings, the following remaining expected estimated costs directly attributable to the merger, which are in addition to those discussed in Note 4(b) above, represent nonrecurring items that are excluded from Earnings from continuing operations before nonrecurring items (in millions):

	Estimated Bridge Loan Fees	Estimated Advisory Costs	Estimated Total
Gross expense	$(12)	$(40)	$(52)
Tax benefit (1)	4	5	9

Net adjustment	$(8)	$(35)	$(43)

(1)	Estimated tax benefit from tax deductible portion of costs. See Note 4(o) for additional detail concerning tax effects of one-time costs.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

(g) Cash and short-term time deposits

The unaudited pro forma adjustment represents a net decrease in cash on hand of $747 million and short-term time deposits of $80 million. The unaudited pro forma adjustment to cash is calculated as follows (in millions):

Proceeds from additional indebtedness	$3,500
Cash portion of merger consideration	(2,722)
Repayment of Solutia debt at fair value	(1,443)
Financing fees	(19)
Advisory costs	(45)
Costs to settle Solutia’s interest rate hedging contracts	(18)

Total adjustment	(747)
Liquidation of short-term time deposits	80

Total adjustment to cash and cash equivalents	$(667)

Components of the adjustment include an increase in cash resulting from new debt expected to be incurred in connection with the merger and a decrease in cash resulting from payment of the cash component of the merger consideration, the expected refinancing of existing Solutia debt at fair market value, and estimated transaction related costs of $83 million, including settlement of Solutia’s interest rate hedging net liability, financing fees, and advisory costs. The cash adjustment for financing fees reflects total estimated financing fees of $35 million less amounts paid by Eastman during first quarter 2012 of $16 million. The cash adjustment for advisory costs reflects total estimated costs of $60 million, less amounts paid during first quarter 2012 by Eastman and Solutia of $6 million and $9 million, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Due to change-in-control provisions of certain existing interest rate hedging contracts of Solutia, such contracts are expected to be settled shortly after the completion of the merger. Net cash used to settle these contracts and the elimination of related balance sheet accounts are as follows (in millions):

Cash from elimination of assets
Miscellaneous receivables	$8
Other noncurrent assets	3

Total cash from elimination of assets	11

Cash used to eliminate liabilities
Accrued liabilities	(18)
Other noncurrent liabilities	(11)

Total cash used to eliminate liabilities	(29)

Total net cash used	$(18)

(h) Miscellaneous receivables

The unaudited pro forma adjustment reflects the elimination of miscellaneous receivables of $8 million related to the elimination of Solutia’s interest rate hedging net liability. See Note 4(g) for additional detail concerning the elimination of Solutia’s interest rate hedging net liability.

(i) Inventories

The unaudited pro forma adjustment of $96 million represents the step-up of Solutia’s inventories balance to the preliminary estimated fair value of approximately $480 million as of March 31, 2012. As raw materials inventory was assumed to be at market value, the adjustment is related to work-in-process and finished goods inventory. The preliminary fair value of finished goods inventory to be acquired in the merger was determined based on procedures performed during due diligence, which included analysis of estimated future selling prices, costs of disposal, and gross profit on disposal costs. The preliminary fair value of work-in-process inventory also considered costs to complete inventory and estimated profit on these costs. Assumptions used were derived from historical financial information publicly disclosed by Solutia as well as discussions with Solutia management and Eastman’s experience with recent acquisitions.

(j) Other current assets

The unaudited pro forma adjustment to other current assets reflects the elimination of an $11 million (current portion) valuation reserve against Solutia’s deferred tax assets. This $11 million adjustment as well as adjustments to other noncurrent assets and deferred tax liabilities reflect elimination of $555 million of Solutia’s valuation reserve against its deferred tax assets (current and noncurrent) related to net operating losses and foreign tax credit carryforwards that Eastman management anticipates that Eastman will more likely than not realize after completion of the merger.

Eastman management anticipates that Eastman will generate sufficient earnings over the next fifteen years to utilize remaining net operating loss and foreign tax credit carryforwards for which the valuation reserves have been eliminated. Eastman estimates that at the closing of the merger, $675 million of Solutia’s remaining net operating loss carryforwards will be available to offset Eastman’s U.S. taxable income within the next three years based upon application of relevant sections of the Code.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(k) Properties

The unaudited pro forma adjustment of $145 million represents the step-up of Solutia’s net properties to the preliminarily estimated fair value of $1,098 million as of March 31, 2012. Properties to be acquired in the merger include buildings, land, improvements, machinery and equipment, and construction in process. The unaudited pro forma fair value adjustment was determined during preliminary valuation work performed during due diligence. Although more detailed valuation work will be performed upon completion of the merger, Eastman management based this adjustment upon the nature of the assets to be acquired and knowledge of the chemicals industry.

To determine the preliminary estimated weighted average useful life of 12 years of the properties to be acquired in the merger, Eastman management considered the composition of the assets by category and applied useful life standards used by Eastman for similar assets. In its analysis, Eastman management also considered the historical useful lives of major categories of assets, including buildings and machinery and equipment, as publicly disclosed by Solutia. See Note 4(a) for a discussion of the possible effects of changes in the preliminary fair value and estimated remaining weighted average useful lives of properties to be acquired in the merger on the calculation of pro forma depreciation expense from those presented herein.

(l) Goodwill

Goodwill reflects the preliminary estimate of the excess of the purchase price to be paid by Eastman over the fair value of Solutia’s identifiable assets to be acquired and liabilities to be assumed in the merger and is not amortized. The estimated purchase price to be paid by Eastman in the merger, based on the closing price of Eastman common stock on May 10, 2012 (the most recent practicable date), and the excess of the purchase price over the estimated fair value of the identifiable net assets to be acquired is calculated as follows (in millions):

Preliminary purchase price	$3,458
Less: fair value of net assets to be acquired	(1,430)

Total new goodwill	2,028
Less: Solutia historical goodwill	(789)

Pro forma goodwill adjustment	$1,239

See Note 3 for details regarding the effects of changes in the price of Eastman common stock and the preliminary fair values of assets to be acquired and liabilities to be assumed from those presented herein on the calculation of goodwill.

(m) Identifiable intangible assets

The unaudited pro forma adjustment reflects the step-up to the preliminary estimated fair value of Solutia’s identifiable intangible assets from the respective carrying values reported by Solutia as of March 31, 2012. The intangible assets primarily consist of customer relationships; technology, including unpatented technology and patents; and trade names and trademarks as follows (in millions):

	As Reported	Adjustment	Estimated Fair Value
Customer relationships	$534	$486	$1,020
Technology	198	227	425
Trade names and trademarks	184	186	370

Total	$916	$899	$1,815

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over estimated useful lives that will generally range from 5 to 13 years for technology and 24 years for customer relationship intangible assets, subject to the finalization of the purchase price allocation in the merger. The amortizable life for each category of asset was determined by examining the pattern and life of expected cash flows from these items. The estimated amortizable life of customer relationships was determined after consideration of Solutia’s historical customer buying and attrition patterns. Based on financial due diligence, Eastman management currently believes that Solutia’s customers have demonstrated a fairly consistent buying pattern for many years and a number of the customer relationships have existed for decades. Eastman’s preliminary evaluations have indicated that there appears to be very little turnover in Solutia’s customers and management has no reason to believe that this historical experience will change in the future. Given the long life associated with the expected cash flows and the pattern of attrition, management believes that a 24 year amortizable life is appropriate. The trade names and trademarks are expected to be indefinite-lived intangible assets, as these assets have no legal, contractual, regulatory, economic, or other competitive limiting factors and Eastman management expects to use them for the foreseeable future. See Note 4(a) for a discussion of the possible effects of changes in the preliminary fair value and estimated remaining weighted average useful life of intangible assets to be acquired in the merger from those presented herein on the calculation of pro forma amortization expense.

(n) Other noncurrent assets

The unaudited pro forma adjustment to other noncurrent assets is calculated as follows (in millions):

Elimination of valuation reserve against deferred tax assets of Solutia	$519
Elimination of unamortized financing costs of Solutia	(25)
Capitalized financing costs related to additional indebtedness	8
Elimination of assets related to interest rate hedging contracts	(3)

Total adjustment	$499

The unaudited pro forma adjustment reflects the elimination of a portion of the valuation reserve against Solutia’s deferred tax assets. See Note 4(j) for additional detail concerning the release of Solutia’s valuation reserve against its deferred tax assets related to net operating losses and foreign tax credit carryforwards. The adjustment also reflects the elimination of unamortized deferred financing costs associated with existing Solutia debt expected to be refinanced in connection with the merger and the addition of financing costs expected to be incurred by Eastman relating to expected additional indebtedness in connection with the completion of the merger. The adjustment for capitalized financing costs reflects the total expected amount of these costs of $18 million less amounts of $10 million reflected in Eastman’s historical statement of financial position as of March 31, 2012. The unaudited pro forma adjustment also reflects the elimination of other noncurrent assets related to the settlement of Solutia’s interest rate hedging net liability. See Note 4(g) for additional detail concerning the elimination of Solutia’s interest rate hedging net liability.

(o) Payables and other current liabilities

The unaudited pro forma adjustment to payables and other current liabilities is calculated as follows (in millions):

Tax benefit from Bridge Loan fees	$(4)
Tax benefit from deductible advisory costs	(5)
Elimination of liabilities related to interest rate hedging contracts	(18)
Elimination of accrued transaction costs	(5)

Total adjustment	$(32)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma adjustment reflects a decrease in income taxes payable resulting from the tax deductibility of one-time costs, including financing costs of $12 million ($17 million, net of $5 million previously recognized by Eastman during first quarter 2012) for the Bridge Loan related to the merger and estimated tax deductible advisory costs of $13 million ($18 million, net of $5 million previously recognized by Solutia during first quarter 2012). Adjustments to income taxes payable are based on applying the first quarter 2012 combined statutory U.S. federal and state tax rate of 37% to these costs. The unaudited pro forma adjustment also reflects the elimination of Solutia’s $18 million interest rate hedging gross liability. See Note 4(g) for additional detail concerning the elimination of Solutia’s interest rate hedging net liability. The adjustment also reflects elimination of total transaction costs payable reflected in the historical statements of financial position as of March 31, 2012 of Eastman and Solutia of $5 million, as such amounts are expected to be paid at the closing of the merger.

(p) Debt

The unaudited pro forma debt adjustments are classified between short-term borrowings (due within one year) and long-term borrowings as follows (in millions):

	Adjustments to Solutia debt	Refinancing of Solutia debt at fair value	Debt expected to be incurred by Eastman	Debt adjustment
Borrowings due within one year	$—	$—	$120	$120
Long-term borrowings	105	(1,443)	3,380	2,042

Total	$105	$(1,443)	$3,500	$2,162

Adjustments to Solutia debt include a fair value adjustment in the amount of $102 million and elimination of unamortized bond discount of $3 million. Due to the expected refinancing of existing Solutia debt in connection with the completion of the merger, the adjustment reflects the elimination of $1,443 million of outstanding Solutia debt at fair market value, which includes the carrying value of $1,338 million and the $105 million adjustment. The fair value of this debt is likely to fluctuate until the merger is completed.

The adjustment also includes an estimated $3,500 million of debt expected to be incurred by Eastman primarily to repay the Solutia debt and fund transaction-related items, including the cash portion of the merger consideration and other one-time costs. Eastman has entered into certain definitive agreements providing for this financing including the Term Loan Agreement and the Bridge Loan Agreement as discussed under the heading “The Merger—Financing for the Merger” beginning on page 71. The $120 million current portion of the debt adjustment reflects the provisions of the Term Loan Agreement, which require 10% of the expected $1,200 million balance to be repaid within one year of borrowing.

These Statements have assumed that Eastman will complete an offering of debt securities based on current market conditions and, as a result, will not borrow any amounts under The Bridge Loan Agreement. Any borrowings under the Bridge Loan Agreement, if made, would be classified as a component of current liabilities.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(q) Deferred income tax liabilities

The unaudited pro forma adjustment to deferred income tax liabilities is calculated as follows (in millions):

Net deferred income taxes arising from fair value adjustments:
Inventories	$28
Properties	42
Identifiable intangible assets	333
Debt	(39)

Total net deferred income taxes arising from fair value adjustments	364
Elimination of valuation reserve against deferred tax assets of Solutia	(25)

Total adjustment	$339

The unaudited pro forma adjustment reflects the change in net deferred income taxes arising from fair value adjustments to Solutia’s assets to be acquired and liabilities to be assumed by Eastman in the merger. Deferred income taxes arising from the estimated fair value adjustments for acquired inventory and properties have been calculated by applying Solutia’s first quarter 2012 blended global statutory tax rate of 29% to the related fair value adjustments of $96 million and $145 million, respectively. Deferred income taxes arising from the estimated fair value adjustments related to Solutia’s identifiable intangible assets and existing debt, which are maintained in the U.S., have been calculated by applying the first quarter 2012 combined statutory U.S. federal and state tax rate of 37% to the related fair value adjustments of $899 million and $105 million, respectively. Although Eastman expects to refinance Solutia’s existing debt in connection with completion of the merger (see Note 4(p)), the repayment of the debt at fair value is expected to generate a tax benefit for the difference between fair value and book value. Accordingly, a deferred tax asset has been reflected (as a reduction of the net deferred tax liability) for the difference. The unaudited pro forma adjustment also includes the elimination of a $25 million tax valuation reserve against Solutia’s deferred tax assets. See Note 4(j) for additional detail concerning the release of Solutia’s valuation reserve against its deferred tax assets related to net operating losses and foreign tax credit carryforwards.

(r) Other long-term liabilities

The unaudited pro forma adjustment reflects the elimination of Solutia’s $11 million interest rate hedging gross liability. See Note 4(g) for additional detail concerning the elimination of Solutia’s interest rate hedging net liability.

(s) Stockholders’ equity

The Pro Forma Balance Sheet reflects the elimination of Solutia’s historical equity balances, certain of which have been adjusted for retrospective application of the accounting methodology change for pension and OPEB plans actuarial gains and losses described in the paragraphs immediately preceding these statements, and certain other adjustments, including the issuance of approximately 14.7 million shares of Eastman common stock expected to be issued in the merger (based upon the number of shares of Solutia common stock and shares underlying equity compensation awards outstanding at March 31, 2012). The unaudited pro forma adjustment to additional paid-in capital is calculated as follows (in millions):

Elimination of historical balance	$(1,672)
Additional paid-in capital from merger	736

Total adjustment	$(936)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma adjustment to retained earnings is calculated as follows (in millions):

Elimination of historical balance, after adjustment for accounting methodology change	$562
Other adjustments
Bridge loan fees	(12)
Advisory costs	(40)
Tax benefit of one-time costs	9

Total other adjustments	(43)

Total adjustment	$519

Retained earnings were reduced for estimated transaction costs, including estimated remaining transaction fees ($60 million in total expected costs net of previously accrued amounts of $20 million) and remaining financing costs related to the Bridge Loan Agreement ($17 million of total expected costs net of previously accrued amounts of $5 million), net of the estimated tax effects related to one-time costs. See Note 4(o) for additional detail concerning tax effects of one-time costs. These estimated transaction costs have been excluded from the Pro Forma Income Statement as they reflect charges directly attributable to the merger that will not have an ongoing impact on Eastman. See the disclosures immediately following Note 4(f). No material transaction costs have been expensed or accrued by either Eastman or Solutia in their actual 2011 historical financial statements. Transaction costs historically expensed by Eastman and Solutia during first quarter 2012 have been eliminated from the Pro Forma Income Statement for the three months ended March 31, 2012. See Note 4(b).

NOTE 5.	NON-GAAP FINANCIAL MEASURES

In addition to evaluating financial condition and results of operations in accordance with GAAP, management also reviews and evaluates certain alternative financial measures not prepared in accordance with GAAP. Non-GAAP measures do not have definitions under GAAP and may be defined differently by and not be comparable to, similarly titled measures used by, other companies. As a result, management considers and evaluates non-GAAP measures in connection with a review of the most directly comparable measure calculated in accordance with GAAP. Management cautions investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable GAAP measure.

Eastman management evaluates and analyzes results and the impact on Eastman of strategic decisions and actions relating to, among other things, cost reduction, growth, and profitability improvement initiatives, and other non-recurring or unusual events outside of normal business and operations, by considering financial results and measures both including and excluding certain items. The items excluded by Eastman management in its evaluation of results do not directly arise from Eastman’s core operations, and generally are expected to be of an unusual or non-recurring nature. Specifically, as presented herein, Eastman has excluded asset impairments and restructuring charges (gains) and certain gains on the sale of investments and divestures of businesses, each of which is expected to be non-recurring and results from various non-core transactions that do not impact Eastman’s results consistently (and, in the case of assets impairments and restructuring charges, are not cash transactions impacting profitability), as well as MTM pension and OPEB plan adjustments, as these adjustments arise from a change in accounting principle on a company-wide basis retrospectively applied to all prior periods. Because these non-recurring or non-core costs and gains may materially affect Eastman’s financial condition or results in a specific period in which they are recognized, management also evaluates, and makes resource allocation and performance evaluation decisions based on, the related non-GAAP measures excluding such items. In addition to using such measures to evaluate results in a specific period, management believes that such measures may provide more complete and consistent comparisons of Eastman’s operational performance on a period-over-period historical basis and a better indication of expected future trends. Management discloses these non-GAAP measures, and the related reconciliations, because it believes investors use these metrics in

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

evaluating longer-term period-over-period performance, and to allow investors to better understand and evaluate the information used by management to assess Eastman’s and its segments’ operating performance, make resource allocation decisions, and evaluate organizational and individual performance in determining certain performance-based compensation. As no material non-recurring items of this nature were recognized by Eastman or Solutia during first quarter 2012, these measures are only presented for the year ended December 31, 2011.

	Year Ended December 31, 2011
		Earnings from Continuing Operations Before Nonrecurring Items (1)
(Dollars in millions, except per share amounts; unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share
Pro forma combined, including the effect of the accounting methodology change for pension and OPEB plans	$1,242	$1,074	$748	$4.74
Certain items:
Asset impairments and restructuring charges, net (2)(3)	11	11	10	0.07
Gains on sale of investments and divestiture of businesses (4)	(46)	(46)	(44)	(0.28)
Eastman MTM pension and OPEB adjustment (5)	144	144	88	0.55
Solutia MTM pension and OPEB adjustment (6)	56	56	41	0.26

Excluding items	$1,407	$1,239	$843	$5.34

(1)	As indicated in the introductory paragraphs to the unaudited pro forma condensed combined financial statements and Note 4 hereof, certain nonrecurring items directly attributable to the merger have been excluded from pro forma earnings from continuing operations before nonrecurring items.
(2)	Eastman asset impairments and restructuring charges (gains), net, include a $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project in second quarter and $7 million in restructuring charges primarily for severance associated with the acquisition and integration of Sterling Chemicals, Inc. in third quarter.
(3)	Solutia asset impairments and restructuring charges (gains), net, consist of $14 million in restructuring charges for severance, pension settlement, and other charges related to the relocation of European regional headquarters and $5 million for severance costs and share-based compensation expense on executive officer separation agreement.
(4)	Solutia gains on sale of investments and divestiture of businesses consist of a $29 million gain related to the sale of remaining two percent ownership interest in Ascend Performance Materials Holdings, Inc. and a $17 million gain on certain other rubber chemicals divestitures.
(5)	Eastman MTM adjustment for pension and OPEB plans actuarial net losses resulting from the change in pension and OPEB accounting methodology. See the paragraphs immediately preceding these Statements.
(6)	Solutia’s estimated MTM adjustment for pension and OPEB plans actuarial net losses.

COMPARATIVE PER SHARE DATA

The following table shows, for the year ended December 31, 2011, and the three months ended March 31, 2012, historical and pro forma equivalent per share data for Solutia common stock and historical and pro forma combined per share data for Eastman common stock. The information in the table is derived from each of Solutia’s and Eastman’s respective historical consolidated financial statements incorporated by reference herein, as well as the unaudited pro forma condensed combined financial information included elsewhere herein.

The pro forma equivalent information shows the effect of the merger from the perspective of an owner of Solutia common stock. The information was computed by multiplying the pro forma combined income from continuing operations per share and Eastman’s historical cash dividends declared per share for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively and pro forma combined book value per share as of March 31, 2012 by the exchange ratio of the stock portion of the merger consideration of 0.12 shares of Eastman common stock for each share of Solutia common stock. These computations exclude any potential benefit to Solutia stockholders from receiving any amount of cash as a component of the merger consideration.

The pro forma combined data below is presented for illustrative purposes only. The pro forma adjustments to the statement of earnings data are based on the assumption that the merger was completed on January 1, 2011, and the pro forma adjustments to the statement of financial position data are based on the assumption that the merger was completed on March 31, 2012.

Either company’s actual historical financial condition and results of operations may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical financial condition and results of operations that would have actually been achieved or of the future results of Eastman after the completion of the merger.

You should read the information below together with the historical financial statements and related notes of each of Eastman and Solutia, which are incorporated by reference in this proxy statement/prospectus, and with the information under the heading “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 38.

	Solutia Common Stock		Eastman Common Stock
	Historical	Pro Forma Equivalent	Historical	Pro Forma Combined
Income from Continuing Operations Per Share
Basic
Year Ended December 31, 2011	$2.19	$0.58	$4.34	$4.84	(1)
Three Months Ended March 31, 2012	$0.44	$0.17	$1.15	$1.43
Diluted
Year Ended December 31, 2011	$2.16	$0.57	$4.24	$4.74	(1)
Three Months Ended March 31, 2012	$0.43	$0.17	$1.13	$1.40
Cash Dividends Declared Per Share
Year Ended December 31, 2011	$0.0375	$0.12	$0.990	$0.990
Three Months Ended March 31, 2012	$—	$0.03	$0.260	$0.260
Book Value Per Share
March 31, 2012	$8.29	$2.14	$14.69	$17.81

(1)	For a discussion of certain nonrecurring items excluded from pro forma combined income from continuing operations per share, see Note 4 of the notes to the accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements.

COMPARATIVE MARKET VALUE OF COMMON STOCK

Eastman common stock and Solutia common stock are listed for trading on the New York Stock Exchange under the symbols “EMN” and “SOA,” respectively. The following table shows the closing prices per share of Eastman common stock and Solutia common stock as reported on January 26, 2012, the final trading day prior to the public announcement of the merger, and on May         , 2012, the latest practicable date prior to the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration for each share of Solutia common stock, which was calculated by multiplying the closing price of Eastman common stock on the relevant date by the exchange ratio of the stock portion of the merger consideration of 0.12 shares of Eastman common stock for each share of Solutia common stock and adding the per share cash consideration of $22.00, without interest. These computations do not include any potential benefit to Solutia stockholders from receiving any amount of cash as a component of merger consideration.

	Closing Price of Eastman Common Stock		Closing Price of Solutia Common Stock		Implied Value of Merger Consideration
As of January 26, 2012		$47.12		$19.51		$27.65
As of May , 2012	$		$		$

The market price of Eastman common stock and Solutia common stock will fluctuate prior to the Solutia special meeting and before the merger is completed, which will affect the implied value of the merger consideration paid to Solutia stockholders. You should obtain current market quotations for the shares before making any decisions with respect to the merger.

SOLUTIA SPECIAL MEETING

Proxy Statement/Prospectus

This proxy statement/prospectus is being furnished to Solutia stockholders in connection with the solicitation of proxies by the Solutia board of directors in connection with the special meeting of Solutia stockholders.

This proxy statement/prospectus and the enclosed proxy card(s) are first being sent to Solutia stockholders on or about             , 2012.

Date, Time and Place of the Solutia Special Meeting

The Solutia special meeting is to be held at 10:00 a.m., local time, on             , 2012, at             .

Purpose of the Solutia Special Meeting

At the Solutia special meeting, holders of Solutia common stock as of the record date will be asked to:

Proposal 1.	consider and vote upon the adoption of the merger agreement;

Proposal 2.	consider and vote, on a non-binding, advisory basis, to approve compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger; and

Proposal 3.	consider and vote upon the approval of the adjournment of the Solutia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Solutia special meeting.

Record Date and Voting

Only holders of record of Solutia common stock at the close of business on May 4, 2012, which is the record date, will be entitled to notice of and to vote at the Solutia special meeting with regard to Proposals 1–3 described above. On the record date there were 122,837,608 shares of Solutia common stock outstanding and entitled to vote at the Solutia special meeting, held by approximately 3,334 holders of record. Each share of Solutia common stock issued and outstanding on the record date is entitled to one vote on each proposal to be voted upon at the Solutia special meeting.

The quorum requirement for holding the Solutia special meeting and transacting business at the Solutia special meeting is a majority of the outstanding shares of Solutia common stock as of the record date that are present or represented at the Solutia special meeting (other than with respect to Proposal 3, the proposal related to adjournments, for which a quorum is not required). The shares may be present in person or represented by proxy at the Solutia special meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

If your proxy card is properly executed and received by Solutia in time to be voted at the Solutia special meeting, the shares of Solutia common stock represented by your proxy (including those given electronically via the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. Executed but unvoted proxies will be voted in accordance with the recommendations of the Solutia board of directors.

Vote Required

Adoption of merger agreement (Proposal 1). The affirmative vote of the holders of a majority of the outstanding shares of Solutia common stock entitled to vote at the Solutia special meeting is required to adopt the merger agreement. The required vote of Solutia stockholders on the merger agreement is based upon the number of outstanding shares of Solutia common stock entitled to vote at the Solutia special meeting, and not the number of shares that are actually voted. Brokers, banks and other nominees do not have discretionary authority to vote on this Proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the Solutia special meeting of any Solutia stockholder or the abstention from voting by any Solutia stockholder, or the failure of any Solutia stockholder who holds shares in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee (a “broker non-vote”), will have the same effect as a vote against the adoption of the merger agreement by the Solutia stockholder.

Advisory vote on golden parachute compensation (Proposal 2). The affirmative vote of a majority of the votes cast by the holders of Solutia common stock at the Solutia special meeting is required to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger. The required vote of holders of Solutia common stock to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger is based on the number of shares that are actually voted, not on the number of outstanding shares of Solutia common stock. While the Solutia board of directors intends to consider the vote resulting from this proposal, the vote is advisory, and therefore not binding on Solutia or on Eastman, or the board of directors or the compensation committees of Eastman or Solutia. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the special meeting of Solutia stockholders or the abstention from voting by holders of Solutia common stock, or a broker non-vote, will have no effect on this proposal.

Approval of the adjournment of the Solutia special meeting (Proposal 3). The affirmative vote of a majority of the votes cast by holders of Solutia common stock at the Solutia special meeting is required to approve the proposal to adjourn the Solutia special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Solutia special meeting to adopt the merger agreement. The required vote of holders of Solutia common stock to approve the proposal to adjourn the special meeting of Solutia stockholders, if necessary, to solicit additional proxies is based on the number of shares that are actually voted, not on the number of outstanding shares of Solutia common stock. Brokers, banks and other nominees do not have discretionary authority to vote on this proposal. The failure to submit a proxy card or to vote electronically via the Internet, by telephone or in person at the special meeting of Solutia stockholders or the abstention from voting by holders of Solutia common stock, or a broker non-vote, will have no effect on this proposal. In accordance with the Solutia Bylaws, a vote to approve the proposal to adjourn the Solutia special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Solutia special meeting to adopt the merger agreement may be taken in the absence of a quorum. Solutia does not intend to call a vote on this proposal if Proposal 1 has been approved at the Solutia special meeting.

Recommendation of the Solutia Board of Directors

The Solutia board of directors recommends votes:

1.	“FOR” the adoption of the merger agreement (Proposal 1);

2.	“FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Solutia’s named executive officers that is based on or otherwise relates to the merger (Proposal 2); and

3.	“FOR” the approval of the adjournment of the Solutia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Solutia special meeting (Proposal 3).

Solutia stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Solutia stockholders are directed to the merger agreement, which is attached as Annex A hereto.

Voting Electronically or by Telephone

If your shares of Solutia common stock are registered directly in your name with Solutia’s transfer agent, you are considered, with respect to those shares, the “stockholder of record”, and these proxy materials are being sent to you directly by Solutia. As a stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, Jeffry N. Quinn, Solutia’s Chairman of the Board, President and Chief Executive Officer, and Paul J. Berra, III, Solutia’s Senior Vice President, Legal and Governmental Affairs and

General Counsel, or to vote in person at the Solutia special meeting. A proxy card has been enclosed for you to use. You may also vote on electronically via the Internet or by telephone.

If your shares of Solutia common stock are held by a broker, bank or other nominee, you are considered the beneficial owner of the shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Solutia special meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Solutia special meeting. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your shares. You may also vote electronically via the Internet or by telephone.

Whether or not you plan to attend the Solutia special meeting, your vote is important, and Solutia encourages you to vote promptly. You can ensure your shares of Solutia common stock are represented at the Solutia special meeting by promptly submitting your proxy electronically via the Internet or by telephone or marking, signing, dating and returning the appropriate proxy card in the envelope provided. Each valid proxy received in time will be voted at the Solutia special meeting according to the choice specified, if any. A proxy may be revoked at any time before the proxy is voted, as outlined below.

Vote of Solutia’s Directors and Executive Officers

As of the record date, Solutia directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 1,073,375 shares of Solutia common stock, or approximately 0.8% of the total outstanding shares of Solutia common stock. Solutia currently expects that its directors and executive officers will vote their shares in favor of Proposals 1, 2 and 3, but none of Solutia’s directors or executive officers have entered into any agreement obligating them to do so.

Revocability of Proxies

You may revoke a proxy or change your voting instructions at any time prior to the vote at the Solutia special meeting. You may enter a new vote electronically via the Internet or by telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the Solutia special meeting and voting in person. Your attendance at the Solutia special meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. You may deliver written notice of revocation of a proxy to Solutia’s Corporate Secretary at any time before the Solutia special meeting by sending such revocation to the Corporate Secretary, 575 Maryville Centre Drive, St. Louis, Missouri 63141, in time for the Corporate Secretary to receive it before the Solutia special meeting.

Inspector of Election

A representative of Broadridge Financial Solutions, Inc. will tabulate the vote and act as the inspector of election at the Solutia special meeting.

Attending the Solutia Special Meeting

You are entitled to attend the Solutia special meeting only if you are a stockholder of record of Solutia or you hold your shares of Solutia beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the Solutia special meeting.

If you are a stockholder of record of Solutia and wish to attend the Solutia special meeting, please so indicate on the appropriate proxy card or as prompted by the Internet or telephone voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Solutia special meeting.

If a broker, bank or other nominee is the record owner of your shares of Solutia common stock, you will need to have proof that you are the beneficial owner as of the record date to be admitted to the Solutia special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Solutia special meeting.

Voting Procedures

You may vote your shares of Solutia common stock by proxy electronically via the Internet, by telephone, by completing and sending in the appropriate paper proxy card or in person at the Solutia special meeting.

Whether you vote your proxy electronically via the Internet, by telephone, by mail or in person, Solutia will treat your proxy the same way. The individuals appointed as proxyholders will be Jeffry N. Quinn, Solutia’s Chairman of the Board, President and Chief Executive Officer, and Paul J. Berra, III, Solutia’s Senior Vice President, Legal and Governmental Affairs and General Counsel. The shares of Solutia common stock represented by valid proxies that are received in time for the Solutia special meeting will be voted as specified in such proxies. Valid proxies include all properly executed, written paper proxy cards received pursuant to this solicitation that are not later revoked. Executed but unvoted proxies will be voted in accordance with the recommendations of the Solutia board of directors.

Executed proxies submitted without direction pursuant to this solicitation will be voted “FOR” each of the proposals in accordance with the recommendation of the Solutia board of directors as disclosed in this proxy statement/prospectus.

Proxy Solicitations

Solutia is soliciting proxies for the Solutia special meeting from Solutia stockholders. Solutia will reimburse brokers, banks, institutions and others holding common stock of Solutia as nominees for their expenses in sending proxy solicitation material to the beneficial owners of such common stock of Solutia and obtaining their proxies.

Stockholders should not send stock certificates or other evidence of shares in book-entry form with their proxies. A letter of transmittal and instructions for the surrender of Solutia stock certificates will be mailed to Solutia stockholders shortly after the completion of the merger, if approved and completed.

Solutia has engaged MacKenzie Partners, Inc., or “MacKenzie Partners,” to assist in the solicitation of proxies for the Solutia special meeting and will pay MacKenzie Partners a fee of approximately $25,000, plus reimbursement of reasonable out-of-pocket expenses. The address of MacKenzie Partners is 105 Madison Avenue, New York, New York 10016. If you need assistance in completing your proxy card or have questions regarding the Solutia special meeting, please contact MacKenzie Partners at proxy@mackenziepartners.com (e-mail), call toll-free: (800) 322-2885 or call collect: (212) 929-5500.

Householding

Some brokers, banks and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement/prospectus may have been sent to multiple stockholders in your household. Solutia will promptly deliver a separate copy of either or both documents to you if you write or call Solutia at the following address or phone number: Mackenzie Partners, proxy@mackenziepartners.com (email), (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

Results of the Solutia Special Meeting

The preliminary voting results will be announced at the Solutia special meeting. In addition, within four business days following the Solutia special meeting, Solutia intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business-day period, Solutia will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

BENEFICIAL STOCK OWNERSHIP OF SOLUTIA’S DIRECTORS, EXECUTIVE OFFICERS

AND PERSONS OWNING MORE THAN 5% OF THE OUTSTANDING SHARES OF

SOLUTIA COMMON STOCK

The following table shows the amount of Solutia common stock beneficially owned as of May 9, 2012 (unless otherwise indicated) by each person known by Solutia to own beneficially more than 5% of the outstanding shares of Solutia common stock, by each of Solutia’s directors and named executive officers and by all directors and executive officers of Solutia as a group. Unless otherwise indicated, each person has sole investment and voting power over the securities listed in the table. The business address for each of Solutia’s directors and executive officers listed below is c/o Solutia Inc., 575 Maryville Centre Drive, St. Louis, Missouri 63141.

Name	Number of Shares of Solutia Common Stock Beneficially Owned	Percent of Class(1)
Name and Address of Beneficial Owner
Invesco Ltd. (2) 1555 Peachtree Street NE Atlanta, Georgia 30309	9,553,767	7.8%
FMR LLC (3) 82 Devonshire Street Boston, Massachusetts 02109	8,216,866	6.7%
The Vanguard Group, Inc. (4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	6,141,290	5.0%
Executive Officers and Directors
Jeffry N. Quinn (5)(6)(7)(8)	1,171,092	*
James M. Sullivan (5)(6)(7)	359,120	*
D. Michael Donnelly (6)(7)	50,702	*
Robert T. DeBolt (6)(7)	55,252	*
Paul J. Berra, III (6)(7)	60,890	*
Robert K. deVeer, Jr. (9)	2,900	*
James P. Heffernan (9)	19,019	*
Edgar G. Hotard (9)	6,443	*
W. Thomas Jagodinski (9)	11,169	*
William T. Monahan (9)	44,789	*
Robert A. Peiser (9)	22,635	*
William C. Rusnack (9)	6,037	*
Gregory C. Smith (9)	22,266	*
All executive officers and directors (20 persons)(10)	2,149,725	1.75%

*	Less than 1%.
(1)	Based on shares of Solutia common stock outstanding on May 9, 2012.
(2)	As reported in a Schedule 13G filed February 14, 2012, as of December 31, 2011, Invesco Ltd. is deemed to beneficially own and has sole voting and dispositive power as to 9,553,767 shares of Solutia common stock. This includes 7,092,342 shares beneficially owned by Invesco Canada Ltd. in its capacity as an investment advisor, 2,394,658 shares beneficially owned by Invesco Advisers, Inc. in its capacity as an investment advisor, 60,289 shares beneficially owned by Invesco PowerShares Capital Management in its capacity as an investment advisor, 6,012 shares beneficially owned by Invesco Investment Advisers, LLC in its capacity as an investment advisor and 463 shares beneficially owned by Invesco PowerShares Capital Management Ireland Ltd. in its capacity as an investment advisor. Each of these entities is a subsidiary of Invesco Ltd., and the address of each of these entities is 1555 Peachtree Street N.E., Atlanta, Georgia 30309.
(3)	As reported in an amended Schedule 13G filed February 14, 2012, as of December 31, 2011, FMR LLC is deemed to beneficially own and has sole voting power as to 680,280 shares of Solutia common stock and sole dispositive power as to 8,216,866 shares. This includes 7,536,586 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”) in its capacity as an investment advisor. Fidelity is a wholly owned subsidiary of FMR LLC. Edward C. Johnson, III and members of his family own approximately 49% of the voting power of FMR LLC and have certain other rights to influence the management of this entity. The address of FMR LLC and Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109. In addition, 680,280 shares are beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR LLC. This entity holds the shares as a result of serving as investment advisor to institutional accounts. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917.
(4)	As reported in a Schedule 13G filed February 8, 2012, as of December 31, 2011, The Vanguard Group, Inc. is deemed to beneficially own 6,141,290 shares of Solutia common stock, has sole dispositive power as to 6,055,053 shares and has sole voting and shared dispositive power as to 86,237 shares.
(5)	The number of shares of Solutia common stock shown for Messrs. Quinn and Sullivan include 1,716 and 87 shares deliverable upon the exercise of warrants, respectively.
(6)	The number of shares of Solutia common stock shown for Messrs. Quinn, Sullivan, Donnelly, DeBolt and Berra include 164,563, 51,399, 22,339, 29,370 and 25,965 shares, respectively, of time vested restricted stock issued pursuant to the applicable Solutia Equity Plan that have not vested.
(7)	The number of shares of Solutia common stock shown for Messrs. Quinn, Sullivan, Donnelly, DeBolt and Berra include exercisable options to purchase 603,408, 198,559, 13,702, 8,329 and 13,307 shares, respectively.
(8)	The number of shares of Solutia common stock shown for Mr. Quinn include 139,202 shares and 858 shares deliverable upon the exercise of warrants held in trust for the benefit of Mr. Quinn. Also, the number of shares shown for Mr. Quinn includes 138,791 shares and 858 shares deliverable upon the exercise of warrants held in trust for the benefit of Mr. Quinn’s wife.
(9)	The number of shares of Solutia common stock shown for Messrs. deVeer, Hotard, Jagodinski, Monahan, Peiser and Smith include 2,900 shares each and for Mr. Rusnack, 6,037 shares, of time vested restricted stock (restricted stock units for Mr. Monahan) issued pursuant to the applicable Solutia Equity Plan that have not vested. The number of shares of Solutia common stock shown for Mr. Heffernan include 1,044 shares of time vested restricted stock units and 1,856 shares of time vested restricted stock issued pursuant to the applicable Solutia Equity Plan that have not vested.
(10)	The number of shares of Solutia common stock shown for all directors and executive officers as a group, including the named executive officers, includes 381,279 shares of unvested restricted stock, 3,944 shares of unvested restricted stock units, 1,802 shares deliverable upon the exercise of warrants and exercisable options to purchase 1,054,052 shares.

PROPOSALS SUBMITTED TO SOLUTIA STOCKHOLDERS

Adoption of the Agreement and Plan of Merger

(Item 1 on the Solutia Proxy Card)

This proxy statement/prospectus is being furnished to Solutia stockholders as part of the solicitation of proxies by the Solutia board of directors for use at the Solutia special meeting to consider and vote on the proposal to adopt the merger agreement. IF SOLUTIA STOCKHOLDERS FAIL TO ADOPT THE MERGER AGREEMENT, THE MERGER CANNOT BE COMPLETED. Holders of Solutia common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Solutia board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Solutia and its stockholders. The Solutia board of directors has directed that the merger agreement be submitted to Solutia stockholders for adoption at the Solutia special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of Solutia common stock entitled to vote at the Solutia special meeting is required to adopt the merger agreement.

The Solutia board of directors recommends that its stockholders vote “FOR” the adoption of the merger agreement.

Non-Binding Advisory Vote on Golden Parachute Compensation

(Item 2 on the Solutia Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21(c) under the Exchange Act require Solutia to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Solutia that is based on or otherwise relates to the merger (also known as “golden parachute” compensation).

Accordingly, Solutia is requesting that holders of Solutia common stock approve the following resolution:

“RESOLVED, that the stockholders of Solutia Inc. approve, on a non-binding advisory basis, the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger, as disclosed in the proxy statement/prospectus relating to the Solutia special meeting in the table entitled “Golden Parachute Compensation,” including the related narrative discussion, as disclosed under the heading “Payments to Solutia Named Executive Officers Contingent Upon the Merger,” and the agreements or understandings pursuant to which such compensation may be paid or become payable.”

Approval of this proposal is not a condition to completion of the merger. As this is an advisory vote, the result will not be binding on Solutia or on Eastman, or the board of directors or the compensation committees of Eastman or Solutia. Accordingly, such compensation, including amounts that Solutia is contractually obligated to pay, could still be payable regardless of the outcome of this advisory vote, subject only to the conditions applicable thereto.

The Solutia board of directors recommends that holders of Solutia common stock vote “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to the compensation disclosure rules of the SEC.

Adjournment Proposal

(Item 3 on the Solutia Proxy Card)

The Solutia special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the adoption of the merger agreement.

If, at the Solutia special meeting, the number of shares of Solutia common stock present or represented and voting in favor of the adoption of the merger agreement is insufficient to approve such proposal, Solutia intends to move to adjourn the Solutia special meeting in order to solicit additional proxies for the adoption of the merger agreement. In accordance with the Solutia Bylaws, a vote to approve the proposal to adjourn the Solutia special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Solutia special meeting to adopt the merger agreement may be taken in the absence of a quorum. Solutia does not intend to call a vote on this proposal if Proposal 1 (the vote on the adoption of the merger agreement) has been approved at the Solutia special meeting.

In this proposal, Solutia is asking its stockholders to authorize the holder of any proxy solicited by the Solutia board of directors to vote in favor of granting discretionary authority to proxy holders, and each of them individually, to adjourn the Solutia special meeting to another time and place for the purpose of soliciting additional proxies. If Solutia stockholders approve this adjournment proposal, Solutia could adjourn the Solutia special meeting and any adjourned session of the Solutia special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Solutia stockholders who have previously voted.

The Solutia board of directors recommends that holders of Solutia common stock vote “FOR” the approval of the adjournment of the Solutia special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Solutia special meeting.

THE MERGER

This section of the proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the merger agreement, which is attached as Annex A, for a more complete understanding of the merger. In addition, important business and financial information about each of Eastman and Solutia is incorporated into this proxy statement/prospectus by reference and is included in the Annexes hereto. See “Where You Can Find More Information” beginning on page 177.

Effect of the Merger

Upon completion of the merger, Merger Sub, a wholly owned subsidiary of Eastman, will merge with and into Solutia. Solutia will be the surviving corporation in the merger and will become an indirect wholly owned subsidiary of Eastman.

Treatment of Solutia Common Stock

At the effective time of the merger, each share of Solutia common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Solutia as treasury stock and shares held by holders properly exercising appraisal rights under the DGCL) will be cancelled and converted automatically into the right to receive, in accordance with the terms of the merger agreement, (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock. Each share of Solutia common stock owned by Solutia as treasury stock will be cancelled without consideration.

Treatment of Solutia Options

At the effective time of the merger, each outstanding option to acquire shares of Solutia common stock issued under any Solutia Equity Plan, whether or not then vested or exercisable, will be cancelled and terminated in exchange for the right to receive, in cash, the amount by which the cash value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two trading days prior to the merger) exceeds the exercise price for such option.

Treatment of Solutia Restricted Stock

At the effective time of the merger, restrictions on any restricted shares of Solutia common stock issued under any Solutia Equity Plan will lapse and such shares will be fully vested, and the holder thereof will be entitled to receive, for each such restricted share of Solutia common stock, the merger consideration.

Treatment of Solutia Restricted Stock Unit Awards

At the effective time of the merger, each restricted stock unit issued under any Solutia Equity Plan will be converted into a vested right to receive, in cash, the value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two trading days prior to the merger).

Treatment of Performance Share Awards and Performance Share Unit Awards

At the effective time of the merger, restrictions on any performance share award or performance share unit award granted under any Solutia Equity Plan will lapse and such performance share award or performance share unit award will become vested based on no greater than the performance results for the applicable performance period according to the relevant award provisions, and the holder thereof will be entitled to receive, in the case of each performance share award in the form of restricted stock, the merger consideration and, in the case of each performance share unit award in the form of restricted stock units, the cash value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two trading days prior to the merger).

Treatment of Solutia Warrants

At the effective time of the merger, each warrant issued under the Warrant Agreement, dated February 28, 2008, between Solutia and the warrant agent named therein, whether or not then vested or exercisable, will be converted into a warrant to acquire, upon exercise, on substantially the same terms and conditions as were applicable to such warrant immediately prior to the effective time of the merger, the merger consideration.

Treatment of Rights Under Solutia Rights Agreement

The Solutia Rights Agreement provides that it, and the rights issued thereunder, will terminate immediately prior to the effective time of the merger. As a result, no consideration will be paid, or is payable, to holders of any such rights.

Other Effects

The rights pertaining to Eastman common stock will be different from the rights pertaining to Solutia common stock, because the Eastman Charter and the Eastman Bylaws in effect immediately after the completion of the merger will be different from the Solutia Charter and the Solutia Bylaws, respectively. A further description of the rights pertaining to Eastman common stock and the Eastman Charter and the Eastman Bylaws is set forth under “Comparison of Rights of Holders of Eastman Common Stock and Solutia Common Stock” beginning on page  164.

Financing for the Merger

On January 26, 2012, in connection with its entry into the merger agreement, Eastman entered into an agreement with Citigroup Global Markets Inc. (“Citi”) and Barclays Bank PLC (the “commitment”), which contained commitments for a $3.5 billion senior unsecured bridge term loan facility and set out the principal terms of a senior unsecured term loan facility for up to $1.25 billion, with any commitments in respect of the term loan facility reducing on a dollar-for-dollar basis commitments under the bridge term loan facility.

Thereafter, on February 29, 2012, Eastman entered into a Five-Year Senior Term Loan Credit Agreement (the “Term Loan Agreement”) with the initial lenders named therein, Citibank, N.A., as administrative agent, Citi and Barclays Capital Inc. (“Barclays”), as joint lead arrangers, and Barclays, as syndication agent. Upon entry into the Term Loan Agreement, the parties’ commitments relating to a term loan facility under the commitment were replaced and terminated. The terms of the Term Loan Agreement were substantially in accordance with the terms set forth in the commitment for the term loan facility.

The Term Loan Agreement provides for a $1.2 billion term loan facility, the proceeds of which are expected to be used by Eastman to finance, in part, the cash portion of the consideration to be paid by Eastman in the merger and to pay a portion of the related fees and expenses, which may include the repayment of certain outstanding borrowings of Solutia.

Funding under the Term Loan Agreement is subject to customary conditions for financings of this type. In addition, funding is also subject to the closing of the merger.

Borrowings under the Term Loan Agreement will be unsecured, and will bear interest at a variable base rate or a variable Eurodollar rate based on the London Interbank Offered Rate (“LIBOR”), at Eastman’s election. Interest on base rate loans will be equal to the highest of: (1) the Federal Funds Rate plus 0.5%; (2) the agent’s daily “prime rate”; and (3) 1.0% per annum plus the Eurodollar rate (described below) plus, in each case, an applicable margin that may range from 12.5 basis points to 125 basis points, depending on Eastman’s unsecured credit rating. Interest on Eurodollar rate loans will be determined by reference to LIBOR plus an applicable margin that may range from 112.5 basis points to 225 basis points, depending on Eastman’s unsecured credit rating.

Borrowings under the Term Loan Agreement will amortize in quarterly installments from the date of borrowing as follows: (1) 10% annually in the first year after the date of borrowing; (2) 15% annually in the second year after the date of borrowing; (3) 20% annually in the third year after the date of borrowing; (4) 25%

annually in the fourth year after the date of borrowing; and (5) 30% annually in the fifth year after the date of borrowing. Borrowings outstanding under the Term Loan Agreement will be due and payable five years from the date of closing of the merger.

The Term Loan Agreement contains customary events of default, representations, warranties and covenants, including a financial covenant that requires Eastman to comply with a leverage ratio specified therein. Also in connection therewith, Eastman has agreed to pay the lenders thereunder customary fees, including a commitment fee based upon the undrawn portion of commitments under the Term Loan Agreement.

Also, on February 29, 2012, Eastman entered into a Senior Bridge Term Loan Credit Agreement (the “Bridge Loan Agreement”) with the initial lenders named therein, Citibank N.A., as administrative agent, Citi and Barclays, as joint lead arrangers, Barclays, as syndication agent, and Bank of America, N.A., JPMorgan Chase Bank, N.A., RBS Securities Inc. and Wells Fargo Bank, National Association, as co-arrangers. The Bridge Loan Agreement was also entered into pursuant to the terms of the commitment, and the terms contained in the Bridge Loan Agreement were substantially in accordance with the terms set forth in the commitment therefor. Upon entry into the Bridge Loan Agreement, the parties’ commitments relating to a bridge loan facility under the commitment were terminated.

The Bridge Loan Agreement provides for a $2.3 billion bridge loan facility, any proceeds of which may be used by Eastman to finance, in part, the cash portion of the consideration to be paid by Eastman in the merger, and to pay a portion of the related fees and expenses, which may include the repayment of certain outstanding borrowings of Solutia. Depending upon market conditions, Eastman may offer new debt securities prior to or following the completion of the merger. The commitments of the lenders under the Bridge Loan Agreement are to be reduced on a dollar-for-dollar basis by any proceeds Eastman receives from any offering of its debt securities that it may undertake.

Borrowing under the Bridge Loan Agreement is subject to customary conditions for financings of this type. In addition, funding is also subject to the closing of the merger. Any borrowings outstanding under the Bridge Loan Agreement would be due and payable on the date that is 364 days from the date of closing of the Merger.

Any borrowings by Eastman under the Bridge Loan Agreement will be unsecured, and will bear interest at a variable base rate or a variable Eurodollar rate based on LIBOR, at Eastman’s election. Interest on base rate loans will be equal to the highest of: (1) the Federal Funds Rate plus 0.5%; (2) the agent’s daily “prime rate”; and (3) 1.0% per annum plus the Eurodollar rate (described below) plus, in each case, an applicable margin described in the Bridge Loan Agreement that may range from 25 basis points to 275 basis points, depending on Eastman’s unsecured credit rating and the number of days from the closing date of the merger. Interest on Eurodollar rate loans will be determined by reference to LIBOR plus an applicable margin described in the Bridge Loan Agreement that may range from 125 basis points to 375 basis points, depending on Eastman’s unsecured credit rating and the number of days from the closing date of the merger.

In connection with entering into the Bridge Loan Agreement, Eastman has agreed to pay the lenders thereunder customary fees, including: (1) a commitment fee based upon the undrawn portion of commitments under the Bridge Loan Agreement; (2) a duration fee equal to a specified percentage of the aggregate principal amount of the outstanding borrowings under the Bridge Loan Agreement, if any; and (3) a funding fee based upon the aggregate amount of the outstanding borrowings under the Bridge Loan Agreement, if any.

The Bridge Loan Agreement contains customary events of default, representations, warranties and covenants, including a financial covenant that requires Eastman to comply with a leverage ratio specified in the Bridge Loan Agreement.

As discussed in footnote 4(o) to the unaudited pro forma condensed combined financial statements and for purposes thereof, Eastman has assumed it will finance the cash portion of the merger consideration with the proceeds from an offering of debt securities and borrowings under the Term Loan Agreement, and that it will not borrow under the Bridge Loan Agreement.

Some of the potential lenders under each of the Term Loan Agreement and the Bridge Loan Agreement (and their respective subsidiaries or affiliates) have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to Eastman and its subsidiaries and affiliates. These parties have received, and may in the future receive, customary compensation from Eastman and its subsidiaries and affiliates for such services.

Background of the Merger

The senior management and boards of directors of each of Solutia and Eastman actively monitor and assess developments in the chemical industry and are generally aware of the business activities of other major chemical companies, including each other’s activities.

In addition, on an ongoing basis, the board of directors and senior management of Solutia evaluate options for achieving Solutia’s long-term strategic goals and enhancing stockholder value. These options have included periodic assessments of potential business combinations with other chemical companies.

On February 28, 2008, Solutia consummated its reorganization under the protection of the bankruptcy code and emerged from bankruptcy. Continuing through its bankruptcy proceedings, Solutia regularly evaluated potential transactions as a means of realizing the greatest value of Solutia. For example, leading up to the consummation of its reorganization, it solicited interest in and considered several transactions as a method to reorganize under the bankruptcy code, including the possible sale of the company (in whole or by its component parts) through a formal sale process under the supervision of the bankruptcy court. After exploring all options to maximize the value of the bankruptcy estate, the Solutia board of directors concluded that emergence from bankruptcy as a reorganized, stand-alone company was in the best interests of Solutia stakeholders.

Continuing through its bankruptcy proceedings (as a key element of its reorganization strategy) and during the period following its emergence from bankruptcy, Solutia made several changes to its asset portfolio to enhance the value of Solutia. These changes included making strategic investments in its core businesses, exiting certain unprofitable businesses and facilities and divesting non-core assets. As a result of these changes, Solutia transformed its operations into a pure-play performance materials and specialty chemicals company, with a portfolio of high-value, high-potential products with world-leading market positions. For example, during its bankruptcy, Solutia (through its joint venture with FMC Corporation, Astaris LLC) sold substantially all of the assets of Astaris LLC to Israel Chemicals Limited in 2005, acquired all of the shares of its Quimica joint venture that it did not already own from Vitro S.A. de C.V. in 2006 to enhance its Saflex business, acquired all of the shares of its Flexsys joint venture that it did not already own from Akzo Nobel N.V. in 2007 and divested its Dequest water treatment phosphonates business to Thermphos Trading GmbH in 2007. During this period, Solutia also closed several plants and plant lines for its businesses and invested in alternative plant lines. In addition, during its bankruptcy proceedings, Solutia significantly restructured its nylon business, which was capital intensive and subject to high raw material price volatility, and later sold its nylon business in 2009 following a sale process for the business that began shortly after its emergence from bankruptcy. As a result of these changes and culminating in the sale of the nylon business, Solutia had oriented its businesses towards higher margin specialty chemical operations.

Following this transformation of Solutia’s asset portfolio, the board of directors and senior management of Solutia continued to regularly evaluate transactions that could achieve Solutia’s long-term strategic goals and enhance stockholder value. As a result of these efforts, Solutia acquired Etimex Solar GmbH and Novomatrix Pte. Ltd. in 2010 and Southwall Technologies Inc. in 2011, and made several other strategic investments in its facilities and technology in the preceding several years. The Solutia board of directors and senior management evaluated several other significant potential acquisitions and business combination transactions during Solutia’s bankruptcy period and continuing through late 2011. However, given the capital structure and leverage of Solutia and trading prices of Solutia common stock following Solutia’s emergence from bankruptcy protection, most of the other potential acquisition opportunities that were known to Solutia and that could reasonably be completed by Solutia would not add value to Solutia by a material amount, would not be logical complements to Solutia’s existing portfolio of assets in the specialty chemicals industry, would result in a significant amount of additional leverage being incurred by Solutia (which would have exposed Solutia to significant risk as a result of the existing leverage of the company) and/or would result in significant dilution to Solutia stockholders, and thus these other acquisitions were not completed.

In addition, following Solutia’s emergence from bankruptcy protection, the board of directors and senior management of Solutia, acting regularly through Jeffry N. Quinn, Chairman of the Board, President and Chief Executive Officer of Solutia, and in regular consultation with the other members of the Solutia board of directors, continued to evaluate and pursue multiple paths to enhance stockholder value, including through improvements to the stand-alone operations of the company, possible acquisitions to increase the size and scope of the operations of the company and a possible sale of Solutia or significant business combination with another specialty chemical company. In particular, the Solutia board of directors sought to increase the size and scope of Solutia when reasonably possible because it believed that a larger company would be a stronger, more competitive and more valuable company to Solutia stockholders, investors and possible acquirors of the company over the long term. In connection with these activities, Solutia has received and considered indications of interest for the possible acquisition of the company or other strategic business combinations involving the company. In particular, in the Fall of 2009, it received an indication of interest from a foreign chemical company, which potentially would have partnered with a private equity firm, which private equity firm we refer to as “Party A”, about a potential acquisition of Solutia. While the foreign chemical company entered into a confidentiality and standstill agreement with Solutia and engaged in some further discussions regarding this acquisition, the foreign chemical company ultimately did not make a definitive proposal to acquire Solutia. In addition, in the Summer and early Fall of 2010, a U.S.-based chemical company, which we refer to as “Party B”, and another foreign chemical company each separately informed Solutia that it was interested in partnering with another company to acquire Solutia and would divide up Solutia’s businesses between itself and its acquisition partner through the transaction. Neither Party B nor the other foreign chemical company received any confidential information, executed a confidentiality or standstill agreement with Solutia or submitted any definitive indications of interest during these discussions prior to the beginning of 2012. Several private equity firms also have expressed an interest in the possible acquisition of Solutia from time to time. Mr. Quinn engaged in discussions with those private equity firms that had existing portfolio companies or assets in the chemical or specialty chemical industries and he believed could grow those portfolio companies by an acquisition of Solutia and realize strategic benefits of the combination and therefore could share incremental value to Solutia stockholders by virtue of these benefits. In particular, Party A and another private equity firm that we refer to as “Party C” periodically expressed an interest in acquiring Solutia in 2011, although neither Party A nor Party C received any confidential information, executed a confidentiality or standstill agreement with Solutia or submitted any definitive indications of interest during or following these discussions prior to the beginning of 2012. In addition, in the Spring of 2010, a third private equity firm expressed an interest in acquiring Solutia (either directly or through one of its portfolio companies in the specialty chemical industry), entered into a confidentiality and standstill agreement with Solutia and reviewed certain nonpublic information. Following further consideration of transaction alternatives, this private equity firm ultimately determined that it was interested in acquiring only a minority of the equity of Solutia and indicated, on a preliminary basis, that it would be prepared to offer to pay approximately $17.00 per share for that minority position. The Solutia board of directors considered this indication of interest in June 2010 and determined that it was not in the best interests of Solutia.

As a result of these transactions, discussions and its periodic review of potentially available transactions and acquisitions through Solutia’s bankruptcy proceedings and since that time, Solutia believes it is generally aware of the opportunities for strategic transactions and acquisitions involving companies in the chemical industry generally and Solutia in particular.

Eastman and Solutia have from time to time discussed or been involved in discussions related to Eastman acquiring some or all of Solutia. For example, in the late 1990s, prior to and shortly following Solutia’s spin-off from Monsanto Company, Eastman, Monsanto Company (prior to its spin-off of Solutia) and Solutia (following the spin-off) discussed a possible business combination between Solutia and Eastman, including a possible merger. In addition, Eastman was considered by Party B as a potential party with whom Party B could discuss a possible joint acquisition of Solutia in the Summer and early Fall of 2010 (with Party B’s expectation that Eastman would obtain some of Solutia’s businesses following a possible joint acquisition), although no formal discussions took place between executives of Solutia and Eastman related to this proposed joint acquisition.

On March 5, 2009, the closing price of Solutia common stock reached its all-time low (since Solutia’s emergence from bankruptcy protection) of $1.18 per share.

In June 2010, at a meeting of the American Chemistry Council in Colorado Springs, Colorado, Mr. Quinn and Nadim Qureshi, presently Senior Vice President of Corporate Development-Emerging Markets & President of Photovoltaics of Solutia and at the time Senior Vice President, Corporate Strategy and Development of Solutia, met with James P. Rogers, currently the Chairman and Chief Executive Officer and at that time President and Chief Executive Officer of Eastman, and Mark J. Costa, Executive Vice President, Specialty Polymers, Coatings and Adhesives, and Chief Marketing Officer of Eastman, to introduce themselves to each other and to discuss their respective companies, a customary practice at such meetings. During this meeting, Messrs. Quinn, Qureshi, Rogers and Costa discussed in general terms the possibility of a transaction between Solutia and Eastman but did not discuss any specific terms or proposals related to a transaction.

On April 29, 2011, the closing price of Solutia common stock reached its all-time high (prior to the announcement of the merger) of $26.35 per share.

In mid-July 2011, Mr. Rogers contacted Mr. Quinn to schedule a further meeting between them. Mr. Rogers referred to their prior meeting at the American Chemistry Council meetings over a year earlier and asked to revisit the discussions they had previously held.

On August 4, 2011, the finance committee of the Eastman board of directors, which consists of all of the members of the Eastman board of directors other than Mr. Rogers (the “Eastman finance committee”) and the Eastman board of directors each held a regular meeting. At the respective meetings, each received an update from Eastman’s management on Eastman’s review of possible opportunities for inorganic growth, including the possible consideration of the acquisition of Solutia, and Mr. Rogers was authorized to contact Mr. Quinn. References in this “Background of the Merger” section to the Eastman board of directors (or any committee thereof), in the context of considering, evaluating, obtaining information about, or being involved in any discussions or deliberations regarding, Solutia or the merger exclude Brett D. Begemann, a member of the Eastman board of directors and an Executive Vice President of Monsanto Company (of which Solutia was a part prior to its spin-off in 1997), who recused himself from consideration, evaluation, receipt of information about or involvement in any discussions or deliberations regarding Solutia or the merger.

On August 11, 2011, Messrs. Quinn and Rogers had a dinner meeting in New York City. During this dinner meeting, Mr. Rogers expressed Eastman’s preliminary interest in acquiring Solutia. Mr. Rogers explained that the Eastman board of directors had undertaken a review of opportunities for inorganic growth, including through mergers and acquisitions, during the Summer of 2011 and that Eastman had identified Solutia as a possible acquisition candidate. Mr. Rogers explained that he did not think it was best to make a specific proposal at the present time (noting the significant overall recent market volatility and its impact on market valuations on both a specific and overall basis). However, Mr. Rogers inquired about whether Mr. Quinn thought the Solutia board of directors would be receptive to receiving a proposal to acquire Solutia in the near future and any impediments to Eastman making a proposal, including whether Mr. Quinn thought there would be any possible social issues (such as a lack of continuation of employment for Solutia’s senior management team serving corporate functions after completion of any transaction) that would make any transaction unacceptable to the Solutia board of directors. Mr. Quinn responded that he would be willing to consider, together with the Solutia board of directors, a proposal for the acquisition of Solutia by Eastman if the proposal would be in the best interests of Solutia stockholders. Following this dinner meeting, Mr. Quinn informed the Solutia board of directors about this discussion. Mr. Rogers provided a similar update to the Eastman board of directors.

On October 5 and 6, 2011, the Eastman board of directors held a regular meeting at which it received a further update from Eastman’s management on its continued consideration of a possible acquisition of Solutia.

On October 6, 2011, Mr. Quinn had a lunch meeting in New York City with representatives of Citi, one of Eastman’s financial advisors. During the lunch meeting, the representatives of Citi inquired about whether Solutia would be receptive to continuing to discuss an acquisition of Solutia by Eastman as had been discussed at the August 11 dinner meeting. The representatives noted that Eastman remained interested in acquiring Solutia. Mr. Quinn responded that he would be willing to consider, together with the Solutia board of directors, a proposal for the acquisition of Solutia by Eastman if the proposal would be in the best interests of Solutia stockholders.

In mid-October 2011, Mr. Rogers contacted Mr. Quinn to schedule a further meeting to continue to discuss recent developments related to their companies. Following this discussion, Mr. Quinn consulted with representatives of Deutsche Bank about the possible acquisition of Solutia by Eastman. Solutia had retained Deutsche Bank on prior unrelated transactions and began to consult with Deutsche Bank in mid-October 2011 regarding the potential transaction with Eastman as Solutia’s financial advisor, although the fee arrangement with Deutsche Bank was not approved by the Solutia board of directors until December 22, 2011 and the engagement letter with Deutsche Bank was not executed until early January 2012.

Also in mid-October 2011, members of Eastman’s management met with representatives of Barclays and Citi in Kingsport, Tennessee to discuss Eastman’s possible acquisition of Solutia. Each of Barclays and Citi had previously provided certain financial advisory services (on unrelated matters) to Eastman, although Eastman did not formally engage either firm relating to their respective service in connection with the merger until December 2011 and January 2012, respectively.

During the week of October 17, 2011, the Solutia board of directors held a regular meeting, which was held at Solutia’s facilities in China. On October 19, 2011, as part of these board meetings, Mr. Quinn informed the Solutia board of directors that Mr. Rogers had invited him to meet and, based on those discussions, Mr. Quinn predicted that Mr. Rogers could be preparing to submit an indication of interest on behalf of Eastman to acquire Solutia in the near future.

On October 25, 2011, Messrs. Quinn and Rogers had a dinner meeting in Cincinnati, Ohio. At the meeting, Mr. Rogers explained that Eastman had a continuing interest in an acquisition of Solutia and wanted to make a more definitive proposal for the acquisition at the present time. Based on publicly available information and subject to customary qualifications, Mr. Rogers indicated that Eastman would be interested in acquiring Solutia for $23.00 per share. The value of such proposal represented a premium of approximately 46% to the closing price per share of Solutia common stock of $15.80 on October 24, 2011, the previous trading day. Mr. Rogers also noted that he believed that Eastman had a strong senior management team across all of its corporate functions and that he expected that the Eastman senior management team would continue in those positions after the transaction with Solutia was completed rather than having the transaction result in a combination of the companies’ senior management teams. As a result, Mr. Rogers said he expected that there would not be a management position available that would be satisfactory to Mr. Quinn at Eastman or Solutia following the completion of the transaction. Representatives of Eastman and Solutia did not engage in any other discussions about retention of Solutia’s senior management following the completion of the transaction prior to the execution of the merger agreement. Mr. Quinn responded that he would discuss the indication of interest with the Solutia board of directors and respond to Mr. Rogers. Following this dinner meeting, Mr. Quinn informed the Solutia board of directors about this discussion. In addition, Mr. Quinn consulted with representatives of each of Deutsche Bank and Moelis about the possible acquisition of Solutia by Eastman. Solutia had retained Moelis on prior unrelated transactions and began to consult with Moelis in late October 2011 regarding the potential transaction with Eastman as Solutia’s financial advisor, although the fee arrangement with Moelis was not approved by the Solutia board of directors until December 22, 2011 and the engagement letter with Moelis was not executed until early January 2012.

Solutia retained Deutsche Bank and Moelis as co-lead financial advisors to Solutia on the same economic terms, and Solutia did not divide financial advisory responsibilities between them in any formal way. Solutia management selected Deutsche Bank and Moelis because it had familiarity with both financial advisors and believed that they would be well-qualified to assist Solutia in evaluating the transaction. In particular, Solutia believed that both Deutsche Bank and Moelis had excellent knowledge of Solutia and the chemical sector and high-quality mergers and acquisitions advisory experience and expertise. In addition, between Deutsche Bank and Moelis, Solutia believed it would have access to a full-service financial institution that could be able to facilitate obtaining financing for a transaction if necessary and an independent financial advisory services firm, respectively, and also believed a party to a transaction such as the merger frequently retains more than one financial advisor. The decision to retain both Deutsche Bank and Moelis was not related to any concerns about any prior relationship of Deutsche Bank with either Solutia or Eastman and the timing of contacting one advisor before the other was primarily a matter of convenience.

On November 1, 2011, the Solutia board of directors held a special meeting by teleconference. A representative of Kirkland & Ellis LLP (“Kirkland & Ellis”), Solutia’s legal counsel, attended the meeting. At the meeting, Mr. Quinn provided an update to the Solutia board of directors regarding his discussion with Mr. Rogers and Eastman’s indication of interest. After discussion, the Solutia board of directors determined that Mr. Quinn should respond to Eastman by stating that Solutia was not for sale and that the Solutia board of directors was not interested in engaging in discussions concerning the transaction proposed by Eastman at the indicated price level.

On November 2, 2011, Mr. Quinn contacted Mr. Rogers and informed him that Solutia was not for sale and that the Solutia board of directors was not interested in engaging in the transaction proposed by Eastman at the price level indicated. Mr. Rogers expressed his disappointment with the response to Eastman’s indication of interest but expressed his belief that Eastman would continue to be interested in acquiring Solutia.

On November 8, 2011, Mr. Quinn had a meeting in New York City with a representative of Citi. During the meeting, the representative of Citi conveyed Eastman’s disappointment with the response to Eastman’s indication of interest and Eastman’s desire to continue to pursue an acquisition of Solutia by Eastman if Solutia was willing to discuss the possible acquisition. Mr. Quinn responded that he was willing to consider, together with the Solutia board of directors, a proposal for the acquisition of Solutia by Eastman if the proposal would be in the best interests of Solutia stockholders.

On or about November 18, 2011, Mr. Rogers contacted Mr. Quinn to continue to discuss an acquisition of Solutia by Eastman. Mr. Rogers explained that Eastman remained focused on and interested in the possible acquisition, was willing to consider increasing its proposed price, was working to better understand what price it was prepared to pay and would be back in touch shortly with a revised indication of interest, which he expected to put in a letter to be shared with the Solutia board of directors. During their conversation, Mr. Rogers explained that, based on the current trading price of Solutia common stock, Eastman was considering purchasing shares of Solutia common stock on the open market. Mr. Quinn contacted Mr. Rogers shortly thereafter and explained that he thought Eastman should not acquire shares of Solutia common stock on the open market, in part because doing so may impact the tone of discussions of a negotiated transaction. Eastman ultimately did not acquire any shares of Solutia common stock.

At its regularly scheduled meeting on November 30, 2011, the Eastman finance committee received a further update from Eastman’s management on Eastman’s consideration and valuation of Solutia in connection with a possible acquisition.

On December 2, 2011, Mr. Rogers contacted Mr. Quinn and told him that he expected to send a letter later in the day containing a proposal for Eastman to acquire Solutia. Later on December 2, 2011, Mr. Rogers sent a letter to Mr. Quinn in which Mr. Rogers proposed that Eastman would acquire Solutia for a price of $25.75 per share, payable in a combination of cash and a shares of Eastman common stock (with the shares of Eastman common stock representing up to 20% of the total consideration). The value of such proposal represented a premium of approximately 60% to the closing price per share of Solutia common stock of $16.13 on December 1, 2011, the previous trading day. This proposal was non-binding and subject to customary qualifications, including the need to conduct confirmatory due diligence and negotiate definitive documentation for the transaction. Mr. Rogers indicated that Eastman could complete its due diligence review and negotiate definitive documentation within four weeks. In the proposal, Mr. Rogers stated that Eastman expected Solutia would agree to negotiate exclusively with Eastman for a period of 30 days. Mr. Rogers also sent a proposed form of a confidentiality agreement to facilitate the sharing of due diligence information, which form of agreement did not include a standstill provision. In addition, in connection with the delivery of the letter, Curtis E. Espeland, Senior Vice President and Chief Financial Officer of Eastman, sent Mr. Quinn an initial information request list to facilitate Eastman’s due diligence review of Solutia.

On December 5 and 6, 2011, the Solutia board of directors held a regular meeting at Solutia’s headquarters in St. Louis, Missouri. On December 6, 2011, the Solutia board of directors discussed the December 2 letter from Eastman. Representatives of each of Deutsche Bank, Moelis and Kirkland & Ellis attended this portion of the regular meeting. At the meeting, representatives of Kirkland & Ellis made a presentation on the fiduciary duties of the directors in the context of considering the proposal from Eastman, and they also provided a summary of Solutia’s organizational documents and rights plan. Representatives of Deutsche Bank and Moelis made a presentation regarding their preliminary financial analyses of the proposal, background information on Eastman, alternatives available to Solutia (including continuing to operate as a stand-alone company, acquisitions, divestitures, strategic business combinations and a sale of the company) and other parties that may be interested in acquiring Solutia. During the meeting, the Solutia board of directors discussed Solutia’s outlook as a stand-alone company, including its long-range plan, execution risks related to the long-range plan and risks related to the macroeconomic assumptions that had been used in preparing the long-range plan. The Solutia board of directors also discussed the proposal from Eastman, possible responses to the proposal, which third parties might also be interested in acquiring Solutia and whether at the present time to contact some of those third parties to get additional information about the alternatives available to Solutia. Following discussion, the Solutia board of directors determined that Solutia should respond to Eastman’s proposal by informing Eastman that Solutia was not for sale and that the Solutia board of directors believed that Eastman’s proposal for an acquisition at a price of $25.75 per share was inadequate, however, the Solutia board of directors would be willing to continue discussions with Eastman and provide due diligence information to Eastman to see if Eastman could make a proposal at a price that may be attractive if Eastman executed a confidentiality agreement with a customary standstill provision. The Solutia board of directors decided to wait until it had additional information about Eastman’s level of interest before determining whether to contact third parties.

On December 7, 2011, Mr. Quinn contacted Mr. Rogers and informed him that Solutia was not for sale and that the Solutia board of directors believed that Eastman’s proposal of $25.75 per share was inadequate but that the Solutia board of directors would be willing to continue discussions with Eastman and provide due diligence information to Eastman if Eastman executed a confidentiality agreement with a customary standstill provision. Later that day, Paul J. Berra, III, Senior Vice President, Legal and Governmental Affairs and General Counsel of Solutia, sent a proposed form of confidentiality and standstill agreement to Theresa K. Lee, Senior Vice President, Chief Legal and Administrative Officer of Eastman. The proposed form of confidentiality and standstill agreement did not provide for a period of exclusive negotiations for Eastman’s benefit.

On December 8, 2011, Mr. Rogers contacted Mr. Quinn to discuss the proposed standstill provision, during which conversation he also inquired about the absence of an exclusivity period for Eastman’s benefit in the proposed form of confidentiality and standstill agreement, as had been requested in its December 2 letter. During that conversation and in subsequent discussions between Solutia’s and Eastman’s respective advisors, the representatives of Solutia explained that Solutia would not agree to an exclusivity period. During the balance of December 8 and on the following day, representatives of Kirkland & Ellis, on behalf of Solutia, and Jones Day, Eastman’s legal counsel, negotiated the terms of the confidentiality and standstill agreement.

On December 9, 2011, Solutia and Eastman executed the confidentiality and standstill agreement.

On December 12, 2011, the Solutia board of directors held a special meeting by teleconference. Representatives of each of Deutsche Bank, Moelis and Kirkland & Ellis attended the meeting. At the meeting, members of Solutia’s senior management provided an update to the Solutia board of directors regarding their recent discussions with Eastman’s senior management, the execution of the confidentiality and standstill agreement and the planned schedule for providing due diligence information to Eastman. In addition, the Solutia board of directors and its advisors discussed several factors related to whether the Solutia board of directors should contact third parties at the present time and if so what third parties to contact. These factors included the likelihood of interest from several possible parties, who were the most likely interested parties (and the reasons for possible conclusions about interest levels of parties), the risk of a leak of the discussions by contacting parties and how the risk of a leak increases as a greater number of parties are contacted and the likelihood that contacting third parties would create competitive pressures on Eastman, among other factors. Following discussion, the Solutia board of directors determined that it would wait to get additional information from Eastman about its level of interest before determining whether to contact other potentially interested parties and agreed to reconvene after a management presentation was made to Eastman.

On December 15, 2011, Solutia hosted an investor day in New York City at which it presented information to investors regarding its long-range plan while noting several of the challenges in executing Solutia’s long-range plan.

On December 17 and 18, 2011, several members of the Solutia board of directors discussed whether it was advisable for the Solutia board of directors to retain its own financial advisor and special legal counsel to provide the Solutia board of directors with additional assistance in analyzing the proposal from Eastman and, if determined advisable by the Solutia board of directors, other potential transactions that may be available to Solutia and refining a process for considering the Eastman proposal and pursuing other possible proposals. These members of the Solutia board of directors thought it would be helpful to retain advisors with no prior advisory relationship with Solutia and who would receive fees that were not dependent on the outcome of the transaction. Following these discussions, on December 20, 2011, certain of these members of the Solutia board of directors contacted Perella Weinberg to discuss potentially retaining Perella Weinberg as the Solutia board of directors’ financial advisor, and Faegre & Benson LLP, which has since become Faegre Baker Daniels LLP (“Faegre”), to discuss potentially retaining Faegre as the Solutia board of directors’ special legal counsel.

On December 19 and 20, 2011, several members of Solutia’s senior management (including Mr. Quinn, James M. Sullivan, Executive Vice President and Chief Financial Officer of Solutia, D. Michael Donnelly, Executive Vice President and Chief Operating Officer of Solutia, and Mr. Berra) gave a presentation in St. Louis, Missouri about Solutia and its businesses to several members of Eastman’s senior management and representatives of Citi and Barclays, Eastman’s financial advisors. In advance of this presentation, on December 15, 2011, representatives of Deutsche Bank and Moelis sent selected financial information related to Solutia (in particular summary data related to Solutia’s long-range plan) to representatives of Eastman, Citi and Barclays.

Beginning shortly after this management presentation and continuing until just prior to the execution of the merger agreement on January 26, 2012, Solutia and its representatives and Eastman and its representatives held several in-person and telephonic conferences to discuss due diligence matters and Solutia established a virtual data room to disseminate documentation responsive to Eastman’s due diligence requests, to which Eastman and its advisors were granted access on December 23, 2011.

On December 21, 2011, the Solutia board of directors held a special meeting by teleconference. Representatives of each of Deutsche Bank, Moelis and Kirkland & Ellis attended the meeting. At the meeting, the Solutia board of directors discussed the retention of Perella Weinberg and Faegre as the Solutia board of directors’ financial advisor and special legal counsel, respectively. The Solutia board of directors discussed the ownership by Perella Weinberg’s asset management division of shares of Solutia common stock and Perella Weinberg’s internal policies and procedures, including information barriers, regarding its asset management division. The Solutia board of directors concluded that the financial advisors providing financial advice would not be influenced by Perella Weinberg’s holdings in Solutia common stock. The Solutia board of directors discussed the expected roles of Perella Weinberg and Faegre and approved the retention of these advisors, although the engagement letter with Perella Weinberg was not executed until January 2012. Members of Solutia’s senior management and representatives of Deutsche Bank and Moelis also provided an update to the Solutia board of directors regarding the recent management presentations, the planned schedule for providing due diligence information and their view of the seriousness of Eastman’s interest in the transaction. As had been discussed at its December 12 meeting, the Solutia board of directors discussed whether it should contact at the present time third parties that might be interested in acquiring Solutia. In particular the Solutia board of directors discussed balancing the potential benefits of contacting potentially interested third parties at the present time (including both creating competitive pressure on Eastman to increase its proposed price and gaining additional information through feedback from potentially interested third parties) against the potential risks of doing so (including both the possibility that doing so would create momentum towards a sale of Solutia before the Solutia board of directors had determined whether a sale at the present time was in the best interests of Solutia and its stockholders and the risk of a leak of information limiting the Solutia board of directors’ negotiating leverage and alternatives to seek to enhance stockholder value). Following discussion, the Solutia board of directors determined that it would discuss this matter with Perella Weinberg before deciding whether to contact third parties.

On December 22, 2011, the Solutia board of directors held a special meeting by teleconference. Representatives of each of Perella Weinberg, Kirkland & Ellis and Faegre attended the meeting. At the meeting, representatives of Perella Weinberg presented their initial observations with respect to the decisions facing the Solutia board of directors regarding the possible acquisition of Solutia by Eastman, and in particular whether it was advisable at the present time to contact third parties that may be interested in acquiring Solutia. Following discussion, the Solutia board of directors determined that it would have Perella Weinberg complete its preliminary financial analyses of Solutia and the proposal before deciding whether to contact third parties. In the meantime, the Solutia board of directors expressed an interest in Solutia’s senior management managing the interaction with Eastman to provide additional time for Perella Weinberg to complete its preliminary financial analyses over the upcoming holidays.

During the last week of December 2011 and the first week of January 2012, Eastman and its advisors continued to conduct its due diligence review of Solutia and Solutia participated in a series of due diligence calls with members of Solutia’s management.

On January 3, 2012, the Solutia board of directors held a special meeting by teleconference. Representatives of each of Deutsche Bank, Moelis, Perella Weinberg, Kirkland & Ellis and Faegre attended the meeting. At the meeting, representatives of Perella Weinberg provided an update on the analyses being undertaken by Perella Weinberg and its preliminary conclusions. Representatives of Deutsche Bank and Moelis provided an update on Solutia’s assistance with Eastman’s due diligence review process, with Solutia’s emphasis being on helping Eastman understand the value proposition presented by the acquisition of Solutia, including synergies and growth opportunities in Asia. The representatives of Deutsche Bank and Moelis expressed their view that Eastman was fully engaged in the review process and was proceeding in a manner that is typical of a sincere and interested buyer. They also reminded the Solutia board of directors that they had continued to inform Eastman’s financial advisors that Solutia was expecting Eastman to meaningfully improve its December 2 proposal. Following this update, the Solutia board of directors discussed whether it should contact at the present time third parties that might be interested in acquiring Solutia. The representatives of each of Deutsche Bank, Moelis and Perella Weinberg recommended contacting at the present time potentially interested parties. The Solutia board of directors discussed alternatives about when to contact potentially interested parties, how many parties to contact, which parties to contact, whether to sequence the contacts and the message to be conveyed to the parties. During the discussion about contacting potentially interested parties, the directors considered whether doing so would create a conflict of interest for Solutia’s senior management and as a result whether a committee of independent directors should be formed to evaluate the transaction or whether other special board procedures should be implemented. Mr. Quinn confirmed that in no event would the Solutia management team have any discussions about continued employment or roll-over of Solutia equity with any party to be contacted prior to the board’s approval of the discussion of these topics, and the board concluded that no special procedures were necessary at the present time. There were no circumstances thereafter that caused the Solutia board of directors to reconsider whether special procedures should be implemented. Following discussion, the Solutia board of directors authorized Solutia’s senior management, Deutsche Bank and Moelis to contact six potentially interested parties, which were determined by the Solutia board of directors following consultation with Solutia’s senior management and financial advisors to be the most likely interested parties based on such parties’ expressions of prior interest in acquiring either Solutia or other companies in the specialty chemicals industry, experience in specialty chemicals companies, ability to fund or finance a potential transaction and ability to execute a transaction that would be more favorable to Solutia stockholders than a transaction with Eastman. The six parties were comprised of four companies with operations in the chemical industry (Party B and three other parties that we refer to as “Party D,” “Party E” and “Party F”) and two private equity firms (Party A and Party C).

Beginning on January 4, 2012, members of Solutia’s senior management and representatives of Deutsche Bank and Moelis contacted the six potentially interested parties. These initial contacts were completed by January 9, 2012. Each of these six parties was told that the Solutia board of directors would be interested in understanding if the party was interested in acquiring Solutia. Each of the parties was invited to submit a non-binding proposal for the acquisition of Solutia, if possible by January 20, 2012. Parties that were interested would receive due diligence materials and were invited to meet with senior management of Solutia and make follow-up inquiries of Solutia upon execution of a confidentiality and standstill agreement. Party A, Party B and Party C expressed preliminary interest in evaluating the opportunity, received and executed a confidentiality and standstill agreement and received due diligence information about Solutia. Party D and Party E each initially expressed preliminary interest in evaluating the opportunity but wanted to consult internally and review the opportunity first on the basis of publicly available information. After this initial review, each of Party D and Party E ultimately declined the opportunity to submit an indication of interest or receive a confidentiality and standstill agreement. Party F initially expressed preliminary interest in evaluating the opportunity and received a confidentiality and standstill agreement; however, following further consideration, it did not execute a confidentiality and standstill agreement or receive any due diligence information and, on January 20, 2012, it indicated that it was interested only in acquiring the Technical Specialties division of Solutia and did not provide any indicative price. Further information on the feedback provided by each of the parties is noted below.

On January 7, 2012, Mr. Rogers contacted Mr. Quinn to discuss the status of Eastman’s due diligence review of Solutia. Mr. Rogers informed Mr. Quinn that Eastman was impressed with Solutia and was working to get to a revised view on the value of the company. Mr. Rogers noted though that Eastman had observed some challenges to certain of Solutia’s businesses and the speed at which the businesses could grow. Mr. Rogers said that he expected to provide a revised proposal to acquire Solutia later in the week with an expectation that Eastman would want to sign a definitive agreement quickly thereafter (as early as January 22, 2012) and identified the remaining confirmatory due diligence items outstanding.

On January 10, 2012, the Solutia board of directors held a special meeting by teleconference. Representatives of each of Deutsche Bank, Moelis, Perella Weinberg, Kirkland & Ellis and Faegre attended the meeting. At the meeting, Mr. Quinn updated the Solutia board of directors regarding his recent discussion with Mr. Rogers. Representatives of Perella Weinberg made a presentation regarding their preliminary financial analyses of Solutia and the proposal. Perella Weinberg expressed its view, among other observations, that there were risks associated with the underlying macroeconomic and operating assumptions in Solutia’s long-range plan and as a result the long-range plan appeared to be an optimistic case of the possible future business performance of Solutia. The Solutia board of directors also discussed the assumptions in Solutia’s long-range plan. Following the presentation by Perella Weinberg, members of Solutia’s senior management and representatives of Deutsche Bank and Moelis provided an update on the status of the outreach to the six potentially interested parties. In particular they noted the preliminary interest expressed by several of the parties at the present time.

Later on January 10, 2012, Mr. Rogers contacted Mr. Quinn to provide a more definitive proposal to acquire Solutia based on the results of Eastman’s due diligence review and the feedback on price that had been provided by Solutia, Deutsche Bank and Moelis. Mr. Rogers stated that, despite the feedback that had been provided, specifically, that Solutia would expect a meaningful improvement to the value of Eastman’s proposal, Eastman was unwilling to increase the value of its proposal to acquire Solutia for a price of $25.75 per share (which Mr. Rogers said would consist of a combination of $20.50 of cash and 0.129 shares of Eastman common stock). The value of such proposal represented a premium of approximately 48% to the closing price per share of Solutia common stock of $17.35 on January 9, 2012, the previous trading day. Mr. Rogers noted that this value had become more definitive since Eastman’s December 2 letter based on Eastman’s due diligence review and the proposal was subject only to Eastman conducting certain site visits, receiving a few remaining segment financial materials, and negotiation of a merger agreement. Mr. Rogers explained that Eastman viewed Solutia’s long-range plan as overly optimistic (particularly on its macroeconomic assumptions) and that the rate of return from the acquisition was lower than Eastman was expecting (even if it was accretive), both of which supported a lower price per share. He also noted that the Eastman board of directors had recently met and considered its alternatives, including pursuing alternate transactions or completing the merger at a lower price than was currently offered, and that, as a result, the current proposal was the best price the Eastman board of directors would authorize. Mr. Rogers also stated that the proposal was being made at the current price on the expectation that a final agreement with that price could be reached by January 26, 2012, the scheduled date of Eastman’s fourth quarter earnings announcement, and that the price could decline in the future. Mr. Rogers stated that he would like feedback on the proposal by later that week. Mr. Quinn expressed disappointment with the lack of increase in the price proposed by Eastman and explained that several of Solutia’s directors would likely not support this price. However, he said he would share the proposal with the Solutia board of directors and provide feedback based on the direction provided by the Solutia board.

On January 11, 2012, Solutia and Party B executed a confidentiality and standstill agreement and thereafter Party B received due diligence materials related to Solutia. It indicated that it would submit an indication of interest within the coming weeks and would inquire further of Solutia if it required additional information.

Also on or about January 11, 2012, Party E contacted Mr. Quinn and declined to submit an indication of interest.

On January 12, 2012, the Solutia board of directors held a special meeting by teleconference. Representatives of each of Deutsche Bank, Moelis, Perella Weinberg, Kirkland & Ellis and Faegre attended the meeting. At the meeting, Mr. Quinn updated the Solutia board of directors regarding his recent discussion with Mr. Rogers. He also provided an update on the status of the discussions with the six potentially interested parties that had been contacted, noting that Party E recently had declined to participate. The Solutia board of directors discussed with its advisors potential responses to the Eastman proposal, giving consideration to the proposed price, possible higher prices that Eastman could propose, risks of continued operation of the business as a stand-alone company and other factors. The Solutia board of directors also discussed negotiation tactics, including whether it was best to reject the price or provide guidance in response and whether Eastman would increase its proposed price and “bid against itself” if no guidance was provided or cease discussions altogether if it got what it regarded as an unacceptable response. The members of Solutia board of directors agreed that they did not want the response to lead Eastman to cease negotiations but wanted additional time to receive feedback from the potentially interested parties that had been contacted. The Solutia board of directors tentatively determined to reject the proposal as inadequate without providing an acceptable price or price range in response but agreed that the Solutia board of directors should meet again before doing so to discuss in more detail what price range they would view as acceptable for purposes of providing guidance to Eastman.

Also on January 12, 2012, each of Party A and Party C executed a confidentiality and standstill agreement with Solutia and thereafter each of Party A and Party C received due diligence materials related to Solutia. Each of Party A and Party C indicated that it would submit an indication of interest within the coming weeks and would inquire further of Solutia if it required additional information.

On January 13, 2012, Mr. Quinn provided an update to Mr. Rogers that the Solutia board of directors was continuing to evaluate Eastman’s proposal and would not be able to provide feedback by the end of the week as Mr. Rogers had requested.

On January 14, 2012, the Solutia board of directors held a special meeting by teleconference. Representatives of each of Kirkland & Ellis and Faegre attended the meeting. At the meeting, the Solutia board of directors continued to discuss potential responses to Eastman’s most recent proposal. In particular, the Solutia board of directors discussed Solutia’s recent business performance, the execution risks of continued operation of the business as a stand-alone company and the directors’ views on Solutia’s stand-alone prospects and value, and their view that the future successful execution of Solutia’s long-range plan would require that Solutia attract and retain high-quality, fully-engaged management across all businesses and corporate functions. They also discussed the status of feedback from the potentially interested parties that had been contacted, noting that three parties (Party A, Party B and Party C) had executed confidentiality and standstill agreements, had received information about Solutia and were expected to provide an indication of interest within the coming weeks but that another party (Party D) appeared to be declining to participate as it had not returned calls within the preceding several days. The Solutia board of directors determined to reject Eastman’s proposal to acquire Solutia at a price of $25.75 per share as inadequate without providing an acceptable price or price range in response but agreed that Solutia’s senior management, Deutsche Bank and Moelis could make clear that the Solutia board of directors was open to continuing the dialogue about the acquisition with Eastman which would give the Solutia board of directors additional time to receive feedback from the four potentially interested parties that had been contacted and had not yet declined to participate.

On January 15, 2012, Mr. Quinn informed Mr. Rogers that the Solutia board of directors had rejected Eastman’s proposal to acquire Solutia at a price of $25.75 per share and was not providing further feedback on an acceptable price or range of prices in response. Mr. Quinn explained that the Solutia board of directors was disappointed that Eastman had not increased the price of its proposal since its December 2 proposal. However, he indicated that Solutia would be prepared to continue to engage in discussions related to the acquisition. In response, Mr. Rogers stated that he was disappointed that Solutia was not providing any feedback to Eastman on an acceptable price and that Eastman may cease to pursue the acquisition. Messrs. Quinn and Rogers spoke on a few other occasions later on January 15 and on January 16, 2012 about Solutia’s response to Eastman’s most recent proposal. During these other conversations, they agreed that it would be productive for Deutsche Bank and Moelis, as financial advisors to Solutia, and Barclays and Citi, as financial advisors to Eastman, to meet to discuss their respective views on the values that should be attributed to Solutia. Mr. Rogers also said that he expected to send a letter in the next few days regarding the negotiations and the possible acquisition.

On January 16, 2012, representatives of Deutsche Bank, Moelis, Citi and Barclays met to discuss the proposed acquisition and discussed their respective views on the values that should be attributed to Solutia. The representatives of Deutsche Bank and Moelis explained that the Solutia board of directors expected that Eastman would propose a higher price than had been proposed and explained why they believed a higher price was justified. The representatives of Citi and Barclays explained that Eastman might be willing to propose a higher price but would not be willing to do so without guidance about a price that would be acceptable to Solutia and that a materially higher price would not be warranted.

Also on January 16, 2012, representatives of Party F provided comments to Solutia and its advisors on the draft confidentiality and standstill agreement that had been provided by Solutia. In the course of providing this feedback, Party F noted that it was only interested in considering the acquisition of Solutia, and would only execute the confidentiality and standstill agreement, in each case if Party F was expressly permitted to partner with Party C at the present time for the acquisition. In part because Party C was already evaluating a transaction to acquire Solutia without Party F, Solutia concluded that allowing Party F and Party C to partner at the present time might distract Party C from its ongoing evaluation of the transaction and would not increase the number of potential indications of interest that could be received as a result of the process of contacting potentially interested parties. In addition, Solutia concluded that it could allow Party F to partner with Party C or another party, or could facilitate partnerships of any other parties that would be interested in acquiring some but not all of the company, at a later time if it was prudent to do so at that time. As a result, over the course of the next several days, Solutia informed Party F that it would not be permitted to partner with another party at the present time.

In addition, on January 16, 2012, members of Eastman’s management communicated with the Eastman board of directors to update the board on the status of pricing discussions with Solutia’s management in connection with the merger and Eastman’s plans to further refine its purchase price to complete the merger while remaining within a price range supported by the Eastman board of directors.

On January 18, 2012, Mr. Rogers contacted Mr. Quinn. He said that he expected to send a letter later in the day proposing a path forward for negotiations on determining an acceptable price per share for Solutia. He also said that he believed it was appropriate to eliminate impediments to reaching an agreement on terms other than price. As a result, among other scheduling items, he proposed scheduling meetings for Solutia to conduct a due diligence review of Eastman and informed Solutia that Eastman’s advisors would send a proposed form of merger agreement showing the other terms on which Eastman would be prepared to complete the merger. Eastman’s senior management and its financial advisors continued to work to analyze and interpret the impact of the merger on Eastman’s credit ratings. Following consultation with representatives of Deutsche Bank, Moelis, Perella Weinberg, Kirkland & Ellis and Faegre and other directors, Mr. Quinn responded to Mr. Rogers on the following day that these meetings could be scheduled.

Later that evening on January 18, 2012, Mr. Rogers sent Mr. Quinn a letter regarding possible future negotiations. In the letter, Mr. Rogers said Eastman was disappointed by the Solutia board of directors’ rejection of Eastman’s proposal but still believed, based on the work done to date, that there was the potential for Eastman to make some modest movement of its proposed price. The letter stated, however, that Eastman could only do this in response to some indication of an acceptable value from Solutia. The letter also made reference to the other actions he had proposed to Mr. Quinn during their conversation earlier in the day described above.

On January 19, 2012, representatives of Eastman sent to representatives of Solutia an initial draft of a merger agreement for the possible transaction.

The initial draft merger agreement provided that, in the event Eastman was unable to obtain the financing for the merger contemplated by its financing commitments or alternative financing, Solutia would not be entitled to pursue specific performance as a remedy to seek to force Eastman to complete the merger. Instead, in that event, Solutia would be entitled to a reverse termination fee that could become payable by Eastman equal to 4% of the equity value of the merger and would have no further remedies against Eastman, including damage claims. Eastman could also delay the closing for marketing periods of uncertain duration for its financing until Solutia provided additional information. In addition, the draft merger agreement provided that Solutia and Eastman would use their commercially reasonable efforts to obtain antitrust approvals, but Eastman’s obligations to seek the approvals was limited to $2 million in expenditures. The draft merger agreement included customary, mutual closing conditions that neither party would be required to complete the merger if a material adverse effect had occurred on the other party, but the definition of material adverse effect in the draft merger agreement was very broad (including specific reference to prospects) and had few exceptions to the definition for events that would not constitute a material adverse effect. The effect of the foregoing provisions (if accepted) was to lower the certainty that Eastman would be required to complete the acquisition if adverse developments regarding Eastman’s financing, antitrust approvals or Solutia’s business occurred. The draft merger agreement also provided for a termination fee that could become payable by Solutia equal to 4% of the implied equity value of Solutia and provided Eastman with a matching period of 6 business days in the event a superior offer was made for Solutia, with an additional matching period of 6 business days each time such a superior offer was made.

On January 20, 2012, Party D contacted Mr. Quinn and declined to submit an indication of interest. In addition, on January 20, 2012, Party F sent a letter to Solutia in which Party F indicated that it was interested only in acquiring the Technical Specialties division of Solutia and did not provide any indicative price.

During the course of the next several days, Messrs. Rogers and Quinn spoke about how to facilitate further negotiation of the price of Eastman’s proposal and the resulting merger consideration. Mr. Quinn indicated that he would discuss a response further with the Solutia board of directors on January 23, 2012 and could likely respond after that meeting. In anticipation of additional negotiations of price, Mr. Rogers informed Mr. Quinn that he would seek additional authority from the Eastman board of directors for increases to the price to be paid in the acquisition. Mr. Rogers informed Mr. Quinn that he would meet with the Eastman board of directors on January 22, 2012 and that he continued to believe it was important to reach and announce a final agreement quickly if they were going to reach an agreement at all. During these discussions, Mr. Quinn also noted that he believed that any merger agreement that would be acceptable to Solutia would need to provide a high degree of certainty of closing and that the reverse termination fee approach of the initial draft of the merger agreement would not be acceptable.

On January 22 and 23, 2012, several members of Eastman’s senior management (including Mr. Espeland) and its advisors provided due diligence information and gave a presentation about Eastman and its businesses to Solutia’s senior management (including Messrs. Sullivan, Donnelly and Berra) and advisors.

Also on January 22, 2012, the Eastman board of directors held a special meeting attended by, among others, representatives of Barclays, Citi and Jones Day. Members of Eastman’s management provided various updates on the timing and status of negotiations with Solutia on the acquisition, including the current status of the pricing terms thereof and a potential range of values, and legal, financial and business due diligence. Management and Eastman’s advisors also provided the Eastman board of directors with updated information on Solutia’s business and integration matters, and Eastman’s discussions with its advisors and other third parties relating to the impact of the merger on Eastman’s credit ratings. Representatives of Barclays and Citi gave presentations related to financial analyses and valuation that each firm was undertaking. Mr. Rogers advised the Eastman board of directors that he would provide updates on any significant developments in the negotiating process.

By the morning of January 23, 2012, each of the six potentially interested parties that had been contacted had each provided its respective feedback. As previously noted, only Party A, Party B and Party C executed confidentiality and standstill agreements and received due diligence information about Solutia. These parties had considered this information and Solutia had offered to have follow-up discussions with Solutia’s senior management, Deutsche Bank and Moelis to assess the opportunity during mid-January 2012, although none of these parties requested and there were no follow-up discussions or negotiations with these parties. The other three parties had declined to pursue the opportunity at various times during the preceding two weeks as noted above. Despite previously expressing strong interest in the opportunity, Party B provided its feedback on or about January 18, 2012 that after consideration of the due diligence information and opportunity, it was declining to pursue the opportunity. Consequently, none of the four companies that had been contacted through this outreach and that had operations in the chemical industry elected to submit an indication of interest. Party C had provided a preliminary, non-binding, oral indication of interest on January 20, 2012 that it expected to be able to propose to pay up to $27.00 per share; however, this price was subject to its assumption that it could find a partner to purchase Solutia’s Technical Specialties division at a high single digit multiple and assume all legacy liabilities of Solutia and that the sale of the Technical Specialties division would not result in any incurrence of tax liabilities. Party C stated that it believed it could be in a position to enter into an agreement to acquire Solutia in approximately four to five weeks. Party A had provided a preliminary, non-binding, oral indication of interest on January 23, 2012 that it expected to be able to propose to pay between $26.00 per share and $28.00 per share, although it expressed more confidence in its ability to propose a price at the lower end of the range because the higher end of the range would require findings of upside opportunities that it had not seen to date. Party A stated that it believed it could be in a position to enter into an agreement to acquire Solutia in approximately three weeks but that it would likely require that Solutia would negotiate exclusivity with Party A during this period and/or agree to reimburse Party A for its expenses in evaluating the acquisition.

On the afternoon of January 23, 2012, the Solutia board of directors held a special meeting at the offices of Kirkland & Ellis in New York City. Representatives of each of Deutsche Bank, Moelis, Perella Weinberg and Kirkland & Ellis attended the meeting. At the meeting, the Solutia board of directors received an update on the most recent financial results of Solutia’s operations. The Solutia board of directors also received presentations from two consulting firms that had been asked to consider Solutia’s long-range plan, the impact of macroeconomic factors on the achievability of the plan and possible unseen risks and opportunities available to Solutia. The first consultant identified several macroeconomic risks (including market and country-specific growth, regulatory uncertainty and currency risk) to the execution of Solutia’s long-range plan. The second consultant stated that in its view the long-range plan was based on optimistic macroeconomic assumptions and that there was more downside risk in the long-range plan than upside potential. See “Presentations by Solutia’s Consultants” beginning on page 117. Representatives of Deutsche Bank and Moelis provided an update on the recent events related to the conversations between Solutia and its advisors and Eastman and its advisors and the results of the outreach to the six potentially interested parties noted in the preceding paragraph. The financial advisors and the Solutia board of directors discussed the assumptions on which Party A and Party C had based their indications of interest and assessed the likelihood that either indication of interest would result in a proposal that was more favorable to the Solutia stockholders than a proposal that Eastman would likely make. For additional information on the considerations of the Solutia board of directors related to the indications of interest from Party A and Party C, see “Recommendation of the Solutia Board of Directors and Solutia’s Reasons for the Merger—Lack of More Favorable Transaction Alternatives” beginning on page 91. The Solutia board of directors discussed with its advisors potential responses to the January 18 letter from Eastman. In particular, the Solutia board of directors discussed the most recent price proposed by Eastman and the stand-alone prospects for Solutia and considered various negotiation strategies, including whether to provide additional guidance on price in response now that the Solutia board of directors had the benefit of additional information from the results of the outreach to third parties and the possible effects of Eastman’s stated desire to reach an agreement quickly. The Solutia board of directors and its financial advisors also discussed the results of due diligence by Solutia’s management team and advisors with respect to Eastman and whether to propose price protection for the stock portion of the consideration proposed by Eastman. Representatives of Kirkland & Ellis also reminded the Solutia board of directors about prior discussions of the fiduciary duties of the directors in connection in the context of considering a proposal to sell Solutia and also discussed several of the open terms in the initial draft merger agreement. Following discussion, the Solutia board of directors authorized a response to Eastman’s proposal to acquire Solutia with a proposed price between $28.00 and $28.50 per share, with the specific number and formulation of such proposed price in that range to be as determined by Mr. Quinn following further consideration with the financial advisors. In response to the receipt of the indications of interest from Party A and Party C, representatives of Solutia responded to each party that Solutia would respond to them as Solutia determined to be appropriate.

Later on the evening of January 23, 2012, Mr. Quinn contacted Mr. Rogers and stated that the Solutia board of directors was prepared to approve the acquisition of Solutia for merger consideration of approximately $28.50 per share, payable in a combination of $20.50 of cash and 0.175 shares of Eastman common stock. Mr. Quinn also stated that Solutia would try to reach final agreement on the acquisition on the timeline proposed by Eastman if Eastman agreed to this price. Mr. Quinn said that there was a meeting of the Solutia board of directors scheduled for the following morning at which he would discuss Eastman’s response to this proposal if available by then. Based on the discussions of the Solutia board of directors at the meeting, Solutia did not respond to Party A or Party C relating to their respective indications of interest prior to the execution of the merger agreement.

On the morning of January 24, 2012, Mr. Rogers contacted Mr. Quinn and proposed that Eastman would acquire Solutia for a price of $26.85 per share, payable in a combination of $22.00 of cash and 0.105 shares of Eastman common stock. Mr. Rogers noted that, with this revised proposal, Eastman was “near the end” of its flexibility regarding the price negotiations and that the Eastman board of directors would not support a price much higher than the proposed price.

Later in the morning on January 24, 2012, the Solutia board of directors held a special meeting at the offices of Kirkland & Ellis in New York City. Representatives of each of Deutsche Bank, Moelis, Perella Weinberg, Kirkland & Ellis and Faegre attended the meeting. At the meeting, the Solutia board of directors received an update on the discussions of price between Messrs. Quinn and Rogers since the most recent board meeting. The Solutia board of directors discussed with its advisors potential responses to the most recent proposal from

Eastman. They also discussed whether it was appropriate to request price protection provisions (such as a collar arrangement) for the stock portion of the merger consideration. The Solutia board of directors also reviewed the open terms in the initial draft merger agreement. Following discussion, the Solutia board of directors authorized a response to Eastman’s proposal to acquire Solutia with a proposed price of $27.50 per share and not to propose a price protection arrangement for the stock portion of the merger consideration.

Later that morning, Mr. Quinn contacted Mr. Rogers and stated that the Solutia board of directors would approve the acquisition of Solutia for merger consideration of approximately $27.50 per share. During subsequent conversations that morning and early that afternoon, Messrs. Quinn and Rogers agreed in principle, subject to approval of the boards of directors, to an amount of merger consideration equal to $22.00 per share in cash and 0.12 shares of Eastman common stock for each share of Solutia common stock, which was equal to approximately $27.50 per share when agreed to in principle and $27.65 per share as of the close of business on January 26, 2012 based on the then current market prices of Eastman common stock.

Later that afternoon, representatives of Kirkland & Ellis sent to representatives of Jones Day a revised draft of the merger agreement for the possible acquisition. The revised draft of the merger agreement increased the deal certainty of the acquisition for Solutia relative to the initial draft of the merger agreement that had been provided. In particular, it required Eastman to be responsible for obtaining its financing without limiting Solutia’s remedies to a reverse termination fee (which remedies of Solutia would include the right to seek to require Eastman to perform its obligation to complete the merger and to pursue damages in excess of the amount of the previously-contemplated reverse termination fee), required Eastman to take all actions to obtain antitrust approvals and included a more limited definition of a material adverse effect. It also included a termination fee that could become payable by Solutia equal to 2% of the implied equity value of Solutia and provided Eastman with a matching period of two business days in the event a superior offer was made for Solutia (and a single one business day matching period for the first subsequent increased offer). The revised draft agreement also provided for greater flexibility for Solutia to operate its business in the ordinary course prior to the closing of the merger, including for material operating contracts and compensation awards, and placed greater limitations on Eastman regarding equity issuances and large transactions that could affect the value of the stock portion of the merger consideration prior to the closing.

Later on January 24, 2012, Eastman’s management provided a further update to the Eastman board of directors on the status of pricing discussions, indicating that the agreed upon terms were within the range originally discussed with the Eastman board of directors, and also provided an update on timing considerations.

On January 25, 2012, representatives of Solutia (including Mr. Berra), together with representatives of Kirkland & Ellis, met with representatives of Eastman, together with representatives of Jones Day, to discuss the terms of the drafts of the merger agreement. During the course of this meeting, the parties discussed the financing of the merger, the contract provision related to a delay in the closing of the merger based on a potential delay in obtaining the financing, the standard for obtaining regulatory approvals, the terms of the material adverse effect definition, the size of the termination fee that could become payable by Solutia, Eastman’s matching rights, the restrictions on the operation of each party’s business prior to the closing of the merger including restrictions on Solutia’s ability to continue to pay quarterly dividends, the compensation to be paid to Solutia employees based on upcoming annual compensation reviews and awards and entry into ordinary course commercial transactions and other terms. The parties reached agreement in principle on these terms at this meeting and through subsequent discussions later that day and early the following day, reflecting terms set forth in the merger agreement.

Later that evening and continuing until the evening of January 26, 2012 and culminating in the execution of the merger agreement on that evening, the parties and their respective counsel exchanged several drafts of the merger agreement and related definitive documentation and disclosure schedules and engaged in several negotiations of these documents. In addition, on January 25, 2012, Solutia received forms of the financing commitments to be entered into by Eastman in connection with the execution of the merger agreement and provided comments on those commitments through the execution of the merger agreement on January 26, 2012.

On the evening of January 26, 2012 after the close of trading on the New York Stock Exchange, the Solutia board of directors held a special meeting by teleconference. Representatives of each of Deutsche Bank, Moelis, Perella Weinberg, Kirkland & Ellis and Faegre attended the meeting. At the meeting, the senior management of Solutia provided an update to the Solutia board of directors regarding the final negotiations of the terms of the merger, in particular the negotiations of the merger consideration. Representatives of Kirkland & Ellis made a presentation of the terms the merger agreement, focusing on the treatment of financing and antitrust risk, the definition of material adverse effect, the other conditions to closing (including the receipt of stockholder approval), the non-solicitation covenants and rights of the Solutia board of directors to change its recommendation and if applicable accept a superior proposal, the termination fee and other provisions relating to alternative proposals. Representatives of each of Deutsche Bank and Moelis and then representatives of Perella Weinberg each presented their respective financial analyses of the merger consideration and rendered their respective oral opinions (each subsequently confirmed in writing) that as of the date of the opinion and based on and subject to the assumptions, qualifications and limitations on the scope of review undertaken by each financial advisor as discussed in each opinion, the merger consideration was fair, from a financial point of view, to the Solutia stockholders. See “—Opinions of Financial Advisors” beginning on page 95. The Solutia board of directors and its advisors also discussed the principal reasons for the merger, referring in part to prior discussions of these topics at prior meetings. The Solutia board of directors and its advisors discussed Solutia’s prospects as a stand-alone company and the absence of any alternative transactions that were known to the Solutia board of directors or its advisors that would be reasonably likely to result in a value to Solutia stockholders in excess of the merger consideration (including as a result of the outreach to the six potentially interested parties that had previously been contacted). Deutsche Bank and Moelis noted that they had discussed with two other companies with chemical operations a possible acquisition involving Solutia earlier that week, both of whom had not been among the parties contacted by Solutia in early January 2012. Both of these two other companies responded to Deutsche Bank and Moelis that they were not interested in acquiring Solutia. Mr. Quinn noted that, during a discussion earlier that week, Party B indicated it was not interested in acquiring Solutia at a price level equal to what Eastman was proposing. See “—Recommendation of the Solutia Board of Directors and Solutia’s Reasons for the Merger” beginning on page 89 for additional information related to the factors considered by the Solutia board of directors in approving the merger and the transaction contemplated by the merger agreement and recommending that Solutia stockholders vote “FOR” the proposal to adopt the merger agreement. Following discussion, the Solutia board of directors unanimously determined that the terms of the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of Solutia and its stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, recommended that Solutia stockholders vote “FOR” the proposal to adopt the merger agreement and authorized Solutia’s management to execute the merger agreement on the terms described to the Solutia board of directors. In addition, the Solutia board of directors approved an amendment to the Solutia Rights Agreement to render the Solutia Rights Agreement inapplicable to the merger agreement and the transactions contemplated thereby.

Also in the evening on January 26, 2012, the Eastman board of directors held a special meeting by teleconference. Representatives of each of Barclays, Citi, and Jones Day attended the meeting. At the meeting, Mr. Rogers updated the Eastman board of directors on the status of the agreement with Solutia, including the agreed upon pricing terms for the merger, due diligence developments, the terms and conditions of the financing commitments to be entered into by Eastman and Eastman’s management’s expectations for the credit ratings of Eastman after the merger if completed. Thereafter, representatives of Jones Day made a presentation describing the material terms of the merger agreement, including the structure of the acquisition, the non-solicitation provisions (including provisions relating to alternative acquisition proposals), and the financing provisions contained therein. Other members of Eastman’s management provided the Eastman board of directors with an overview of the financing plans and commitments received in connection with the merger, and representatives of each of Barclays and Citi updated the Eastman board of directors with their evaluations of the transaction. Following discussion, the Eastman board of directors, having determined that the merger and the transactions contemplated by the merger agreement were advisable and in the best interests of Eastman and its stockholders, approved and adopted the merger agreement.

Following the conclusion of the meeting of the Solutia board of directors and the Eastman board of directors on the evening of January 26, 2012, Solutia and Eastman executed the merger agreement.

In the early morning of January 27, 2012, Solutia and Eastman issued a joint press release announcing the execution of the merger agreement and thereafter Eastman held its quarterly conference call with analysts to discuss its fourth quarter and full year 2011 financial results and the merger.

Recommendation of the Solutia Board of Directors and Solutia’s Reasons for the Merger

After careful consideration, the Solutia board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger are advisable, fair to and in the best interests of Solutia and its stockholders. The Solutia board of directors unanimously recommends that Solutia stockholders vote “FOR” the proposal to adopt the merger agreement.

In determining that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Solutia and its stockholders, the Solutia board of directors consulted with Solutia’s senior management, Solutia’s financial and legal advisors and the Solutia board of directors’ financial (whose fees were not contingent on the outcome of any transaction or the conclusions in any opinion) and legal advisors and considered a number of factors, including the following material factors:

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Merger Consideration. The Solutia board of directors considered a number of factors related to the merger consideration and the financial terms of the merger agreement. In particular, the Solutia board of directors considered the following:

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Implied Value; Historical Trading Prices. The Solutia board of directors concluded that the merger consideration to be received by Solutia stockholders, including the implied value of the merger consideration of $27.65 per share as of the close of trading on January 26, 2012, represented an attractive valuation for Solutia. This implied value of the merger consideration represented a premium of approximately 42% to the closing price per share of Solutia common stock of $19.51 on January 26, 2012, the last trading day prior to the Solutia board of directors’ approval of the merger, and premiums of approximately 52.8% and 70.7%, respectively, to the one-month and six-month trailing average closing prices of Solutia common stock as of the close of trading on January 26, 2012.

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Significant Portion of Merger Consideration in Cash. The Solutia board of directors considered that most of the merger consideration will be paid in cash, giving Solutia stockholders an opportunity to realize certain value for a significant portion of their investment immediately upon the completion of the merger.

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Participation in Potential Upside Through Stock Portion of Merger Consideration. The Solutia board of directors considered that a portion of the merger consideration will be paid in shares of Eastman common stock and, as a result, Solutia stockholders would have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Eastman common stock following the merger should they decide to retain the Eastman common stock payable in the merger. The Solutia board of directors considered information relating to Eastman, Eastman’s strategic rationale for the merger and the prospects of the combined company following the merger. In this regard, the Solutia board of directors noted that the combined company would have strong market positions in its products and a strong, diversified product portfolio. Further, the Solutia board of directors considered Eastman’s estimates regarding the significant potential cost savings, revenue synergies and other benefits obtainable from the merger, which, while not independently prepared by Solutia, the Solutia board of directors believed were consistent with the types and amounts of cost savings, revenue synergies and other benefits that had been obtained in similar transactions. In addition, the Solutia board of directors believed that Eastman would be expected to maintain an investment grade rating after the merger. The Solutia board of directors also considered that the lack of a price protection provision (such as a collar) would permit Solutia stockholders to benefit fully from an increase in the trading price of Eastman common stock during the pendency of the merger.

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Extensive Negotiations with Eastman. The Solutia board of directors considered the benefits that Solutia and its advisors were able to obtain as a result of extensive negotiations with Eastman, including a significant increase in Eastman’s proposal from the time of its initial proposal to the end of the negotiations. The Solutia board of directors concluded that the merger consideration provided for in the merger agreement reflected the best value that Eastman would be willing to provide at the present time.

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Financial Condition and Stand-Alone Prospects of Solutia. The Solutia board of directors considered Solutia’s business, financial condition and the results of operations, as well as Solutia’s long-range plan and the company’s prospects as a stand-alone company. In particular, the Solutia board of directors considered the following:

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Market and Execution Risks. While the Solutia board of directors remained supportive of Solutia’s long-range plan and optimistic about Solutia’s prospects on a stand-alone basis, it also considered the significant risks associated with going forward as an independent company. The Solutia board of directors considered the potential market and execution risks associated with Solutia’s long-range plan. The Solutia board of directors was also aware that the future successful execution of Solutia’s long-range plan would require that the company attract and retain high-quality, fully-engaged management across all businesses and corporate functions. In light of these risks, the Solutia board of directors considered the related risk that, if Solutia did not enter into the merger agreement with Eastman, the trading value of shares of Solutia common stock could be significantly lower than the merger consideration. The Solutia board of directors considered that the ability of Solutia stockholders to realize values higher than merger consideration on the sale of Solutia common stock during the next several years would likely require both the achievement of the projected results of operations of Solutia’s long-range plan (despite the execution risks) and that the market reevaluate the trading multiple of Solutia common stock relative to its earnings to a trading multiple so that the Solutia common stock would trade in line with its peer specialty chemical companies. The Solutia board of directors concluded that the merger consideration will enable Solutia stockholders to realize a substantial portion of Solutia’s potential future value without the market or execution risks associated with continued operation as a stand-alone company.

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Exposure to Macroeconomic Factors. The Solutia board of directors considered that Solutia’s operating performance had been and would continue to be subject to extensive impact from macroeconomic factors and that there were risks associated with the macroeconomic assumptions that had been used in preparing Solutia’s long-range plan. Solutia’s board considered that many of its products were sold to or intended for customers in industries that had product demand dependent on macroeconomic business performance, such as automotive, commercial aviation, architectural/home building, energy consumption and other industrial end use industries. Consequently, Solutia’s board recognized that demand for Solutia’s products was very dependent on macroeconomic business performance. In addition, execution of the long-range plan was subject to the effects of global macroeconomic changes, particularly growth in Asia and Europe. As a result of these factors, the Solutia board of directors considered that Solutia had heightened exposure to certain macroeconomic risks by virtue of its business model and lines of business as compared to the exposure of some other companies and business models. The Solutia board of directors also considered that the macroeconomic assumptions on which Solutia’s long-range plan had been originally created were more optimistic than most third party projections for growth rates for their respective underlying markets (with the assumptions being about 10% higher than current third party projections). In connection with these considerations, the Solutia board of directors also considered presentations from two consultants regarding macroeconomic factors, Solutia’s long-range plan, the impact of macroeconomic factors on the achievability of the plan and possible unseen risks and opportunities available to Solutia. See “Presentations by Solutia’s Consultants” beginning on page 117 for additional information about these presentations. As a result of these macroeconomic factors, the Solutia board of directors observed that there may be more downside risk in the long-range plan than upside potential.

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Uncertainty of Forecasts. The Solutia board of directors was aware of the inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “—Certain Unaudited Solutia Forecasts” beginning on page 121, and that as a result Solutia’s actual financial results in future periods could differ materially from management’s forecasted results, including those set forth in the long-range plan.

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Lack of Other Acquisition Opportunities. The Solutia board of directors considered that the stand-alone company would need to grow organically given the limited number of acquisition opportunities known to Solutia that could be reasonably completed by Solutia and that would have added value to Solutia by a material amount. In particular, the Solutia board of directors concluded that most of the acquisition opportunities that were known to Solutia and that could reasonably be completed by Solutia would not add value to Solutia in a material amount, would not be logical complements to Solutia’s existing portfolio of assets in the specialty chemicals industry, would result in a significant amount of additional leverage being incurred by Solutia (which would have exposed Solutia to significant risk as a result of the existing leverage of the company) and/or would result in significant dilution to Solutia stockholders.

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Opinions of Financial Advisors. The Solutia board of directors considered the opinions of each of Deutsche Bank and Moelis as financial advisors to Solutia and Perella Weinberg as financial advisor to the Solutia board of directors, that, as of the date of the opinions and based on and subject to the assumptions, qualifications and limitations on the scope of review undertaken by each financial advisor as discussed in each opinion, the merger consideration was fair, from a financial point of view, to the holders of the shares of Solutia common stock and their respective related presentations of financial analyses of the merger consideration. The Deutsche Bank, Moelis and Perella Weinberg opinions and the related financial analyses are more fully described in the subsection entitled “—Opinions of Financial Advisors” beginning on page 95. The full text of the fairness opinions are attached to this proxy statement/prospectus as Annex B, Annex C and Annex D, respectively.

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Lack of More Favorable Transaction Alternatives. The Solutia board of directors considered that it was not aware of any alternative transactions that would be reasonably likely to result in a value to Solutia stockholders in excess of the merger consideration. In particular the Solutia board of directors considered that it believed it was generally aware of the opportunities for strategic transactions and acquisitions involving companies in the chemical industry generally and Solutia in particular based on its recent activities. It also considered the results of its outreach to six potentially interested parties, who were determined by the Solutia board of directors to be the most likely interested parties and were contacted to determine whether they would be interested in acquiring Solutia. As a result of that outreach, all of the companies that were contacted that had operations in the chemical industry (including two additional companies that were not included in the initial six parties but had been contacted prior to approving the merger agreement) had declined to provide an indication of interest to acquire Solutia. While Party A and Party C, two private equity firms that were contacted by Solutia, provided preliminary, non-binding oral indications of interest, the Solutia board of directors did not believe that either firm would propose to acquire Solutia at a price that was reasonably likely to be higher than the merger consideration based on the statements made by the private equity firms and the assumptions on which their preliminary, non-binding oral indications of interest were based. Furthermore, these two private equity firms indicated that they would not be in a position to make definitive proposals for several weeks, at which point the Solutia board of directors believed that Eastman would have ceased to pursue the acquisition. See “—Background of the Merger” beginning on page 73 for more information on these prior transactions and discussions. Based on these alternatives, the Solutia board of directors concluded that the merger consideration provided for in the merger agreement was the highest value that was reasonably available to Solutia at the present time and that there was no assurance that a more favorable opportunity to sell Solutia would arise later.

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Terms of the Merger Agreement. The Solutia board of directors reviewed and considered the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and their ability to terminate the agreement. See “The Merger Agreement” beginning on page 143 for a detailed discussion of the terms and conditions of the merger agreement. In particular, the Solutia board of directors considered the following:

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Conditions to the Completion of the Merger; Likelihood of Closing. The Solutia board of directors considered the reasonable likelihood of the completion of the merger, including Eastman’s obligations to complete the merger, the absence of significant required regulatory approvals (other than antitrust approvals), Eastman’s obligations to take all actions to obtain all antitrust approvals and the likelihood that the merger will be approved by requisite regulatory authorities and holders of Solutia common stock.

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Terms of Eastman’s Financing; Absence of Financing Condition or Limitations of Remedies. The Solutia board of directors considered that Eastman’s obligations pursuant to the merger agreement are not subject to any financing condition and that Eastman would make representations and warranties in the merger agreement about its ability to have funds available to complete the transactions contemplated by the merger agreement and would be required to use its reasonable best efforts to obtain the proceeds of its financing for the merger. The Solutia board of directors also considered the terms of the financing commitments Eastman was obtaining in connection with the merger. For additional information on Eastman’s financing, see “—Financing for the Merger” beginning on page 71. The Solutia board of directors also considered Eastman’s financial strength and ability to complete its proposed financing or alternative financing to be able to complete the merger and that, if Eastman was unable to complete its proposed financing or alternative financing, Solutia’s remedies against Eastman would not be limited to a reverse termination fee (which remedies of Solutia would include the right to seek to require Eastman to perform its obligation to close the merger and to pursue damages in excess of the amount of the previously-contemplated reverse termination fee).

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Ability to Respond to Certain Unsolicited Acquisition Proposals. The Solutia board of directors considered the provisions in the merger agreement that provide for the ability of the Solutia board of directors to enter into discussions or negotiations with a person that has made an unsolicited acquisition proposal that the Solutia board of directors reasonably determines in good faith (after consultation with its financial advisors and outside counsel) constitutes, or could reasonably be expected to lead to, a superior proposal and/or furnish to any such person non-public information relating to Solutia pursuant to a confidentiality agreement, subject to certain restrictions imposed by the merger agreement.

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Ability to Change Recommendation. The Solutia board of directors considered the provisions in the merger agreement that provide for the ability of the Solutia board of directors to withdraw or modify the recommendation of the Solutia board of directors to Solutia stockholders that they adopt the merger agreement (including following the receipt of an alternative acquisition proposal that the Solutia board of directors determines in good faith constitutes a superior proposal), subject to certain restrictions imposed by the merger agreement, including that the Solutia board of directors shall have reasonably determined in good faith (after consulting with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

—	Ability to Terminate Merger Agreement to Accept a Superior Proposal. The Solutia board of directors considered the provisions in the merger agreement that provide for the ability of the

Solutia board of directors to terminate the merger agreement to accept a superior proposal, subject to certain restrictions imposed by the merger agreement, including that Solutia would have to pay Eastman a termination fee concurrently with such termination.

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Termination Fee. The Solutia board of directors considered that, in its view, the $102 million termination fee (which was equal to 2.99% of the equity value of the merger based on the closing price per share of Eastman common stock of $47.12 on January 26, 2012) that could become payable pursuant to the merger agreement was comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter alternative acquisition proposals and would not likely be required to be paid unless the Solutia board of directors entered into an agreement providing for a transaction that would be more favorable to the Solutia stockholders than the transactions contemplated by the merger agreement.

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Appraisal Rights. The Solutia board of directors considered the availability of appraisal rights for holders of Solutia common stock who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of common stock at the completion of the merger agreement.

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Due Diligence. The Solutia board of directors considered the scope of the due diligence investigation of Eastman conducted by Solutia’s senior management and outside advisors and evaluated the results thereof and information available to it related to Eastman.

The Solutia board of directors also identified and considered a number of countervailing factors and risks to Solutia and its stockholders relating to the merger and the merger agreement, including the following:

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Lack of Direct Ongoing Participation in Solutia’s Potential Upside. The Solutia board of directors considered that Solutia stockholders would not have the opportunity to continue participating in Solutia’s potentially significant upside as a stand-alone company, but would rather only participate in Solutia’s upside indirectly as a part of the combined company if they retained the stock portion of the merger consideration following the effective time of the merger. The Solutia board of directors was optimistic about Solutia’s prospects as a stand-alone company and its long-range plan, but the judgment of the Solutia board of directors was that the premium reflected in the merger consideration enabled Solutia stockholders to realize a substantial portion of Solutia’s potential future value without the market or execution risks associated with continued operation as a stand-alone company.

•

Smaller Ongoing Equity Participation in the Combined Company by Solutia Stockholders. The Solutia board of directors considered that, because Solutia stockholders will be receiving primarily cash for their stock, they will receive only limited compensation for any increase in the value of Solutia or Eastman either during the pre-closing period or following the closing.

•

Fixed Stock Portion of Merger Consideration; Possibility of Adverse Effects on Eastman’s Business. The Solutia board of directors considered that because the stock portion of the merger consideration is a fixed exchange ratio of shares of Eastman common stock to Solutia common stock, Solutia stockholders could be adversely affected by a decrease in the trading price of Eastman common stock during the pendency of the merger. The Solutia board of directors considered the fact that the merger agreement does not provide Solutia with a price-based termination right or other similar price protection (such as a “collar”) with respect to the trading price of Eastman common stock during the pendency of the merger. The Solutia board of directors also considered that the definition of a material adverse effect in the merger agreement had been limited by Solutia and was reciprocal, and therefore adverse developments related to Eastman during the pendency of the merger would be less likely to give Solutia a right to not close the merger. The Solutia board of directors determined that this structure was appropriate and the risk acceptable given that a substantial portion of the merger consideration will be paid in a fixed cash amount, reducing the impact of any decline in the trading price of Eastman common stock on the value of the merger consideration, and that the lack of a “collar” provision would also permit Solutia stockholders to benefit fully from an increase in the trading price of Eastman common stock during the pendency of the merger.

•

Potential Inability to Complete the Merger. The Solutia board of directors considered the possibility that the merger may not be completed and the potential adverse consequences to Solutia if the merger is not completed, including the potential loss of customers, partners and employees, reduction of value offered by others to Solutia in a future business combination, and erosion of customer, supplier, partner and employee confidence in Solutia. The Solutia board of directors considered that such risks were mitigated by certain terms in the merger agreement, including the absence of significant required regulatory approvals (other than antitrust approvals), Eastman’s obligations to take all actions to obtain all antitrust approvals, the absence of any financing condition to Eastman’s obligations to complete the merger and that Solutia’s remedies against Eastman would not be limited to a reverse termination fee (which remedies of Solutia would include the right to seek to require Eastman to perform its obligation to close the merger and to pursue damages in excess of the amount of the previously-contemplated reverse termination fee).

•

Eastman Business Risks. The Solutia board of directors considered that Solutia stockholders would be subject to the execution risks associated with the combined company if they retained the stock portion of the merger consideration following the effective time of the merger. These execution risks were different in part from the execution risks related only to Solutia’s business. In this regard, the Solutia board of directors considered that there were risks associated with successful implementation of the combined company’s long term business plan and strategy, the combined company realizing the anticipated benefits of the merger on the timeline expected or at all and integration of Solutia’s businesses with Eastman’s business operations in an efficient manner. The Solutia board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the merger and that Solutia stockholders would not fully realize these benefits to the extent that they expected to retain the shares of Eastman common stock received as a portion of the merger consideration following the completion of the merger.

•

Termination Fee; Alternative Acquisition Proposals. The Solutia board of directors considered the risk that, although Solutia has the right under certain limited circumstances to enter into discussions or negotiations with a person that has made an unsolicited acquisition proposal and/or furnish to any such person non-public information relating to Solutia pursuant to a confidentiality agreement, withdraw or modify the recommendation of the Solutia board of directors to Solutia stockholders that they adopt the merger agreement or terminate the merger agreement, in each case subject to certain restrictions imposed by the merger agreement, the provisions of the merger agreement may have the effect of discouraging such acquisition proposals and making it less likely that the transactions related to such proposals would be negotiated or pursued, even if potentially more favorable to Solutia stockholders than the merger. In addition, the Solutia board of directors considered the provisions of the merger agreement that, under specified circumstances related to the presence of an alternative acquisition proposal or actions that may constitute a change of the recommendation of the Solutia board of directors, would require Solutia to pay Eastman a fee of $102 million. As part of these considerations, the Solutia board of directors also considered the results of its outreach to six potentially interested parties, who were determined by the Solutia board of directors to be the most likely interested parties and were contacted to determine whether they would be interested in acquiring Solutia, and that as a result of this outreach and its other information the Solutia board of directors was not aware of any alternative acquisition transactions that would be reasonably likely to result in a value to Solutia stockholders in excess of the merger consideration. See “The Merger Agreement—Termination” beginning on page 152 for further information regarding these provisions of the merger agreement and the termination fee.

•

Interim Operating Covenants. The Solutia board of directors considered the limitations imposed by the merger agreement on the conduct of Solutia’s business during the pendency of the merger and the fact that these covenants may limit Solutia’s ability to pursue business opportunities that may arise or take other actions it would otherwise take with respect to the operations of Solutia during the pendency of the merger.

•

Taxability. The merger is expected to be a taxable transaction for U.S. federal income tax purposes, and the receipt of Eastman common stock and cash in exchange for Solutia common stock in the merger will therefore generally be taxable to Solutia common stockholders for U.S. federal income tax purposes. See “—Material U.S. Federal Income Tax Consequences” beginning on page 137.

•

Interests of Solutia’s Directors and Executive Officers. The Solutia board of directors considered the potential additional or different interests of Solutia’s directors and executive officers, as described in the section entitled “—Interests of Certain Persons in the Merger” beginning on page 123.

•

Diversion of Management. The Solutia board of directors considered the possible diversion of management’s time and attention from Solutia’s ongoing business due to the substantial time and effort necessary to complete the merger and plan for and implement the integration of the operations of Solutia and Eastman.

•	Other Risks. The Solutia board of directors considered the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 25.

The Solutia board of directors concluded that the potentially negative factors associated with the merger were outweighed by the potential benefits that it expected Solutia stockholders would receive as a result of the merger, including the belief of the Solutia board of directors that the merger would maximize the immediate value of the Solutia common stock and eliminate the risks and uncertainty affecting the future prospects of Solutia as a stand-alone company.

The preceding discussion of the information and factors considered by the Solutia board of directors is not intended to be exhaustive but includes the material factors considered by the Solutia board of directors. In view of the complexity and wide variety of factors considered by the Solutia board of directors in connection with its evaluation of the merger, the Solutia board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Solutia board of directors may have given different weight to different factors. The Solutia board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of Solutia’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31.

Opinions of Financial Advisors

Deutsche Bank

At the January 26, 2012 meeting of the Solutia board of directors, Deutsche Bank delivered its oral opinion to the Solutia board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration of (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock per share to be received in the merger by holders of Solutia common stock (other than in respect of shares owned by Solutia as treasury stock and shares held by Solutia stockholders properly exercising appraisal rights under the DGCL) was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated January 26, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is included in this proxy statement/prospectus as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Solutia board of directors in connection with and for purposes of its evaluation of the merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Solutia common stock should vote with respect to the merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, of the consideration to be paid in respect of each share of Solutia common stock and does not address any other aspect of the merger or the merger agreement. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Solutia nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the underlying business decision of Solutia to engage in the merger or the relative merits of the merger as compared to any alternative transactions or business strategies. Also, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation payable to or to be received by any of the officers, directors or employees of Solutia, or any class of such persons, in connection with the merger relative to the merger consideration.

In connection with Deutsche Bank’s role as financial advisor to Solutia, and in arriving at its opinion, Deutsche Bank:

•	reviewed certain publicly available financial and other information concerning Solutia;

•	reviewed certain internal analyses, financial forecasts and other information relating to Solutia prepared by management of Solutia;

•	held discussions with certain senior officers and other representatives and advisors of Solutia regarding the businesses and prospects of Solutia;

•	reviewed certain internal analyses and other limited information relating to Eastman, including relating to the business and prospects of Eastman, prepared by management of Eastman;

•	reviewed the potential pro forma impact of the merger on Eastman;

•	reviewed the reported prices and trading activity for Solutia common stock and Eastman common stock;

•

to the extent publicly available, compared certain financial and stock market information for Solutia and Eastman with similar information for certain other companies it considered relevant whose securities are publicly traded;

•	to the extent publicly available, reviewed the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the merger agreement and certain related documents; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Solutia or Eastman, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with Solutia’s knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Solutia or Eastman or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Solutia or Eastman under any state, federal or foreign law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with Solutia’s permission that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Solutia as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed with Solutia’s permission that, in all respects material to its analysis, the merger would be consummated in accordance with the terms of the merger agreement, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the completion of the merger would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by Solutia and its advisors with respect to such issues. Representatives of Solutia informed Deutsche Bank, and Deutsche Bank further assumed, that the final terms of the merger agreement would not differ materially from the terms set forth in the drafts Deutsche Bank reviewed.

Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Solutia board of directors in connection with and for the purposes of its evaluation of the merger and was not a recommendation to the stockholders of Solutia to approve the merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view of the merger consideration to be paid with respect to each share of Solutia common stock to the holders of Solutia common stock. Deutsche Bank was not asked to, and its opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Solutia, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Solutia to engage in the merger. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Solutia’s officers, directors, or employees, or any class of such persons, in connection with the merger relative to the merger consideration to be received by the holders of Solutia common stock. Deutsche Bank expressed no opinion as to what the value of Eastman common stock would be when issued pursuant to the merger agreement. Its opinion did not in any manner address the prices at which Solutia common stock, Eastman common stock or other securities of Solutia or Eastman, respectively, would trade following the announcement or completion of the merger.

Deutsche Bank was not requested to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies.

Deutsche Bank has acted as Solutia’s financial advisor for many years, and Solutia selected Deutsche Bank to continue as its financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Solutia and Deutsche Bank, dated January 4, 2012, as it may be amended from time to time, Solutia has agreed to pay Deutsche Bank fees, which are currently estimated to be between approximately $11.6 million and approximately $14.3 million, depending on the consideration paid to Solutia stockholders at closing, for its services as financial advisor to Solutia, of which $2.0 million became payable upon the delivery of Deutsche Bank’s opinion (or would have become payable upon Deutsche Bank advising Solutia that it was unable to render an opinion), and the remainder of which is contingent upon completion of the merger. Solutia has also agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Solutia has also agreed to indemnify Deutsche Bank and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the DB Group. One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Solutia or its affiliates for which they have received, and in the future may receive, compensation, including (1) having served as the sole lead arranger for Solutia’s $700 million senior secured term loan, (2) having served as a financial advisor on Solutia’s acquisition of Etimex Solar GmbH, (3) having served as a joint bookrunner for Solutia’s $300 million senior notes offering and (4) having served as an administrative agent under Solutia’s $1.15 billion senior secured credit facilities. As a consequence of the merger, certain indebtedness of Solutia which has been extended or arranged in part by one or more members of the DB Group will be repaid. The aggregate amount of all fees paid by Solutia to Deutsche Bank in the past two years, excluding the fees expected to be received for its services as financial advisor to Solutia in connection with the merger and Deutsche Bank’s opinion, is approximately €10.3 million. In addition, one or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Eastman or its affiliates for which they have received, and in the future may receive, compensation, including in the last two years having served as, among other things, (1) lender under Eastman’s $750 million 5-year revolving credit facility, (2) a dealer manager in Eastman’s cash tender offer for certain of its outstanding debt securities in 2010, and (3) a co-manager in Eastman’s 2010 offering of certain debt securities. In the last two years, DB Group has received aggregate fees from Eastman in an amount of approximately € 1.1 million. The DB Group may also provide investment and commercial banking services to Eastman and Solutia in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Eastman and Solutia for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Moelis

At the January 26, 2012 meeting of the Solutia board of directors, Moelis delivered its oral opinion to the Solutia board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of the date of such opinion, and based upon and subject to the conditions and limitations set forth in Moelis’ written opinion, the merger consideration of (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock per share to be received in the merger by holders of Solutia common stock (other than in respect of shares owned by Solutia as treasury stock and shares held by Solutia stockholders properly exercising appraisal rights under the DGCL) was fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion, dated January 26, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex C and is incorporated into this proxy statement/prospectus by reference. Holders of Solutia common stock are urged to read Moelis’ written opinion and this section carefully and in their entirety. The following summary describes the material analyses underlying Moelis’ opinion, but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion. Moelis’ opinion was addressed to, and for the use and benefit of, the Solutia board of directors in connection with and for purposes of its evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration pursuant to the merger agreement to the holders of Solutia common stock as of the date of the opinion and does not address Solutia’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to Solutia. Moelis was not asked to, and Moelis’ opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Solutia nor did it address the fairness of the contemplated benefits of the merger. Moelis’ opinion does not constitute a recommendation to any stockholder of Solutia as to how such stockholder should vote with respect to the merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee. Also, Moelis did not express any view or opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation payable to or to be received by any of the officers, directors or employees of Solutia, or any class of such persons, in connection with the merger relative to the merger consideration.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Solutia and Eastman that Moelis deemed relevant;

•	reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects, of Solutia furnished to Moelis by Solutia;

•	reviewed certain internal information relating to the business, including financial forecasts, of Eastman furnished to Moelis by Eastman;

•

conducted discussions with members of senior management and representatives of Solutia and Eastman concerning the matters described in the foregoing bullets, as well as the business and prospects of Solutia generally;

•	reviewed publicly available financial and stock market data for Solutia and Eastman and compared them with those of certain other companies in lines of business that Moelis deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Moelis deemed relevant;

•	considered certain potential pro forma effects of the merger;

•	reviewed a draft of the merger agreement, dated January 26, 2012;

•	participated in certain discussions and negotiations among representatives of Solutia and Eastman and their financial and legal advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Solutia board of directors, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Solutia board of directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Solutia or Eastman, nor was Moelis furnished with any such evaluation or appraisal. With respect to the forecasted financial information, Moelis assumed, at the direction of the Solutia board of directors, that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Solutia or Eastman as to the future performance of their respective companies.

Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of the date of Moelis’ opinion. Moelis assumed, with the consent of the Solutia board of directors, that all governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on Solutia or Eastman or on the expected benefits of the merger.

At the direction of the Solutia board of directors, Moelis was not asked to, nor did it, offer any opinion as to the material terms of merger agreement (other than the merger consideration) or the form of the merger. It expressed no opinion as to what the value of Eastman common stock would be when issued pursuant to the merger agreement or the prices at which Eastman common stock or Solutia common stock would trade in the future. In rendering its opinion, Moelis assumed, with the consent of the Solutia board of directors, that the final executed form of the merger agreement would not differ in any material respect from the draft that Moelis examined, and that Eastman and Solutia would comply with all the material terms of the merger agreement.

Pursuant to an engagement letter between Solutia and Moelis, dated January 4, 2012, as it may be amended from time to time, Solutia has agreed to pay Moelis fees, which are currently estimated to be between approximately $11.6 million and approximately $14.3 million, depending on the consideration paid to Solutia stockholders at closing, for its services as financial advisor to Solutia, of which $2.0 million became payable upon the delivery of Moelis’ opinion (or would have become payable upon Moelis advising Solutia that it was unable to render an opinion), and the remainder of which is contingent upon completion of the merger. In addition, Solutia has agreed to indemnify Moelis for certain liabilities arising out of its engagement. In the past, Moelis provided investment banking and other services to Solutia and received compensation for the rendering of such services, including in the past two years (1) having served as a financial advisor on Solutia’s acquisition of Southwall Technologies Inc., and (2) having served as a financial advisor on Solutia’s sale of its ownership interest in Ascend Performance Materials Holdings Inc. to S.K. Capital Partners II, L.P. The aggregate amount of all fees paid by Solutia to Moelis in the past two years, excluding the fees expected to be received for its services as financial advisor to Solutia in connection with the merger and Moelis’ opinion, is approximately $1.7 million. Moelis has not provided any investment banking or other services to, or received any compensation from, Eastman. Neither Moelis nor any of its affiliates has an ownership interest in Eastman.

The Solutia board of directors selected Moelis as its financial advisor in connection with the merger because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Summary of Material Financial Analyses Contained in Joint Presentation

Deutsche Bank and Moelis, collectively referred to as “Solutia’s financial advisors,” made a joint presentation to the Solutia board of directors on January 26, 2012 of the financial analyses that were used in connection with rendering their respective opinions described above. Solutia’s financial advisors worked cooperatively in developing these analyses, and these analyses represent the joint work product of Solutia’s financial advisors. The following is a summary of the material financial analyses contained in the joint presentation, however, this summary does not purport to be a complete description of the financial analyses performed by Solutia’s financial advisors, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Solutia’s financial advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analysis of Solutia’s financial advisors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 26, 2012, and is not necessarily indicative of current market conditions.

Transaction Overview

Based on the consideration pursuant to the merger agreement of $27.63 per share of Solutia common stock as of January 25, 2012, Solutia’s financial advisors noted that the implied equity value of Solutia as of January 25, 2012 was approximately $3.4 billion, and the implied enterprise value of Solutia based upon the implied equity value and selected balance sheet information as of December 31, 2011, was $4.6 billion.

In rendering their opinions, Solutia’s financial advisors also reviewed and considered implied offer premiums that the per share merger consideration represented over the historical trading prices of Solutia common stock, noting that the per share merger consideration of $27.63 represented an implied premium of:

•	40% over the closing price of Solutia common stock on January 25, 2012;

•	62% over the 30-trading-day volume weighted average price of Solutia common stock, or “VWAP,” as of January 25, 2012;

•	68% over the 60-trading-day VWAP as of January 25, 2012;

•	77% over the 90-trading-day VWAP as of January 25, 2012;

•	40% over the one year VWAP as of January 25, 2012;

•	5% over the 52-week high closing price of Solutia common stock on April 29, 2011; and

•	2% over the 52-week high intraday trading price of Solutia common stock on May 2, 2011.

Analysis of Selected Public Companies

Solutia’s financial advisors reviewed and compared certain financial information and commonly used valuation measurements for Solutia with corresponding financial information and valuation measurements for the following selected public companies:

•	Albemarle Corporation;

•	Cabot Corporation;

•	Celanese Corporation;

•	Cytec Industries Inc.;

•	Eastman;

•	FMC Corporation;

•	Huntsman Corporation; and

•	Rockwood Holdings, Inc.

These public companies were selected on the basis of the professional judgment and experience of Solutia’s financial advisors, taking into account, among other factors, the size of Solutia and the selected companies, the geographic regions in which Solutia and the selected companies operate, the industry in which Solutia and the selected companies operate and the product offerings of Solutia and the selected companies.

Although none of the selected companies is directly comparable to Solutia, the companies included were chosen because they are U.S.-listed publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Solutia. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinions of Solutia’s financial advisors, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of Solutia common stock and the closing prices of the common stock of the other selected companies on January 25, 2012, information contained in the most recent public filings of the selected companies and analyst consensus estimates of earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for Solutia and the selected companies, Solutia’s financial advisors derived and compared, with respect to Solutia and each of the selected public companies, the total enterprise value, or “TEV,” as a multiple of estimated EBITDA for 2012, which is referred to below as “TEV/2012E EBITDA.”

This analysis indicated the following:

Selected Companies Valuation Multiples

Multiple	High	Mean	Median	Low	Solutia
TEV/2012E EBITDA	8.6x	6.5x	6.1x	5.0x	6.6x

Using Solutia’s management forecasts for 2012E EBITDA, and based on the foregoing and qualitative judgment, Solutia’s financial advisors determined an estimated TEV/2012E EBITDA reference range of 6.0x to 7.5x, resulting in a range of implied values per share of Solutia common stock (rounded to the nearest $0.50) of $17.50 to $24.50, compared to the per share merger consideration of $27.63. The reference range of 6.0x to 7.5x was selected on the basis of the professional judgment and experience of Solutia’s financial advisors.

The EBITDA multiples observed for each company are as follows:

Company	TEV / 2012E EBITDA
Albemarle Corporation	8.6x
Cabot Corporation	5.3x
Celanese Corporation	7.0x
Cytec Industries Inc.	6.2x
Eastman	5.6x
FMC Corporation	8.5x
Huntsman Corporation	5.0x
Rockwood Holdings, Inc.	6.0x

Consolidated Sum-of-the-Parts

In addition to the analysis of selected public companies described above, Solutia’s financial advisors reviewed and compared certain financial information and commonly used valuation measurements for Solutia’s three primary business segments with corresponding financial information and valuation measurements for selected public companies, according to the table below:

Solutia Business Segment:	Technical Specialties	Advanced Interlayers	Performance Films
Selected Companies:	Cabot Corporation Chemtura Corporation Fuchs Petrolub AG Kraton Performance Polymers, Inc. LANXESS AG NewMarket Corporation PolyOne Corporation	Albemarle Corporation Celanese Corporation Cytec Industries Inc. Eastman E. I. du Pont de Nemours and Company FMC Corporation Hexcel Corporation Rockwood Holdings, Inc. STR Holdings, Inc. Victrex PLC	3M Company H.B. Fuller Company RPM International Inc. Sika AG The Valspar Corporation

Although none of the selected companies is directly comparable to Solutia or any of its business segments, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Solutia’s business segments. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinions of Solutia’s financial advisors, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of Solutia common stock and the closing prices of the common stock of the other selected companies on January 25, 2012, information contained in the most recent public filings of the selected companies and analyst consensus estimates of EBITDA for the selected companies, Solutia’s financial advisors derived and compared, with respect to each of the selected public companies, the total enterprise value, or “TEV,” as a multiple of estimated EBITDA for 2012, which is referred to below as “TEV/2012E EBITDA.”

Solutia’s financial advisors believed that the TEV/2012E EBITDA multiple was the most appropriate multiple, given the variations in capital structures and tax positions between Solutia and the selected companies. In the view of Solutia’s financial advisors and general market practice, in this instance, TEV to one-year forward EBITDA was the most prevalent metric governing the valuation of Solutia and the selected companies.

This analysis indicated the following:

Selected Companies TEV/2012E EBITDA Multiples

Solutia Business Segment	High	Mean	Median	Low
Technical Specialties	8.2x	6.4x	6.2x	5.2x
Advanced Interlayers	9.7x	7.4x	7.4x	5.6x
Performance Films	9.0x	8.6x	8.7x	8.2x

The company-by-company multiples for the selected companies are as follows:

Company	TEV/2012E EBITDA
Technical Specialties
Cabot Corporation	5.3x
Chemtura Corporation	5.4x
Fuchs Petrolub AG	8.1x
Kraton Performance Polymers, Inc.	6.3x
LANXESS AG	5.2x
NewMarket Corporation	8.2x
PolyOne Corporation	6.2x
Advanced Interlayers
Albemarle Corporation	8.6x
Celanese Corporation	7.0x
Cytec Industries Inc.	6.2x
Eastman	5.6x
E. I. du Pont de Nemours and Company	7.8x
FMC Corporation	8.5x
Hexcel Corporation	9.7x
Rockwood Holdings, Inc.	6.0x
STR Holdings, Inc.	5.8x
Victrex PLC	9.0x
Performance Films
3M Company	8.2x
H.B. Fuller Company	8.3x
RPM International Inc.	8.7x
Sika AG	9.0x
The Valspar Corporation	8.8x

Solutia’s financial advisors determined certain reference ranges for each of Solutia’s business segments, based on the foregoing and qualitative judgment. Applying the reference ranges indicated in the table below to Solutia’s management forecasts for 2012E EBITDA by business segment resulted in a range of implied values per share of Solutia common stock (rounded to the nearest $0.50) of $20.50 to $27.50, compared to the per share merger consideration of $27.63.

Solutia Business Segment	Reference Range (TEV/2012E EBITDA)
Technical Specialties`	6.0x –7.5x
Advanced Interlayers	7.5x – 9.0x
Performance Films	7.5x – 9.0x

Selected Transactions Analysis

Solutia’s financial advisors reviewed the financial terms, to the extent publicly available, of 20 merger and acquisition transactions announced since April 2004 involving companies in the performance materials and specialty chemicals industries, or the “selected transactions.” Solutia’s financial advisors further identified a sub-group of the selected transactions, or the “core selected transactions,” which transactions were selected because they involved diversified specialty chemical targets. These included key recent significant transactions in the specialty chemicals sector, that, for the purposes of analysis, may be considered most closely comparable to the proposed merger. Although none of the selected transactions is directly comparable to the proposed merger, the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed merger.

The type of consideration and transaction values for each of the selected transactions is as follows:

Date	Bidder	Target	Consideration	Total Enterprise Value ($ billion)
Core Selected Transactions
July 2011	Lonza Group Ltd	Arch Chemicals, Inc.	Cash	1.4
May 2011	Ashland Inc.	International Specialty Products Inc.	Cash	3.2
April 2011	Solvay S.A.	Rhodia S.A.	Cash	7.3
March 2011	Berkshire Hathaway Inc.	The Lubrizol Corporation	Cash	9.6
July 2008	Ashland Inc.	Hercules Inc.	Cash and Stock	3.4
April 2004	The Lubrizol Corporation	Noveon International, Inc.	Cash	1.8
Other Selected Transactions
October 2011	American Securities LLC	Unifrax I LLC	Cash	0.9
July 2011	Ecolab Inc.	Nalco Holding Company	Cash or Stock	8.1
June 2010	BASF SE	Cognis Holding GmbH	Cash	3.2
September 2008	BASF SE	Ciba Holding AG	Cash	5.0
July 2008	The Dow Chemical Company	Rohm and Haas Company	Cash	18.9

Date	Bidder	Target	Consideration	Total Enterprise Value ($ billion)
August 2007	Akzo Nobel N.V.	Imperial Chemical Industries PLC	Cash	10.7
May 2007	Saudi Basic Industries Corporation	GE Plastics business of General Electric Company	Cash	11.6
September 2006	Court Square Capital Partners II, L.P. / Weston Presidio V, L.P. / Management	MacDermid Incorporated	Cash	1.3
September 2006	Apollo Management L.P.	GE Advanced Materials business of General Electric Company	Cash and Stock	3.8
February 2006	BASF SE	Construction Chemicals business of Degussa AG	Cash	3.2
March 2005	Texas Pacific Group	British Vita PLC	Cash	1.3
March 2005	Crompton Corp.	Great Lakes Chemical Corporation	Stock	1.8
February 2005	Cytec Industries Inc.	Surface Specialties business of UCB SA	Cash	1.8
July 2004	Apollo Management	Borden Chemical Inc.	Cash	1.1

Using Solutia’s management forecasts for estimated 2011 EBITDA, and based on the foregoing and qualitative judgment, Solutia’s financial advisors determined an estimated TEV/LTM EBITDA reference range of 8.0x to 9.5x, resulting in a range of implied values per share of Solutia common stock (rounded to the nearest $0.50) of $24.50 to $30.50, compared to the per share merger consideration of $27.63.

With respect to each selected transaction and based on publicly available information, Solutia’s financial advisors calculated the multiples of the target’s total enterprise value to its EBITDA for the twelve-month period prior to announcement of the applicable transaction, which is referred to below as “TEV / LTM EBITDA.”

This analysis indicated the following:

Selected Transactions TEV/LTM EBITDA Multiples

	High	Mean	Median	Low
Core Selected Transactions	9.2x	8.3x	8.7x	6.9x
Other Selected Transactions	12.4x	9.3x	9.3x	6.1x
All Transactions	12.4x	9.0x	9.0x	6.1x

Using Solutia’s management forecasts for estimated 2011 EBITDA, and based on the foregoing and qualitative judgment, Solutia’s financial advisors determined an estimated TEV/LTM EBITDA reference range of 8.0x to 9.5x, resulting in a range of implied values per share of Solutia common stock (rounded to the nearest $0.50) of $24.50 to $30.50, compared to the per share merger consideration of $27.63.

Discounted Cash Flow Analysis

Solutia’s financial advisors performed an illustrative discounted cash flow analysis for Solutia based on management estimates of free cash flows for the years 2012 through 2016. Solutia’s financial advisors calculated the discounted cash flow value for Solutia as of December 31, 2011 as the sum of the net present value of (1) the estimated future unlevered free cash flows that Solutia is expected to generate for the years 2012 through 2016, plus (2) the value of Solutia at the end of such period, or the terminal value. The terminal value was calculated using terminal EBITDA multiples ranging from 6.5x to 8.0x. Solutia’s financial advisors applied discount rates ranging from 10.5% to 11.5% derived from a calculation of Solutia’s weighted average cost of capital to discount the future cash flows and terminal value. Solutia’s financial advisors then calculated the estimated equity values per share of Solutia common stock by deducting estimated net debt as of December 31, 2011 from the sum of the present values of the period cash flows and terminal value. The multiples considered in selecting the terminal value multiples of 6.5x to 8.0x were derived using Solutia’s financial advisors’ judgment of the long-term trading multiples of comparable companies.

The key cost of debt and cost of equity inputs used to calculate Solutia’s weighted average cost of capital are as follows:

Input	Using Median Unlevered Beta of Comparable Companies	Using Solutia’s Unlevered Beta
Cost of Debt
Pre-tax Cost of Debt	5.7%	5.7%
Assumed normalized tax rate for Solutia	25.0%	25.0%
Target Debt to Total Capitalization	25.0%	25.0%

Cost of Equity
10-year U.S. Treasury yield per Bloomberg as of January 25, 2012	2.0%	2.0%
Median unlevered beta for comparable companies and unlevered beta for Solutia	1.19	1.18
Beta levered	1.49	1.47
Market risk premium, from the Ibbotson SBBI Classic Yearbook 2011	6.7%	6.7%
Size premium, based on mid-cap companies with market capitalizations between $1.8 billion and $6.8 billion, from the Ibbotson SBBI Classic Yearbook 2011	1.2%	1.2%
Target Equity to Total Capitalization	75.0%	75.0%

Solutia’s financial advisors then calculated the estimated equity values per share of Solutia common stock by deducting estimated net debt as of December 31, 2011 from the sum of the present values of the period cash flows and terminal value. This analysis resulted in a range of implied values per share of Solutia common stock (rounded to the nearest $0.50) of $26.00 to $33.00, compared to the per share merger consideration of $27.63.

Pro Forma Combination Analysis

Solutia’s financial advisors prepared an illustrative pro forma analysis for the financial impact of the proposed merger using both Solutia management estimates and research consensus estimates for Solutia and consensus estimates for Eastman. Based on such analysis on a pro forma basis as if the transaction had been completed on December 31, 2011, Solutia’s financial advisors determined that the proposed transaction would be accretive to Eastman’s earnings per share in 2012, excluding acquisition-related costs and charges.

Wall Street Research Share Price Targets

The range of broker price targets for Solutia stock reviewed by Solutia’s financial advisors was as follows:

Broker	Date	Current Price Target
Sidoti	January 25, 2012	$31.00
Jefferies	January 20, 2012	$22.00
Macquarie	December 10, 2011	$22.00
Deutsche Bank	September 14, 2011	$22.00
KeyBanc	January 17, 2012	$22.00
Wells Fargo	December 15, 2011	$20.00 – $22.00
Lazard	December 13, 2011	$21.00
Alembic	October 26, 2011	$20.00
Piper Jaffray	December 16, 2011	$18.00
Median Target Solutia Price		$22.00
January 25, 2012 Solutia Price		$19.69

General

The preparation of a fairness opinion is a complex analytical process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank and Moelis believe that their analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying their opinions. In arriving at their fairness determinations, Deutsche Bank and Moelis did not assign specific weights to any particular analyses.

In conducting their analyses and arriving at their opinions, Deutsche Bank and Moelis utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank and Moelis to provide their opinions to the Solutia board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid with respect to each share of Solutia common stock to the holders of such stock as of the date of their respective opinions.

No company or transaction used in the analyses described above for purposes of comparison is directly comparable to Solutia or Eastman or the merger, respectively. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with their analyses, each of Deutsche Bank and Moelis made, and were provided by the management of Solutia with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Moelis, Solutia or Eastman. Analyses based upon estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Solutia, Eastman or their respective advisors, neither Deutsche Bank nor Moelis assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the transaction, including the merger consideration, were determined through arm’s-length negotiations between Solutia and Eastman and were approved by the Solutia board of directors. Although both Deutsche Bank and Moelis provided advice to the Solutia board of directors during the course of these negotiations, the decision to enter into the merger was solely that of the Solutia board of directors. Solutia’s financial advisors did not recommend any amount of merger consideration paid to Solutia or its board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger. As described above under “—Recommendation of the Solutia Board of Directors and Solutia’s Reasons for the Merger” beginning on page 89, the opinions and presentation of Deutsche Bank and Moelis to the Solutia board of directors were only one of a number of factors taken into consideration by the Solutia board of directors in making its determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Perella Weinberg

Pursuant to an engagement letter dated December 30, 2011, the Solutia board of directors retained Perella Weinberg to act as a financial advisor to the Solutia board of directors in connection with the proposed merger. The Solutia board of directors selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise, reputation and experience and its knowledge of the industries in which Solutia conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On January 26, 2012, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Solutia board of directors to the effect that, as of such date, and based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the merger consideration of (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock, to be received per share by holders of Solutia common stock (other than in respect of shares owned by Solutia as treasury stock and shares held by holders properly exercising appraisal rights under the DGCL) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Perella Weinberg’s written opinion, dated January 26, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex D hereto. The opinion does not address the underlying business decision of Solutia to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may be available to Solutia. The opinion was not intended to be and does not constitute a recommendation to any holder of Solutia common stock as to how such holder should act with respect to the proposed merger or any other matter. The opinion does not in any manner address the prices at which the Solutia common stock or Eastman common stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration received in connection with the merger by, the holders of any other class of securities, creditors or other constituencies of Solutia. Perella Weinberg provided its opinion only for the information and assistance of the Solutia board of directors in its capacity as such and in connection with, and for the purposes of its evaluation of, the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information with respect to Solutia and Eastman, including research analyst reports;

•

reviewed certain internal financial statements, analyses and forecasts and other financial data relating to the business of Solutia prepared by Solutia’s management (the “Solutia Forecast Information”);

•	reviewed certain publicly available forecasts prepared by Wall Street analysts relating to Eastman (the “Eastman Public Forecasts”);

•

discussed the past and current business, operations, financial condition and prospects of Solutia and Eastman, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Solutia and Eastman;

•	reviewed the pro forma impact of, among other things, the merger on the future financial performance of Eastman, including the potential impact on Eastman’s estimated earnings per share;

•	compared the financial performance of Solutia and Eastman with that of certain publicly traded companies which it believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain transactions which it believed to be generally relevant;

•

reviewed the historical trading prices for the shares of Solutia common stock and Eastman common stock, and compared such prices with those of securities of certain publicly traded companies which it believed to be generally relevant;

•	reviewed a draft dated January 26, 2012 of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as it deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further assumed, with the consent of the Solutia board of directors, that information furnished by Solutia for purposes of its analysis did not contain any material omissions or misstatements of material fact. With respect to the Solutia Forecast Information, Perella Weinberg was advised by the management of Solutia and assumed, with the consent of the Solutia board of directors, that the Solutia Forecast Information had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Solutia as to the future financial performance of Solutia and the other matters covered thereby, and Perella Weinberg expressed no view as to the assumptions on which they were based. With respect to the Eastman Public Forecasts, Perella Weinberg assumed, with the consent of the Solutia board of directors, that such forecasts were a reasonable basis upon which to evaluate the future financial performance of Eastman and to use in performing its analyses.

In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Solutia or Eastman, nor was it furnished with any such valuations or appraisals. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. In arriving at its opinion, Perella Weinberg assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that the merger would be consummated in accordance with the terms set forth in the merger agreement, without material modification (including, without limitation, modification to the mix of merger consideration or the form or structure of the transaction) or amendment, without waiver of any of its covenants or conditions, or delay, and that the final executed merger agreement would not differ in any respect material to its analysis from the draft merger agreement reviewed by it. Furthermore, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on Solutia, Eastman or the contemplated benefits expected to be derived in the proposed merger. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the merger consideration to be received per share by the holders of Solutia common stock pursuant to the merger agreement. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the merger agreement or the form or structure of the merger or the likely timeframe in which the merger would be consummated. Perella Weinberg was not asked to, nor did it, participate in the negotiation of the merger agreement or the form or structure of the merger. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood Solutia had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion did not address the underlying business decision of Solutia to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may have been available to Solutia. In arriving at its opinion, Perella Weinberg was not authorized to solicit and did not solicit interest from any third party with respect to any business combination or other extraordinary transaction involving Solutia.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a brief summary of the material financial analyses performed by Perella Weinberg and reviewed by the Solutia board of directors in connection with Perella Weinberg’s opinion relating to the merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses. For purposes of its analyses, Perella Weinberg assumed that the merger consideration had a value of $27.65, based on the closing price per share on the New York Stock Exchange of Eastman common stock of $47.12 on January 26, 2012.

Analysis of Implied Premia and Multiples of Financial Results

Perella Weinberg calculated the implied premium represented by the $27.65 per share value of the merger consideration (calculated based on the closing price per share on the New York Stock Exchange of Eastman common stock on January 26, 2012) to be received by the holders of Solutia common stock pursuant to the merger agreement relative to the following:

•	the closing market price per share on the New York Stock Exchange of Solutia common stock on January 26, 2012, the last trading day prior the delivery of its opinion;

•

the closing market price per share on the New York Stock Exchange of Solutia common stock on December 1, 2011, the last trading day prior to the date that Solutia first received a written proposal from Eastman;

•	the average closing market price per share on the New York Stock Exchange of Solutia common stock for the one-month period prior to January 26, 2012;

•	the average closing market price per share on the New York Stock Exchange of Solutia common stock for the two-month period prior to January 26, 2012;

•	the average closing market price per share on the New York Stock Exchange of Solutia common stock for the three-month period prior to January 26, 2012;

•	the average closing market price per share on the New York Stock Exchange of Solutia common stock for the six-month period prior to January 26, 2012;

•	the average closing market price per share on the New York Stock Exchange of Solutia common stock for the one-year period prior to January 26, 2012;

•	the highest closing market price per share on the New York Stock Exchange of Solutia common stock during the 52-week period prior to January 26, 2012; and

•	the lowest closing market price per share on the New York Stock Exchange of Solutia common stock during the 52-week period prior to January 26, 2012.

The results of these calculations are summarized in the following table:

Metric	Reference Price Per Share	Implied Premium
Stock Price as of January 26, 2012	$19.51	41.7%
Stock Price on December 1, 2011	$16.13	71.4%
1-Month Average	$18.10	52.8%
2-Month Average	$17.04	62.3%
3-Month Average	$16.67	65.9%
6-Month Average	$16.20	70.7%
1-Year Average	$19.94	38.7%
52-Week High	$26.35	5.0%
52-Week Low	$11.91	132.2%

In the analysis of implied multiples, Perella Weinberg derived the implied enterprise value of Solutia based on the merger consideration of $27.65 per share (calculated based on the closing price per share on the New York Stock Exchange of Eastman common stock on January 26, 2012). Using this price, Perella Weinberg calculated the enterprise value for Solutia as the aggregate value of Solutia’s fully diluted equity (based on the total number of fully diluted outstanding shares of Solutia common stock), plus debt at book value and minority interest at book value, less cash and cash equivalents as provided by Solutia management as of December 31, 2011. Perella Weinberg also reviewed historical and estimated EBITDA for Solutia for certain periods described below. In the case of Solutia (but not of any of the other companies used by Perella Weinberg in its analysis), EBITDA also excluded stock based compensation expense so as to be consistent with Solutia’s convention in its financial reporting. In addition, Perella Weinberg derived a pro forma EBITDA for Solutia for 2011, which is referred to as “2011A Pro Forma EBITDA,” by adding $12 million to 2011 EBITDA to account for the full-year impact of the acquisition of Southwall Technologies Inc., which was completed on November 28, 2011.

Perella Weinberg calculated the following multiples of historical and estimated financial results for Solutia:

•	enterprise value as a multiple of EBITDA for the 2011 calendar year, or “EV / 2011A EBITDA”;

•	enterprise value as a multiple of Pro Forma EBITDA for the 2011 calendar year, or “EV / 2011A PF EBITDA”;

•	enterprise value as a multiple of estimated EBITDA for the 2012 calendar year, based on the Solutia Forecast Information, or “EV / 2012E EBITDA (LRP)”; and

•

enterprise value as a multiple of estimated EBITDA for the 2012 calendar year, based on the consensus of Wall Street research analysts as reported by Institutional Brokers’ Estimate System (“IBES”) on January 26, 2012, or “EV / 2012E EBITDA (Consensus).”

The results of these analyses are summarized in the following table:

Financial Multiples	Implied Multiple
EV / 2011A EBITDA	9.0x
EV / 2011A PF EBITDA	8.8x
EV / 2012E EBITDA (LRP)	8.2x
EV / 2012E EBITDA (Consensus)	8.4x

Historical Stock Trading

Perella Weinberg reviewed the historical trading price per share on the New York Stock Exchange of Solutia common stock for the 52-week trading period ending on January 26, 2012, the date Perella Weinberg rendered its oral opinion to the Solutia board of directors. Perella Weinberg noted that the range of closing market prices per share on the New York Stock Exchange of Solutia common stock during such period was $11.91 to $26.35. The historical stock trading analysis provided general reference points with respect to the trading prices of Solutia common stock, which enabled Perella Weinberg to compare the historical prices with the merger consideration, which, based on the Eastman common stock’s closing price per share of $47.12 on January 26, 2012, represented a value of $27.65.

Summary of Wall Street Research Share Price Targets

Perella Weinberg summarized the share price targets for Solutia common stock published by several Wall Street research analysts. Perella Weinberg noted that the range of share price targets for Solutia common stock was $18.00 per share to $31.00 per share. Because it is the general convention of Wall Street equity research analysts to provide 12-month share price targets, Perella Weinberg discounted such research analyst price targets for shares of Solutia common stock by one year. Perella Weinberg performed such discounting using a cost of equity of 14.0%, which Perella Weinberg derived utilizing the Capital Asset Pricing Model, or “CAPM.” Perella Weinberg noted that the range of such share price targets, discounted one year using an assumed 14.0% cost of equity, was $15.90 to $27.38 per share.

Selected Publicly Traded Companies Analysis

Perella Weinberg reviewed and compared certain financial information for Solutia to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the specialty chemicals industry, which, in the exercise of its professional judgment and based on its knowledge of such industries, Perella Weinberg determined to be relevant to its analysis. Although none of the following companies is identical to Solutia, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be comparable to Solutia in one or more respects including the nature of their business, size, financial performance and geographic profile. Perella Weinberg noted that the Premier Peers historically had traded at higher EV / EBITDA (i.e., enterprise value to EBITDA) multiples than the Diversified Peers due to the superior financial and operating profiles of the Premier Peers.

Premier Peers	Diversified Peers
FMC Corporation	Celanese Corporation
Albemarle Corporation	Eastman
W.R. Grace & Company
Rockwood
Cytec Industries Incorporated
Cabot Corporation

For each of the selected companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios based on the closing price per share as of January 26, 2012, SEC filings for historical information and third-party research estimates from IBES per FactSet, which is a financial data and software company that provides financial data and analytics for use by investment professionals. For Solutia, Perella Weinberg made calculations based on the closing market price per share of Solutia common stock as of January 26, 2012, and the merger consideration of $27.65 per share (calculated based on the closing market price per share on the New York Stock Exchange of Eastman common stock of $47.12 on January 26, 2012), and utilized the Solutia Forecast Information and third-party research estimates from IBES per FactSet for forecasted information.

With respect to Solutia and each of the selected companies, Perella Weinberg reviewed enterprise value as a multiple of estimated EBITDA, referred to as “EV / EBITDA,” multiples for each of calendar years 2012 and 2013. The results of these analyses are summarized in the following table:

EV / EBITDA
	2012E	2013E
Premier Peers
Range	8.4x – 8.5x	7.5x – 8.1x
Median	8.4x	7.8x
Diversified Peers
Range	5.7x – 6.5x	5.3x – 6.1x
Median	6.2x	5.7x
Combined Peer Group
Range	5.7x – 8.5x	5.3x – 8.1x
Median	6.3x	5.7x
Solutia (At 1/26/12 Market Price)
IBES Consensus Forecasts	6.6x	6.0x
Solutia Forecast Information (LRP)	6.4x	5.8x
Solutia (At $27.65 Merger Consideration)
IBES Consensus Forecasts	8.4x	7.6x
Solutia Forecast Information (LRP)	8.2x	7.4x

Perella Weinberg noted that between July 2008 and January 2012, Solutia’s EV / EBITDA multiple had been approximately 15% to 25% lower than the median EV / EBITDA multiple of the Premier Peers and approximately 5% to 10% higher than the median EV / EBITDA multiple of the Diversified Peers. In the exercise of its professional judgment, Perella Weinberg estimated a reference range of EV / EBITDA multiples for the Combined Peer Group of 6.0x to 7.5x, which, assuming the Solutia Forecast Information and IBES consensus forecasts for 2012E EBITDA, resulted in ranges of implied values per share of Solutia common stock of $17.57 to $24.48, and $16.94 to $23.70, respectively, compared to the merger consideration of $27.65 per share (calculated based on the closing market price per share on the New York Stock Exchange of Eastman common stock of $47.12 on January 26, 2012).

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Solutia’s business. Accordingly, Perella Weinberg’s comparison of selected companies to Solutia and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Solutia.

Discounted Illustrative Future Stock Price Analysis

Perella Weinberg performed an analysis of the net present value of the illustrative future price per share of Solutia common stock, which is designed to provide an indication of the present value of a theoretical future share price of Solutia common stock, where such theoretical future share price is derived from Solutia’s estimated EBITDA and an assumed enterprise value to estimated EBITDA multiple. In particular, to derive a range of such future share prices, Perella Weinberg used financial information from the Solutia Forecast Information, including Solutia’s estimated EBITDA, and a range of enterprise value to estimated EBITDA multiples. Perella Weinberg first calculated the implied value per share of Solutia common stock at the end of each of the calendar years from 2012 through 2015 by applying a range of enterprise value to next twelve months EBITDA multiples of 5.5x to 8.0x to the applicable estimates of EBITDA for each of the calendar years from 2013 to 2016 from the Solutia Forecast Information. The 5.5x to 8.0x multiple range was generally consistent with the enterprise value to next twelve months EBITDA multiples at which Solutia had traded at over the past several years, although Perella Weinberg noted that Solutia’s enterprise value to next twelve months EBITDA multiple, based on research estimates from IBES, as of January 26, 2012, was 6.6x and that a valuation at the top end of the 5.5x to 8.0x multiple range would imply a meaningful increase from Solutia’s current EV / EBITDA multiple. Perella Weinberg then discounted the implied share prices back to January 26, 2012 using an assumed illustrative cost of equity of 14.0%, which resulted in the following range of implied present values per share of Solutia common stock:

	Present Value of Implied Share Prices as of December 31,
	2012	2013	2014	2015
Solutia LRP Forecasts	$16.77 – $28.18	$16.48 – 27.18	$17.71 – $28.53	$18.88 – $29.53

The implied present value of future prices per share of Solutia common stock was reviewed for illustrative purposes only. The illustrative future prices per share of Solutia common stock should not be viewed as an accurate representation of what actual prices per share of Solutia common stock will be. Actual prices per share of Solutia common stock for any period may be greater or less than the illustrative future prices per share of Solutia common stock reviewed by Perella Weinberg, and the differences may be material. Future share prices are inherently uncertain, being based upon numerous factors or events that are not possible to predict.

Discounted Cash Flow Analysis

Perella Weinberg conducted a discounted cash flow analysis for Solutia to calculate the present value as of January 26, 2012 of the estimated standalone unlevered free cash flows that Solutia could generate during the period commencing in the 2012 calendar year through the 2016 calendar year. Estimates of unlevered free cash flows used for this analysis utilized the Solutia Forecast Information. Perella Weinberg also calculated a range of terminal values using the Solutia Forecast Information and terminal year multiples of the last twelve months EBITDA ranging from 6.0x to 8.0x. Perella Weinberg derived such a range of terminal year multiples, in the exercise of its professional judgment, based on Solutia’s and the Combined Peer Group’s historical trading ranges from July 2008 to January 2012. Perella Weinberg used discount rates ranging from 11.0% to 12.0%, based on estimates of Solutia’s weighted average cost of capital, which Perella Weinberg derived based on Solutia’s estimated cost of equity (derived using CAPM) and Solutia’s estimated after-tax cost of debt at an assumed target capital structure. The present values of unlevered free cash flows generated over the period described above were then added to the present values of terminal values resulting in a range of implied enterprise values for Solutia. From such range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for Solutia by subtracting the debt at book value and minority interest at book value and by adding cash and cash equivalents. These analyses resulted in a range of implied equity values per share of Solutia common stock of $22.65 to $31.87.

Leveraged Buyout Analysis

Perella Weinberg performed an illustrative leveraged buyout analysis to estimate the theoretical prices at which a financial sponsor might effect a leveraged buyout of Solutia. For purposes of this analysis, and in the exercise of its professional judgment regarding financing options available for such a transaction, Perella Weinberg assumed that a financial sponsor would attempt to realize a return on its investment after five years, with a valuation of Solutia realized by the financial sponsor in such subsequent exit transaction based on a range of enterprise value to last twelve months EBITDA multiples of 6.0x to 8.0x. Perella Weinberg utilized the Solutia Forecast Information in performing its analysis. For purposes of this analysis, Perella Weinberg assumed an illustrative multiple of total debt to last twelve months EBITDA at the transaction date of 5.50x, reflecting an illustrative multiple of debt to last twelve months EBITDA of 3.75x for a term loan having an interest rate of LIBOR plus 4.5% and an illustrative multiple of debt to last twelve months EBITDA of 1.75x for senior notes having an interest rate of 9.5%. Perella Weinberg then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial sponsor of between 17.5% and 25.0%. This analysis resulted in a range of implied equity values per share of $18.91 to $27.83.

Selected Transactions Analysis

Perella Weinberg analyzed certain information relating to selected precedent transactions in the specialty chemicals industry from September 2006 to December 16, 2011 that, in the exercise of its professional judgment, Perella Weinberg determined to involve relevant companies with operations comparable to Solutia. The selected transactions analyzed were the following:

Transaction Announcement	Acquiror	Target
December 16, 2011	Apollo Global Management LLC	Taminco
October 28, 2011	American Securities LLC	Unifrax I LLC
July 20, 2011	Ecolab Inc.	Nalco Holding Company
July 11, 2011	Lonza Group Ltd.	Arch Chemicals, Inc.
May 31, 2011	Ashland Inc.	International Specialty Products Inc.
April 4, 2011	Solvay SA	Rhodia SA
March 14, 2011	Berkshire Hathaway Inc.	The Lubrizol Corporation
June 23, 2010	BASF SE	Cognis Holding Luxembourg S.à.r.l.
September 15, 2008	BASF SE	Ciba Holding AG
July 11, 2008	Ashland Inc.	Hercules Incorporated
July 10, 2008	The Dow Chemical Company	Rohm and Haas Company
June 1, 2007	The Carlyle Group	PQ Corporation
May 21, 2007	Saudi Basic Industries Corporation	GE Plastics
September 14, 2006	Apollo Management, L.P.	GE Advanced Materials
September 5, 2006	Court Square Capital Partners	MacDermid, Incorporated

For each of the selected transactions, Perella Weinberg calculated and compared the resulting enterprise value in the transaction as a multiple of last twelve months EBITDA (as adjusted from GAAP to exclude certain non-recurring expenses, “EV / LTM EBITDA”), and, where applicable, the premium represented by the acquisition price to the closing price of the target’s common stock on the dates one day and one month prior to the transaction. The multiples for the selected transactions were based on publicly available information at the time of the relevant transaction. The results of these analyses are summarized in the following table:

		Premium To Price:
	EV /EBITDA	1 Day Prior	1 Month Prior
Median	8.8x	36.3%	39.7%
Mean	8.8x	43.9%	38.7%

Perella Weinberg observed that, as discussed above under “Analysis of Implied Premia and Multiples of Financial Results,” the implied enterprise value of Solutia based on the per share merger consideration as a multiple of 2011 EBITDA was 9.0x, relative to a median EV/EBITDA multiple for the selected transactions of 8.8x, and that the implied premium of the merger consideration to Solutia’s January 26, 2012 closing stock price was 41.7%, relative to a median premium to the 1-day prior price for the selected transactions of 36.3%.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger, Solutia or Eastman. In addition, in connection with its review, Perella Weinberg considered the dates on which these transactions were announced and the market conditions existing at such time. Accordingly, Perella Weinberg’s comparison of the selected transactions to the merger and analysis of the results of such comparisons were not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the companies involved in such transactions and of the merger and were based on Perella Weinberg’s experience working with corporations on various merger and acquisition transactions.

Illustrative Premiums Paid Analysis

Perella Weinberg analyzed the premiums paid in 104 acquisitions of publicly-traded United States companies since January 1, 2010 with transaction values greater than $1 billion. For each of the 104 transactions, based on publicly available information, Perella Weinberg calculated the premiums of the offer price in the transaction to the target company’s closing stock price one day and one month prior to the announcement of the transaction. Perella Weinberg observed that the median premiums to target company closing stock price one day and one month prior to transaction announcement were 34% and 40%, respectively. Perella Weinberg observed that, as discussed above under “—Analysis of Implied Premia and Multiples of Financial Results,” the implied premium represented by the $27.65 per share merger consideration (calculated based on the closing price per share on the New York Stock Exchange of Eastman common stock on January 26, 2012) to be received by the holders of shares of Solutia common stock in the merger relative to $19.51, the closing market price per share of Solutia common stock on the January 26, 2012, was 41.7%.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Solutia or the merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Solutia board of directors as to the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration to be received per share by holders of Solutia common stock pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon the Solutia Forecast Information and third-party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of Solutia, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by Solutia management or third parties.

As described above, the opinion of Perella Weinberg to the Solutia board of directors was one of many factors taken into consideration by the Solutia board of directors in making its determination to approve the merger. Perella Weinberg was not asked to, and did not, recommend the specific consideration provided for in the merger agreement, which consideration was determined through negotiations between Solutia and Eastman.

Pursuant to the terms of the engagement letter between Perella Weinberg and Solutia, Solutia agreed to pay to Perella Weinberg retainer and advisory fees, including a fee for a financial fairness opinion, no portion of which are or were contingent upon the completion of the merger, the conclusion contained in any financial fairness opinion or, in the case of the retainer fees, the delivery of any financial fairness opinion. In particular, pursuant to the terms of the engagement letter, upon delivery of the opinion, Perella Weinberg received a fee of $5.0 million, against which was applied a credit for fees (including initial and quarterly retainer fees) previously paid to Perella Weinberg, such that the aggregate fees paid to Perella Weinberg for the engagement totaled $5.0 million. In addition, Solutia agreed to reimburse Perella Weinberg for its expenses and to indemnify Perella Weinberg for certain liabilities and other items arising out of its engagement.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Solutia or Eastman or any of their respective affiliates. Except in connection with its engagement as financial advisor to the Solutia board of directors in connection with the proposed merger, during the two-year period prior to the date of Perella Weinberg’s opinion, no material relationship existed between Perella Weinberg and its affiliates and Solutia or Eastman pursuant to which compensation was received by Perella Weinberg or its affiliates; however, Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to Solutia or Eastman or their respective affiliates for which they would expect to receive compensation. Without limiting the foregoing, as disclosed by Perella Weinberg to Solutia in connection with its engagement, Perella Weinberg Partners Capital Management LP, or “PWPCM,” an affiliate of Perella Weinberg, owned shares of Solutia common stock, which ownership was publicly disclosed by PWPCM in its filing with the SEC on Form 13F for the quarter ended September 30, 2011, the information contained in which has and will be updated by subsequent Form 13F filings made by PWPCM. As further disclosed to Solutia in connection with its engagement, Perella Weinberg, as a firm, and its affiliates maintain internal policies and procedures, including information barriers, reasonably designed to prevent the dissemination of material non-public, confidential and proprietary information from personnel who provide corporate advisory services, on the one hand, to the firm’s asset management professionals who provide investment services, on the other hand. Based on publicly information available as of January 26, 2012, shares owned by PWPCM represented approximately 2.8% of the Solutia common stock then outstanding.

Presentations by Solutia’s Consultants

On January 23, 2012, the Solutia board of directors received presentations from two third party advisors that had been asked to consider Solutia’s long-range plan, the impact of macroeconomic factors on the achievability of the plan and possible unseen risks and opportunities available to Solutia. Neither party was asked to consider the proposed merger with Eastman. Additional information on the presentations is presented below.

Dr. John Rutledge

On January 23, 2012, Dr. John Rutledge, an economist who is also founder and chairman of Rutledge Capital LLC, made a presentation to the Solutia board of directors relating to macroeconomic risks that could affect Solutia’s long-range plan. In his presentation, Dr. Rutledge suggested that business planning generally (and understandably) fails to take into account the risk of adverse impacts from unforeseen macroeconomic events and thus Solutia’s long-range plan likely does not take into account the risk of occurrence of these macroeconomic events. For example, Dr. Rutledge identified several macroeconomic events, such as sovereign bond defaults, banking system failures and currency impacts, that could impact Solutia’s ability to achieve the results of the long-range plan as a stand-alone company and suggested that the risk of these events and their effects on Solutia’s future business performance may not be fully reflected in Solutia’s long-range plan (in part because the effects of these events are not fully known). Dr. Rutledge also discussed with the Solutia board of directors the possibility of other unforeseen macroeconomic events affecting Solutia. He also reviewed with the Solutia board of directors qualitative factors affecting market and country-specific growth, regulatory uncertainty and currency risks. For example, with respect to Europe, Dr. Rutledge discussed the possibility of impacts from the European Union debt crisis, the potential for adverse developments relating to the Euro currency and the potential failure of large European banks affecting Solutia’s businesses. With respect to China, Dr. Rutledge discussed the possibility of impacts from a potential property value bubble, protectionist trade policies, requirements for funding of expansion and gaining access to natural resources, uncertainties surrounding governance, rule of law and intellectual property matters, politically-sensitive sectors, and competition from other regions affecting Solutia’s businesses. Dr. Rutledge did not quantify the potential impacts of any of these factors and did not offer any specific predictions for the occurrence of these events or how they would impact Solutia’s businesses.

Dr. Rutledge was selected by Solutia to provide his views on these matters because of his reputation as an economist with extensive insight into macroeconomic risks and uncertainties. Dr. Rutledge received a consulting fee of $100,000 from Solutia for his services. In addition, Solutia agreed to reimburse Dr. Rutledge for his travel expenses incurred in connection with his engagement. Dr. Rutledge has been retained by Solutia to perform consulting services to Solutia in the past two years for consulting services, for which he received aggregate fees of $20,000.

The Valence Group LLC

On January 23, 2012, The Valence Group LLC (“Valence”) made a presentation to the Solutia board of directors relating to its review of Solutia’s long-range plan. In its presentation, Valence reviewed with the Solutia board of directors the results of its review of Solutia’s long-range plan, which had been undertaken on a business-by-business basis and which analyzed factors regarding the achievability of, and identified risks and potential upsides, in the key underlying assumptions. Valence discussed potential risks to the achievability of Solutia’s long-range plan, as well as potential upsides, for the following lines of business: Saflex, Crystex, Santoflex, Performance Films, Photovoltaics, and Fluids.

On a consolidated basis, Valence observed that Solutia’s long-range plan assumed annual revenue and EBITDA growth of approximately 2.5x and 3.0x the latest IMF GDP forecast (January 2012), respectively. Additionally, Solutia’s 2011-2014 annual revenue growth assumption in its long-range plan of 8.4% exceeded the equity analysts consensus forecast for Solutia of 7.5% and the average of equity analyst consensus forecast for companies regarded as comparable to Solutia of 4.8%. Valence also observed that Solutia’s 2011-2013 annual EBITDA growth assumption in its long-range plan of 10.2% exceeded the equity analysts consensus forecast for Solutia at 8.1% and the average of equity analyst consensus forecast for companies regarded as comparable to Solutia of 5.5%. Valence noted that margin expansion, the driver for Solutia projecting EBITDA to grow faster than revenue, would likely require some combination of share gains, achievement of premium pricing strategies and/or cost rationalization.

Valence also observed that achieving the long-range plan would require Solutia to outperform the growth of its key underlying end markets as forecasted by third party observers. Due to recent economic turbulence, third party growth forecasts for Solutia’s key underlying markets, including markets for automobiles, automotive tires and construction materials, had declined to levels that were, on average, more than 10% lower than the market growth rates contemplated by Solutia’s long-range plan. For example, for the period from 2011 to 2016, Valence observed that Solutia’s long-range plan contemplated annual market growth of 6.7%, 5.3%, 5.0% and 5.0% of global automotive builds, global construction, global tire production (only through 2015) and global rubber consumption (only through 2015), respectively, but that more recent estimates for these growth rates derived from third party data were 5.3% (based on IHS data as of December 2011), 4.7% (based on IHS data as of November 2011), 4.0% (based on estimates from The Goodyear Tire & Rubber Company presented at the Deutsche Bank Auto Industry Conference on January 10, 2012) and 5.0% (based on International Rubber Study Group data as of January 2012), respectively.

In reviewing each of Solutia’s business for the potential risks to the achievability of Solutia’s long-range plan, as well as potential upsides, Valence observed that significant factors included changes in gross domestic product and regional growth rates, regional adoption of technologies (particularly in Europe and Asia), the growth rate of the underlying market segment in which the business operates, competitive activities and, operational execution, as well as organizational strength and competency. Valence did not quantify the potential impacts of any of these risks or upsides and did not offer any specific predictions for the occurrence of these events or how they would impact Solutia’s businesses. Valence stated inter alia that achievement of the long-range plan by Solutia on a stand-alone basis would likely require gross domestic product growth to reach levels forecasted prior to the recent economic turbulence and achievement of share gains and premium pricing strategies. As a result of its review, Valence concluded that the long-range plan could be achievable but bore more downside risk than upside potential.

Valence was selected by Solutia to review Solutia’s long-range plan as a result of Valence’s experience and strong reputation providing advisory services to companies in the chemicals sector. Valence received an advisory fee of $500,000 from Solutia for its services. In addition, Solutia agreed to reimburse Valence for its expenses incurred in connection with its engagement and to indemnify Valence and its related persons for liabilities arising from its engagement. In addition to the advisory fee received by Valence from Solutia for its services described above, Valence received fees of $500,000 plus reimbursement of expenses for financial advisory services provided in connection with its retention in November 2009 to provide financial advisory services for a transaction that was not completed, with the final installment for such services being paid by Solutia to Valence in January 2010. Valence has also provided other financial advisory services to Solutia on occasion during the last two years in connection with transactions that have not been completed and for which Valence has not received fees.

Certain Unaudited Eastman Forecasts and Other Information

Although Eastman periodically may issue limited public guidance concerning its expected financial performance, Eastman does not as a matter of course publicly disclose detailed financial forecasts. However, in the course of due diligence in connection with the negotiation of the merger, Eastman provided certain non-public financial forecasts for the years ending December 31, 2012, 2013 and 2014, which are referred to as the “Eastman Forecasts,” to its financial advisors and to Solutia, the financial advisors of Solutia and the financial advisor of the Solutia board of directors. The Eastman Forecasts were prepared by Eastman’s management based upon certain internal financial forecasts that were prepared as part of its annual planning process considered by the Eastman board of directors in late 2011, and are subjective. While the Eastman Forecasts are being included in this proxy statement/prospectus, the Eastman Forecasts were not prepared with a view toward complying with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of “prospective financial information.” In the view of Eastman’s management, the Eastman Forecasts were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of Eastman’s management. The inclusion of the Eastman Forecasts in this proxy statement/prospectus should not be regarded as an indication that Eastman or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results.

This prospective financial information has been prepared by, and is the responsibility of, Eastman’s management. PricewaterhouseCoopers LLP (“PwC”) has neither examined, compiled, nor performed any procedures with respect to the prospective financial information and, accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. PwC’s report included in Eastman’s 2011 Annual Report on Form 10-K incorporated by reference herein relates to Eastman’s historical financial information, does not extend to the prospective financial information and should not be read to do so. The Eastman Forecasts:

•	were based upon numerous assumptions, as further described below, many of which are beyond the control of Eastman and may not prove to be accurate;

•	were originally prepared in the fourth quarter of 2011;

•

do not necessarily reflect current estimates or assumptions management of Eastman may have about prospects for Eastman’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the Eastman Forecasts will be achieved.

Key assumptions underlying the Eastman Forecasts include:

•	Steady revenue growth from 2011–2014, largely driven by volume growth across the portfolio; and

•	Strong earnings growth from 2011–2014 driven by revenue growth, operational leverage, continued cost advantages and operational excellence.

Eastman Forecasts

The following information was included in the Eastman Forecasts:

	2012	2013	2014
($ in millions)
Sales	$7,627	$8,128	$8,482
Net income attributable to common stockholders	$657	$749	$862
Capital expenditures	$500	$466	$460
Cash flow from operating activities	$830	$971	$1,143

Calculations of Additional Forecasted Information

Solutia management had prepared mathematical calculations of certain additional information about Eastman (the “Calculated Information”) based on information in the Eastman Forecasts. In doing so, Solutia made no judgments about, or adjustments to, the components of the Eastman Forecasts. Eastman did not participate in, or in any way verify, and made no judgments about, the calculations comprising the Calculated Information. Certain of the Eastman Forecasts and Calculated Information was provided to the Solutia board of directors, the financial advisors of Solutia and the financial advisor of the Solutia board of directors. The Calculated Information was not shared with Eastman by Solutia prior to the execution of the merger agreement. The following information was included in the Calculated Information:

($ in millions)	2012	2013	2014
Calculated EBITDA (1)	$1,348	$1,482	$1,642
Calculated free cash flow (2)	$330	$505	$683

(1)	Solutia calculated Calculated EBITDA as earnings before interest and other (expense) income, net, income taxes, depreciation and amortization. Calculated EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating earnings or net earnings as a measure of operating performance or cash flows or as a measure of liquidity. Calculated EBITDA does not include the impact of any potential synergies or costs related to the merger.
(2)	Solutia calculated Calculated free cash flow as cash flow from operating activities less capital expenditures. Calculated free cash flow is a non-GAAP financial measure and should not be considered as an alternative to operating cash flows or as a measure of liquidity. Calculated free cash flow does not include the impact of any potential synergies or costs related to the merger.

Possible Benefits of the Merger

In connection with Eastman’s and Solutia’s respective evaluations of the merger, representatives of Eastman and Solutia discussed various potential benefits to Eastman of the merger, including, among other things, potential cost savings (including from reduced corporate costs, raw material and procurement savings, and improved manufacturing and supply chain processes), potential revenue synergies (including from leveraging tire and LCD touch screen end-market and other technologies from both companies, leveraging market-development and other complementary business capabilities, and leveraging key transportation, architectural, and other end-market overlaps), potential tax synergies from access to Solutia’s historical net operating losses and foreign tax credits, potential operating efficiencies and other benefits.

Eastman has disclosed that it expects that the merger could result in annual cost savings of up to $100 million on a run rate basis by the end of 2013. In particular, Eastman expects that it will be able to realize between $60 million and $70 million of savings from the costs incurred by Eastman and Solutia separately from reduced corporate costs, resulting primarily from combining the management, personnel in corporate functions, and corporate facilities of the two companies and operating on unified combined information technology and internal controls systems; and between $30 million and $40 million of savings from expected benefits of combining supply chain and manufacturing processes including reduced raw material and procurement costs resulting from the expected increased purchasing power of the combined company for similar raw materials, the benefits from increased capacity utilization as a result of manufacturing materials that were previously purchased, and similar operating efficiencies. In addition, Eastman expects to realize tax benefits of approximately $1.5 billion of net operating losses over 15 years and of approximately $150 million in foreign tax credits over 10 years. Neither Eastman nor Solutia quantified the amount of the other benefits that could potentially result from the merger. Both Eastman and Solutia were aware that the amounts of any benefits to Eastman as a result of the merger were estimates, that they may change, and that achieving any of the benefits would be subject to a number of uncertainties. For additional information related to limitations on these benefits, see “Risk Factors” beginning on page 25.

All of the financial information contained in this section entitled “Certain Unaudited Eastman Forecasts and Other Information” is forward-looking in nature. This information relates to multiple future years and such information by its nature becomes less predictive with each succeeding year. Neither Eastman nor Solutia provide any assurances that actual future financial results will not materially vary from the forward-looking information presented above.

The information above does not take into account any circumstances or events occurring after the respective dates on which it was prepared. Neither Eastman nor Solutia intends to update or revise any of the information presented above. The information presented above constitutes forward-looking statements. For additional information on factors which may cause actual future financial results to materially vary from the information presented above, see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 31 and 25, respectively.

While the financial advisors of Solutia and the financial advisor of the Solutia board of directors did review this information, they did not use any of this information for purposes of their financial analysis of the merger consideration.

Certain Unaudited Solutia Forecasts

Although Solutia periodically may issue limited guidance to investors concerning its expected financial performance, Solutia does not as a matter of course publicly disclose detailed financial projections. However, in connection with the negotiation of the merger, Solutia provided to Eastman and the financial advisors of Solutia and the Solutia board of directors certain non-public financial forecasts for the years ended December 31, 2012, 2013, 2014, 2015 and 2016, which are referred to as the “Solutia Forecasts,” that the management of Solutia prepared for the Solutia board of directors in connection with its annual strategic planning and budgeting process. Solutia management reviewed the Solutia Forecasts with the Solutia board of directors to assist in its evaluation of the strategic rationale for the merger. While the Solutia Forecasts are being included in this proxy statement/prospectus, the Solutia Forecasts were not prepared with a view toward complying with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of “prospective financial information.” In the view of Solutia’s management, the Solutia Forecasts were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of Solutia’s management relevant to strategic planning and budgeting. The inclusion of the Solutia Forecasts in this proxy statement/prospectus should not be regarded as an indication that Solutia or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results, and does not constitute an admission or representation by any person that such information is material and readers are cautioned not to place undue reliance on the prospective financial information.

The Solutia Forecasts are unaudited. This prospective financial information has been prepared by, and is the responsibility of, Solutia’s management. Deloitte & Touche LLP (“Deloitte”) has neither examined, compiled, nor performed any procedures with respect to the prospective financial information and, accordingly, Deloitte does not express an opinion or any other form of assurance with respect thereto or their achievability. Deloitte assumes no responsibility for, and disclaims any association with, the prospective financial information. Deloitte’s report included in Solutia’s 2011 Annual Report on Form 10-K incorporated by reference herein relates to Solutia’s historical financial information, does not extend to the prospective financial information and should not be read to do so. The Solutia Forecasts:

•	were based upon numerous assumptions, as further described below, many of which are beyond the control of Solutia and may not prove to be accurate;

•	were originally during the course of late October 2011 through early December 2011;

•

do not necessarily reflect current estimates or assumptions management of Solutia may have about prospects for Solutia’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the Solutia Forecasts will be achieved.

In addition, Solutia provided to its financial advisors, the financial advisor of the Solutia board of directors and Eastman a separate upside sensitivity case that reflected an assumption that there would be incrementally higher volumes in its Technical Specialties division, resulting in an approximately 6.5% increase to consolidated EBITDA in each of 2014 to 2016. The financial advisors of Solutia and the financial advisor of the Solutia board of directors did not rely upon the upside sensitivity case. Solutia management reviewed the Solutia Forecasts with the Solutia board of directors to assist in its evaluation of the strategic rationale for the merger.

The key assumptions underlying the Solutia Forecasts include:

•

strong revenue growth from 2011 to 2016 based on premised global GDP growth of approximately 4-5% per annum (with stable exchange rates), continued development of strong positions in core products and brands, and expansion in the Asia Pacific region with a focus on premium, high-growth markets such as acoustic, electronics and energy;

•

continued margin expansion from 2011 to 2016 due to product mix improvements, rebalancing of asset footprint resulting in increased fixed cost leverage and lower supply chain costs, and technology and manufacturing process improvements; and

•	significant capital spending in key strategic areas over the forecast period.

Solutia Forecasts Provided by Solutia

The following information was included in the Solutia Forecasts:

	2012	2013	2014	2015	2016
($ in millions)
Sales	$2,267	$2,495	$2,665	$2,910	$3,162
Adjusted EBITDA (1)	$563	$628	$668	$761	$842
Net income attributable to common stockholders	$271	$327	$354	$415	$482
Capital expenditures	$156	$231	$211	$132	$139
Free cash flow (2)	$147	$139	$146	$320	$367

(1)	Adjusted EBITDA is defined as earnings before interest and other (expense) income, net, income taxes, depreciation, amortization and stock compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating earnings or net earnings as a measure of operating performance or cash flows or as a measure of liquidity. Adjusted EBITDA does not include the impact of any potential synergies or costs related to the merger.
(2)	Free cash flow is defined as cash provided by continuing operations less capital expenditures and acquisition payments. Free cash flow is a non-GAAP financial measure and should not be considered as an alternative to operating cash flows or as a measure of liquidity. Free cash flow does not include the impact of any potential synergies or costs related to the merger.

Solutia cannot assure you that the Solutia Forecasts will be realized or that its future financial results will not materially vary from the Solutia Forecasts. The Solutia Forecasts cover multiple years and such information by its nature becomes less predictive with each succeeding year.

The Solutia Forecasts do not necessarily take into account any circumstances or events occurring after the date they were prepared. Solutia does not intend to update or revise the Solutia Forecasts. The Solutia Forecasts are forward-looking statements. For additional information on factors which may cause Solutia’s actual future financial results to materially vary from the Solutia Forecasts, see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 31 and 25, respectively.

Interests of Certain Persons in the Merger

In considering the recommendation of the Solutia board of directors that you vote to adopt the merger agreement, you should be aware that Solutia’s executive officers and directors have economic interests in the merger that are different from, or in addition to, those of Solutia stockholders generally. The Solutia board of directors was aware of and considered those interests, among other matters, in reaching its decisions to adopt and approve the merger agreement, the merger and the transactions contemplated by the merger agreement.

Equity Awards Held by Executive Officers and Directors

Stock Options

At the effective time of the merger, each outstanding option to acquire shares of Solutia common stock issued under any Solutia Equity Plan, whether or not then vested or exercisable, will be cancelled and terminated in exchange for the right to receive, in cash, the amount by which the cash value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two trading days prior to the merger) exceeds the exercise price for such option. See “The Merger Agreement—Merger Consideration—Treatment of Solutia Stock Options and Other Equity-Based Awards—Solutia Stock Options” on page 145.

Restricted Stock

At the effective time of the merger, restrictions on any restricted shares of Solutia common stock issued under any Solutia Equity Plan will lapse and such shares will be fully vested, and the holder thereof will be entitled to receive, for each such restricted share of Solutia common stock, the merger consideration. See “The Merger Agreement—Merger Consideration—Treatment of Solutia Stock Options and Other Equity-Based Awards—Solutia Restricted Stock” beginning on page 145.

Restricted Stock Units

At the effective time of the merger, each restricted stock unit issued under any Solutia Equity Plan will be converted into a vested right to receive, in cash, the value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two trading days prior to the merger). See “The Merger Agreement—Merger Consideration—Treatment of Solutia Stock Options and Other Equity-Based Awards—Solutia Restricted Stock Units” on page 145.

Performance Share Awards

At the effective time of the merger, restrictions on any performance share award granted under any Solutia Equity Plan will lapse and such performance share award will become vested based on no greater than the performance results for the applicable performance period according to the relevant award provisions, and the holder thereof will be entitled to receive, in the case of each performance share award in the form of restricted stock, the merger consideration. See “The Merger Agreement—Merger Consideration—Treatment of Solutia Stock Options and Other Equity-Based Awards—Performance Share Awards and Performance Share Unit Awards” on page 145.

The following table sets forth, for each of Solutia’s executive officers and non-employee directors, as applicable, the number of shares of Solutia common stock subject to unvested stock options, restricted stock awards, restricted stock units and performance share awards, as well as the approximate value of each of those awards, assuming continued service through the effective time of the merger and assuming that the effective time of the merger occurs on June 30, 2012. Consistent with Item 402(t) of Regulation S-K, the dollar amounts set forth below are determined with reference to $27.59, the average closing price per share of Solutia common stock for the first five days following the public announcement of the merger on January 27, 2012. The table does not include the phantom stock unit grants made in 2012, as discussed below, or any awards scheduled to vest prior to June 30, 2012.

	Vesting Upon Completion of Merger Stock Options		Vesting Upon Completion of Merger Restricted Stock Awards		Vesting Upon Completion of Merger Restricted Stock Units		Vesting Upon Completion of Merger Performance Shares
Executive Officers(5)	Shares (#)	Value ($)(1)	Shares (#)	Value ($)(2)	Shares (#)	Value ($)(3)	Shares (#)	Value ($)(4)
Jeffry N. Quinn	200,925	$1,484,159	164,563	$4,546,464	—	—	147,690	$4,080,311
President, Chief Executive Officer and Chairman of the Board
James M. Sullivan	74,732	$552,540	51,399	$1,420,026	—	—	54,983	$1,519,044
Executive Vice President and Chief Financial Officer
D. Michael Donnelly	34,585	$285,986	22,339	$617,171	—	—	23,673	$654,034
Executive Vice President and Chief Operating Officer
Robert T. DeBolt	38,468	$274,514	29,370	$811,420	—	—	27,315	$754,655
Senior Vice President—Business Operations
Paul J. Berra, III	32,433	$237,258	25,965	$717,348	—	—	23,612	$652,335
Senior Vice President, Legal and Governmental Affairs and General Counsel
All other executive officers as a group (7 persons)	110,624	$793,781	66,178	$1,828,333	—	—	74,135	$2,048,161

	Vesting Upon Completion of Merger Stock Options		Vesting Upon Completion of Merger Restricted Stock Awards		Vesting Upon Completion of Merger Restricted Stock Units		Vesting Upon Completion of Merger Performance Shares
Executive Officers(5)	Shares (#)	Value ($)(1)	Shares (#)	Value ($)(2)	Shares (#)	Value ($)(3)	Shares (#)	Value ($)(4)

Non-Employee Directors(6)
William T. Monahan	—	—	—	$—	1,044	$103,843	—	—
Robert K. deVeer, Jr.	—	—	1,044	$103,843	—	—	—	—
James P. Heffernan	—	—	—	$75,000	1,044	$28,843	—	—
Edgar G. Hotard	—	—	1,044	$103,843	—	—	—	—
W. Thomas Jagodinski	—	—	1,044	$103,843	—	—	—	—
Robert A. Peiser	—	—	1,044	$103,843	—	—	—	—
William C. Rusnack	—	—	3,253	$164,872	—	—	—	—
Gregory C. Smith	—	—	1,044	$103,843	—	—	—	—

(1)	Values for each option are calculated by multiplying the number of shares subject to the option by $27.59 per share of Solutia common stock less the exercise price per share.
(2)	Values for restricted stock awards are calculated by multiplying the number of restricted shares of Solutia common stock subject to the award by $27.59 per share of Solutia common stock. The dollar amount column also reflects the value of the accrued and unpaid dividends with respect to the underlying Solutia common stock subject to the award.
(3)	Values for restricted stock unit awards are calculated by multiplying the number of units subject to the award by $27.59 per share of Solutia common stock. The dollar amount column also reflects the value of the accrued and unpaid dividends with respect to the underlying Solutia common stock subject to the award.
(4)	Solutia’s executive officers hold performance share awards only in the form of restricted stock. The dollar amount column also reflects the value of the accrued and unpaid dividends with respect to the underlying Solutia common stock subject to the award. The performance shares are measured half against relative total shareholder return (“TSR”) and half against relative return on capital (“ROIC”), each compared to the peer group. For purposes of determining the vesting of the performance shares shown above, Solutia’s common stock price for the middle of February was compared to the peer group for the TSR component, and Solutia’s performance through the end of 2011 (inclusive of the fourth quarter) was compared to the performance of the peer group through the end of the third quarter of 2011 for the ROIC component. The Solutia common stock price used for the TSR component and the performance period used for the ROIC component will be adjusted based on the effective time of the merger. The actual number of shares that are subject to vesting can range from 25% of the target shares of Solutia common stock for achievement of 40% performance and 175% of the target shares of Solutia common stock for 75% performance or higher.
(5)	James R. Voss, Solutia’s former Executive Vice President and Chief Operating Officer, was terminated effective August 5, 2011. Consistent with Instruction 1 to Item 402(2)(t) of Regulation S-K, the table above shall be deemed to include James R. Voss with $0 in each column.
(6)	The dollar amount column reflects the annual equity retainer to be granted to the non-employee directors for 2012, which will be paid in the form of restricted stock and, for Mr. Monahan, restricted stock units, that have a grant date fair value of $75,000 for each non-employee director. Since the number of shares of restricted stock, or for Mr. Monahan, restricted stock units, to be granted to each non-employee director is not currently determinable the number of shares subject to the annual equity retainer of restricted stock or restricted stock units, as applicable, is not reflected in the share amount column.

Payments to Solutia Executive Officers Contingent Upon the Merger

The descriptions below are summaries of the material terms of agreements that Solutia has with its executive officers, including its named executive officers, which are qualified in their entirety by the actual agreements, copies of which have been filed with the SEC. The various definitions of good reason generally include failure to pay compensation, material reductions in compensation, the assignment to the executive officer of duties materially inconsistent with his or her current duties, a material diminution in position, authority, duties or responsibilities, a change in duty location and/or a failure to renew an employment agreement, as applicable. The actual definition of good reason is qualified in its entirety by the definition contained in the applicable agreement and/or plan.

Severance Plan

Under the terms of Solutia’s executive separation pay plan, as amended pursuant to the merger agreement (the “Executive Separation Pay Plan”), under which all of Solutia’s executive officers participate other than Messrs. Quinn, Sullivan and DeBolt, executive officers that experience an involuntary termination, which generally includes a termination by Solutia for any reason other than cause (as defined in the Executive Separation Pay Plan), or a termination by the executive officer for good reason (as defined in the Executive Separation Pay Plan) within twelve months after a change in control (as defined in the Executive Separation Pay Plan), will be eligible to receive certain severance payments and benefits.

If the executive officer (other than Messrs. Quinn, Sullivan and DeBolt) experiences an involuntary termination within twelve months of a change in control, the executive officer will be entitled to:

•

a lump sum cash payment equal to 200% for Messrs. Berra and Donnelly, 150% for Mr. Glandon (Mr. Glandon is one of the seven executive officers) and 100% for all other executive officers, of the sum of his or her annual base salary plus either the target bonus for Messrs. Donnelly and Glandon or the average annual bonus paid in respect of the 2010 and 2011 calendar years for Mr. Berra and all other executive officers; and

•	continuation of medical and dental benefits for all executive officers for a twelve-month period at active employee rates.

The right to receive the severance benefits under the Executive Separation Pay Plan is conditioned on the executive officer’s execution of a release of claims in favor of Solutia and, other than with respect to the continued participation in welfare benefit plans, may be subject to a six-month delay in accordance with the requirements of Section 409A of the Code.

The value of the cash severance and other benefits that may become payable under the Executive Separation Pay Plan to each of Solutia’s executive officers assuming base salaries remain unchanged from their current levels, completion of the merger on June 30, 2012, and a contemporaneous qualifying termination of employment of the executive officers, is included in the table set forth below under “—Golden Parachute Compensation.”

Employment Agreements with Certain Named Executive Officers

The agreements for Messrs. Quinn, Sullivan and DeBolt provide that if the executive officer is terminated other than for cause (as defined in the agreements) or such executive officer terminates employment for good reason (as defined in the agreements), in each case upon a change in control (as defined in the agreements), or at any time within 24 months following a change in control, the executive officer will be entitled to receive a lump sum cash payment equal to:

•

the sum of (1) the executive officer’s accrued annual base salary through the date of termination, (2) any unpaid annual bonus amounts earned with respect to the previous year, and (3) any accrued vacation pay;

•

an amount equal to the average annualized payment the executive officer actually received for the three years immediately preceding the date of termination under Solutia’s annual incentive plan (“AIP”), multiplied by the number of days that have transpired during that fiscal year immediately prior to the date of termination, divided by 365;

•

a severance payment equal to 250% of the sum of (1) the executive officer’s annual base salary immediately prior to the date of termination and (2) the average annualized payment actually received for the three most recent years under the AIP;

•	all outstanding equity awards granted pursuant to any equity compensation plans in effect will immediately vest except as specifically provided below with respect to the phantom stock units; and

•	continuation of medical and dental benefits for four months following the termination date at active employee rates as well as outplacement assistance.

In addition, the agreements for Messrs. Quinn, Sullivan and DeBolt provide that in the event excise taxes are being imposed on the executive officer as the result of Section 4999 of the Code, Solutia will provide a tax reimbursement and gross-up payment to the executive officers to indemnify the executives for such taxes. All such payments and benefits, other than the accrued benefits, continued participation in welfare benefit plans and outplacement services, are subject to each executive officer’s execution of a general release of claims in favor of Solutia within thirty days following the termination date and, other than with respect to the accrued benefits and the continued participation in welfare benefit plans, may be subject to a six-month delay in accordance with the requirements of Section 409A of the Code. The agreements also contain provisions relating to non-competition, protection of Solutia’s confidential information and non-solicitation of its employees.

The value of the cash severance and other benefits that may become payable under the agreements for Messrs. Quinn, Sullivan and DeBolt, assuming base salaries remain unchanged from their current levels, completion of the merger on June 30, 2012, and a contemporaneous qualifying termination of employment of the executive officers, is included in the table set forth below under “—Golden Parachute Compensation.”

2012 Annual Incentive Plan

The Executive Compensation and Development Committee of the Solutia board of directors (the “ECDC”) approved performance measures for the 2012 AIP on February 21, 2012 for grants to be awarded to all of Solutia’s executive officers for the 2012 calendar year consistent with past practices, as modified by the terms of the merger agreement. The grants and the AIP for the 2012 calendar year cannot be amended, modified or terminated on or after the completion of the merger in a manner adverse to any executive officer without the executive officer’s consent. Under the terms of the grants and the AIP, if an executive officer other than Messrs. Quinn, Sullivan and DeBolt is terminated by Solutia for any reason other than cause (as defined in the AIP) or if such executive officer terminates employment for good reason (as defined in the AIP), in each case on or following the merger and prior to December 31, 2012, the applicable executive officer will be entitled to a pro-rated bonus (at target) reflecting the number of days such executive officer was employed during the 2012 calendar year divided by 365.

2012 Long Term Incentive Plan

On February 21, 2012, the ECDC granted long term incentive awards to all of Solutia’s executive officers in the form of phantom stock unit awards. The phantom stock unit awards were made pursuant to the merger agreement, in lieu of annual equity grants under the long term incentive plan. The phantom stock units granted to all executive officers will vest over a four year period and, notwithstanding the terms of any employment agreement with a named executive officer to the contrary, will not accelerate as a “single trigger” on a change in control (as defined in the phantom stock unit award agreement). The phantom stock units granted to Solutia’s named executive officers provide that in the event of a termination of employment by Solutia for any reason other than cause (as defined in the phantom stock unit award agreement) or a termination of employment for good reason (as defined in the phantom stock unit award agreement), in each case on or following a change in control, the phantom stock units will vest in a percentage equal to the number of days in which the applicable named executive officer was employed during the 2012 calendar year divided by 365. The phantom stock units granted to all other Solutia executive officers that were not named executive officers provide that in the event of a termination of employment by Solutia for any reason other than cause or a termination of employment for good reason, in each case following a change in control, the phantom stock units will vest in full upon such termination.

In addition, if a change in control occurs during the 2012 calendar year, (1) the value of each phantom stock unit that becomes vested at any time will be the final trading price of a share of Solutia common stock immediately prior to such change in control and (2) all vested phantom stock units will be settled in cash, unless otherwise agreed between Eastman and Solutia prior to the merger.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation which each of Solutia’s named executive officers may receive that is based on or that otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable to Solutia’s named executive officers is subject to a non-binding advisory vote of Solutia stockholders, as described under “Proposals Submitted to Solutia Stockholders—Non-Binding Advisory Vote on Golden Parachute Compensation” beginning on page 68.

While not required pursuant to Item 402(t) of Regulation S-K, the following table also includes quantification of these amounts for Solutia’s other executive officers who are not named executive officers. These amounts are not subject to the non-binding advisory vote of Solutia stockholders, as described under “Proposals Submitted to Solutia Stockholders—Non-Binding Advisory Vote on Golden Parachute Compensation” beginning on page 68.

Assuming that the merger qualifies as a change in control as defined in each applicable agreement and/or plan, that the merger is completed and the executive officers are terminated on June 30, 2012 in a qualifying termination of employment and are entitled to full benefits available under their respective employment agreements and/or the Executive Separation Pay Plan, as applicable, the executive officers would receive approximately the amounts set forth in the table below, based on a per share price of Solutia common stock of $27.59, the average closing price per share of Solutia common stock for the first five days following the public announcement of the merger on January 27, 2012, as required pursuant to Item 402(t) of Regulation S-K. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. As a result, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Executive Officers(6)	Cash (1)	Equity (2)	Pension / NQDC (3)	Perquisites/ Benefits (4)	Tax Reimburse- ment (5)	Total

Jeffry N. Quinn	$9,242,653	$10,110,934	$0	$92,805	$0	$19,446,392
President, Chief Executive Officer and Chairman of the Board

James M. Sullivan	$3,520,306	$3,491,610	$22,218	$51,161	$1,850,731	$8,936,026
Executive Vice President and Chief Financial Officer

D. Michael Donnelly	$2,485,058	$1,557,191	$16,579	$45,239	$0	$4,104,068
Executive Vice President and Chief Operating Officer

Robert T. DeBolt	$2,182,171	$1,840,589	$12,334	$41,426	$1,115,173	$5,191,693
Senior Vice President—Business Operations

Paul J. Berra, III	$1,866,173	$1,606,942	$9,212	$46,487	$0	$3,528,814
Senior Vice President, Legal and Governmental Affairs and General Counsel

All other executive officers as a group (7 persons) (7)	$6,636,318	$4,670,275	$38,813	$270,252	$0	$11,615,658

(1)	These amounts represent “double trigger” benefits, and include the estimated value of cash severance payments under the employment agreements and the Executive Separation Pay Plan, as applicable, payable in a cash lump sum payment following a qualifying termination of employment at any time following completion of the merger, the estimated pro rata, lump sum annual incentive payment for 2012, payable upon a qualifying termination of employment during the 2012 calendar year on or following the completion of the merger, as well as the estimated pro rata vesting for named executive officers and full vesting for all other executive officers and the lump sum payment of the phantom stock units granted in 2012, payable upon a qualifying termination of employment on or following the completion of the merger, in each case, assuming base salaries, incentive targets and short-term incentive awards remain unchanged from their current levels. The estimated amount of each benefit for each named executive officer and the other executive officers as a group is as follows:

•

Mr. Quinn: (1) $7,214,641 for the estimated cash severance payable under Mr. Quinn’s employment agreement; (2) $950,245 for the estimated pro rata annual incentive payment; and (3) $1,077,767 for the pro-rated vesting and payment of unvested phantom stock units granted in 2012.

•

Mr. Sullivan: (1) $2,837,501 for the estimated cash severance payable under Mr. Sullivan’s employment agreement; (2) $317,400 for the estimated pro rata annual incentive payment; and (3) $365,405 for the pro-rated vesting and payment of unvested phantom stock units granted in 2012.

•

Mr. Donnelly: (1) $1,900,000 for the estimated cash severance payable under the Executive Separation Pay Plan; (2) $236,849 for the estimated pro rata annual incentive payment under the 2012 AIP; and (3) $348,209 for the pro-rated vesting and payment of unvested phantom stock units granted in 2012.

•

Mr. DeBolt: (1) $1,792,678 for the estimated cash severance payable under Mr. DeBolt’s employment agreement; (2) $176,202 for the estimated pro rata annual incentive payment; and (3) $213,292 for the pro-rated vesting and payment of unvested phantom stock units granted in 2012.

•

Mr. Berra: (1) $1,528,200 for the estimated cash severance payable under the Executive Separation Pay Plan; (2) $131,601 for the estimated pro rata annual incentive payment under the 2012 AIP; and (3) $206,372 for the pro-rated vesting and payment of unvested phantom stock units granted in 2012.

All Other Executive Officers as a Group (7 persons): (1) $3,956,472 for the estimated cash severance payable under the Executive Separation Pay Plan; (2) $786,703 for the estimated pro rata annual incentive payment under the 2012 AIP; and (3) $1,893,143 for the pro-rated vesting and payment of unvested phantom stock units granted in 2012.

(2)	Represents the value of the “single trigger” benefit for the accelerated vesting of all unvested equity at the effective time of the merger, as shown in the table above under the heading “Equity Awards Held by Executive Officers and Directors” on page 123.
(3)	These amounts represent the value of the “double trigger” matching contribution to be made in respect of Solutia’s Savings and Investment Restoration Plan, calculated by using the estimated pro rata annual incentive payment described above, which would be payable upon a qualifying termination of employment during the 2012 calendar year or following the completion of the merger. Solutia’s Savings and Investment Restoration Plan is a nonqualified deferred compensation plan. Solutia also maintains a frozen pension plan that has been frozen as of June 30, 2004. Certain executive officers maintain fully vested accounts in the pension plan, which either becomes payable upon termination of employment, or deferred at the executive officers election. There is no enhancement of the pension value as a result of the merger.
(4)	These amounts represent the value of the “double trigger” in-kind benefits provided under the employment agreements and the Executive Separation Pay Plan, including continued medical and dental benefits and outplacement assistance, which would be provided upon a qualifying termination of employment following completion of the merger and the value of the matching contribution in respect of Solutia’s Savings and Investment Plan, calculated by using the estimated pro rata annual incentive payment described above.
(5)	Represents the amounts that may become payable to the executives to indemnify them for the impact of the excise taxes that may be due by reason of the application of Section 4999 of the Code. Such amounts will be payable if necessary to indemnify the executive for the impact of such excise taxes, without regard to whether there is a termination of service following completion of the merger. These amounts are subject to change based on the effective time of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation. They do not take into account the value of any non-competition agreement or certain amounts that may be reasonable compensation either before or after the effective time of the merger, each of which may, in some cases, significantly reduce the amount of, or result in the elimination of, the payments.
(6)	James R. Voss, the former Executive Vice President and Chief Operating Officer, was terminated effective August 5, 2011. Consistent with Instruction 1 to Item 402(2)(t) of Regulation S-K, the table above shall be deemed to include James R. Voss with $0 in each column.
(7)	Not subject to non-binding, advisory vote on golden parachute compensation.

Board of Directors and Management of Eastman After the Merger

The board of directors and executive officers of Eastman are not expected to change in connection with the merger.

Solutia Director and Officer Indemnification and Continuation of Insurance

The surviving corporation has agreed pursuant to the merger agreement to provide certain rights of indemnification to current and former directors and officers, employees and fiduciaries under benefit plans of Solutia against all losses arising out of actions or omissions occurring at or prior to completion of the merger that are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under such benefit plan. In addition, the surviving corporation after completion of the merger has agreed to provide certain rights of indemnification with respect to losses based on or arising out of the transactions contemplated by the merger agreement and to continue to provide directors, officers and employees of Solutia directors’ and officers’ liability insurance policies following the completion of the merger.

Regulatory Approvals

Under the antitrust or competition laws of the United States, the European Union, China, South Korea, and the Ukraine, Eastman and Solutia cannot complete the merger until they file certain required notifications and report forms with the relevant antitrust or competition governmental entities and, where applicable, receive clearance (including the passage of applicable waiting periods) from such governmental entities to complete the merger. Eastman and Solutia are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ completion of the merger other than those described below. If additional approvals, consents and filings are required to complete the merger, Eastman and Solutia intend to seek such consents and approvals and make such filings. Although Eastman and Solutia believe that they will receive the required consents and approvals described below to complete the merger, we cannot give any assurance as to the timing of these consents and approvals or as to Eastman’s and Solutia’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that we will obtain such consents or approvals on terms and subject to conditions satisfactory to Eastman and Solutia.

HSR Act

The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain acquisition transactions may not be completed until required information has been furnished to the Antitrust Division of the DOJ and the FTC and until certain waiting periods have been terminated or have expired. The expiration or early termination of the HSR Act waiting period would not preclude the Antitrust Division of the DOJ or the FTC from challenging the merger on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed merger. Neither Eastman nor Solutia believes that the merger will violate federal antitrust laws, but the Antitrust Division of the DOJ or the FTC may take a different position. If we do not complete the merger within twelve months after the expiration or early termination of the initial HSR Act waiting period, Eastman and Solutia will need to submit new information to the Antitrust Division of the DOJ and the FTC, and wait for the expiration or earlier termination of a new HSR Act waiting period before we could complete the merger.

On February 27, 2012 Eastman and Solutia filed their respective notification and report forms under the HSR Act with the Antitrust Division of the DOJ and the FTC. The waiting period under the HSR Act expired on March 28, 2012.

European Commission Approval

Eastman and Solutia each conduct business in Member States of the European Union, or the “EU.” The merger has an EU dimension and falls within the scope of the EU Merger Regulation 139/2004, or the “EUMR.” As a result, Eastman and Solutia were required to make a merger notification to the European Commission. The European Commission notified the parties that the 25-business day “Phase One” waiting period has begun. Absent an in-depth “Phase Two” investigation, the review period under the EUMR is expected to expire on May 25, 2012.

Other Antitrust Approvals

Eastman and Solutia also conduct business in a number of countries outside the United States and the EU. As a result, in addition to the HSR and EU filings discussed above, pre-merger notification filings were required to be made under the antitrust and competition laws of China, South Korea, and the Ukraine. The required antitrust filings were made in China on February 13, 2012; in South Korea on March 8, 2012; and in the Ukraine on March 7, 2012. South Korea cleared the merger on March 23, 2012; China cleared the merger on April 16, 2012; and Ukraine cleared the merger on April 25, 2012.

New York Stock Exchange Listing of Eastman Common Stock; Deregistration of Solutia Common Stock After the Merger

Pursuant to the merger agreement, Eastman has agreed to use its reasonable best efforts to cause the shares of Eastman common stock to be issued or reserved for issuance in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the merger. After the completion of the merger, Eastman expects to deregister Solutia common stock under the Exchange Act.

Exchange of Shares of Solutia Common Stock

Eastman will appoint an exchange agent for the payment of the merger consideration in exchange for shares of Solutia common stock. Promptly after the effective time of the merger, Eastman will mail or cause the exchange agent to mail to each holder of record of Solutia common stock a letter of transmittal and instructions for effecting the surrender of stock certificates or uncertificated shares in exchange for the payment of the merger consideration described above to be made to the holder of such certificates or uncertificated shares. Upon surrender or transfer of shares of Solutia common stock to the exchange agent, together with a properly completed letter of transmittal and such other evidence as the exchange agent may reasonably require, the holder of such shares will be entitled to receive the merger consideration for each share of Solutia common stock. The exchange agent, the surviving corporation and Eastman are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable.

After the effective time of the merger, each certificate that previously represented shares of Solutia common stock will be cancelled and, subject to compliance with the procedures described above, exchanged for the merger consideration as described above under “—Effect of the Merger.”

Neither Solutia nor Eastman will be liable to holders of Solutia common stock for any amount delivered to a public official under applicable abandoned property, escheat or similar laws.

Solutia stockholders should not return their stock certificates with the enclosed proxy card and should not forward stock certificates to the exchange agent without a letter of transmittal.

Distributions with Respect to Unexchanged Shares of Solutia Common Stock

A holder of Solutia common stock will be entitled to receive dividends or other distributions on Eastman common stock with a record date after the effective time of the merger, but only after such holder has surrendered its Solutia common stock certificates and uncertificated shares. Any dividend or other distribution on Eastman common stock with a record date after the effective time of the merger will be paid (1) at the time of surrender of the common stock certificate or uncertificated share, if the payment date is on or prior to the date of surrender and not previously paid or (2) at the appropriate payment date, if the dividends or distributions have a payment date subsequent to such surrender.

Fractional Shares

Eastman will not issue any fractional shares of Eastman common stock in connection with the merger. Instead, each holder of Solutia common stock who would otherwise be entitled to receive a fraction of a share of Eastman common stock (after taking into account all shares of Solutia common stock owned by such holder at the effective time of the merger) will receive cash (without interest and rounded down to the nearest cent) equal to such fractional amount multiplied by the average of the volume weighted averages of the trading prices of Eastman common stock on the New York Stock Exchange on each of the five consecutive trading days ending on (and including) the trading day that is two trading days prior to the closing date under the merger agreement.

Lost, Stolen and Destroyed Certificates

If a Solutia common stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any merger consideration and, if required by Eastman, may also be required to provide an indemnity bond (in such reasonable amount as may be directed by Eastman) prior to receiving the merger consideration.

Appraisal Rights

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Solutia common stock and to receive payment for the fair value of your shares of Solutia common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Solutia common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. Solutia stockholders who do not vote in favor of the proposal to adopt the merger agreement, who properly demand appraisal for their shares of Solutia common stock in compliance with the provisions of Section 262 of the DGCL, or “Section 262,” and who hold of record shares of Solutia common stock through the effective time of the merger will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex E to this proxy statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the company submitting the matter to a vote of stockholders must notify the stockholders that appraisal rights will be available not less than twenty days before the meeting to vote on the transaction. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes Solutia’s notice to its stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 is attached to this proxy statement/prospectus as Annex E, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Solutia common stock, Solutia believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of Solutia common stock, you must satisfy each of the following conditions: You must deliver to Solutia a written demand for appraisal of your shares of Solutia common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform Solutia of the identity of the holder of record of shares of Solutia common stock who intends to demand appraisal of his, her or its shares of Solutia common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Solutia common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Solutia common stock. A holder of shares of Solutia common stock wishing to exercise appraisal rights must hold of record the shares of Solutia common stock on the date the written demand for appraisal is made and must continue to hold such shares of Solutia common stock of record through the effective time of the merger, because appraisal rights will be lost if such shares of Solutia common stock are transferred prior to the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Solutia’s Corporate Secretary, 575 Maryville Centre Drive, St. Louis, Missouri 63141, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the Solutia special meeting. The demand must reasonably inform Solutia of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of Solutia common stock. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of Solutia stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Solutia common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Solutia common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Solutia common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand with respect to those shares of Solutia common stock. If you hold your shares of Solutia common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Solutia common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Solutia common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, bank or other nominee, who holds shares of Solutia common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Solutia common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Solutia common stock as to which appraisal is sought. Where no number of shares of Solutia common stock is expressly mentioned, the demand will be presumed to cover all shares of Solutia common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice of the effective date of the merger to each stockholder of the acquired corporation who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within sixty days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the merger agreement for that stockholder’s shares of Solutia common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Solutia common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such petition has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. In the event that the surviving corporation does not file such petition, it is the obligation of the holders of Solutia common stock to initiate all necessary action to perfect their appraisal rights with respect to shares of Solutia common stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Solutia common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Solutia common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within twenty days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Solutia common stock and with whom agreements as to the value of their shares of Solutia common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Solutia common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Solutia common stock, the Delaware Court of Chancery will appraise the shares of Solutia common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Solutia common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

Neither Solutia nor Eastman anticipates offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Solutia common stock is less than the per share merger consideration. In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware Courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Solutia common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Solutia common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Solutia common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect his or her appraisal rights, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Solutia common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration pursuant to the merger agreement. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262 of the DGCL, Solutia stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Litigation Related to the Merger

On February 2, 2012, a putative shareholder class and derivative action, styled Jennifer Howard v. Jeffry N. Quinn, et al., was filed against Solutia, its board of directors and Eastman in the Circuit Court of St. Louis County, Missouri (the “Missouri Action”). On February 7, 2012, a second putative shareholder class action, styled John C. Dewan v. Solutia, Inc., was filed against Solutia, the Solutia board of directors, Eastman and Merger Sub in the Chancery Court of Delaware. On February 14, 2012, two additional putative shareholder class actions, styled Joseph C. Huttemann v. Jeffry N. Quinn, et al., and David Wolfe v. Solutia, Inc., et al., respectively, were filed against Solutia, the Solutia board of directors, Eastman and Merger Sub in the Chancery Court of Delaware (together with the putative shareholder class action filed on February 7, 2012, the “Delaware Actions”).

The Missouri Action and the Delaware Actions generally allege that the Solutia board of directors breached its fiduciary duties to Solutia stockholders by, among other things, approving Eastman’s proposed acquisition of Solutia for allegedly inadequate consideration, following an allegedly unfair sale process, and that Eastman and Merger Sub aided and abetted the Solutia board of directors’ alleged breaches of fiduciary duty. The Delaware Actions further allege that the Solutia board of directors breached its fiduciary duties by agreeing to terms in the merger agreement that favor Eastman and deter alternative bids. The complaints in the Missouri Action and the Delaware Actions seek, among other things, an injunction against the completion of Eastman’s proposed acquisition of Solutia and attorneys’ fees and expenses incurred in connection with the action. The complaint in the Missouri Action further seeks rescission of Eastman’s proposed acquisition of Solutia in the event it is completed, and any damages arising from the defendants’ alleged breaches. Solutia, Eastman and Merger Sub each believe that all the allegations are without merit and intend to vigorously defend themselves against the allegations in these complaints.

On February 21, 2012, the Chancery Court of Delaware entered an order consolidating the Delaware Actions (the “Consolidated Delaware Action”).

On March 5, 2012, the Circuit Court of St. Louis County, Missouri entered an order staying the Missouri Action in favor of the Consolidated Delaware Action.

On March 22, 2012, plaintiffs in the Consolidated Delaware Action filed a Verified Consolidated Amended Class Action Complaint (the “Consolidated Amended Complaint”), styled In re Solutia Inc. Shareholders Litigation, which generally alleges that the Solutia board of directors breached its fiduciary duties to Solutia stockholders by, among other things, approving Eastman’s proposed acquisition of Solutia for allegedly inadequate consideration, following an allegedly unfair sale process, and agreeing to terms in the merger agreement that favor Eastman and deter alternative bids. The Consolidated Amended Complaint also generally alleges that the Solutia board of directors breached its fiduciary duties to Solutia stockholders by failing to disclose in the Form S-4 registration statement filed on March 7, 2012 certain material information concerning events leading up to the announcement of the proposed acquisition and relating to the review and analysis of the transaction by Solutia management, and by the financial advisors to Solutia and the Solutia board of directors. The Consolidated Amended Complaint further alleges that Eastman and Merger Sub aided and abetted the Solutia board of directors’ alleged breaches of fiduciary duties. The Consolidated Amended Complaint seeks, among other things, an injunction against the completion of Eastman’s proposed acquisition of Solutia, rescission of Eastman’s proposed acquisition of Solutia in the event it is completed, any damages arising from the defendants’ alleged breaches, and costs and attorneys’ fees associated with the action. Also on March 22, 2012, plaintiffs in the Consolidated Delaware Action filed a motion for a preliminary injunction against consummation of the merger.

On May 3, 2012, the parties to the Consolidated Delaware Action entered into a Memorandum of Understanding (the “MOU”) to provide for the settlement of all claims related to Eastman’s proposed acquisition of Solutia. The settlement provides for, among other things, a stay of all proceedings in the Consolidated Delaware Action, including plaintiffs’ request for a preliminary injunction against the consummation of Eastman’s proposed acquisition of Solutia, the inclusion of additional disclosures with respect to various aspects of Eastman’s proposed acquisition of Solutia in this proxy statement/prospectus, and the entry of a stipulation certifying a mandatory class of all Solutia stockholders. The settlement is subject to final documentation and court approval, and is conditioned on consummation of Eastman’s proposed acquisition of Solutia. Under the MOU, plaintiffs’ counsel in the Consolidated Delaware Action will petition the court for an award of attorneys’ fees and expenses. The MOU does not specify any particular fee to be awarded to plaintiffs’ counsel in the Consolidated Delaware Action, but it does require the parties to negotiate those fees and expenses in good faith. The decision to award, or not to award, the requested attorneys’ fees and expenses will be within the discretion of the Chancery Court of Delaware, and the effectiveness of the settlement is not conditioned upon the award of attorneys’ fees and expenses. If the settlement is approved by the Chancery Court of Delaware, it will resolve and release, on behalf of the entire class of Solutia stockholders, all claims that were or could have been brought by them challenging any aspect of Eastman’s proposed acquisition of Solutia, the merger agreement, and any disclosures made in connection therewith, among other claims.

Accounting Treatment of the Merger

The merger will be accounted for by Eastman as a business combination under the acquisition method of accounting, in conformity with GAAP. Under the acquisition method of accounting, the assets and liabilities of Solutia as of the effective time of the merger will be recorded by Eastman at their respective fair values and added to those of Eastman. Any excess of purchase price over the fair value of the net assets will be recorded as goodwill. Solutia’s assets and liabilities and results of operations will be consolidated from the date of the merger.

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the material U.S. federal income tax consequences of the exchange of the merger consideration for Solutia common stock in the merger and the ownership of Eastman common stock received in the merger to U.S. holders and non- U.S. holders (in each case, as defined below). The following discussion does not address any aspects of U.S. taxation other than U.S. federal income taxation. This discussion does not address any non-income or other taxes or any foreign, state or local tax consequences of the merger.

Solutia urges you to consult your own tax advisor as to the specific tax consequences to you of the merger and the ownership of Eastman common stock received in the merger, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Solutia common stock in light of that holder’s particular circumstances and does not address holders subject to special rules (such as controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, persons subject to the alternative minimum tax, regulated investment companies, real estate investment trusts, persons who hold Solutia common stock as part of a hedging or conversion transaction or as part of a short-sale, straddle or other integrated investment, certain former citizens or residents of the United States, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such pass-through entities) or persons who acquired Solutia common stock pursuant to the exercise of options or otherwise as compensation). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion applies only to a holder that holds its Solutia common stock and Eastman common stock received in the merger as a “capital asset” (generally, an asset held for investment).

For purposes of this discussion, a “U.S. holder” is a beneficial holder of Solutia common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial holder of Solutia common stock that is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Solutia common stock or Eastman common stock received in the merger, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. Partnerships holding Solutia common stock, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the merger and the ownership and disposition of Eastman common stock received in the merger to them.

Tax Consequences to U.S. Holders

Exchange of Merger Consideration for Solutia Common Stock

A U.S. holder’s receipt of the merger consideration in exchange for Solutia common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the sum of (a) the amount of cash received by such holder in the merger and (b) the fair market value, at the effective time of the merger, of the shares of Eastman common stock received by such holder in the merger, and (2) such holder’s adjusted tax basis in shares of Solutia common stock owned by such holder immediately prior to the effective time of the merger.

Any such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of Solutia common stock immediately prior to the merger is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares (generally, shares purchased at the same time in the same transaction) of Solutia common stock surrendered. For U.S. holders that are individuals, estates or trusts, long-term capital gain generally is taxed at a preferential U.S. federal rate (currently 15%). The deductibility of capital losses is subject to certain limitations. Each U.S. holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the merger.

The U.S. holder’s tax basis in shares of Eastman common stock received in the merger will equal the fair market value of such shares at the effective time of the merger and the holding period for such shares will begin on the date immediately following the effective time of the merger.

Consequences of Holding Eastman Common Stock

Distributions. Distributions to U.S. holders on Eastman common stock received in the merger that are paid out of Eastman’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be treated as dividends for U.S. federal income tax purposes. Dividends received by individual U.S. holders with respect to Eastman common stock through December 31, 2012 generally should qualify for a 15% tax rate on “qualified dividend income” so long as certain holding period requirements are met. Dividends paid on Eastman common stock will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the U.S. holder’s shares of Eastman common stock and, to the extent it exceeds the adjusted basis in the U.S. holder’s shares of Eastman common stock, as gain from the sale or exchange of such stock.

Gain on Sale or Other Disposition of Eastman Common Stock. Upon the sale or other taxable disposition of Eastman common stock received in the merger, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on such sale or taxable disposition and the U.S. holder’s adjusted tax basis in the shares of Eastman common stock sold. Any such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of Eastman common stock sold is more than one year. For U.S. holders that are individuals, estates or trusts, long-term capital gain generally is taxed at a preferential U.S. federal rate (currently 15%). The deductibility of capital losses is subject to certain limitations.

Notwithstanding the above, if Eastman redeems a U.S. holder’s Eastman common stock, such redemption may be treated as a distribution, and therefore as a dividend to the extent of Eastman’s earnings and profits (as described above), rather than as a sale or taxable disposition. Broadly, whether a redemption will be treated as a distribution rather than as a sale will depend on the U.S. holder’s remaining actual or constructive interest, if any, in Eastman after the redemption for purposes of Section 302(b) of the Code. Each U.S. holder is urged to consult its tax advisor regarding the U.S. federal income tax and other tax consequences of a sale, redemption, or other taxable disposition of Eastman common stock received in the merger.

Medicare Tax. For taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts will be required to pay a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally will include dividend income and net gains from the disposition of Eastman common stock, unless such income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Each U.S. holder is urged to consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of the Eastman common stock received in the merger.

Information Reporting and Backup Withholding

In general, payments received in connection with the exchange of Solutia common stock in the merger and payments of dividends on, and proceeds of a disposition of, shares of Eastman common stock received in the merger may be reported to the Internal Revenue Service (“IRS”). Backup withholding, currently at a rate of 28%, may apply with respect to payments received in connection with the exchange of Solutia common stock in the merger and to payments of dividends on, and proceeds of a disposition of, shares of Eastman common stock received in the merger unless the U.S. holder receiving such a payment (1) is an exempt holder (generally, a corporation, tax-exempt organization, qualified pension or profit-sharing trust, individual retirement account, or nonresident alien individual who or which, when required, certifies as to his, her or its status) or (2) provides a certificate (generally on IRS Form W-9) containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is a U.S. person and is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

Exchange of Merger Consideration for Solutia Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the exchange of merger consideration for Solutia common stock in the merger unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

Solutia is or has been a “U.S. real property holding corporation” within the meaning of Section 897 of the Code for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of its Solutia common stock. Solutia does not believe it is or has been a U.S. real property holding corporation during the preceding five years.

Gain that is effectively connected with the conduct of a trade or business in the United States (or is so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, a 30% branch profits tax also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the taxable year that includes the effective time of the merger will be subject to a flat 30% tax on the gain derived from the exchange of merger consideration for Solutia common stock, which may be offset by U.S. source capital losses. If Solutia is or has been a U.S. real property holding corporation within the meaning of Section 897 of the Code, gains may be treated as effectively connected with a trade or business in the United States and proceeds from the exchange may be subject to a 10% withholding tax.

Consequences of Holding Eastman Common Stock

Distributions. In general, distributions to a non-U.S. holder with respect to shares of Eastman common stock received in the merger that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of Eastman’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of Eastman common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of Eastman common stock, as gain from the sale or exchange of such stock.

Dividends paid to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States, provided that the non-U.S. holder timely files a U.S. federal income tax return. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on Sale or Other Disposition of Eastman Common Stock. In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the non-U.S. holder’s shares of Eastman common stock received in the merger unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

Eastman is or has been a “U.S. real property holding corporation” within the meaning of Section 897 of the Code for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of its Eastman common stock. Eastman does not believe it is or has been a U.S. real property holding corporation during the preceding five years and, although there can be no assurance, does not anticipate becoming one in the future.

Gain that is effectively connected with the conduct of a trade or business in the United States (or is so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, a 30% branch profits tax also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of Eastman common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses. If Eastman is, has been or becomes a U.S. real property holding corporation within the meaning of Section 897 of the Code, gains may be treated as effectively connected with a trade or business in the United States and may be subject to a 10% withholding tax.

Notwithstanding the above, if Eastman redeems a non-U.S. holder’s Eastman common stock, such redemption may be treated as a distribution, and therefore as a dividend to the extent of Eastman’s earnings and profits (as described above), rather than as a sale or taxable disposition. Broadly, whether a redemption will be treated as a distribution rather than as a sale will depend on the non-U.S. holder’s remaining actual or constructive interest, if any, in Eastman after the redemption for purposes of Section 302(b) of the Code. Each non-U.S. holder is urged to consult its tax advisor regarding the U.S. federal income tax and other tax consequences of a sale, redemption, or other disposition of Eastman common stock received in the merger.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code generally impose a withholding tax of 30% on payments of dividends on, and gross proceeds from the disposition of, Eastman common stock made after December 31, 2012 to (1) a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. The IRS has since released transitional guidance indicating that it will not apply this new withholding tax to (1) dividends paid on or before December 31, 2013 or (2) the gross proceeds of a disposition of common stock in a U.S. corporation paid on or before December 31, 2014. Each non-U.S. holder should consult its tax advisors regarding the implications of Sections 1471 through 1474 of the Code on the Eastman common stock received by the non-U.S. holder in the merger.

Information Reporting and Backup Withholding

The amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder must be reported annually to the IRS and to each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Provided that a non-U.S. holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, the non-U.S. holder will not be subject to backup withholding with respect to the receipt of the merger consideration in exchange for Solutia common stock and dividend payments on, and proceeds from the disposition of, shares of Eastman common stock received in the merger, unless Eastman or Eastman’s paying agent knows or has reason to know that the holder is a U.S. person. Additional rules relating to information reporting requirements and backup withholding with respect to the payments of proceeds from the exchange of Solutia common stock in the merger and the sale or other disposition of shares of Eastman common stock are as follows:

•

if the proceeds are paid to or through the U.S. office of a broker, a non-U.S. holder generally will be subject to backup withholding and information reporting unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption;

•

if the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or that has certain specified U.S. connections, a non-U.S. holder generally will be subject to information reporting (but generally not backup withholding) unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption; and

•

if the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and does not have any of the specified U.S. connections, a non-U.S. holder generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of Solutia common stock. Solutia stockholders should consult their own tax advisors as to the particular tax consequences to them of the merger and the ownership and disposition of Eastman common stock received in the merger under any federal, state, local, foreign or other tax laws.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and which is incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Eastman and Solutia encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the merger because it is the principal document governing the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Eastman or Solutia contained in this proxy statement/prospectus or in Eastman’s or Solutia’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Eastman or Solutia contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Eastman, Solutia and Merger Sub were qualified and subject to important limitations agreed to by Eastman, Solutia and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Eastman and a party to the merger agreement, will merge with and into Solutia. Solutia will survive the merger as an indirect wholly owned subsidiary of Eastman and the separate corporate existence of Merger Sub will cease.

Effective Time; Closing

The effective time of the merger will occur at the time that Solutia files a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger or such other time as agreed to by Eastman and Solutia and specified in the certificate of merger. Unless the parties agree otherwise, the closing of the merger will occur on the second business day after all of the mutual conditions to the merger set forth in the merger agreement have been satisfied or waived, but if the date of such satisfaction or waiver occurs prior to May 31, 2012, Eastman may elect to delay the closing to a later date within twenty business days after the date of such satisfaction or waiver if Eastman agrees to permanently and unconditionally waive any further reliance on the conditions to Eastman’s obligation to effect the merger under the merger agreement.

The purpose of Eastman’s right to postpone the closing as described above is to provide Eastman with a reasonable and appropriate period of time during which it can market and place the debt financing contemplated by the debt financing agreements entered into by Eastman in connection with, and for the purpose of financing the cash portion of the merger consideration payable in, the merger, as described in more detail under “—Financing Covenant; Solutia Cooperation.” Pursuant to the merger agreement, Eastman has agreed:

•

to use its reasonable best efforts to arrange and obtain the debt financing on the terms and conditions described in the commitment letters executed and delivered by certain financial institutions, maintain in effect the commitment letters (including any definitive agreements entered into in connection therewith), satisfy on a timely basis all conditions in the financing agreements applicable to Eastman and Merger Sub to obtaining the debt financing as promptly as reasonably practicable, negotiate and enter into definitive agreements with respect to the debt commitment letters on terms and conditions contained therein or consistent in all material respects therewith as promptly as reasonably practicable and promptly upon execution thereof provide complete executed copies of such definitive agreements to Solutia, complete the debt financing at or prior to the closing, and fully enforce the counterparties’ obligations and its rights under the financing agreements, including by suit or other appropriate proceeding to cause the lenders under the debt financing to fund in accordance with their respective commitments if all conditions to funding the debt financing in the applicable financing agreements have been satisfied or waived; and

•

if any portion of the amount of the debt financing necessary to complete the transactions contemplated by the merger agreement becomes reasonably likely to be unavailable on the material terms and conditions contemplated by the applicable financing agreements, (1) to promptly notify Solutia and (2) to use its reasonable best efforts to arrange and obtain alternative debt financing from alternative sources in an amount sufficient to complete the transactions contemplated by the merger agreement with terms and conditions not materially less favorable, taken as a whole, to Eastman, Merger Sub and Solutia than the terms and conditions set forth in the applicable financing agreements, as promptly as practicable following the occurrence of such event.

Pursuant to the merger agreement, Eastman, Solutia and Merger Sub agreed to use their respective reasonable best efforts to cause the transactions contemplated in the merger agreement to be completed as soon as reasonably practicable. Eastman and Solutia currently expect to complete the merger by mid-2012, subject to receipt of required stockholder and regulatory approvals and to the satisfaction or waiver of the other conditions to the merger described below.

Merger Consideration

Solutia Common Stock

The merger agreement provides that each share of Solutia common stock outstanding immediately prior to the effective time of the merger (other than shares owned by Solutia as treasury stock and shares held by holders properly exercising appraisal rights under the DGCL) will be converted automatically at the effective time of the merger into the right to receive (1) $22.00 in cash, without interest, and (2) 0.12 shares of Eastman common stock.

The merger agreement provides that each share of Solutia common stock held by Solutia as treasury stock will be cancelled without any conversion or payment of consideration. Shares of Solutia common stock held by a stockholder who is entitled to exercise, and properly exercises, appraisal rights with respect to such shares pursuant to and in compliance with the DGCL will not be converted into the right to receive the merger consideration. Such stockholder will instead be entitled to the appraisal rights provided under the DGCL as described under “The Merger—Appraisal Rights” beginning on page 132. Each issued and outstanding share of capital stock of Merger Sub will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Eastman will not issue any fractional shares of Eastman common stock in connection with the merger. Instead, a stockholder of Solutia who otherwise would have received a fraction of a share of Eastman common stock (after taking into account all shares of Solutia common stock owned by such holder at the effective time of the merger) will receive an amount in cash (without interest and rounded down to the nearest cent) equal to such fractional amount multiplied by the average of the volume weighted averages of the trading prices of Eastman common stock on the New York Stock Exchange on each of the five consecutive trading days ending on (and including) the trading day that is two trading days prior to the closing date under the merger agreement.

For information on the treatment of Solutia stock options, restricted stock, restricted stock units, performance share awards, performance share unit awards and warrants, see “—Treatment of Solutia Stock Options and Other Equity-Based Awards” and “—Treatment of Solutia Warrants” below.

Treatment of Solutia Stock Options and Other Equity-Based Awards

Solutia Stock Options

At the effective time of the merger, each option to purchase shares of Solutia common stock granted pursuant to any Solutia Equity Plan outstanding immediately prior to the effective time of the merger, whether or not then vested or exercisable, will be cancelled and terminated in exchange for the right to receive, in cash and for each share of Solutia common stock subject to such option, the amount by which the cash value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two trading days prior to the merger) exceeds the exercise price of such option, which amount will be paid by the surviving corporation on the closing date under the merger agreement.

Solutia Restricted Stock

At the effective time of the merger, each outstanding restricted stock award granted under any Solutia Equity Plan the restrictions on which have not lapsed immediately prior to the effective time of the merger will become fully vested and the holder thereof will be entitled to receive, the merger consideration.

Solutia Restricted Stock Units

At the effective time of the merger, each restricted stock unit with respect to shares of Solutia common stock issued under any Solutia Equity Plan that is outstanding immediately prior to the effective time of the merger will be converted into a vested right to receive, in cash, the cash value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two trading days prior to the merger).

Performance Share Awards and Performance Share Unit Awards

At the effective time, restrictions on any unvested performance share award or performance share unit award granted under any Solutia Equity Plan will lapse and such performance share or performance share unit will vest based on no greater than the performance results for the applicable performance period according to the relevant award provisions, and the holder thereof will be entitled to receive, in the case of performance shares in the form of restricted stock, the merger consideration and, in the case of performance shares units in the form of restricted stock units, the cash value of the merger consideration (using the five-day average trading price of Eastman common stock ending on (and including) the trading day that is two trading days prior to the merger).

Treatment of Solutia Warrants

At the effective time of the merger, the obligations with respect to each warrant issued pursuant to the Warrant Agreement, dated February 28, 2008, between Solutia and the warrant agent named therein, outstanding as of the effective time of the merger, whether or not then vested or exercisable, will be adjusted as necessary to provide that the obligations with respect to such warrant will be assumed by Eastman and converted into a warrant to acquire upon exercise, on the same terms and conditions as were applicable under such warrant immediately prior to the effective time of the merger other than changes that are immaterial to warrant holders and permitted by the applicable warrant agreement, the per share merger consideration.

Adjustments to Stock Portion of Merger Consideration

The Eastman common stock portion of the merger consideration will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a subsidiary of Eastman or Solutia or of any securities convertible into shares of Eastman common stock or shares of Solutia common stock), extraordinary cash dividends (excluding regular quarterly dividends at the currently announced level), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Eastman common stock or shares of Solutia common stock with a record date occurring on or after the date of the merger agreement and prior to the effective time of the merger.

Withholding

The surviving corporation, Eastman, Merger Sub and the exchange agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement any amount it is required to deduct and withhold with respect to the making of such payment under the applicable U.S. federal, state, local or foreign law. To the extent withheld, such withheld amounts will be treated for purposes of the merger agreement as having been paid to the person with respect to which such deduction and withholding was made.

Dividends and Distributions

No dividends or other distributions declared or made with a record date after the effective time of the merger with respect to shares of Eastman common stock (and no cash payment in lieu of fractional shares of Eastman common stock) will be paid to the holder of any unsurrendered stock certificate or book-entry share of Solutia common stock until the holder thereof surrenders such certificate or book-entry share of Solutia common stock in accordance with the exchange procedures set forth in the merger agreement, after which the holder of shares of Eastman common stock issued in exchange for such surrendered certificates or book-entry share of Solutia common stock will be paid, without interest, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to surrender payable with respect to such shares of Eastman common stock and the amount of any cash payable in lieu of fractional shares of Eastman common stock.

The merger agreement provides that other than with respect to dividends that had been declared by the Solutia board of directors as of the date of the merger agreement, Solutia will not declare or pay any dividends with respect to its capital stock until the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the merger.

Conditions to the Completion of the Merger

Solutia and Eastman may not complete the merger unless each of the following conditions is satisfied or waived:

•	the merger agreement must have been approved by the affirmative vote of the holders of a majority of the outstanding Solutia common stock as of the record date;

•	the shares of Eastman common stock to be issued in the merger must have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

•	all antitrust clearances under the HSR Act and the clearance of the merger under certain applicable foreign antitrust or competition laws must have been obtained;

•

this registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to any stop order suspending the effectiveness of this proxy statement/prospectus or proceedings for such purposes initiated or threatened by the SEC; and

•

no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the transactions contemplated under the merger agreement must be in effect and completion of the merger must not be illegal under any applicable statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity.

In addition, each of Solutia’s, Eastman’s and Merger Sub’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party being true and correct at the effective time as of the effective time of the merger (ignoring for such purposes any reference to material adverse effect or materiality contained in each representation or warranty) but in the aggregate, subject to the material adverse effect standard provided in the merger agreement and summarized below;

•	the other party having performed, at or prior to the closing, in all material respects, all obligations required to be performed or complied with by it under the merger agreement;

•	the receipt of an officer’s certificate executed by the Chief Executive Officer or Chief Financial Officer of the other party certifying that the two preceding conditions have been satisfied; and

•	there shall not have occurred at any time after the date of the merger agreement any material adverse effect on the other party.

For purposes of the merger agreement, “material adverse effect” means, when used with respect to Eastman or Solutia, any effect that (1) has had a material adverse effect on the results of operations, assets, business or financial condition of Eastman or Solutia, as the case may be, taken as a whole, except that effects caused by any of the following, either alone or in combination, will not be taken into consideration for the purpose of determining whether a material adverse effect has occurred pursuant to this clause (1): (a) any changes or circumstances affecting market, economic, credit, securities market, regulatory or political conditions in the United States or any other country in which Eastman or Solutia, as the case may be, operates to the extent that such effects are not borne disproportionately by Eastman or Solutia, as the case may be; (b) any changes or circumstances affecting any industry in which Eastman or Solutia, as the case may be, operates to the extent that such effects are not borne disproportionately by Eastman or Solutia, as the case may be; (c) any change in the price or availability of any raw material or commodity used or sold by the Eastman or Solutia, as the case may be, provided that such effects are not borne disproportionately by Eastman or Solutia, as the case may be; (d) any enactment of, change in, or change in interpretation of, any law or GAAP or governmental policy; (e) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war, or any escalation of any of the foregoing; (f) any changes as a result of the announcement or pendency of the merger agreement or performance of the transactions contemplated therein, including by reason of the identity of the other party to such transactions; (g) any action taken pursuant to the terms of the merger agreement or with the consent or at the direction of the other party to the merger agreement (or any action not taken as a result of the failure of the other party to consent to any action requiring such other party’s consent); (h) any change in the market price, or change in trading volume, of the capital stock of Eastman or Solutia, as the case may be; (i) any failure by Eastman or Solutia, as the case may be, to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to Eastman or Solutia, as the case may be; (j) any pending, initiated, or threatened legal or administrative proceeding, claim, suit or action against Eastman or Solutia, as the case may be, or any of their respective officers or directors, in each case, arising out of or relating to the transactions contemplated in the merger agreement and (k) the effect of any matters specifically included in disclosures that were made by each party to the other qualifying such party’s representations and warranties, or in any registration statements, reports and proxy statements required to be filed with or furnished to, as applicable, the SEC since January 1, 2010, as filed or amended as through the date of the merger agreement but, solely for purposes of this clause (k), and the references to such registration statements, reports and proxy statements referenced therein, this clause (k) shall not be deemed to be an exclusion of consideration for any risk factor disclosure under the headings “Risk Factors,” “Forward-Looking Statements” or any similar precautionary sections in such registration statements, reports or proxy statements, or (2) would, individually or in the aggregate, prevent or materially delay the completion by Eastman or Solutia, as the case may be, of the transactions contemplated by the merger agreement.

Reasonable Best Efforts to Obtain Solutia Stockholder Approval

Solutia has agreed to call a meeting of its stockholders as soon as is reasonably practicable after this proxy statement/prospectus is declared effective by the SEC for mailing for the purpose of such stockholders considering and voting on the adoption of the merger agreement and any other matters required to be voted upon by such stockholders in connection with the transactions contemplated in the merger agreement (provided, however, that Solutia may delay or postpone convening such stockholders meeting if the Solutia board of directors (or a duly authorized committee thereof), after consultation with outside legal counsel, reasonably believes that failure to delay or postpone such stockholders meeting would reasonably be expected to be inconsistent with its obligations or duties under applicable law. Subject to and until the Solutia board of directors effects a change of recommendation as described in more detail in “—Non-Solicitation of Alternative Proposals” below, Solutia has agreed to use its reasonable best efforts to obtain such stockholder approval, subject to its right of termination. The merger agreement requires Solutia to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends adoption of the merger agreement. The Solutia board of directors has approved the merger by a unanimous vote and directed that the merger be submitted to Solutia stockholders for their consideration.

Non-Solicitation of Alternative Proposals

The merger agreement contains detailed provisions prohibiting Solutia from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, Solutia has agreed that, from the time of the execution of the merger agreement until the completion of the merger or the termination of the merger agreement, it will not, will not authorize or permit any of its subsidiaries and their respective officers, directors, employees, and will use its reasonable best efforts to cause its investment banks, attorneys or other advisors or representatives to not:

•

initiate, solicit or knowingly encourage the submission of, or (other than informing persons of the “non-solicitation” provision), participate or engage in any negotiations or discussions with respect to, any acquisition proposal (as defined below);

•

disclose or furnish any nonpublic information or data to any person concerning Solutia in connection with any acquisition proposal or afford any person access to the properties, books or records of Solutia or its subsidiaries in connection with any acquisition proposal except as required by law, pursuant to a request by any governmental entity or if the Solutia board of directors determines in good faith, after consultation with its financial advisors and outside counsel that such acquisition proposal is or would reasonably be expected to lead to a superior proposal (as described below); or

•	enter into or execute, or propose to enter into or execute, any acquisition agreement.

The merger agreement requires Solutia to, and to cause its subsidiaries and their respective officers, directors and employees, and to use its reasonable best efforts to cause its investment banks, attorneys or other advisors or representatives to, cease and terminate all discussions or negotiations with any person commenced prior to the execution of the merger agreement regarding any proposal that constitutes or would reasonably be expected to lead to an acquisition proposal, request the prompt return or destruction of all confidential information previously furnished to any such person who executed a confidentiality agreement with Solutia related to any acquisition proposal within twelve months prior to the execution of the merger agreement or their representatives and immediately terminate all access to data previously granted to any such person or their representatives related to such proposal.

For purposes of the merger agreement, the term “acquisition proposal” means any bona fide proposal, indication of interest or offer from any person (other than a proposal or offer made by Eastman, Merger Sub or any affiliate thereof) to acquire or purchase, directly or indirectly, in one transaction or a series of transaction:

•

assets of Solutia and its subsidiaries (including securities of Solutia’s subsidiaries, but excluding sales of assets in the ordinary course of business) that account for 20% or more of Solutia’s consolidated assets or from which 20% or more of Solutia’s revenues or earnings on a consolidated basis are derived; or

•

20% or more of the outstanding capital stock of Solutia or of any resulting parent company of Solutia, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction, in each case other than the transactions contemplated in the merger agreement.

The merger agreement permits Solutia or its board of directors to comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to any acquisition proposal that Solutia may receive or to make any other disclosure to the stockholders of Solutia, if the Solutia board of directors determines in good faith (after consultation with outside legal counsel), that the failure to take such action would be inconsistent with any applicable law.

Notwithstanding the terms above or any other term in the merger agreement to the contrary, Solutia and its subsidiaries, officers, directors, employees, investment banks, attorneys or other advisors or representatives will be permitted, prior to the receipt of the requisite Solutia stockholder approval, to furnish non-public information (after such person enters into an acceptable confidentiality agreement) with respect to Solutia and its subsidiaries to a person making an acquisition proposal that did not otherwise result from a breach of the foregoing “no solicitation” provisions, and participate in discussions and negotiations including making counter proposals with respect to such acquisition proposal received by Solutia if its board of directors (or a duly authorized committee thereof) determines in good faith (after consultation with financial advisors and outside legal counsel) that such proposal is or could reasonably be expected to lead to an acquisition proposal that is a superior proposal (as described below).

Solutia has also agreed in the merger agreement that it will as promptly as reasonably practicable, and in any event orally within 24 hours after receipt and in writing within one business day after receipt, notify Eastman of any acquisition proposal. Such notice shall include the identity of the person making any such acquisition proposal and the material terms of any such acquisition proposal. In addition, Solutia has agreed to keep Eastman reasonably informed on a prompt basis of any material changes to any such acquisition proposal and, if Solutia and any person enter into, subsequent to the date of the merger agreement, a confidentiality agreement that includes provisions that are less favorable in the aggregate to Solutia than those contained in the confidentiality agreement between Solutia and Eastman, to offer to amend the confidentiality agreement between Solutia and Eastman to include substantially the same provisions for the benefit of the parties thereto. Solutia has also agreed not to grant any waiver, amendment or release under any standstill agreement to which Solutia is a party, unless the Solutia board of directors (or a duly authorized committee thereof) determines in good faith (after consultation with outside legal counsel), that the failure to take such action would be inconsistent with applicable law.

For purposes of the merger agreement, “superior proposal” means a proposal or offer constituting an acquisition proposal (except that the reference to “20%” in the definition of acquisition proposal is deemed to be a reference to “50%”) that the Solutia board of directors (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel and financial advisors) to be:

•

more favorable to the stockholders of Solutia than the transactions contemplated in the merger agreement, taking into account all relevant factors (including all terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by Eastman in response to such offer or otherwise)) that the Solutia board of directors (or such committee) considers relevant; and

•

reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects and conditions of such proposal that the Solutia board of directors (or such committee) considers relevant.

The merger agreement provides that neither the Solutia board of directors nor any committee thereof will:

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Eastman, its recommendation that Solutia stockholders vote in favor of the adoption of the merger agreement;

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any acquisition proposal;

•

in the event of a tender offer or exchange offer for any outstanding shares of the capital stock of Solutia, fail to recommend against acceptance of such tender offer or exchange offer by Solutia stockholders within ten business days of the commencement thereof;

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recommend that Solutia stockholders reject adoption of the merger agreement or the transactions contemplated thereby (any action described in this bullet or the three foregoing bullets, a “change of recommendation”); or

•

allow Solutia or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement providing for any acquisition proposal (other than an acceptable confidentiality agreement) or requiring it to abandon, terminate or fail to complete the transactions contemplated by the merger agreement.

Notwithstanding the terms above or any other term in the merger agreement to the contrary, subject to the conditions described below, the Solutia board of directors may, at any time after the date of the merger agreement and prior to the adoption of the merger agreement by the stockholders of Solutia, solely in response to a superior proposal that did not result from a breach of the non-solicitation covenants of the merger agreement, effect a change of recommendation and terminate the merger agreement and concurrently approve, adopt, recommend, accept or enter into an acquisition agreement related to a superior proposal.

The Solutia board of directors may only effect an adverse recommendation change or terminate the merger agreement to accept a superior proposal if and to the extent that the Solutia board of directors (or a duly authorized committee thereof) determines in good faith, after consultation with outside counsel and its financial advisor, that failing to take any such action would be reasonably likely to be inconsistent with the directors’ obligations under applicable law and only if:

•

solely with respect to a superior proposal, four business days have elapsed since Solutia’s delivery of written notice to Eastman (which will not constitute a change of recommendation) that the Solutia board of directors intends to take such action and specifying the terms and conditions of such superior proposal, including the identity of the person making such superior proposal provided, that with respect to any applicable superior proposal, any amendment to the financial terms or any other material term of such superior proposal will require a new written notice by the Solutia (which shall not in itself be deemed a change of recommendation) but in the case of any such new written notice, all references to a four business day period shall be deemed to refer to a two business day period, and no such termination of the merger agreement in connection with a superior proposal by Solutia or withdrawal or modification of the Solutia board of directors’ recommendation that its stockholders vote in favor of adoption of the merger agreement may be made during any such four-business-day period; and

•

Solutia has, and has caused its financial and legal advisors to have, during such four-business-day period, to the extent requested by Eastman, negotiated with Eastman in good faith regarding any revisions to the terms of the merger agreement so that such acquisition proposal ceased to constitute a superior proposal, or the cause for the adverse recommendation change ceased to exist, as applicable, if such changes were accepted by Solutia.

Further, at any time after the date of the merger agreement and prior to the adoption of the merger agreement by Solutia stockholders, in contexts not involving an acquisition proposal, the Solutia board of directors may effect a change of its recommendation in favor of adoption of the merger agreement if the Solutia board of directors (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ obligations under applicable law. In such an event, Solutia may be required to pay Eastman a termination fee of $102 million.

Financing Covenant; Solutia Cooperation

Eastman has agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to:

•	arrange and obtain the debt financing for the merger on the terms and conditions described in the commitment letters executed and delivered by certain financial institutions;

•	maintain in effect the commitment letters (including any definitive agreements entered into in connection therewith);

•	satisfy on a timely basis all conditions in the financing agreements applicable to Eastman and Merger Sub to obtaining the debt financing as promptly as reasonably practicable;

•

negotiate and enter into definitive agreements with respect to the debt commitment letters on terms and conditions contained therein or consistent in all material respects therewith as promptly as reasonably practicable and promptly upon execution thereof provide complete executed copies of such definitive agreements to Solutia;

•	complete the debt financing at or prior to the closing; and

•

fully enforce the counterparties’ obligations and its rights under the financing agreements, including by means of suit or other appropriate proceeding to cause the lenders under the debt financing to fund in accordance with their respective commitments if all conditions to funding the debt financing in the applicable financing agreements have been satisfied or waived.

Pursuant to the merger agreement, Eastman has also agreed not to permit certain amendments, modifications or waivers to the debt commitment letters.

Eastman has agreed to keep Solutia reasonably informed on a timely basis of the status of Eastman’s and Merger Sub’s efforts to arrange the debt financing and to satisfy the conditions thereof, including, upon Solutia’s reasonable request, (1) advising and updating Solutia with respect to status, proposed closing date and material terms of the material definitive documentation for the debt financing and (2) providing copies of the current drafts of all such definitive documentation.

In addition, if any portion of the amount of the debt financing necessary to complete the transactions contemplated by the merger agreement becomes reasonably likely to be unavailable on the material terms and conditions contemplated by the applicable financing agreements, (1) Eastman is required to promptly notify Solutia and (2) Eastman has agreed to use its reasonable best efforts to arrange and obtain alternative debt financing from alternative sources in an amount sufficient to complete the transactions contemplated by the merger agreement with terms and conditions not materially less favorable, taken as a whole, to Eastman, Merger Sub and Solutia than the terms and conditions set forth in the applicable financing agreements, as promptly as practicable following the occurrence of such event.

Pursuant to the merger agreement, Solutia has agreed to, and has agreed to cause its subsidiaries and to use its reasonable best efforts to cause its representatives to, at Eastman’s cost and expense, cooperate in connection with the arranging, obtaining and syndicating of the debt financing for the merger as may be reasonably requested by Eastman and is customary and necessary in connection with the debt financing. Eastman has agreed to promptly, upon request by Solutia, reimburse Solutia for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Solutia or any of its subsidiaries in connection with such cooperation of Solutia and its subsidiaries, and to indemnify Solutia, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the debt financing and any information used in connection therewith (other than with respect to any information relating to Solutia provided in writing by Solutia or any of its subsidiaries).

Regulatory Matters; Third-Party Consents

Filings

Pursuant to the merger agreement, Eastman and Solutia agreed to cooperate with each other and use their respective reasonable best efforts to (1) promptly prepare and file all necessary documentation, (2) effect all applications, notices, petitions and filings, (3) obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the transactions contemplated by the merger agreement and (4) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. Each of Eastman and Solutia also agreed to promptly advise the other upon receiving any communication from any governmental entity, consent or approval of which is required to complete the transactions contemplated by the merger agreement.

Regulatory Matters

Under the antitrust or competition laws of the United States, the European Union, China, South Korea, and the Ukraine, Eastman and Solutia cannot complete the merger until they file certain required notifications and report forms with the relevant antitrust or competition governmental entities and, where applicable, receive clearance (including the passage of applicable waiting periods) from such governmental entities to complete the merger. Pursuant to the merger agreement, Eastman has agreed to promptly take, in order to complete the transactions contemplated in the merger agreement, all actions necessary (1) to avoid or eliminate each and every impediment and obtain all consents under any antitrust or competition law required by any U.S. federal, state, local or foreign antitrust or competition governmental entity, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by the merger agreement as promptly as reasonably practicable (and in any event no later than three business days prior to the October 1, 2012 (as may be extended pursuant to the termination provision of the merger agreement)) and (2) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the completion of the transactions contemplated in the merger agreement in each case including (a) executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental entity, (b) selling, divesting, licensing, holding separate or otherwise conveying particular assets or categories of assets or businesses of Eastman, its affiliates, and Solutia, (c) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Eastman, Solutia or their respective subsidiaries, and (d) creating any relationships, ventures, contractual rights, obligations or other arrangements of Eastman, Solutia or their respective subsidiaries. Eastman has agreed in the merger agreement that it will respond to and seek to resolve as promptly as practicable any objections that are raised and refrain from taking any action that would reasonably be expected to impede or delay antitrust clearance (and in any event no later than three business days prior to October 1, 2012). No actions taken in accordance with the foregoing will be considered for purposes of determining whether a material adverse effect on Eastman or Solutia has occurred. The timing or outcome of the process for obtaining requisite antitrust clearances under applicable antitrust or competition laws cannot be predicted with certainty, but the parties expect to obtain all clearances by the end of May 2012.

Termination

Eastman and Solutia may terminate the merger agreement at any time before the effective time of the merger, whether before or after Solutia stockholders have voted in favor of adoption of the merger agreement, by mutual written consent of Eastman and Solutia duly authorized by each of their respective boards of directors.

In addition, either Eastman or Solutia may terminate the merger agreement at any time before the effective time of the merger by written notice to the other party:

•

whether before or after Solutia stockholders have voted in favor of adoption of the merger agreement, if the merger has not been completed on or before October 1, 2012; provided, however, that if all of the conditions to closing have been satisfied or are then capable of being satisfied (other than those that are satisfied by having obtained the required antitrust clearances or there being no effective injunctions preventing the completion of the transactions contemplated in the merger agreement), such termination date may be extended by Eastman or Solutia from time to time by written notice to the other party up to a date not beyond October 31, 2012 (however, such right to terminate the merger agreement will not be available to any party whose breach of any covenant or agreement in the merger agreement has been the primary cause that resulted in the failure to complete the merger by such date);

•

if the merger agreement has been submitted to Solutia stockholders for adoption at a duly convened stockholders meeting (or adjournment, postponement or recess thereof) and such Solutia stockholders have not adopted the merger agreement upon a vote taken thereof;

•

if any governmental entity of competent jurisdiction enacts or issues any final and non-appealable law or order or takes any final and non-appealable action enjoining or otherwise prohibiting completion of the transactions contemplated by the merger agreement; provided that this right to terminate the merger agreement is not applicable to any party that failed to comply with its obligations to use its reasonable best efforts to cause the transactions contemplated by the merger agreement to be completed as soon as reasonably practicable; or

•

if there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements contained in the merger agreement that has not been cured by such party within the earlier of the termination date as described above and 20 business days after such party’s receipt of written notice of such breach from the other party but only so long as the other party is not in material breach of its representations, warranties, covenants, or agreements in the merger agreement, which breach would give rise to the failure of a closing condition described under “—Conditions to the Completion of the Merger.”

In addition, at any time before the effective time of the merger (1) Eastman may terminate the merger agreement by written notice to Solutia if, prior to adoption by the stockholders of Solutia of the merger agreement at a duly convened stockholders meeting, the Solutia board of directors or any committee thereof makes a change in its recommendation that the stockholders of Solutia vote in favor of the adoption of the merger agreement, and (2) Solutia may terminate the merger agreement by written notice to Eastman at any time prior to adoption by the stockholders of Solutia of the merger agreement at a duly convened stockholders meeting, in order to approve, adopt, recommend, accept or enter into an acquisition agreement relating to a superior proposal.

In some cases, termination of the merger agreement may require Solutia to pay a termination fee to Eastman as described below under “—Solutia Termination Fee.”

Solutia Termination Fee

The merger agreement provides that Solutia is required to pay a termination fee of $102 million to Eastman in each of the following circumstances:

•

the merger agreement is terminated by Solutia prior to adoption by the stockholders of Solutia of the merger agreement at a duly convened stockholders meeting, in order to approve, adopt, recommend, accept or enter into an acquisition agreement relating to a superior proposal (in which case Solutia must pay the termination fee concurrently with and as a condition to such termination);

•

the merger agreement is terminated by Eastman prior to adoption by the stockholders of Solutia of the merger agreement at a duly convened stockholders meeting, as a result of the Solutia board of directors or any committee thereof making a change in its recommendation that the stockholders of Solutia vote in favor of the adoption of the merger agreement as described above in “—Non-Solicitation of Alternative Proposals” (in which case Solutia must pay the termination fee within three business days following such termination); and

•

if (1)(a) after the date of the merger agreement and prior to the Solutia stockholders meeting there is publicly disclosed (and not subsequently withdrawn) an acquisition proposal, and the merger agreement is terminated by Eastman or Solutia because the stockholders of Solutia have not adopted the merger agreement upon a vote taken thereof, or, (b) after the date of the merger agreement, there is publicly disclosed (and not subsequently withdrawn) an acquisition proposal, and the merger agreement is terminated by Eastman due to a breach by Solutia of any of its representations, warranties, covenants or agreements contained in the merger agreement, and (2) at any time on or prior to the twelve-month anniversary of such termination, Solutia or any of its subsidiaries enters into a definitive agreement providing for any acquisition proposal or the transactions contemplated by any acquisition proposal are consummated (in which case Solutia will pay the termination fee within five business days following the date on which Solutia consummates such acquisition proposal). For purposes of the foregoing clause (2), references in the definition of the term “acquisition proposal” to the figure “20%” will be deemed to be replaced by “more than 50%.”

Expenses

Whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees and expenses, except as otherwise provided in the merger agreement. Notwithstanding the foregoing, Eastman will reimburse Solutia for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Solutia or any of its subsidiaries in connection with the cooperation of Solutia and its subsidiaries with respect to the arrangement of the debt financing, and to indemnify Solutia, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection therewith (other than with respect to any information relating to Solutia provided in writing by Solutia or any of its subsidiaries).

Conduct of Business Pending the Merger

Under the merger agreement, each of Solutia and Eastman has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the merger agreement until the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the merger, unless the other party gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed) or as otherwise required by law. In general, each party has agreed to, and has agreed to cause its respective subsidiaries to, (1) use commercially reasonable efforts to conduct, in all material respects, its business in the ordinary course and (2) use commercially reasonable efforts to preserve intact its business organizations and its significant business relationships and to preserve satisfactory relationships with its employees.

Subject to certain exceptions set forth in the merger agreement and the disclosure letters delivered by Eastman and Solutia in connection with the merger agreement, unless the other party consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), each of Solutia and Eastman has agreed to certain restrictions limiting its and its respective subsidiaries’ ability to, among other things:

•	incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person in excess of a specified amount;

•	adjust, split, combine or reclassify any of its capital stock;

•	amend its certificate of incorporation or by-laws;

•

declare or pay any dividend on, make any other distribution with respect to, or purchase or otherwise acquire any shares of, its capital stock other than, (1) with respect to Solutia, such dividends that had been declared as of the date of the merger agreement and (2) with respect to Eastman, quarterly cash dividends not to exceed the current dividend rate at the time of the merger agreement, with record dates and payment dates consistent with Eastman’s dividend practice at the time of the merger agreement;

•	sell, lease, transfer or otherwise dispose of any of its businesses in excess of a specified amount;

•	issue any additional shares of capital stock;

•	adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement.

Solutia has further agreed that, subject to certain exceptions set forth in the merger agreement and the disclosure letters delivered by Solutia, Solutia will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the consent of Eastman (which consent will not be unreasonably withheld, conditioned or delayed):

•

grant any stock options, restricted stock, restricted stock units, performance shares, performance share units, stock appreciation rights or grant any individual, corporation or entity any right to acquire any shares of its capital stock;

•	make any changes to employee benefit plans or agreements, compensation or benefits to any director, executive officer or employee;

•	cancel, release, or settle any pending or threatened third-party litigation, action or proceeding in excess of a specified amount;

•	make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other person for consideration exceeding a specified amount;

•	make any capital expenditures in excess of a specified amount during any consecutive three-year period;

•

enter into any new line of business that is material to Solutia and its subsidiaries, taken as a whole, or materially change any of its technology or operating policies that are material to Solutia and its subsidiaries;

•	make any material change in its methods or principles of accounting or any material tax election;

•	amend in any material respect or waive any of its material rights under certain contracts;

•	allow any material foreign or U.S. registration to lapse in connection with any intellectual property of Solutia used in its business;

•	enter into or amend in any material respect any collective bargaining agreement;

•	make any discretionary contributions to pension or retirement plans in excess of the minimum required contributions as required by applicable law; or

•

enter into or renew any raw material supply contract that is inconsistent with past practice, has a term greater than two years, and provides for annual payments to Solutia or any of its subsidiaries in excess of a specified amount.

Eastman and Merger Sub have further agreed that, subject to certain exceptions set forth in the merger agreement and the disclosure letters delivered by Eastman, they will not, and Eastman will not permit any of its subsidiaries to, without the prior written consent of Solutia (which consent will not be unreasonably withheld, conditioned or delayed):

•

acquire by merger or consolidation, or by the purchase of all or a controlling equity interest in, or by any other manner, any person, division, business or equity interest of any person in excess of a specified amount; or

•

take any action that would reasonably be expected to materially impair or delay Eastman’s and Merger Sub’s ability to satisfy any of the conditions to the merger set forth in the merger agreement or complete the merger or would cause such action or the transactions contemplated in the merger agreement to be subject to a vote of Eastman stockholders.

Additional Covenants

The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements.

Governance of Surviving Corporation

The merger agreement provides that the directors and officers of Merger Sub immediately prior to the effective time of the merger will become, at the effective time, the directors and officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

The merger agreement provides that, at the effective time of the merger, the Solutia Charter and the Solutia Bylaws will, by virtue of the merger, be amended and restated in their entirety to read as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time of the merger, except that in each case the name of the surviving corporation will remain “Solutia Inc.,” and as so amended and restated will be the certificate of incorporation and bylaws of the surviving corporation.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, from and after the effective time of the merger and ending on the sixth anniversary thereof, Eastman will cause the surviving corporation to indemnify, defend and hold harmless (including by advancing expenses) each current and former director, officer and employee of Solutia and its subsidiaries, and each person who served as a director, officer, member, trustee or fiduciary of another entity at the request or for the benefit of Solutia or its subsidiaries against all losses in connection with any claim relating to or in connection with any action or omission relating to their position with Solutia or its subsidiaries occurring or alleged to have occurred before or at the effective time of the merger, to the fullest extent permitted under applicable law.

The merger agreement also provides that, for six years after the effective time of the merger, none of (1) the Solutia Charter and the Solutia Bylaws, (2) any indemnification agreements with an indemnified party described above and disclosed in the disclosure letter delivered by Solutia, and (3) the respective organizational documents of Solutia’s subsidiaries may be amended, repeated or otherwise modified in a manner that would adversely impact the rights thereunder of the indemnified parties described above, except in the case of either of clauses (1) or (3) above, as required by applicable law.

In addition, as provided by the merger agreement, Solutia intends to purchase a six year pre-paid “tail” directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred on or before the effective time of the merger.

Employee Matters

Pursuant to the merger agreement, Eastman has agreed that it will, and will cause its affiliates after completion of the merger, subject to certain exceptions, to:

•

continue the employment effective immediately after the closing date of all employees of Solutia or any of its subsidiaries, including such employees on medical, disability, family or other leave of absence as of the closing date;

•

until at least the first anniversary of the effective time of the merger, provide at least the same base wages, annual base salary and annual rate of bonus potential (as determined by percentage of annual base salary) provided to such employee on the closing date;

•

from the closing date until at least December 31, 2012, provide each such employee with employee benefits (excluding any equity based compensation) that are substantially similar in the aggregate to the employee benefits provided by Solutia as of the date of the merger agreement;

•

from the closing date until at least December 31, 2014, if an eligible employee terminates employment from Eastman or its affiliates after the closing, provide such employee with severance benefits equal to those provided under a Solutia benefit plan in which such employee was eligible to participate before the effective time of the merger;

•

(1) give each such employee service credit granted by Solutia prior to the closing under any comparable Solutia benefit plan for all purposes other than for benefit accrual purposes under a defined benefit pension plan; (2) give each such employee service credit granted by Solutia prior to the closing under any comparable personnel policies that cover such employee after the closing date; (3) allow such employees to participate in each Solutia benefit plan providing welfare benefits in the plan year in which the closing occurs without regard for preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations; and (4) credit such employee with any expenses that were covered by the Solutia benefit plans for purposes of determining deductibles, co-pays and other applicable limits under the Solutia benefit plan in which they participate and any similar replacement plans;

•

continue to credit to each such employee all vacation and personal holiday pay that such employee is entitled to use but has not used as of the closing date subject to Eastman’s vacation day carryover policy;

•

from and after the effective time of the merger, (1) honor all obligations under the Solutia benefit plans and compensation and severance arrangements and agreements in effect immediately before the effective time of the merger and (2) treat the transactions contemplated by the merger agreement as constituting a “change in control,” “change of control,” or similar terms under the Solutia benefit plans and such compensation and severance arrangements or agreements; and

•

operate Solutia’s annual bonus arrangements for 2012 in accordance with the terms established by the Solutia board of directors (or a duly authorized committee thereof) within sixty days following the date of the merger agreement (subject to reasonable adjustment by Eastman in good faith to reflect the completion of the transactions contemplated in the merger agreement).

Representations and Warranties

The merger agreement contains representations and warranties by Solutia, Eastman and Merger Sub. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to Eastman or Solutia in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

The representations and warranties made by both Solutia and Eastman relate to, among other things:

•	corporate organization and similar corporate matters;

•	capital structure;

•	subsidiaries;

•	approval and authorization of the merger agreement;

•	absence of conflicts;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	documents filed with the SEC, financial statements included in those documents and regulatory reports filed with governmental entities;

•	disclosure controls and procedures and internal controls over financial reporting;

•	absence of undisclosed liabilities;

•	absence of material adverse effect since September 30, 2011;

•	legal proceedings;

•	taxes;

•	compliance with applicable laws, licenses and permits;

•	environmental matters;

•	material contracts;

•	intellectual property matters;

•	title to properties;

•	assets;

•	real properties;

•	foreign corrupt practices, money laundering;

•	export control laws;

•	insurance;

•	opinion of financial advisor;

•	information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	inapplicability of state takeover laws;

•	the stockholder vote required to adopt the merger agreement; and

•	brokers and finders.

Additional representations and warranties made only by Solutia relate to, among other things, employee benefits and labor matters.

Additional representations and warranties made only by Eastman and Merger Sub relate to, among other things, financing for the merger and share ownership of Solutia.

Amendment and Waiver

Subject to compliance with applicable law, the merger agreement may be amended by Eastman and Solutia, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the Solutia stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

At any time prior to the effective time of the merger, Eastman and Solutia may, by action taken or authorized by their respective boards of directors, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Notwithstanding the foregoing, after any approval of the transactions contemplated by the merger agreement by Solutia stockholders, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that reduces the amount or changes the form of the merger consideration to be paid to the holders of shares of Solutia common stock under the merger agreement, other than as contemplated by the merger agreement.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Governing Law and Venue; Waiver of Jury Trial

The parties have agreed that the merger agreement will be governed by Delaware law. Each party has irrevocably and unconditionally submitted to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from any thereof sitting in New Castle County in the State of Delaware (and if the Delaware Court of Chancery is unavailable or declines to accept jurisdiction, the federal courts sitting in the State of Delaware) in any action or proceeding arising out of or relating to the merger agreement or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto. Each party has further irrevocably and unconditionally waived any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

Specific Performance

The merger agreement provides that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof in the agreed upon courts without proof of damages or otherwise.

DESCRIPTION OF EASTMAN CAPITAL STOCK

The following description of Eastman capital stock and warrants to acquire Eastman common stock is only a summary. You should refer to the Eastman Charter and the Eastman Bylaws for the actual terms of Eastman capital stock. These documents are filed as exhibits to this proxy statement/prospectus.

Authorized Capital Stock

Eastman is authorized to issue up to 400,000,000 shares of capital stock, of which 50,000,000 may be shares of preferred stock, par value $.01 per share, and 350,000,000 may be shares of common stock, par value $.01 per share. As of             , 2012,             shares of Eastman common stock were issued and outstanding. As of the date hereof, no class or series or Eastman preferred stock has been established, and no shares of Eastman preferred stock have been issued or are outstanding.

Common Stock

Holders of Eastman common stock are entitled to one vote for each share on all matters voted on by Eastman stockholders. Holders of Eastman common stock do not have cumulative voting rights in the election of directors. Holders of Eastman common stock do not have any preemptive right to subscribe for or purchase any of Eastman’s securities of any class or kind.

Holders of Eastman common stock do not have any subscription, redemption or conversion privileges. Subject to the preferences or other rights of any Eastman preferred stock that may be issued from time to time, holders of Eastman common stock are entitled to participate ratably in dividends on the Eastman common stock as declared by the Eastman board of directors. Holders of Eastman common stock are entitled to share ratably in all assets available for distribution to Eastman stockholders in the event of Eastman’s liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of Eastman preferred stock.

Preferred Stock

Subject to limitations prescribed by law, the Eastman board of directors is authorized to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions and other terms of any class or series of Eastman preferred stock. Issuances of Eastman preferred stock would be subject to the applicable rules of the New York Stock Exchange or other organizations on whose systems Eastman stock may then be quoted or listed. Depending upon the terms of Eastman preferred stock established by the Eastman board of directors, any or all classes or series of Eastman preferred stock may have preference over the Eastman common stock with respect to dividends and other distributions and upon Eastman’s liquidation. Issuance of any such shares with voting powers would dilute the voting power of the outstanding Eastman common stock.

Certain Provisions Affecting Control of Eastman

General

Certain provisions of the Eastman Charter and the DGCL described in this section may delay or make more difficult acquisitions or changes of control of Eastman not approved by the Eastman board of directors. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Eastman, although these kinds of proposals, if made, might be considered desirable by a majority of Eastman stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of Eastman’s current management without the concurrence of the Eastman board of directors.

Number of Directors; Removal; Vacancies

The Eastman Bylaws provide that the number of Eastman’s directors will be determined from time to time exclusively by a vote of a majority of the Eastman board of directors then in office. The Eastman Charter also provides that the Eastman board of directors has the exclusive right to fill vacancies, including vacancies created by expansion of the Eastman board of directors. This provision could have the effect of discouraging a potential acquiror from attempting to obtain control of Eastman. The Eastman Charter further provides that directors may be removed with or without cause (except that Continuing Classified Directors (as defined below) may be removed only for cause), by the affirmative vote of the holders of a majority of the voting power of all of the shares of Eastman capital stock then entitled to vote in the election of directors. This provision, in conjunction with the provision authorizing the Eastman board of directors to fill vacant directorships, could prevent Eastman stockholders from removing certain incumbent directors without cause and filling the resulting vacancies with their own nominees.

Election of Directors

The Eastman Bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast, except as otherwise required by the DGCL or as provided for in the Eastman Charter or the Eastman Bylaws. Directors elected prior to Eastman’s 2012 annual meeting of stockholders were elected to three year terms of office, with each class of directors having its term end in successive years. At Eastman’s 2011 annual meeting of stockholders, Eastman stockholders approved amendments to the Eastman Charter declassifying the Eastman board of directors. As a result, the Eastman Charter provides that directors elected to succeed those directors whose terms expire at Eastman’s 2012 annual meeting of stockholders are elected to a term of office to expire at Eastman’s 2013 annual meeting of stockholders (with each remaining director whose term did not expire at such meeting being referred to for the remainder of their respective term as a “Continuing Classified Director”); at Eastman’s 2013 annual meeting of stockholders, directors elected to succeed those directors whose terms expire at that meeting will be elected to a term of office to expire at Eastman’s 2014 annual meeting of stockholders; and at Eastman’s 2014 annual meeting of stockholders, and each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

No Stockholder Action by Written Consent; Special Meetings

The Eastman Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Eastman Charter also provides that special meetings of the stockholders can only be called (1) pursuant to a resolution adopted by a majority of the Eastman board of directors then in office or (2) upon the written request of the holders of at least 25% of the outstanding voting stock of Eastman. in accordance with the requirements set forth in the Eastman Bylaws. These provisions could delay a stockholder vote on certain matters, such as business combinations and removal of directors, and could have the effect of discouraging a potential acquiror from making a tender offer.

Advance Notice for Raising Business or Making Nominations at Meetings

The Eastman Bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders and for nominations by Eastman stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. As described more fully in the Eastman Bylaws, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Eastman board of directors, or by an Eastman stockholder who has given to Eastman’s Corporate Secretary timely written notice, in proper form, of the Eastman stockholder’s intention to bring that business before the meeting. The presiding officer at a stockholders meeting has the authority to make these determinations. Only persons who are nominated by, or at the direction of, the Eastman board of directors, or who are nominated by an Eastman stockholder who has given timely written notice, in proper form, to Eastman’s Corporate Secretary prior to a meeting at which directors are to be elected will be eligible for election as Eastman’s directors.

These provisions could make it more difficult for Eastman stockholders to raise matters affecting control of Eastman, including tender offers, business combinations or the election or removal of directors, for a stockholder vote.

Amendments to the Eastman Bylaws

The Eastman Charter and the Eastman Bylaws provide that the Eastman board of directors may adopt, amend, alter, change or repeal the Eastman Bylaws. The Eastman Bylaws provide that these changes must be made at a stockholder meeting or at a board meeting. The Eastman Charter provides that Eastman stockholders may adopt, amend, alter, change or repeal the Eastman Bylaws by the affirmative vote of a majority of the votes cast with respect to such adoption, amendment, alteration, change or repeal of the Eastman Bylaws. These provisions could make it difficult for stockholders to amend or repeal any provisions of the Eastman Bylaws adopted by the Eastman board of directors or to adopt any bylaw provisions opposed by the Eastman board of directors.

Amendment of the Eastman Charter

Any proposal to amend, alter, change or repeal any provision of the Eastman Charter requires approval by the affirmative vote of both a majority of the members of the Eastman board of directors then in office and a majority vote of the voting power of all of the shares of Eastman capital stock entitled to vote generally in the election of directors, voting together as a single class. This provision, which is the minimum approval required under the DGCL, could make it more difficult for Eastman stockholders to amend, alter, change or repeal any provision of the certificate of incorporation, including a provision affecting control of Eastman.

Eastman Preferred Stock and Additional Eastman Common Stock

Under the Eastman Charter, the Eastman board of directors has the authority to provide by board resolution for the issuance of shares of one or more classes or series of Eastman preferred stock. The Eastman board of directors is authorized to fix by resolution the terms and conditions of each such other class or series. The authorized shares of Eastman preferred stock, as well as authorized but unissued shares of Eastman common stock, are available for issuance without further action by Eastman stockholders, unless stockholder action is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which any class or series of Eastman stock may then be listed.

These provisions give the Eastman board of directors the power to approve the issuance of a class or series of Eastman preferred stock, or additional shares of Eastman common stock, that could, depending on the terms of the stock, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations; alternatively, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Constituency or Stakeholder Provision

In determining what is in Eastman’s best interests and the best interests of Eastman stockholders, the Eastman Charter authorizes the Eastman board of directors in its discretion to consider, in addition to the long-term and short-term interests of the stockholders, the social and economic effects of the matter being considered on employees, customers, creditors and communities in which Eastman operates. Further, in evaluating a potential business combination, the Eastman board of directors may also consider such matters as the business and financial condition of the acquiror, the competence, experience and integrity of the acquiror’s management, and prospects for successful conclusion of the business combination being considered.

This provision gives the Eastman board of directors the authority to take into account factors other than the financial interests of the stockholders and could result in the rejection of a business combination or tender offer even if proposed at a price exceeding market value.

Delaware Business Combination Statute

Section 203 of the DGCL provides that, subject to specified exceptions, an “interested stockholder” of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that stockholder becomes an “interested stockholder” unless:

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an “interested stockholder”;

•

upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•

on or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant time and (2) the affiliates and associates of any such person.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. The Eastman Charter does not exclude Eastman from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring Eastman to negotiate in advance with the Eastman board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in Eastman’s management. It is possible that these provisions could make it more difficult to accomplish transactions that Eastman stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent and registrar for Eastman common stock.

COMPARISON OF RIGHTS OF HOLDERS OF EASTMAN COMMON STOCK AND SOLUTIA COMMON STOCK

The following is a summary of the material differences between the rights of holders of Eastman common stock and the rights of holders of Solutia common stock, but it is not a complete description of those differences. These differences arise from the governing documents of the two companies, including the Eastman Charter, the Eastman Bylaws, the Solutia Charter and the Solutia Bylaws. Eastman and Solutia are both Delaware corporations and are governed by the DGCL. After completion of the merger, the rights of Solutia stockholders who become Eastman stockholders will be governed by the DGCL, the Eastman Charter and the Eastman Bylaws. Eastman and Solutia urge you to read each of the Eastman Charter, the Eastman Bylaws, the Solutia Charter and the Solutia Bylaws in their entirety. For additional information, see “Where You Can Find More Information” below.

	Eastman	Solutia

Authorized Capital Stock	Eastman is authorized to issue 400,000,000 shares of capital stock divided into two classes consisting of:	Solutia is authorized to issue 600,000,000 shares of capital stock divided into two classes consisting of:

	(1) 350,000,000 shares of common stock, par value $0.01 per share;	(1) 500,000,000 shares of common stock, par value $0.01 per share;

	(2) 50,000,000 shares of preferred stock, par value $0.01 per share.	(2) 100,000,000 shares of preferred stock, par value $0.01 per share.

Rights of Preferred Stock	The Eastman Charter provides that the Eastman board of directors is authorized to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions and other terms of any class or series of Eastman preferred stock.

The Solutia Charter provides that the Solutia board of directors may issue shares of Solutia preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The Solutia Charter prohibits Solutia from issuing non-voting stock.

Number of Directors	The Eastman Bylaws state that the number of directors shall be as authorized from time to time exclusively by a vote of a majority of the members of the Eastman board of directors then in office. There are currently twelve directors serving on the Eastman board of directors.	The Solutia Charter and the Solutia Bylaws provide that there shall be between three and twelve directors serving on the Solutia board of directors, the exact number of which will be determined by the Solutia board of directors. There are currently nine directors serving on the Solutia board of directors.

	Eastman	Solutia

Election of Directors

The Eastman Bylaws provide that
elections for the Eastman board of

directors shall be decided by a
majority of the votes cast.
Abstentions do not count as votes
cast.

If a nominee for director, who is an
incumbent director, is not elected
and no successor directors were
elected at such meeting, then the
incumbent director must tender his
or resignation. If the Eastman
board of directors does not accept
such resignation, that director will
stay in office until the next annual
meeting at which his or her term
expires and until his or her
successor is duly elected, or his or
her earlier resignation or removal.
If the Eastman board of directors
does accept such resignation, the
Eastman board of directors may
fill any resulting vacancy or may
decrease the size of the Eastman
board of directors.

The Solutia Bylaws provide that, a
plurality of the votes cast at an
annual meeting of stockholders or
a special meeting of the
stockholders called for the purpose
of electing directors shall elect
directors.

Cumulative Voting	The Eastman Bylaws provide that all questions shall be decided by a majority of the votes, except where otherwise provided in the Certificate of Incorporation, the Bylaws or DGCL. Neither the Eastman Charter nor the Eastman Bylaws provide for cumulative voting elsewhere.	The Solutia Charter and the Solutia Bylaws prohibit the use of cumulative voting for any election of directors.

Classification of Board of Directors

The Eastman Charter provides that directors elected prior to Eastman’s 2012 annual meeting of stockholders were elected to three year terms of office, with each class of directors having its term end in successive years. The Eastman Charter provides that, beginning with the 2012 annual meeting of stockholders, all director nominees then-standing for election will be eligible for election to serve one-year terms.

The Solutia Charter and Solutia Bylaws provide that the members of the Solutia board of directors are classified into three classes as nearly equal as possible. Each class of director shall have a term of office expiring at the third annual meeting following its election.

	Eastman	Solutia

Removal of Directors	The Eastman Charter provides that
directors may be removed with or
without cause (except that
Continuing Classified Directors
may be removed only for cause) by
the affirmative vote of the holders
of a majority of the voting power
of all of the shares of capital stock
of Eastman then entitled to vote
generally in the election of
directors, voting together as a
single class.	The Solutia Charter and Solutia
Bylaws provide that any director
may be removed from office at any
time, but only for cause and only
by the affirmative vote of the
holders of at least a majority of the
total voting power of all shares of
Solutia entitled to vote generally in
the election of directors, voting
together as a single class.

Board Vacancies	The Eastman Charter provides that any vacancy occurring in the Eastman board of directors, and any directorship to be filled by reason of an increase in the number of directors, shall be filled only by the Eastman board of directors, acting by a majority of the remaining directors then in office, although less than a quorum. A director elected to fill a vacancy shall serve until the next election of directors and until a successor has been elected and qualified or such director earlier resigns or is removed.	The Solutia Charter and the Solutia Bylaws provide that any vacancy occurring in the Solutia board of directors shall be filled only by the Solutia board of directors acting by a majority of the directors then in office, even if less than a quorum. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

	Eastman	Solutia

Director Nominations by Stockholders

The Eastman Bylaws provide that
Eastman stockholders must give
timely written notice to nominate
directors for election.

In the case of an annual meeting of
stockholders, notices must be
delivered to the Secretary of
Eastman at Eastman’s principal
executive offices no earlier than
150 days and not later than 120
days prior to the date on which the
notice of the immediately
preceding year’s annual meeting of
stockholders was first sent to
Eastman stockholders.

In the case of a special meeting,
notices must be delivered to the
Secretary of Eastman at Eastman’s
principal executive offices no later
than the close of business on the
fifteenth day following the day on
which notice of the date of the
special meeting was first given to
Eastman stockholders.

The Solutia Bylaws provide that
Solutia stockholders may nominate
candidates for the Solutia board of
directors by providing timely
written notice, if that Solutia
stockholder is a stockholder of
record on the date of giving notice
and on the date stockholders are
entitled to vote on the matter.

In the case of an annual meeting of
stockholders, notices must be
delivered to the Secretary of
Solutia at Solutia’s principal
executive office no fewer than
ninety days nor more than 120
days prior to the first anniversary
of the previous year’s annual
meeting provided that if the annual
meeting is not within thirty days of
the anniversary of the previous
year’s annual meeting, then notice
must be received not later than the
close of business on the tenth day
following the announcement of the
annual meeting was given.

In the case of a special meeting
called for the purpose of electing
directors, notices shall be delivered
to the Secretary of Solutia at
Solutia’s principal executive
offices not later than ten days
following announcement of the
special meeting.

Regardless, the notice for
nominees for newly created
directorships shall be delivered not
later than ten days after the
announcement of the new
directorship or the public
announcement of all of the
nominees for director, even if such
tenth day is later than shall have
otherwise been required to be
delivered to be timely.

Stockholder Nominations and Proposals (Requirements for Delivery and Notice)	In addition to the advance notice requirements described above, the Eastman Bylaws provide that all	In addition to the advance notice requirements described above, the Solutia Bylaws provide that a

Eastman	Solutia

notices for stockholder nominations and proposals shall include (1) the name and address of the proponent and any person acting in concert with the proponent; (2) the name and address of the proponent and any person acting in concert with the proponent as they appear on the books of Eastman; (3) the class and number of Eastman shares which are owned beneficially and of record by the proponent and such persons acting in concert; (4) a description of the proposal and all related material information; and (5) such information as the Eastman board of directors determines is necessary and appropriate to consider such proposal.

Notice as to the nomination of directors must also include (1) as to each individual nominated (a) his or her name, date of birth and addresses; (b) the nominee’s past five years’ business experience; (c) whether that individual has served as an officer or director of an entity or has owned 5% or more of an entity’s class of capital stock, partnership interest, or equity interest; (d) whether the individual has served on a board of directors of a registered company within the last five years; (e) whether the individual has been found to have violated a law or entered into bankruptcy within the last ten years that may be material to assessing the nominee’s integrity; (f) all information related to the determination of the individual’s status as “independent”; and (2) as to the stockholder submitting the notice, (a) the name and address of such stockholder, (b) the name and address of such stockholder as it appears on the books of Eastman, and (c) the class and number of

Solutia stockholder’s notice given to the Secretary for director nominations must set forth (1) as to the nominee (a) his or her name, age and addresses; (b) his or her principal occupation or employment; (c) the class and number of shares beneficially owned by the nominee; and (d) any other information required in connection with proxy solicitation; (2) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination was made (a) the name and address as they appear on Solutia’s books; (b) the class and number of shares owned beneficially and of record by him or her; (c) any arrangement between such persons and any other person or entity in connection with the ownership of Solutia stock and the nomination of such nominee and any material interest of such stockholder in such nomination; (d) whether he or she intends to deliver a proxy statement to a sufficient number of Solutia stockholders to elect such nominee; (e) a representation that the stockholder giving the notice is a stockholder of record and intends to attend the meeting to nominate the nominee; and (f) any other such information that would be required by a proxy statement or other proxy solicitation. Such notice must also be accompanied by the written consent of the proposed nominee to serve as a director if elected.

The Solutia Bylaws provide that Solutia stockholders may bring business before the Solutia board of directors at a meeting of the stockholders by providing timely written notice, if that stockholder is a stockholder of record on the date of giving notice and on the

	Eastman	Solutia

Eastman shares beneficially owned by the stockholder.

In the case of an annual meeting of stockholders, notices must be delivered to the Secretary of

Eastman at Eastman’s principal executive offices no earlier than 150 days and not later than 120 days prior to the date on which the notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders.

In the case of a special meeting, notices shall be delivered to the Secretary of Eastman at Eastman’s principal executive offices no later than the close of business on the fifteenth day following the day on which notice of the date of the special meeting was given.

date stockholders are entitled to vote on the matter. Timely notice must be delivered to the Secretary of Solutia at Solutia’s principal executive office no fewer than ninety days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting provided that if the annual meeting is not within thirty days of the anniversary of the previous year’s annual meeting, then notice must be received not later than the close of business on the tenth day following the announcement of the annual meeting was given. Notices must include (1) a brief description of the business to be brought at the meeting; (2) as to the proposing stockholder and the beneficial owner on whose behalf the proposal is made (a) the names and addresses of such persons as they appear on Solutia’s books; (b) the class and number of shares owned by such persons beneficially and on record; (c) any arrangement between such persons and any other person or entity in connection with the ownership of Solutia stock and the business proposed by the stockholder and any material interest of the stockholder in that business; and (d) whether such persons intend to deliver a proxy statement to at least the percentage of the voting shares required to approve the proposal; and (3) a representation that such stockholder is a holder of record of Solutia stock and intends to appear at the meeting in person or by proxy to introduce the business.

Stockholder Action by Written Consent	The Eastman Charter provides that all actions of Eastman stockholders must be effected at a duly called annual or special meeting of the	The Solutia Bylaws provide that any action required or permitted to be taken by Solutia stockholders or any class or series thereof, must be

	Eastman	Solutia
	stockholders of such holders and may not be effected by written consent without a meeting.	effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

Certificate of Incorporation Amendments

The Eastman Charter provides that any provision of the Eastman Charter may be amended, altered, changed or repealed by an affirmative vote of both the majority of directors then in office and the majority of the voting power of all of the shares of Eastman capital stock entitled to vote generally in the election of directors, voting together as a single class.

The Solutia Charter provides that Solutia reserves the right to amend, alter, change or repeal any provision of the Solutia Charter, provided that stockholders, by an affirmative vote of at least 66 2/3% of the total voting power of all shares of Solutia stock entitled to vote generally in the election of directors, voting together as a single class, can amend, alter change or repeal, or adopt any provision inconsistent with, the articles of the Solutia Charter, titled Capital Stock, Board of Directors, Indemnification, Limited Liability of Directors, Meetings of Stockholders and Bylaws. Under the same terms, stockholders, by 66 2/3% affirmative vote of the total voting power of all shares of Solutia stock entitled to vote generally in the election of directors, can amend, alter, change or repeal the sentence in the Solutia Charter giving them the power voting together as a single class, to amend, alter, change or repeal those sections of the Solutia Charter.

Bylaw Amendments

The Eastman Charter and the Eastman Bylaws provide that the Eastman board of directors is expressly authorized to adopt, amend, alter, change or repeal the Eastman Bylaws.

The Eastman Charter provides that stockholders may adopt, amend, alter, change or repeal the Eastman Bylaws by the affirmative vote of a majority of the votes cast with respect to such amendment or supplement of the Eastman Bylaws.

The Solutia Charter and Solutia Bylaws provides that the Solutia board of directors is expressly authorized to adopt, amend and repeal the bylaws of Solutia.

The Solutia Charter and Solutia Bylaws provide that Solutia stockholders by an affirmative vote of at least 66  2/3% of the total voting power of all shares of Solutia stock entitled to vote generally in the election of

	Eastman	Solutia
directors, voting together as a single class, can alter, amend, repeal or adopt any provision inconsistent with certain sections and articles of the Solutia Bylaws, specifically section 2.3 (Stockholders: Special Meetings); section 2.5 (Stockholders: Notice); section 2.8 (Stockholders: Quorum); section 2.10 (Stockholders: Vote Required); section 2.14 (Stockholders: Advance Notice of Stockholder Business); section 2.15 (Stockholders: Advance Notice of Director Nominations); section 2.16 (Stockholders: No Stockholder Action by Written Consent Without a Meeting); section 3.2 (Directors: Number, Election and Term of Office); section 3.3 (Directors: Removal); section 3.5 (Directors: Vacancies and Newly Created Directorships); section 3.11 (Directors: Vote Required); article 6 (Indemnification); or section 8.1 (Amendments).

Special Meetings of Stockholders

The Eastman Charter and the Eastman Bylaws provide that special meetings of stockholders may only be called by the Eastman board of directors pursuant to a resolution adopted by the majority of the Eastman board of directors or upon written request of at least 25% of the outstanding voting stock of Eastman.

The Eastman Bylaws provide that notice of a stockholder request for a special meeting must be given to the Secretary of Eastman at Eastman’s principal executive offices and must contain (1) the names and addresses of all proponents and all people working in concert with them; (2) the names and addresses on Eastman’s books of all proponents and all

The Solutia Charter and the Solutia Bylaws provide that special meetings may be called at any time by the Solutia board of directors, the Chairman of the Board, or 35% of the total voting power of all shares of Solutia stock entitled to vote generally in the election of directors.

	Eastman	Solutia
people working in concert with them; (3) the class and number of shares beneficially owned by the proponents and all people working in concert with them; (4) the text of the proposal; and (5) all arrangements between the proponents and any other persons in connection with the proposal and any material interest of each proponent in such business.

Notice of Special Meetings of Stockholders

The Eastman Bylaws provide that written notice or electronic notice, to such Eastman stockholders as have consented to electronic notice, must be given to stockholders not less than ten days nor more than sixty days before any meeting stating the date, time, place, and the purpose for the meeting.

The Solutia Bylaws provide that written notice stating the date, place, if any, and time of the meeting, the means of remote communications, if any, and the purpose for which the meeting is called, shall be given to each Solutia stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. Notice shall be given by mail or by electronic transmission if receipt thereof has been consented to by the stockholder to whom the notice is given.

Proxy	The Eastman Bylaws provide that Eastman stockholders can vote by proxy, which authority must be granted in writing, by electronic or telephonic transmission or communication or by any such other means permitted by the DGCL.	The Solutia Bylaws provide that each Solutia stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by a proxy. No proxy shall be voted or acted upon after three years from its date unless the proxy provides for a longer period. All proxies filed at or before the meeting shall be submitted to and examined by the Secretary of Solutia, and no shares may be represented or voted under a proxy found to be invalid or irregular.

Limitation of Personal Liability of Directors	The Eastman Charter provides that to the full extent permitted by the DGCL, no director of Eastman will be personally liable to Eastman or	The Solutia Charter provides that to the fullest extent permitted by the DGCL as may be amended hereafter, a director of Solutia shall

	Eastman	Solutia
	its stockholders for breach of fiduciary duty as a director of Eastman; provided that this article does not eliminate director liability for (1) any breach of the duty of loyalty to Eastman, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) any transaction from which the director derived an improper personal benefit.	not be personally liable to Solutia or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers

The Eastman Charter and the Eastman Bylaws provide that each person who is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Eastman or is or was serving at the request of Eastman as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director or officer of Eastman, as a director, trustee, officer, employee or agent of such other enterprise or in any other capacity related to Eastman or such other enterprise while so serving as a director, trustee, officer, employee or agent of Eastman, shall be indemnified and held harmless by Eastman to the fullest extent not prohibited by the DGCL against all expense, liability and loss (including attorneys’ fees and expenses, judgments, fines, ERISA excise

The Solutia Charter and the Solutia Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he or she is Solutia’s legal representative, is or was a director or officer of Solutia, is or was serving at Solutia’s request as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by Solutia to the fullest extent permitted by the DGCL, as the same exists or may be hereafter amended, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees actually and reasonably incurred by such person in connection with

	Eastman	Solutia

taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

Eastman shall not indemnify any such person in connection with a proceeding initiated by that person unless it was authorized by the Eastman board of directors. This prohibition does not apply to a counterclaim, cross-claim or third-party claim.

The right to indemnification includes the right to be paid by

Eastman the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceedings in advance of its final disposition provided, however, that the indemnitee must deliver to Eastman an undertaking to repay all amounts advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for the expenses.

such proceedings), provided that Solutia will only indemnify a person who initiated a proceeding if the Solutia board of directors authorized that action.

The right to indemnification includes, to the fullest extent permitted by the DGCL, the right to be paid by Solutia the expenses and costs (including attorneys’ fees) reasonably incurred in defending any such proceeding for which such person may be entitled to such indemnification; provided, however, that the indemnitee must deliver to Solutia an undertaking to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified by Solutia.

DGCL Section 203 Election	The Eastman Charter and the Eastman Bylaws are silent regarding the DGCL Section 203 election.	The Solutia Charter and the Solutia Bylaws are silent regarding the DGCL Section 203 election.

Vote on Business Combinations	The Eastman Bylaws provide that all questions shall be decided by a majority of the votes, except where otherwise provided in the Eastman Charter, the Eastman Bylaws or the DGCL. Neither the Eastman Charter nor the Eastman Bylaws provide for different voting procedures for business combinations.	The Solutia Bylaws provide that, absent express provision in the DGCL, Solutia Charter or Solutia Bylaws, the affirmative vote of the majority of shares of capital stock present or represented by proxy and entitled to vote shall be an act of Solutia. Neither the Solutia Charter nor the Solutia Bylaws provide for different voting procedures for business combinations.

LEGAL MATTERS

The validity of the shares of Eastman common stock issuable pursuant to the merger will be passed upon for Eastman by Jones Day.

EXPERTS

Eastman

The financial statements incorporated in this proxy statement/prospectus by reference to Eastman Chemical Company’s Current Report on Form 8-K filed on May 16, 2012 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Eastman Chemical Company for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Solutia

The consolidated financial statements, and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from Solutia Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Solutia Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SUBMISSIONS OF SOLUTIA STOCKHOLDER PROPOSALS

Solutia does not intend to hold an annual meeting in 2012 unless the merger is not completed.

In Solutia’s proxy statement for its 2011 annual meeting of stockholders, held on April 18, 2011, Solutia disclosed that any Solutia stockholder who desired to include a proposal in the proxy statement for the 2012 annual meeting was required to deliver it so that it was received by Solutia by November 9, 2011. In addition, a stockholder was required to meet all requirements under the rules of the SEC necessary to have a proposal included in Solutia’s proxy statement.

Under the Solutia Bylaws, any stockholder who wanted to propose a nominee for election as a director, or to present any other proposal, at the 2012 annual meeting was required to notify Solutia’s secretary in writing, which notice must have been received at Solutia’s headquarters not earlier than December 20, 2011 and not later than January 19, 2012. The Solutia Bylaws require that the notice contain specific information. Under the Solutia Bylaws, however, if the date of the 2012 annual meeting is changed so that it would occur more than 30 days before or after April 18, 2012, any such proposals would be required to be delivered not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of the annual meeting was made, whichever occurs first.

Any proposals would be required to be sent, in writing, to Miriam Rogers Singer, Vice President and Corporate Secretary, Solutia Inc., 575 Maryville Centre Drive, St. Louis, Missouri 63141.

WHERE YOU CAN FIND MORE INFORMATION

Eastman and Solutia file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Eastman and Solutia at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Eastman and Solutia, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Eastman and Solutia through the websites maintained by Eastman and Solutia, which are http://www.eastman.com and http://www.solutia.com, respectively. The information contained in those websites is not a part of or incorporated by reference into this proxy statement/prospectus.

Eastman has filed with the SEC a registration statement on Form S-4 to register the shares of Eastman common stock to be issued pursuant to the merger. This proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Eastman, in addition to being a proxy statement of Solutia for the Solutia special meeting.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference in this proxy statement/prospectus regarding the content of any contract or other document, are not necessarily complete, and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. As allowed by SEC rules, this proxy statement/prospectus “incorporates by reference” certain information required to be included in the registration statement on Form S-4 filed by Eastman to register the shares of Eastman common stock to be issued pursuant to the merger and the exhibits to the registration statement, which means that important information can be disclosed to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Eastman and Solutia have previously filed with the SEC as well as all documents filed by Eastman and Solutia pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date the merger closes.

Eastman

•

Eastman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (Items 6, 7 and 8 included in Eastman’s Annual Report on Form 10-K for the year ended December 31, 2011 have been adjusted retrospectively to give effect to a change in accounting for pension and other postretirement obligations. Adjusted Items 6, 7 and 8 are included in Eastman’s Current Report on Form 8-K filed on May 16, 2012);

•	Eastman’s Proxy Statement on Schedule 14A filed on March 21, 2012;

•	Eastman’s Quarterly Report on Form 10-Q for the three months ended March 31, 2012; and

•

Eastman’s Current Reports on Form 8-K filed on January 27, 2012, January 30, 2012, March 6, 2012, March 7, 2012, May 8, 2012 and May 16, 2012 (other than documents or portions of documents not deemed to be filed).

The prospective financial information included in Exhibits 99.1 and 99.2 of the Current Report on Form 8-K filed on January 27, 2012 and Exhibit 99.1 of the Current Report on Form 8-K filed on January 30, 2012 was not prepared with a view toward complying with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of “prospective financial information.” The prospective financial information has been prepared by, and is the responsibility of, Eastman’s management. PricewaterhouseCoopers LLP (“PwC”) has neither examined, compiled, nor performed any procedures with respect to the prospective financial information and, accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. PwC’s report included in Eastman’s 2011 Annual Report on Form 10-K incorporated by reference herein relates to Eastman’s historical financial information, does not extend to the prospective financial information and should not be read to do so.

You may request a copy of these filings free of charge by writing or telephoning Eastman at:

Eastman Chemical Company

P.O. Box 431

Kingsport, Tennessee 37662

Attention: Investor Relations

Telephone: (423) 229-2000

Solutia

•	Solutia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended by Amendment No. 1 to Solutia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Solutia’s Proxy Statement on Schedule 14A, filed on March 4, 2011 in connection with Solutia’s 2011 annual meeting of stockholders, held on April 18, 2011;

•	Solutia’s Quarterly Report on Form 10-Q for the three months ended March 31, 2012; and

•	Solutia’s Current Reports on Form 8-K filed on January 27, 2012, January 30, 2012 and March 8, 2012 (other than documents or portions of documents not deemed to be filed).

You may request a copy of these filings free of charge by writing or telephoning Solutia at:

Solutia Inc.

575 Maryville Centre Drive

St. Louis, Missouri 63141

Attention: Investor Relations

Telephone: (314) 674-1000

Any statements made in a document incorporated by reference in this proxy statement/prospectus are deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement in this proxy statement/prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statements made in this proxy statement/prospectus are deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this proxy statement/prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Solutia stockholders can obtain any document incorporated by reference into this proxy statement/prospectus from Solutia without charge, excluding all exhibits, except that if an exhibit has been specifically incorporated by reference into this proxy statement/prospectus, the exhibit will also be provided without charge by requesting it in writing or by telephone from Solutia at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Call toll free: (800) 322-2885 or

call collect: (212) 929-5500

e-mail: proxy@mackenziepartners.com

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. This proxy statement/prospectus is dated             , 2012 and the information contained in this proxy statement/prospectus speaks only as of such date. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this statement/prospectus to Solutia stockholders nor the issuance of Eastman common stock in the merger create any implication to the contrary.

ANNEX A

This merger agreement has been included to provide you with information regarding the terms of the merger. The representations, warranties and covenants made in this merger agreement by Eastman, Solutia and Merger Sub were qualified and subject to important limitations agreed to by Eastman, Solutia and Merger Sub in connection with negotiating the terms of this merger agreement. In particular, in your review of the representations and warranties contained in this merger agreement, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to this merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to this merger agreement, rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of the proxy statement/prospectus, may have changed since the date of this merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in the proxy statement/prospectus.

AGREEMENT AND PLAN OF MERGER

BY

AND

AMONG

SOLUTIA INC.,

EASTMAN CHEMICAL COMPANY

AND

EAGLE MERGER SUB CORPORATION

DATED JANUARY 26, 2012

(CONTINUED)

(CONTINUED)

(CONTINUED)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated January 26, 2012 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), by and among Solutia Inc., a Delaware corporation (the “Company”), Eastman Chemical Company, a Delaware corporation (“Parent”), Eagle Merger Sub Corporation, a Delaware corporation and indirect Subsidiary of Parent (“Merger Sub”).

RECITALS

A. The Boards of Directors of the Company, Parent and Merger Sub have determined that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Company being the surviving corporation in the Merger.

B. The parties desire to make or enter into certain representations, warranties and covenants in connection with the Merger and also to prescribe certain conditions to the Merger.

C. In connection with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain financial institutions have executed and delivered one or more commitment letters with respect to certain debt facilities, the proceeds of which, among other uses, will be used by Parent to fund the payment of a portion of the Merger Consideration (such commitment letters, the “Debt Commitment Letters”).

D. In connection with the Transactions, the Company and the American Transfer & Trust Company, LLC (the “Rights Agent”) will amend the Rights Agreement to make its provisions inapplicable to the Merger, the payments of the Merger Consideration, and the other transactions contemplated by this Agreement (the “Transactions”) on the terms and subject to the conditions set forth in this Agreement.

The Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 1.2 Closing. The closing (the “Closing”) of the Merger will take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309 at 10:00 a.m. local time on the second Business Day following the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions at Closing) (the date of such satisfaction or waiver, the “Condition Satisfaction Date”), but in the event that the Condition Satisfaction Date occurs prior to May 31, 2012, Parent may elect (by delivery of written notice to the Company by such date) to delay the Closing to a later date (but in no case later than 20 Business Days following the Condition Satisfaction Date) if Parent permanently and unconditionally waives any further reliance on any of the conditions to Closing set forth in either Section 7.1 or Section 7.2. In lieu of the foregoing, the Closing may occur at such other place, time and date as may be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, Parent, Merger Sub and the Company will cause to be filed with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (collectively, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company will agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects. The Merger will have the effects set forth in Section 259 of the DGCL.

Section 1.5 Conversion of Securities. (a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock, each share of Company Common Stock (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any Shares to be cancelled pursuant to Section 1.5(b)) will be converted automatically into the right to receive, in accordance with the terms of this Agreement, (i) $22.00 in cash (the “Cash Consideration”), without interest, and (ii) 0.120 (the “Exchange Ratio”) shares of validly issued, fully-paid and non-assessable shares of Parent Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), payable in the manner set forth in Section 2.1. Except as set forth in Section 1.5(b), as a result of the Merger, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (“Certificates”) and each holder of Shares outstanding immediately prior to the Effective Time that are not represented by Certificates (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such Shares except (x) the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 2.1(c) and cash in lieu of any fractional shares payable pursuant to Section 2.1(e), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.1(b) (or in the case of a lost, stolen or destroyed Certificate, Section 2.1(j)) or (y) as provided by Law.

(b) Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Share held in the treasury of the Company immediately prior to the Effective Time will automatically be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto.

(c) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 1.6 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Company’s certificate of incorporation will, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will remain “Solutia Inc.”, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, the Company’s bylaws will, by virtue of the Merger, be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will remain “Solutia Inc.”, and as so amended and restated will be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

Section 1.7 Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8 Officers. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II DELIVERY OF MERGER CONSIDERATION

Section 2.1 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent will designate a commercial bank or trust company mutually acceptable to Parent and the Company to act as agent (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. Parent will deposit or will cause to be deposited with the Exchange Agent (by instruction to Parent’s transfer agent) at or prior to the Effective Time, (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a) (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued), (ii) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 1.5(a) and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares pursuant to Section 2.1(e) (such shares of Parent Common Stock and cash amounts so made available to the Exchange Agent are referred to collectively as the “Exchange Fund”). The cash portion of the Exchange Fund will be invested by the Exchange Agent as directed by Parent. Any interest or other income from such investments will be paid to and become income of Parent. In the event of loss from such investments or in the event that the Exchange Fund will be insufficient to deliver the Merger Consideration, Parent will promptly deposit, or caused to be deposited, such additional Merger Consideration with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such delivery. Except as contemplated by Section 2.1(g), the Exchange Fund will not be used for any purpose other than as specified in this Section 2.1(a).

(b) Exchange Procedures. (i) As promptly as practicable after the Effective Time, and in any event not later than the fifth Business Day after the Effective Time, Parent will cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 1.5(a): (A) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (B) instructions for use in effecting the surrender of such holder’s Certificates and Book-Entry Shares pursuant to such letter of transmittal. Exchange of any Book-Entry Shares will be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry.

    (ii) Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Shares will be entitled to receive in exchange therefor (1) cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 1.5(a) and this ARTICLE II, (2) a certificate representing the number of whole shares of Parent Common Stock (or uncertificated shares of Parent Common Stock represented by a book entry) representing the Stock Consideration that such holder has the right to receive pursuant to Section 1.5(a) and this ARTICLE II after applying the Exchange Ratio, (3) cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.1(e) and (4) any dividends or other distributions such holder is entitled to receive pursuant to Section 2.1(c); and (B) the Certificates or Book-Entry Shares so surrendered will forthwith be cancelled. Until surrendered as contemplated by Section 1.5(a) and this Section 2.1, each Certificate or Book-Entry Share will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, in each case, without interest, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock the holder of such

Certificate or Book-Entry Share is entitled to receive pursuant to Section 2.1(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.1(c).

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with a record date after the Effective Time with respect to the Parent Common Stock (and no cash payment in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1(e)) will be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder of such Certificate or Book-Entry Share will surrender such Certificate or Book-Entry Share in accordance with Section 2.1(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share in accordance with Section 2.1(b), there will be paid to the record holder of shares of Parent Common Stock issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly), the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such shares of Parent Common Stock and the amount of any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1(e).

(d) No Further Rights in Company Common Stock. All Merger Consideration issued or paid upon surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms of this ARTICLE II (including any cash paid pursuant to Section 2.1(c) or Section 2.1(e)) will be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same will be issued upon the surrender or exchange of Certificates or Book-Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights (including the right to receive dividends or other distributions of Parent) of a stockholder of Parent. Each holder of a fractional share interest (rounded to three decimal places after applying the Exchange Ratio, and after taking into account all fractional share interests held by such holder) will receive, in lieu thereof, an amount in cash (without interest, rounded down to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 2.1(i)) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Stock Price. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

(f) Adjustments to Exchange Ratio. The Exchange Ratio will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of Parent or the Company or of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends (excluding regular quarterly dividends at the currently announced level), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock with a record date occurring on or after the date hereof and prior to the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is one year after the Effective Time will be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this ARTICLE II will thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 1.5(a), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.1(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 2.1(c).

(h) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation will be liable to any holder of Shares for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to Parent Common Stock) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(i) Withholding Rights. Each of the Surviving Corporation, the Exchange Agent, Parent and Merger Sub will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld, such withheld amounts will be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(j) Lost Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 1.5(a), any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 2.1(c).

Section 2.2 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason will be cancelled and exchanged for the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 1.5(a), any cash in lieu of fractional shares of Parent Common Stock to which the holders of such Certificates or Book-Entry Shares are entitled pursuant to Section 2.1(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.1(c).

Section 2.3 Company Stock Options, Company Restricted Stock, Company RSUs, Company Performance Shares and Company Warrants.

(a) Company Stock Options. Each Company Stock Option which is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) will at the Effective Time be cancelled and terminated at the Effective Time in exchange for the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Company Stock Option. The Option Consideration will be paid by the Surviving Corporation on the Closing Date. For purposes of this Agreement, (i) “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Company Stock Option, an amount, if any, by which (A) the Cash Out Amount exceeds (B) the exercise price payable in respect of such share of Company Common Stock issuable under such Company Stock Option and (ii) the “Cash Out Amount” is the sum of (A) the Cash Consideration and (B) the Average Parent Stock Price multiplied by the number of full and fractional shares of Parent Common Stock included in the Stock Consideration.

(b) Company Restricted Stock. As of the Effective Time, each outstanding restricted stock award granted under the Company Equity Incentive Plan (“Company Restricted Stock”) the restrictions on which have not lapsed immediately prior to the Effective Time will become fully vested and the holder thereof will be entitled to receive, without any interest thereon, the Merger Consideration in accordance with ARTICLES I and II hereof, less applicable withholding taxes, if any, required to be withheld with respect to such payment.

(c) Restricted Stock Units. As of the Effective Time, each restricted stock unit with respect to shares of Company Common Stock that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) will be converted into a vested right to receive cash in an amount equal to the Cash Out Amount, to be paid in accordance with the applicable terms and conditions of such Company RSU.

(d) Company Performance Shares. As of the Effective Time, each outstanding performance share or performance share unit award granted under the Company Equity Incentive Plan (a “Company Performance Share”) the restrictions of which have not lapsed immediately prior to the Effective Time will vest according to the award provisions and therefore vest based on no greater than the performance results for the applicable performance period, and the holder thereof will be entitled to receive (i) in the case of Company Performance Shares in the form of restricted stock, the Merger Consideration, without any interest thereon, in accordance with ARTICLES I and II hereof, less applicable withholding taxes, if any, required to be withheld with respect to such payment and (ii) in the case of Company Performance Shares in the form of restricted stock units, cash in an amount equal to the Cash Out Amount, to be paid in accordance with the applicable terms and conditions of such Company Performance Share.

(e) Company Warrants. As of the Effective Time, each warrant issued pursuant to the Warrant Agreement (the “Warrant Agreement”), dated February 28, 2008, between the Company and the Rights Agent, as warrant agent, (a “Company Warrant”) outstanding as of the Effective Time, whether or not exercisable or vested, will be adjusted as necessary (including by way of amending the Warrant Agreement) to provide in accordance with Section 5.4(e) of the Warrant Agreement that, at the Effective Time, the obligations with respect to each Company Warrant outstanding immediately prior to the Effective Time will be assumed by Parent without any action on the part of the holder thereof and will be converted into a warrant of Parent to acquire upon exercise, on the same terms and conditions as were applicable under such Company Warrant immediately prior to the Effective Time other than changes that are immaterial to the holder of any such Company Warrant and are permitted by the Warrant Agreement, the per share Merger Consideration. Parent will notify the Company at least five Business Days prior to the date the Effective Time is expected to occur and deliver the notice contemplated in Section 5.4(g) of the Warrant Agreement. Following the Effective Time, Parent will reserve for issuance sufficient shares of Parent Common Stock to be issued upon exercise of the Company Warrants.

Section 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and are held by a stockholder (each, a “Dissenting Stockholder”) who is entitled to exercise, and properly exercises, dissenter’s rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) will not be converted into or exchangeable for or represent the right to receive the Merger Consideration (except as provided in this Section 2.4) and will entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares as may be determined to be due to the holder of such Dissenting Shares in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses (through failure to perfect or otherwise) the right to appraisal. If any Dissenting Stockholder will have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost (through failure to perfect or otherwise) the right to appraisal, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder will be cancelled and converted into and represent the right to receive, without any interest thereon, the Merger Consideration in accordance with ARTICLES I and II hereof, less applicable withholding taxes, if any, required to be withheld. From and after the Effective Time, Dissenting Shares will not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time). The Company will not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or make a binding offer to settle with (unless it results in the withdrawal of an appraisal demand), any Dissenting Stockholder regarding its exercise of dissenter’s rights prior to the Effective Time. The Company will give Parent notice of any such demands prior to the Effective Time, and Parent will have the right to participate in all negotiations and proceedings with respect to any exercise by any stockholder of dissenter’s rights.

Section 2.5 Tax Treatment. Parent, Merger Sub and the Company agree and acknowledge that the Merger will be treated as a taxable purchase of the Shares for the Merger Consideration (and not as a “reorganization” described in Section 368(a) of the Code) for United States federal income tax purposes.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in a publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) at any time on or after December 31, 2010 through the Measurement Date, but excluding any risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections, and (ii) as disclosed in the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this ARTICLE III, or to one or more of the Company’s covenants contained in ARTICLE V, except that any information set forth in one section of the Company Disclosure Letter will be deemed to apply to all other sections or subsections thereof to the extent that it would be reasonably apparent that such information is applicable to such other section or subsection), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Copies of the certificate of incorporation of the Company, as amended and restated (the “Company Charter”), and the bylaws of the Company, as amended and restated (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(c) Each Company Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all the corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, in the case of clauses (ii) and (iii), except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the word “Subsidiary” when used with respect to any Person, means another Person, any amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person, the terms “Company Subsidiary” and “Parent Subsidiary” mean any direct or indirect Subsidiary of the Company or Parent, respectively, and, in the case of Parent, will include (A) Merger Sub prior to the Effective Time and (B) the Surviving Corporation as of and after the Effective Time, and the term “Surviving Corporation Subsidiary” means any direct or indirect Subsidiary of the Surviving Corporation.

Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock, of which, as of January 25, 2012 (the “Measurement Date”), 122,250,050 shares were issued and outstanding, and (ii) 100,000,000 shares of Company preferred stock, par value $0.01 per share, of which 30,000 shares have been designated as Series A Participating Preferred Stock (together with the

Company Common Stock, the “Company Capital Stock”), of which, as of the Measurement Date, no shares were issued and outstanding. As of the Measurement Date, 1,247,183 shares of Company Common Stock were held in the Company’s treasury. As of the Measurement Date, 10,840,000 shares of Company Common Stock were reserved for issuance under the Company Equity Incentive Plan, including shares that would be issued upon the exercise of Company Stock Options and Company RSUs, and 4,481,250 shares of Company Common Stock were reserved for issuance upon exercise of issued and outstanding Company Warrants. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has provided Parent with a list of (i) each Company Stock Option outstanding and unexercised as of the date hereof pursuant to the Company Equity Incentive Plan, which list specifies (A) the name of the holder of such Company Stock Option, (B) the number of shares of Company Common Stock subject to such Company Stock Option, (C) the exercise price of such Company Stock Option, (D) the date on which such Company Stock Option was granted, (E) the applicable vesting schedule, and (F) the date on which such Company Stock Option expires, (ii) the aggregate number of all shares of Company Restricted Stock which list specifies (A) the name of the holder of such shares of Company Restricted Stock, (B) the number of shares of Company Restricted Stock, (C) the date on which such shares of Company Restricted Stock were granted, and (D) the applicable vesting schedule, (iii) the aggregate number of all Company Performance Shares which list specifies (A) the name of the holder of such Company Performance Shares, (B) the number of Company Performance Shares, (C) the date on which such Company Performance Shares were granted, and (D) the applicable vesting schedule, and (iv) the aggregate number of Company RSUs, which list specifies (A) the name of the holder of such Company RSUs, (B) the number of Company RSUs, (C) the date on which such Company RSUs were granted, and (D) the applicable vesting schedule, in each case of (i), (ii), (iii) and (iv), outstanding as of the Measurement Date; since the Measurement Date through the date of this Agreement, the Company has not issued or awarded any options, restricted stock, restricted stock units under the Company Equity Incentive Plan. Except pursuant to this Agreement, the Company Equity Incentive Plan or as set forth in this Section 3.2, as of the Measurement Date, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any shares of Company Capital Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock.

(b) As of the Measurement Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding as of the date of this Agreement.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

Section 3.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation of the Transactions have been duly and validly approved by the Board of Directors of the Company (the “Company Board”). Subject to Section 6.10(d), the Company Board has determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders and has directed that this Agreement and the Transactions be submitted to the Company’s stockholders for adoption at the Company Stockholders Meeting and, except for the adoption of this Agreement and the Transactions by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting, voting together as a single class (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and remedies available.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) or any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, writ, edict, decree, rule, regulation, judgment, ruling, policy, guideline or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (a “Law”) applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract or any Specified Contract, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.4 Consents and Approvals. Except for (i) the filing with the SEC of a proxy statement in definitive form relating to the Company Stockholders Meeting (the “Proxy Statement”) and of Parent’s registration statement on Form S-4 (the “Form S-4”) of which the Proxy Statement will form a part, and declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or with any foreign antitrust or competition Governmental Entity, (iv) the Company Stockholder Approval, and (v) the consents or approvals listed in Section 3.4 of the Company Disclosure Letter, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other Transactions, other than as would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.5 Reports. (a) The Company and each of the Company Subsidiaries has filed with or furnished to the SEC, on a timely basis, all registration statements, reports and proxy statements required to be filed or furnished, as applicable, since January 1, 2010 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company Reports”). As of their respective effective dates (in the case of Company Reports that are registration statements filed pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”)) and as of their respective filing or furnished dates, as applicable (in the case of all other Company Reports), or in the case of amendments thereto, as of the most recent such amendment, the Company Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company Reports, and none of the Company Reports as of such respective dates (or, if amended, the date of the filing or furnishing, as applicable, of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) No Company Reports filed pursuant to the Securities Act or filed or furnished pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), and the respective rules and regulations thereunder, since December 31, 2010, as of the date of such Company Report (or, if amended prior to the date of this Agreement, as of the date of the last amendment and filing thereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All Company Reports filed under the Securities Act and the Exchange Act since December 31, 2010, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company Reports and the statements contained in such certifications are complete and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has since December 31, 2010 arranged any outstanding, “extensions of credit” to or for directors or executive officers of the Company in violation of Section 402 of SOX.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that receipts and expenditures are made only in accordance with the authorizations of management and directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f) Since December 31, 2010, the Company has not received any written notification of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g) None of the Company Subsidiaries is, or at any time since December 31, 2010 has been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

Section 3.6 Financial Statements. (a) The unaudited consolidated balance sheet of Company and the Company Subsidiaries as of September 30, 2011, and the related consolidated statements of income and cash flows of the three-month and nine-month periods then ended, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 (the “Company Financial Statements”), and all other balance sheets and statements of income and cash flows of the Company and the Company Subsidiaries filed with the SEC thereafter on Form 10-K or Form 10-Q, fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the date therein set forth, except the Company Financial Statements are subject to normal year-end audit adjustments in amounts that are immaterial in amount and are consistent with past experience. Each of the Company Financial Statements (including the related notes, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto.

(b) Except for those liabilities that are reflected or reserved against on the September 30, 2011 consolidated balance sheet of the Company and the Company Subsidiaries included in the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2011 or as otherwise contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of the Company and the Company Subsidiaries, except for liabilities and obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries.

Section 3.7 Absence of Material Adverse Effect. Since September 30, 2011 through the date of this Agreement, no event or events have occurred that have had or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.8 Legal Proceedings. (a) Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature (each, an “Action”) as of the date hereof, or after the date hereof, outside of the ordinary course of business, against the Company or any of the Company Subsidiaries except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) There is no non-environmental related Injunction or judgment imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.9 Taxes and Tax Returns. The Company and the Company Subsidiaries have duly filed all federal, state, foreign and local Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and have duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from them by federal, state, foreign or local taxing authorities other than (i) Taxes that are not yet delinquent or that are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Any liability with respect to deficiencies asserted as a result of any audit of the Company or any Company Subsidiary Tax Return by the IRS or any other taxing authority is covered by adequate reserves in accordance with GAAP in the Company Financial Statements. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Company or any of the Company Subsidiaries for which the Company does not have adequate reserves. Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries). Within the past two years, the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. As of the date hereof and to the knowledge of the Company, the Company has not undergone an “ownership change” within the meaning of Section 382(g) of the Code subsequent to the ownership change that occurred in 2008 in connection with the Company’s emergence from bankruptcy.

Section 3.10 Employee Benefit Plans; Labor. (a) Except as set forth in Section 3.10(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary maintains or contributes to (i) any nonqualified deferred compensation or retirement plans for employees located in the United States, (ii) any qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA), (iii) any qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA) (the plans set forth in (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”), or (v) any compensatory fringe benefit or stock option plans, including written individual contracts, employee agreements, plans, programs, or arrangements, whether funded or unfunded, whether or not a Non-U.S. DB Plan, that currently are, or within the past five fiscal years of the Company or any Company Subsidiary, as appropriate, have been maintained and sponsored in whole or in part, or contributed to by any of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, member, officer, consultant of any of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities, or under (or in connection with) which the Company or any Company Subsidiary may have any liability (collectively clauses (i)-(v) are referred to as “Company Benefit Plans”).

(b) Each Pension Plan that is intended to meet the requirements of a “qualified plan” under Sections 401(a) and 501(a) of the Code has either received a favorable determination letter from the IRS that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of Section 401(b) of the Code. Each Company Benefit Plan, including any amendments thereto, that is eligible for approval by, and/or registration for and/or qualification for special Tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval, or there remains a period of time in which to obtain such Approval retroactive to the date of any amendment or change in Law that has not previously received such Approval. Except as would not reasonably be expected to have a Material Adverse Effect, the Company Benefit Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA, PPACA and all other applicable Laws, and none of the Company, the Company Subsidiaries and its Company Commonly Controlled Entities have received any notice from any Governmental Entity questioning or challenging such compliance that has not been resolved.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) and (ii) none of the assets of any Pension Plan or Welfare Plan trust is an “employer security” (within the meaning of Section 407(d)(1) of ERISA) or “employer real property” (within the meaning of Section 407(d)(2) of ERISA).

(d) Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any other Person that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “Company

Commonly Controlled Entity”) (A) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan, (B) has any unsatisfied liability imposed under Title IV of ERISA or Section 412 of the Code or (C) has a Pension Plan with an “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested for such a Pension Plan and (ii) all contributions (including all employer contributions and employee salary reduction contributions) or insurance premiums that are due have been paid with respect to each Company Benefit Plan, and all contributions or insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid with respect to each such Company Benefit Plan or accrued, in each case in accordance with the past custom and practice of the Company, and contributions to each Non-U.S. DB Plan have always been made in accordance with the recommendations of the actuary valuing such arrangement and applicable Law and guidance and (A) no Pension Plan or related trust has been terminated during the last five years and (B) there has been no “reportable event” (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice period has been waived, with respect to any Pension Plan during the year.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Company Subsidiary has communicated a commitment (whether orally or in writing, whether as part of the collective bargaining process or not) generally to employees, any employee representation body or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to the Company Benefit Plans beyond those reflected in such plans, or (ii) the adoption or creation of any new benefit plan.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities contributes to or has any liability or potential liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) during the five-year period ending as of the Closing Date, (ii) none of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities is subject to any withdrawal or partial withdrawal liability within the contemplation of Section 4201 of ERISA and (iii) none of the Company, the Company Subsidiaries and the Company Commonly Controlled Entities has entered into any transaction which has or could subject the Company, any Company Subsidiary or any Company Commonly Controlled Entity to any such withdrawal or partial withdrawal liability.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, none of the Welfare Plans obligates the Company or any Company Subsidiary to provide any Company Employee, current employee or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any Company Subsidiary, other than as required under COBRA or any similar state Law.

(h) Except as would not reasonably be expected to have a Material Adverse Effect, no Company Benefit Plan (excluding for this purpose any individual employment agreement or arrangement) has a provision, and no commitment (whether oral or in writing) has been made, that restricts the Company or Company Subsidiaries from amending or terminating such Company Benefit Plan with respect to the accrual of future benefits; provided that the legal obligation to bargain over mandatory subjects of bargaining under any Law will not be considered such a restriction.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, (i), no amounts payable under any Company Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or will fail to be deductible under any other applicable Law and (ii), consummation of the transactions contemplated by this Agreement will not (A) entitle any Company Employee, current employee, or former employee (or spouse, dependent or other family member of such employee) of the Company or Company Subsidiaries to severance pay, unemployment compensation, or any payment contingent upon a change in control or ownership of the Company or Company Subsidiaries, or (B) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such Company Employee, current employee, or former employee (or any spouse, dependent, or other family member of such employee).

(j) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code is and has been in documentary and operational compliance with Section 409A of the Code and any guidance issued with respect thereto and (ii) no Company Stock Option is considered to be a non-qualified deferred compensation arrangement subject to Section 409A of the Code.

(k) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have correctly classified Persons engaged as consultants or independent contractors for employment purposes.

(l) Except as would not reasonably be expected to have a Material Adverse Effect, all amounts required to be included in the Company’s most recent financial statements in respect of any plan that provides retirement benefits on a defined benefit basis (a “Non-U.S. DB Plan”) has been included.

(m) Except as would not reasonably be expected to have a Material Adverse Effect, the Company has complied with all Laws concerning employment rights and obligations. Section 3.10(m) of the Company Disclosure Letter lists each collective bargaining agreement to which the Company or a Company Subsidiary is a party in respect of the employees of the Company or a Company Subsidiary on the date of this Agreement, and any membership of the Company or a Company Subsidiary in any employers’ organization which is entitled to conclude a collective bargaining agreement on behalf of its member companies, and any collective bargaining agreement which, although the Company or Company Subsidiary is not a party to it, applies due to standard reference in employment agreements or by state decree as a generally applicable collective bargaining agreement. No collective bargaining agreement or shop agreement is, as of the date of this Agreement, being negotiated or renegotiated in any material respect by the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no labor dispute or strike against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened which would interfere with the respective business activities of the Company or any of the Company Subsidiaries that would have a Material Adverse Effect on the Company. As of the date of this Agreement, to the Company’s knowledge, neither the Company nor any of the Company Subsidiaries has committed during the three years prior to the date hereof any unfair labor practice in connection with the operation of the respective businesses of the Company or any of the Company Subsidiaries, and there is no charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable governmental agency or in relation to any labor rules and regulations or any other competent labor authority pending or threatened in writing, that would have a Material Adverse Effect on the Company.

Section 3.11 Compliance with Applicable Law. Other than with respect to Tax Laws (which are governed by Section 3.9), Environmental Matters (which are governed by Section 3.12), and matters related to Anti-Corruption Laws, Export Control Laws or anti-money laundering laws (which are governed by Section 3.17) the Company and each of the Company Subsidiaries hold all licenses, franchises, permits, variances, orders, approvals, certificates, notices, authorizations and rights of or with all Governmental Entities (“Permits”) necessary for the lawful conduct of their respective businesses under and pursuant to each, and during the two years prior to the date hereof have complied in all respects with and are not in default in any respect under any, applicable Law of any Governmental Entity relating to the Company or any of the Company Subsidiaries, except where the failure to hold such Permit or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.12 Environmental Matters. (a) Except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company and the Company

Subsidiaries taken as a whole: (i) the Company is, and at all times since January 1, 2007 has been, in compliance with all Environmental Laws; (ii) the Company has obtained or has made timely applications for or is in the process of obtaining and has maintained and is in compliance with all Environmental Authorizations required for the operation of its business as currently conducted; and (iii) such Environmental Authorizations are in full force and effect and there is no Action pending or, to the Company’s knowledge, threatened which might directly and adversely affect the validity of any effective or proposed Environmental Authorization.

(b) None of the Company’s assets are subject to any material Lien imposed by or arising under any Environmental Law, and there is no Action pending or, to the Company’s knowledge, threatened for imposition of any such material Lien.

(c) To the Company’s knowledge, since January 1, 2007, the Company has not received any written communication from any Environmental Authority or any other Person that such Environmental Authority or Person is undertaking an investigation or alleging that the Company is in violation of any Environmental Law or Environmental Authorization or subject to Environmental Liabilities except in each case as would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

(d) Except as identified in Section 3.12 of the Company Disclosure Letter, to the Company’s knowledge, the Company has not been named, identified or alleged to be a responsible party or a potentially responsible party under CERCLA or any state Law based on, or analogous to, CERCLA.

(e) There is no Action arising under Environmental Laws pending against the Company nor, to the Company’s knowledge, is any such Action threatened except in each case as would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

(f) Since September 1, 1997 the Company has not (except as permitted pursuant to an Environmental Authorization) Released any Hazardous Substances that require any Response under Environmental Law, the Response costs associated with which would reasonably be expected to have a Material Adverse on the Company and the Company Subsidiaries taken as a whole.

(g) Except for transfer or reissuance of Environmental Authorizations necessary to operate the Company’s business, the Transactions do not require the pre-Closing consent or pre-approval of any Environmental Authority regarding Environmental Laws or Environmental Authorizations the failure to obtain which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

(h) Except in compliance with applicable Environmental Laws (and except for any noncompliance therewith which would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole), neither the Company nor any Company Subsidiary is currently operating any landfill, surface impoundment or disposal area at any properties or assets currently owned, leased operated or used by the Company or any Company Subsidiary.

(i) This Section 3.12 sets forth the sole representations and warranties of the Company with respect to environmental, health and safety matters, including all matters arising under Environmental Laws and with respect to Environmental Liabilities. This Section 3.12 does not limit or modify the representations and warranties of the Company in Section 3.6 hereof.

Section 3.13 Material Contracts. (a) Except for Company Material Contracts filed as exhibits to the Company Reports prior to the date of this Agreement or, as listed in Section 3.13(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by (i) any “material contract” required to be filed as an exhibit to the Company’s annual report on Form 10-K pursuant to item 601(b)(10) of Regulation S-K of the SEC or (ii) any Contract that:

     (i) is a “non-compete,” or similar agreement that restricts or purports to restrict the geographic area in which the Company or any of the Company Subsidiaries may conduct any line of business, or that requires the referral of business opportunities by the Company or any of the Company Subsidiaries that could reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole in either case, that materially interferes with the operation of the Company’s business as it is presently conducted;

     (ii) relates to partnerships, joint ventures or similar arrangements pursuant to which the Company or any of the Company Subsidiaries invests in any other Person that could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole; or

     (iii) provides for the acquisition or disposition of any assets by the Company or any of the Company Subsidiaries with a purchase price therefor in excess of $50,000,000 that has been entered into since January 1, 2009

(all contracts of the type described in this Section 3.13(a), being referred to herein as a “Company Material Contract”).

(b) Neither the Company nor any of the Company Subsidiaries is in breach of or default under the terms of any Company Material Contract in any material respect. To the knowledge of the Company, no other party to any Company Material Contract is in any material respect in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary which is a party thereto and, to the knowledge of the Company, is in full force and effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. True, correct and complete copies of each Company Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

Section 3.14 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses all rights necessary to use, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims in writing by any Person alleging infringement or misappropriation by the Company or any Company Subsidiary arising from their use of the Company Intellectual Property, and (ii) to the knowledge of the Company, the conduct of the businesses of the Company and Company Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) as of the date of this Agreement, neither the Company nor any Company Subsidiary has made any claim during the past 12 months of any misappropriation or infringement by any third party of its rights to or in connection with the use of any Company Intellectual Property; and (ii) to the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(d) The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of their material Trade Secrets. To the Company’s knowledge, none of the material Trade Secrets of the Company and the Company Subsidiaries have been disclosed or authorized to be disclosed by the Company or the Company Subsidiaries to any third party other than pursuant to a nondisclosure agreement, except where such disclosure or authorization, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company’s knowledge, no third party to any nondisclosure agreement with the Company or any Company Subsidiary is in material breach, violation or default, except where such breach, violation or default, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect on the Company.

Section 3.15 Title to Properties; Assets. Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of the Company Subsidiaries have good and valid fee simple title to its owned properties and tangible assets or good and valid leasehold interests in all of its leasehold properties and tangible assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practices. All such properties and assets, other than properties and assets in which the Company or any Company Subsidiary have a leasehold interest, are free and clear of all Liens other than Permitted Liens.

Section 3.16 Real Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or one of the Company Subsidiaries has good and fee simple title to all real property owned by the Company or any of the Company Subsidiaries as of the date of this Agreement (the “Company Owned Real Property”) and valid leasehold estates in all real property leased or subleased (whether as tenant or subtenant) by the Company or any of the Company Subsidiaries as of the date of this Agreement (including improvements thereon, the “Company Leased Real Property”). Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or one of the Company Subsidiaries has exclusive possession of each Company Leased Real Property and Company Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants, guests, hosts or licensees pursuant to agreements with respect to such real property.

Section 3.17 Foreign Corrupt Practices; Money Laundering; Export Control Laws.

(a) During the three years prior to the date hereof, none of the Company, any Company Subsidiary or, to the Company’s knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, in the course of its actions for, or on behalf of, the Company or any Company Subsidiary has directly or indirectly, offered, paid, authorized, or ratified any bribe, kickback, or other illicit payment in violation of any applicable Law, including the Foreign Corrupt Practices Act of 1977, the Bribery Act of 2010 of the United Kingdom, the Convention on Combating Bribery of Foreign Officials in International Business Transactions, any Laws prohibiting commercial bribery, or any other applicable anti-corruption Law (collectively, the “Anti-Corruption Laws”).

(b) The Company and the Company Subsidiaries are in compliance with, and have not previously violated during the three years prior to the date hereof, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 C.F.R., Subtitle B, Chapter V.

(c) The Company and the Company Subsidiaries are in compliance with all export control laws applicable to the Company and the Company Subsidiaries, including without limitation those laws under the authority of the U.S. Department of Commerce (Bureau of Industry and Security) codified at 15 C.F.R.

Parts 730-799 (The Export Administration Regulations), the U.S. Department of State (Directorate of Defense Trade Controls) codified at 22 C.F.R. Parts 103, 120-130; the U.S. Department of Treasury (Office of Foreign Assets Control) codified at 31 C.F.R. Parts 500-599; and the U.S. Department of Homeland Security (Customs and Border Protection) codified at 19 C.F.R. Parts 1-199, and the equivalent laws in any jurisdiction in which the Company operates (collectively, the “Export Control Laws”). None of the Company or any Company Subsidiary has during the three years prior to the date hereof received any written notification alleging that it is not in compliance with the Export Control Laws, and, Company’s knowledge, none of the Company and the Company Subsidiaries is under investigation with respect to any violation of any Export Control Law.

Section 3.18 Insurance. The Company and the Company Subsidiaries maintain reasonable insurance in such amounts and against such risks as the Company believes to be customary for the industries in which it and the Company Subsidiaries operate. Neither the Company nor any of the Company Subsidiaries has received notice of any pending or threatened cancellation with respect to any such material insurance policy, and each of the Company and the Company Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 3.19 Opinions. Prior to the execution of this Agreement, the Company Board has received an opinion from each of Deutsche Bank Securities, Inc., Moelis & Company LLC and Perella Weinberg Partners LP to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to holders of Shares from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.20 Company Information. The information relating to the Company, the Company Subsidiaries and its or their respective officers and directors that is or will be provided by the Company or its Representatives for inclusion in the Proxy Statement and the Form S-4, and in any other document filed with any other Regulatory Agency in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of the Parent Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.21 Application of Takeover Protections; Rights Agreement. Subject to the accuracy of the representations and warranties set forth in Section 4.22, the Company and the Company Board have taken all necessary action, if any, in order to render inapplicable to the Transactions any restriction on business combinations contained in any applicable control share acquisition, interested stockholder, business combination, or similar statute which is or would reasonably be expected to become applicable to Parent or Merger Sub as a result of the Transactions, including the Merger and the conversion of Company Common Stock pursuant to Section 1.5. The Company Board has taken all actions necessary to approve the amendment of the Rights Agreement (the “Rights Agreement Amendment”) to provide (i) that neither Parent nor Merger Sub nor any of their Affiliates or associates will be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement) and that no Stock Acquisition Date, Distribution Date, Section 13 Event (all as defined in the Rights Agreement) or any event or occurrence described in Section 11(a)(ii) of the Rights Agreement will be deemed to have occurred as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions completed hereby, including the Merger, and (ii) that the Rights Agreement will terminate at the Effective Time.

Section 3.22 Vote Required. The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Transactions (including the Merger).

Section 3.23 Broker’s Fees. None of the Company, any Company Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, other than Deutsche Bank Securities, Inc., Moelis & Company LLC and Perella Weinberg Partners LP.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this ARTICLE III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or the Company Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as set forth in a publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by Parent with the SEC at any time on or after December 31, 2010 through the Measurement Date, but excluding any risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections, and (ii) as disclosed in the disclosure letter (the “Parent Disclosure Letter”) delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (which letter sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this ARTICLE IV, or to one or more of Parent’s or Merger Sub’s covenants contained in ARTICLE V, except that any information set forth in one section of the Parent Disclosure Letter will be deemed to apply to all other sections or subsections thereof to the extent that it would be reasonably apparent that such information is applicable to such other section or subsection), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Copies of the certificate of incorporation of Parent, as amended and restated (the “Parent Charter”), the bylaws of Parent, as amended and restated (the “Parent Bylaws”), the certificate of incorporation of Eastman Europe, Middle East and Africa, Ltd. (“EMEA”), as amended and restated (the “EMEA Charter”), the bylaws of EMEA, as amended and restated (the “EMEA Bylaws”), the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”) and the Bylaws of Merger Sub (the “Merger Sub Bylaws”), each as in effect as of the date of this Agreement, have previously been made available to the Company. EMEA is a wholly owned subsidiary of Parent. Merger Sub is a wholly owned subsidiary of EMEA.

(c) Each Parent Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all the corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as now conducted, in the case of clauses (ii) and (iii), except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.2 Capitalization. (a) The authorized capital stock of Parent, as of the Measurement Date, is 400,000,000 shares consisting of (i) 350,000,000 shares designated as Parent Common Stock and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share (the “Parent Preferred Stock”). No shares of Parent Preferred

Stock are issued or outstanding, nor are there any outstanding warrants, options or other rights to acquire same, or securities convertible into or exchangeable for the same. As of the Measurement Date, (i) 136,973,372 shares of Parent Common Stock were issued and outstanding, (ii) 59,539,633 shares of Parent Common Stock were held by Parent in its treasury, and (iii) an aggregate of 9,700,000 shares of Parent Common Stock were reserved for issuance under Parent equity plans (the “Parent Equity Awards”), of which 6,250,901 shares of Parent Common Stock are issuable upon the exercise of outstanding awards thereunder. There are no other classes of capital stock of Parent authorized or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Measurement Date, except pursuant to this Agreement and the Parent Equity Awards, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, issuance or registration of any shares of Parent Common Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock. Parent has provided the Company with a true and correct description of the outstanding Parent Stock Options. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

(b) As of the Measurement Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote are issued or outstanding as of the date of this Agreement.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of Parent are owned by Parent, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

(d) All of the issued and outstanding shares of common stock of Merger Sub are owned directly by EMEA, a wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not engaged in any activities other than in connection with the Transactions and has incurred no liabilities or obligations other than as contemplated hereby.

Section 4.3 Authority; No Violation. (a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Transactions have been duly and validly approved by the Board of Directors of Parent (the “Parent Board”), the Board of Directors of EMEA (the “EMEA Board”) and the Board of Directors of Merger Sub (the “Merger Sub Board”). The Parent Board, the EMEA Board and the Merger Sub Board have determined that this Agreement and the Transactions are advisable and in the best interests of Parent, EMEA and Merger Sub and their respective stockholders and, except for the adoption of this Agreement by EMEA as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent, EMEA or Merger Sub are necessary to approve this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and by Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and remedies available.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation of the Transactions, nor compliance by Parent or Merger Sub, as applicable, with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Charter, the Parent Bylaws, the EMEA Charter, the EMEA Bylaws, the Merger Sub Charter or the Merger Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Injunction or Law applicable to Parent, Merger Sub, any of the Parent Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, Merger Sub or any of the Parent Subsidiaries under, any of the terms, conditions or provisions of any Parent Material Contract, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults referred to in clause (ii) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

Section 4.4 Consents and Approvals. Except for (i) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the HSR Act or with any foreign antitrust or competition Governmental Entity, and (iv) the consents or approvals listed in Section 4.4 of the Parent Disclosure Letter, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent or Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub, as applicable, of the Merger and the other Transactions, other than as would not reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.5 Reports. (a) Parent and each of the Parent Subsidiaries has filed with or furnished to the SEC, on a timely basis, all registration statements, reports and proxy statements required to be filed or furnished, as applicable, since January 1, 2010 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Parent Reports”). As of their respective effective dates (in the case of Parent Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing or furnished, as applicable, dates (in the case of all other Parent Reports), or in the case of amendments thereto, as of the most recent such amendment, the Parent Reports complied in all material respects with the requirements of the Exchange Act, the Securities Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Parent Reports, and none of the Parent Reports as of such respective dates (or, if amended, the date of the filing or furnishing, as applicable, of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) No Parent Reports filed with the SEC pursuant to the Securities Act or filed or furnished pursuant to the Exchange Act, and the respective rules and regulations thereunder, since December 31, 2010, as of the date of such Parent Report (or, if amended prior to the date of this Agreement, as of the date of the last amendment and filing thereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All Parent Reports filed under the Securities Act and the Exchange Act since December 31, 2010, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(c) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to Parent Reports and the statements contained in such certifications are complete and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX. Neither Parent nor any of Parent Subsidiaries has

outstanding, or has since December 31, 2010 arranged any outstanding, “extensions of credit” to or for directors or executive officers of Parent in violation of Section 402 of SOX.

(d) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that receipts and expenditures are made only in accordance with the authorizations of management and directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(f) Since December 31, 2010, Parent has not received any written notification of any (i) “significant deficiency” or (ii) “material weakness” in Parent’s internal controls over financial reporting. To the knowledge of Parent, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by Parent.

(g) None of the Parent Subsidiaries is, or at any time since December 31, 2010 has been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

Section 4.6 Financial Statements. (a) The unaudited consolidated balance sheet of Parent and the Parent Subsidiaries as of September 30, 2011, and the related consolidated statements of income and cash flows of the three-month and nine-month periods then ended, as reported in Parent’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 (the “Parent Financial Statements”), and all other balance sheets and statements of income and cash flows of the Parent and the Parent Subsidiaries filed with the SEC thereafter on Form 10-K or Form 10-Q, fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the date thereof, and fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of Parent and the Parent Subsidiaries for the respective fiscal periods or as of the date therein set forth, except that the Parent Financial Statements are subject to normal year-end audit adjustments in amounts that are immaterial in amount and are consistent with past experience. Each of the Parent Financial Statements (including the related notes, where applicable), as of their respective dates, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared, in all material respects, in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto.

(b) Except for those liabilities that are reflected or reserved against on the September 30, 2011 consolidated balance sheet of Parent and the Parent Subsidiaries included in the Parent Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2011 or as otherwise contemplated by this Agreement, neither Parent nor any of the Parent Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a consolidated balance sheet of Parent and the Parent Subsidiaries, except for liabilities and obligations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent and the Parent Subsidiaries.

Section 4.7 Absence of Material Adverse Effect. Since September 30, 2011 through the date of this Agreement, no event or events have occurred that have had or would have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

Section 4.8 Legal Proceedings. (a) Neither Parent nor any of the Parent Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, Actions as of the date hereof, or after the date hereof, outside of the ordinary course of business, against Parent or any Parent Subsidiary except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b) There is no non-environmental related Injunction or judgment imposed upon Parent, any of the Parent Subsidiaries or the assets of Parent or any Parent Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect on Parent.

Section 4.9 Taxes and Tax Returns. The Parent and the Parent Subsidiaries have duly filed all federal, state, foreign and local Tax Returns required to be filed by them on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and have duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from them by federal, state, foreign or local taxing authorities other than (i) Taxes that are not yet delinquent or that are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, have a Material Adverse Effect on the Parent. Any liability with respect to deficiencies asserted as a result of any audit of Parent or any Parent Subsidiary Tax Returns by the IRS or any other taxing authority is covered by adequate reserves in accordance with GAAP in the Parent’s financial statements. There are no material disputes pending, or claims asserted in writing, for Taxes or assessments upon the Parent or any of the Parent Subsidiaries for which the Parent does not have adequate reserves. Neither Parent nor any of the Parent Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such agreement or arrangement exclusively between or among Parent and the Parent Subsidiaries).

Section 4.10 Compliance with Applicable Law.

Other than with respect to Tax Laws (which are governed by Section 4.9), Environmental Matters (which are governed by Section 4.12) and matters related to Anti-Corruption Laws, Export Control Laws or anti-money laundering laws (which are governed by Section 4.16), Parent and each of the Parent Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses under and pursuant to each, and during the two years prior to the date hereof have complied in all respects with and are not in default in any respect under any, applicable Law of any Governmental Entity relating to Parent or any of the Parent Subsidiaries, except where the failure to hold such Permit or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

Section 4.11 Environmental Matters. (a) Except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent and the Parent Subsidiaries taken as a whole: (i) Parent is, and at all times since January 1, 2007 has been, in compliance with all Environmental Laws; (ii) Parent has obtained or has made timely applications for or is in the process of obtaining and has maintained and is in compliance with all Environmental Authorizations required for the operation of its business as currently conducted; and (iii) such Environmental Authorizations are in full force and effect and there is no Action pending or, to Parent’s knowledge, threatened which might directly and adversely affect the validity of any effective or proposed Environmental Authorization.

(b) None of Parent’s assets are subject to any material Lien imposed by or arising under any Environmental Law, and there is no Action pending or, to Parent’s knowledge, threatened for imposition of any such material Lien.

(c) To Parent’s knowledge, since January 1, 2007, Parent has not received any written communication from any Environmental Authority or any other Person that such Environmental Authority or Person is undertaking an investigation or alleging that Parent is in violation of any Environmental Law or Environmental Authorization or subject to Environmental Liabilities except in each case as would not reasonably be expected to have a Material Adverse Effect on Parent and Parent Subsidiaries taken as a whole.

(d) Except as identified in Section 4.11 of the Parent Disclosure Letter, to Parent’s knowledge, Parent has not been named, identified or alleged to be a responsible party or a potentially responsible party under CERCLA or any state Law based on, or analogous to, CERCLA.

(e) There is no Action arising under Environmental Laws pending against Parent nor, to Parent’s knowledge, is any such Action threatened except in each case as would not reasonably be expected to have a Material Adverse Effect on Parent and Parent Subsidiaries taken as a whole.

(f) Since September 1, 1997 Parent has not (except as permitted pursuant to an Environmental Authorization) Released any Hazardous Substances that require any Response under Environmental Law, the Response costs associated with which would reasonably be expected to have a Material Adverse on Parent and Parent Subsidiaries taken as a whole.

(g) Except for transfer or reissuance of Environmental Authorizations necessary to operate Parent’s business, the Transactions do not require the pre-Closing consent or pre-approval of any Environmental Authority regarding Environmental Laws or Environmental Authorizations the failure to obtain which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent and the Parent Subsidiaries taken as a whole.

(h) Except in compliance with applicable Environmental Laws (and except for any noncompliance therewith which would not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Subsidiaries taken as a whole), neither Parent nor any Parent Subsidiary is currently operating any landfill, surface impoundment or disposal area at any properties or assets currently owned, leased operated or used by Parent or any Parent Subsidiary.

(i) This Section 4.11 sets forth the sole representations and warranties of Parent with respect to environmental, health and safety matters, including all matters arising under Environmental Laws and with respect to Environmental Liabilities. This Section 4.11 does not limit or modify the representations and warranties of Parent in Section 4.6 hereof.

Section 4.12 Material Contracts. (a) Except for Parent Material Contracts filed as exhibits to the Parent Reports prior to the date of this Agreement or, as listed in Section 4.12(a) of the Parent Disclosure Letter, as of the date of this Agreement, neither Parent nor any of the Parent Subsidiaries is a party to or bound by any “material contract” required to be filed as an exhibit to Parent’s annual report on Form 10-K pursuant to item 601(b)(10) of Regulation S-K of the SEC (all contracts of the type described in this Section 4.12(a), being referred to herein as a “Parent Material Contract”).

(b) Neither Parent nor any of the Parent Subsidiaries is in breach of or default under the terms of any Parent Material Contract in any material respect. To the knowledge of Parent, no other party to any Parent Material Contract is in any material respect in breach of or default under the terms of any Parent Material Contract. Each Parent Material Contract is a valid and binding obligation of Parent or any Parent Subsidiary which is a party thereto and, to the knowledge of Parent, is in full force and effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. True, correct and complete copies of each Parent Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

Section 4.13 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses all rights necessary to use, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Parent Intellectual Property”).

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) as of the date of this Agreement, there are no pending or, to the knowledge of Parent, threatened claims in writing by any Person alleging infringement or misappropriation by Parent or any Parent Subsidiary arising from their use of the Parent Intellectual Property, and (ii) to the knowledge of Parent, the conduct of the businesses of Parent and the Parent Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Parent, (i) as of the date of this Agreement, neither Parent nor any Parent Subsidiary has made any claim during the past 12 months of any misappropriation or infringement by any third party of its rights to or in connection with the use of any Parent Intellectual Property, and (ii) to the knowledge of Parent, no Person is infringing or misappropriating any Parent Intellectual Property.

(d) Parent and the Parent Subsidiaries have taken reasonable measures to protect the confidentiality of their material Trade Secrets. To Parent’s knowledge, none of the material Trade Secrets of Parent and the Parent Subsidiaries have been disclosed or authorized to be disclosed by Parent or the Parent Subsidiaries to any third party other than pursuant to a nondisclosure agreement, except where such disclosure or authorization, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To Parent’s knowledge, no third party to any nondisclosure agreement with Parent or any Parent Subsidiary is in material breach, violation or default, except where such breach, violation or default, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect on Parent.

Section 4.14 Title to Properties; Assets. Except as would not have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of the Parent Subsidiaries have good and valid fee simple title to its owned properties and tangible assets or good and valid leasehold interests in all of its leasehold properties and tangible assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practices. All such properties and tangible assets, other than properties and assets in which Parent or any Parent Subsidiary have a leasehold interest, are free and clear of all Liens other than Permitted Liens.

Section 4.15 Real Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent or one of the Parent Subsidiaries has good and fee simple title to all real property owned by Parent or any of the Parent Subsidiaries as of the date of this Agreement (the “Parent Owned Real Property”) and valid leasehold estates in all real property leased or subleased (whether as a tenant or subtenant) by Parent or any of the Parent Subsidiaries as of the date of this Agreement (including improvements thereon, the “Parent Leased Real Property”). Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent or one of the Parent Subsidiaries has exclusive possession of each Parent Leased Real Property and Parent Owned Real Property, other than any use and occupancy rights granted to third-party owners, tenants, guests, hosts or licensees pursuant to agreements with respect to such real property.

Section 4.16 Foreign Corrupt Practices; Money Laundering; Export Control Laws.

(a) During the three years prior to the date hereof, none of Parent, any Parent Subsidiary or, to Parent’s knowledge, any director, officer, agent, employee or other Person acting on behalf of Parent or any Parent Subsidiary, in the course of its actions for, or on behalf of, Parent or any Parent Subsidiary has directly or indirectly, offered, paid, authorized, or ratified any bribe, kickback, or other illicit payment in violation of any applicable Law, including the Anti-Corruption Laws.

(b) Parent and the Parent Subsidiaries are in compliance with, and have not previously violated during the three years prior to the date hereof, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 C.F.R., Subtitle B, Chapter V.

(c) Parent and the Parent Subsidiaries are in compliance with all export control laws applicable to Parent and the Parent Subsidiaries, including without limitation the Export Control Laws. None of Parent or any Parent Subsidiary has during the three years prior to the date hereof received any notification alleging that it is not in compliance with the Export Control Laws, and, to Parent’s knowledge, none of Parent and the Parent Subsidiaries is under investigation with respect to any violation of any Export Control Law.

Section 4.17 Insurance. Parent and the Parent Subsidiaries maintain reasonable insurance in such amounts and against such risks as Parent believes to be customary for the industries in which it and the Parent Subsidiaries operate. Neither Parent nor any of the Parent Subsidiaries has received notice of any pending or threatened cancellation with respect to any such material insurance policy, and each of Parent and the Parent Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 4.18 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of executed Debt Commitment Letters to provide, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Financing”). As of the date of this Agreement, the Debt Commitment Letters have not been amended or modified and the respective commitments contained therein have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Debt Commitment Letters, in the form so delivered, are in full force and effect and are legal, valid and binding obligations of Parent, and to the knowledge of Parent, the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Parent has fully paid, or is paying, substantially contemporaneously with the execution and delivery of this Agreement, any and all commitment fees or other fees in connection with the Debt Commitment Letters that are payable on or prior to the date of this Agreement. The net proceeds contemplated by the Debt Commitment Letters will, together with cash and cash equivalents available to Parent and committed credit facilities in the aggregate, be sufficient to consummate the Transactions upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under ARTICLE I of this Agreement. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy any term or condition of closing to be satisfied by it contained in the Debt Commitment Letters. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letters or that would, individually or in the aggregate, permit the financial institutions party thereto to terminate, or to not make the initial funding of the facilities to be established thereunder upon satisfaction of all conditions thereto; provided that Parent is not making any representations in this Section 4.18 regarding the effect of the inaccuracy of any of the representations and warranties in ARTICLE II. Except as set forth in the Debt Commitment Letters, there are no (i) conditions precedent to the respective obligations of the lenders specified in the Debt Commitment Letters to fund the full amount of the Financing; or (ii) contractual contingencies under any agreements, side letters or arrangements relating to the Financing to which either Parent, Merger Sub or any of their respective Affiliates is a party that would permit the lenders specified in the Debt Commitment Letters to reduce the total amount of the Financing (other than retranching or reallocating the Financing in a manner that does not reduce the aggregate amount of the Financing), or that would materially and adversely affect the availability of the Financing.

Section 4.19 Opinions. Prior to the execution of this Agreement, the Parent Board has received an opinion from each of Barclays Capital Inc. and Citigroup Global Markets, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.20 Parent Information. The information relating to Parent and the Parent Subsidiaries to be contained in the Proxy Statement and the Form S-4, or the information relating to Parent and the Parent Subsidiaries that is or will be provided by Parent or its Representatives for inclusion in any other document filed with any other Regulatory Agency in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 (except for such portions thereof that relate only to the Company or any of the Company Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder in all material respects.

Section 4.21 Application of Takeover Protections; Rights Agreement. Parent and the Parent Board have taken all necessary action, if any, in order to render inapplicable to the Transactions any restriction on business combinations contained in any applicable control share acquisition, interested stockholder, business combination, or similar statute which is or would reasonably be expected to become applicable to the Company as a result of the Transactions, including, without limitation, the Merger. Neither the Parent nor any Parent Subsidiary is a party to any stockholder rights agreement, rights plan or other similar agreement or plan.

Section 4.22 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire any shares of capital stock of the Company except pursuant to this Agreement.

Section 4.23 Broker’s Fees. None of Parent, any Parent Subsidiary or any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, other than Barclays Capital Inc. and Citigroup Global Markets, Inc.

Section 4.24 Vote Required. No vote of the holders of any class or series of Parent capital stock or indebtedness is necessary to approve the Transactions (including the Merger).

Section 4.25 No Other Representations and Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this ARTICLE IV, neither Parent nor any other Person makes any representation or warranty with respect to the Parent or the Parent Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V PRE-CLOSING COVENANTS

Section 5.1 Conduct of Businesses by the Company Prior to the Effective Time. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement, a provision of the Company Disclosure Letter, as required by applicable Law or as Parent may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed)), the Company will, and will cause each of the Company Subsidiaries to, (i) use commercially reasonable efforts to conduct, in all material respects, its business in the ordinary course, and (ii) use commercially reasonable efforts to preserve intact its business organization and its significant business relationships and to preserve satisfactory relationships with its employees.

Section 5.2 Company Forbearances. Without limiting the generality of Section 5.1, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement, a provision of the Company Disclosure Letter or as required by applicable Law), the Company will not, and will not permit any of the Company Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (but not including accrual of interest on or maturity of obligations incurred before the date of this Agreement), in excess of $10,000,000 in the aggregate, or make any loan or advance, other than: (i) short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Company or any of its directly or indirectly wholly-owned Subsidiaries to the Company or any of the Company Subsidiaries, (ii) letters of credit, surety bonds or guarantees of payment or performance obligations of the Company or any of the Company Subsidiaries in the ordinary course of business, or (iii) drawings under existing credit facilities or replacement of borrowings under existing credit facilities;

(b) (i) adjust, split, combine or reclassify any of its capital stock;

     (ii) make, declare or pay any dividend other than such dividends that have been declared as of the date hereof, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Company Subsidiaries to the Company or to any of its wholly owned Subsidiaries, (B) the acceptance of shares of Company Common Stock as payment of the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or Company Warrants, the vesting of Company Performance Shares or the distribution of Company RSUs, in each case in accordance with the terms of the applicable award agreements or the Company Equity Incentive Plan pursuant to which the awards were granted, and (C) repurchases or cancellations of unvested shares in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date of this Agreement);

     (iii) grant any Company Stock Option, Company Performance Shares, Company Restricted Stock, Company RSUs, stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, except as described in Section 5.2(b)(iii) of the Company Disclosure Letter;

     (iv) issue any additional shares of Company Capital Stock except upon the exercise or in satisfaction of any Company Stock Options, Company Restricted Stock, Company RSUs, Company Performance Shares, Company RSUs or Company Warrants outstanding as of the date of this Agreement;

(c) except in the ordinary course of business, or as required by Law, an agreement (including, any Company Benefit Plan) in effect on the date of this Agreement or the Company Equity Incentive Plan or as otherwise set forth in Section 5.2(c) of the Company Disclosure Letter:

     (i) increase any wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any director, executive officer or employee;

     (ii) enter into or amend any employment or severance agreements with any director or executive officer;

     (iii) establish any bonus or incentive plan;

     (iv) pay any pension or retirement allowance not allowed by any existing plan or agreement or by applicable Law;

     (v) pay any bonus to any director or executive officer;

     (vi) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee; or

     (vii) accelerate the vesting of, or the lapsing of restrictions with respect to, any Company Restricted Stock, Company Performance Shares or Company Stock Options (except in each case as provided in Section 2.3); or

(d) except in the ordinary course of business, sell, lease, transfer or otherwise dispose of any of its businesses that for an amount in excess of $20,000,000 in the aggregate, to any Person other than a Company Subsidiary;

(e) cancel, release, settle any pending or threatened third party litigation, action or proceeding for an amount in excess of $10,000,000 in the aggregate, in each case other than in the ordinary course of business or required pursuant to Contracts in force at the date of this Agreement;

(f) make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person for consideration in excess of $20,000,000 in the aggregate, except (A) in the ordinary course of business or (B) pursuant to Contracts in force on the date of this Agreement;

(g) make capital expenditures in excess of $10,000,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole during any consecutive three-month period, except (A) as budgeted in the Company’s current long term plan that was made available to Parent or (B) in the ordinary course of business;

(h) enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole, or materially change any of its technology or operating policies that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business or as required by applicable Law;

(i) amend the Company Charter or the Company Bylaws or, except as contemplated by Section 6.10(b), take any action to exempt any Person (other than Parent or the Parent Subsidiaries) from DGCL Section 203 or any similarly restrictive provisions of its organizational documents;

(j) except as required by GAAP or the SEC as concurred in by its independent auditors or in the ordinary course of business, make any material change in its methods or principles of accounting;

(k) except as required by applicable Law, make or change any material Tax election, change any Tax accounting period, adopt or change any Tax accounting method, amend any material Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries;

(l) except as otherwise may be permitted under Section 5.2(c), amend in any material respect or waive any of its material rights under any Company Material Contract, except in the ordinary course of business consistent with past practice or that would not materially and adversely affect the business of the Company and the Company Subsidiaries;

(m) adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization;

(n) allow any material foreign or U.S. registrations to lapse in connection with any Company Intellectual Property;

(o) except as required by Law, enter into or amend in any material respect any collective bargaining agreement;

(p) make any discretionary contributions to pension or retirement plans in excess of the minimum required contributions as required by the Pension Protection Act of 2006 or similar legal requirements for plans outside the United States;

(q) enter into or renew any raw material supply Contract that is (x) inconsistent with past practice, (y) has a term greater than two years and (z) provides for annual payments by the Company or any Company Subsidiary greater than $20,000,000; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

Section 5.3 Conduct of Business by Parent Prior to the Effective Time. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement, a provision of the Parent Disclosure Letter, as required by applicable Law or as the Company may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed)), Parent will, and will cause each of the Parent Subsidiaries to, (i) use commercially reasonable efforts to conduct, in all material respects, its business in the ordinary course, and (ii) use commercially reasonable efforts to preserve intact its business organization and its significant business relationships and to preserve satisfactory relationships with its employees.

Section 5.4 Parent and Merger Sub Forbearances. Without limiting the generality of Section 5.3, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as contemplated or permitted by this Agreement or a provision of the Parent Disclosure Letter), Parent and Merger Sub will not, and Parent will not permit any of the Parent Subsidiaries to, without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed):

(a) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (but not including accrual of interest on or maturity of obligations incurred before the date of this Agreement), in excess of $1,000,000,000 in the aggregate, or make any loan or advance, other than: (i) short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Parent or any of its directly or indirectly wholly-owned Subsidiaries to Parent or any of the Parent Subsidiaries, (ii) guarantees of performance obligations of Parent or any of the Parent Subsidiaries in the ordinary course of business, (iii) drawings under existing credit facilities, and (iv) the Financing and Alternative Financing or financing in lieu thereof;

(b) adjust, split, combine or reclassify any of Parent’s capital stock;

(c) amend the Parent Charter or the Parent Bylaws or the corresponding organizational documents of Merger Sub, except as set forth on Section 5.4(c) of the Parent Disclosure Letter;

(d) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Parent Subsidiaries to Parent or to any of its wholly owned Subsidiaries, (B) the acceptance of shares of Parent Common Stock as payment of the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of Parent Stock Options or the vesting of restricted stock, in each case in accordance with the terms of the applicable award agreements or the plan pursuant to which the awards were granted, (C) repurchases or cancellations of unvested shares in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date of this Agreement and (D), quarterly cash dividends with respect to the Parent Common Stock not to exceed the current dividend rate, with record dates and payment dates consistent with the Parent’s current dividend practice);

(e) except in the ordinary course of business, sell, lease, transfer, or otherwise dispose of any of its business that, individually or in the aggregate with all other such transactions, for an amount in excess of $600,000,000 in the aggregate, to any Person other than a Company Subsidiary;

(f) issue any additional shares of Parent Common Stock, except pursuant to awards made pursuant to Parent employee benefit plans to directors in the ordinary course, and the issuance of up to 2,000,000 shares in connection with acquisitions in the ordinary course of business; provided such issuances would not reasonably be expected, individually or in the aggregate, to impair or delay the ability of Parent or Merger Sub to satisfy any of the conditions to the Merger set forth in this Agreement;

(g) adopt or recommend a plan of complete or partial dissolution, liquidation, recapitalization, restructuring or other reorganization of Parent;

(h) acquire by merging or consolidating with, or by purchasing all of or a controlling equity interest in, or by any other manner, any Person or division, business or equity interest of any Person for an amount in excess of $600,000,000 in the aggregate;

(i) take any action (including any action of the type contemplated by the other clauses of this Section 5.4) if such action (i) would reasonably be expected to materially impair or materially delay the ability of Parent or Merger Sub to satisfy any of the conditions to the Merger set forth in this Agreement or consummate the Merger or (ii) would cause such action or this Transaction to be subject to a vote of Parent’s stockholders;

(j) agree to take, make any commitment to take, or adopt any resolutions of the Parent Board in support of, any of the actions prohibited by this Section 5.4.

ARTICLE VI ADDITIONAL AGREEMENTS

Section 6.1 Reasonable Best Efforts; Regulatory Matters; Third Party Consents. (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to cause the Transaction to be consummated as soon as reasonably practicable.

(b) Parent and the Company will cooperate with each other and use their respective reasonable best efforts to, as promptly as practicable, prepare and file with the SEC the Proxy Statement and Parent will as promptly as practicable prepare and file with the SEC the Form S-4 of which the Proxy Statement will form a part. Parent will use its reasonable best efforts, and the Company will use its reasonable best efforts to cooperate with Parent, in the preparation and filing of the Form S-4 (including cooperating with the preparation of any financial statement or other financial information relating to such party and required to be included therein) and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to, the Form S-4 or the Proxy Statement will be made by Parent or the Company, as applicable, without providing the other party a reasonable opportunity to review and comment thereon and without the consent of the other party, which will not be unreasonably withheld, conditioned or delayed; provided, however, that the foregoing shall not apply to any filings with the SEC deemed to supplement the Form S-4 or any document which forms a part thereof through its incorporation by reference therein or with respect to an Acquisition Proposal, a Superior Proposal, a Change of Recommendation or any matters relating thereto. Parent or the Company, as applicable, will advise the other party promptly after it receives oral or written notice of the time when the Form S-4 has or will become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information relating thereto, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission relating thereto. If, at any time prior to the Effective Time, any information or omission relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in the Form S-4 or the Proxy Statement, so that any of such documents do not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information or omission will promptly notify the other parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(c) The parties will cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Transactions (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Company and Parent will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. The parties will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other apprised of the status of matters relating to completion of the Transactions.

(d) Each of Parent and the Company will, upon request of the other, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other Transactions.

(e) Each of Parent and the Company will promptly advise the other upon receiving any communication from any Governmental Entity consent or approval of which is required for consummation of the Transactions.

(f) Notwithstanding the foregoing, Parent will promptly take, in order to consummate the Transactions, all actions necessary (i) to avoid or eliminate each and every impediment and obtain all consents under any antitrust or competition Law required by any U.S. federal, state, local or foreign antitrust or competition Governmental Entity (the “Antitrust Clearance”), in each case with competent jurisdiction, so as to enable the parties to close the Transactions contemplated by this Agreement as promptly as reasonably practicable (and in any event no later than three Business Days prior to the Termination Date) and (ii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, Injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Transaction, in each case including (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity, (B) selling, divesting, licensing, holding separate or otherwise conveying particular assets or categories of assets or businesses of Parent, its Affiliates and the Company, (C) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries, and (D) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries. Parent will respond to and seek to resolve as promptly as practicable any objections that are raised and refrain from taking any action that would reasonably be expected to impede or delay Antitrust Clearance (and in any event no later than three Business Days prior to the Termination Date). No actions taken pursuant to this Section 6.1(f) will be considered for purposes of determining whether a Material Adverse Effect on the Company or Parent has occurred.

Section 6.2 Access to Information. (a) Upon reasonable notice, the Company will, and will cause each Company Subsidiary to, afford to Parent and to the officers, employees, accountants, counsel, lenders, financial advisors and other Representatives of Parent reasonable access during normal business hours during the period prior to the Effective Time to all the Company’s and its Subsidiaries’ owned or leased properties (but not for purposes of any environmental sampling and analysis of the nature), books, Contracts, commitments, personnel (including contractors and distributors), records and all other information concerning its business, properties and personnel as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries; provided further that the Company and its Subsidiaries will not be required to provide any access or disclose any information if such access or disclosure would contravene any applicable Law or where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any fiduciary duty or binding agreement entered into prior to the date of this Agreement. Only for purposes related to the Transactions and upon reasonable notice, Parent will, and will cause its Subsidiaries to, afford to the Company and to the officers, employees, accountants, counsel, lenders, financial advisors and other Representatives of the Company, reasonable access during normal business hours during the period prior to the Effective Time to all Parent’s and its respective Subsidiaries’ books, Contracts, commitments, personnel (including contractors and distributors), records and all other information concerning its business, properties and personnel as the Company may reasonably request; provided that the Company and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Parent; provided further that Parent will not be required to provide any access or disclose any information if such access or disclosure would contravene any applicable Law or where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement entered into between the Company and Parent as of December 9, 2011 (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives will affect the representations and warranties of the other set forth in this Agreement.

Section 6.3 Stockholder Approval. The Company will call a meeting of its stockholders to be held as soon as reasonably practicable after the Proxy Statement is cleared by the SEC staff for mailing to consider and vote on the adoption of this Agreement and any other matters required to be voted upon by the Company’s stockholders in connection with the Transactions (including any adjournment or postponement thereof, the “Company Stockholders Meeting”); provided, however, that the Company will be permitted to delay or postpone convening the Company Stockholders Meeting if the Company Board (or a duly authorized committee thereof), after consultation with outside legal counsel, reasonably believes that failure to delay or postpone the Company Stockholders Meeting would reasonably be expected to be inconsistent with its obligations or duties under applicable Law. Subject to and until the Company Board effects a Change of Recommendation pursuant to Section 6.10(d), the Company Board will use its reasonable best efforts to obtain from its stockholders the Company Stockholder Approval. Subject to Section 6.10(d), the Company Board will recommend that its stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”). Subject to the Company’s right to terminate this Agreement under Section 8.4(a), the Company and Parent agree that the Company’s obligations pursuant to the first two sentences of this Section 6.3 will not be affected by the commencement, public proposal or communication to the Company of any Acquisition Proposal or by the withdrawal or modification by the Company Board, of the Company Board Recommendation.

Section 6.4 NYSE Listing. Parent will use reasonable best efforts to cause the shares of Parent Common Stock to be issued, or reserved for issuance, in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.5 Employee Matters. (a) Salary and Wages. Parent will cause its Affiliates to continue the employment effective immediately after the Closing Date of all employees of the Company or any Company Subsidiary (the “Company Employees”), including each such employee on medical, disability, family or other leave of absence as of the Closing Date. Until at least the first anniversary of the Effective Time, the continued employment immediately following the Closing Date of each such Company Employee will in each case provide at least the same base wages, annual base salary and annual rate of bonus potential (determined as a percentage of annual base salary) (but excluding any equity plan program or arrangement or Parent sponsored severance plan) provided to each such Company Employee on the Closing Date. Nothing in this Section 6.5(a) will obligate Parent, Surviving Corporation or the Company to continue the employment of any such Company Employee for any specific period.

(b) Employee Benefits. As of the Closing Date and for a period not to end before December 31, 2012, Parent will provide, and will cause its Affiliates to provide, each Company Employee with employee benefits (excluding any equity based compensation) that are substantially similar in the aggregate to the employee benefits provided by the Company to Company Employees as of the date of this Agreement. As of the Closing Date and for a period not to end before December 31, 2014, in the event that a Company Employee terminates employment from Parent or its Affiliates after the Closing, Parent will provide, or will cause its Affiliates to provide, each such Company Employee with severance benefits, if eligible therefore, equal to those provided under a Company Benefit Plan in which such Company Employee was eligible to participate before the Effective Time, as in effect as of the date of this Agreement and after applying the service crediting provisions set forth in Section 6.5(c).

(c) Employee Service Credit. Parent (i) will give, and cause its Affiliates to give, each Company Employee service credit granted by the Company prior to Closing under any comparable Company Benefit Plan for all purposes (including eligibility to participate, vesting in eligible benefits and levels of benefits) other than for benefit accrual purposes under a defined benefit pension plan; provided that Company Employees will not be entitled to the benefit of any grandfathered benefit formula that would not be provided to any employee first hired by Parent on or after the Effective Time, (ii) will give, and cause its Affiliates to give, each Company Employee service credit granted by the Company prior to Closing under any comparable personnel policies that cover such Company Employee after the Closing Date, including any severance, vacation and sick leave, for purposes of entitlement to benefits thereunder, (iii) will allow, and cause its Affiliates to allow, such Company Employees to participate in each Company Benefit Plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) in the plan year in which the Closing occurs without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations, and (iv) will credit, and cause its Affiliates to credit, the Company Employee with any expenses that were covered by the Company Benefit Plans for purposes of determining deductibles, co-pays and other applicable limits under the Company Benefit Plan in which they participate and any similar replacement plans.

(d) Vacation Pay and Personal Holidays. Parent will continue, and cause its Affiliates to continue, to credit to each Company Employee all vacation and personal holiday pay that the Company Employee is entitled to use but has not used as of the Closing Date (including any earned vacation or personal holiday pay to be used in future years) subject to Parent’s vacation day carryover policy.

(e) Labor Agreements. As of and after the Closing, subject to mutually agreed upon modifications by the parties thereto, the Surviving Corporation or its relevant Subsidiaries will continue (for so long as such contracts are in effect) to be bound by the agreements set forth in Section 3.10(m) of the Company Disclosure Letter.

(f) Certain Commitments. From and after the Effective Time, (i) Parent shall honor, and shall cause its Affiliates to honor, all obligations under the Company Benefit Plans and compensation and severance arrangements (subject to Parent’s commitments in Section 6.5(a) and Section 6.5(b)) and agreements in accordance with their terms as in effect immediately before the Effective Time, and (ii) Parent will, and will cause its Affiliates to, treat the Transactions as constituting a “change in control,” “change of control” or similar terms under the Company Benefit Plans and such compensation and severance arrangements or agreements.

(g) Bonus Plans. Parent will, and will cause its Affiliates to, operate the Annual Incentive Plan and all other annual bonus arrangements (collectively, “Bonus Plans”), as applicable, for 2012 in accordance with the terms established by the Company Board (or a duly authorized committee thereof) within sixty days following the date of this Agreement; provided that, to the extent applicable, performance goals under such Bonus Plans established in the ordinary course of business will be reasonably adjusted by Parent in good faith to reflect the consummation of the Transactions.

(h) No Third Party Beneficiaries. Nothing in this Agreement will create any right or obligation which is enforceable by any employee, former employee, Company Employee or any other Person with respect to any terms or conditions of employment, including, but not limited to, the benefits and compensation described in this Section 6.5. For the avoidance of doubt, any amendments to the Company’s, the Company Subsidiaries’, Parent’s and the Surviving Corporation’s benefit and compensation plans, programs or arrangements will occur only in accordance with their respective terms and will be pursuant to action taken by the Company, the Company Subsidiaries, Parent or the Surviving Corporation which are independent of the consummation of this Agreement or any continuing obligations hereunder.

Section 6.6 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless (including by advancing expenses) each current and former director, officer and employee of the Company and any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), to the fullest extent permitted under applicable Law. Each of (x) the Company Charter, the Company Bylaws and the respective organizational documents of each of the Company’s Subsidiaries as currently in effect, (y) any indemnification agreements with an Indemnified Party listed on Section 6.6(a) of the Company Disclosure Letter, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law and (z) the respective organizational documents of the Company’s Subsidiaries as currently in effect shall not, for a period of six years from the Effective Time, be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties except, in the case of clauses (x) and (z), as required by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to cause the certificate of incorporation and by-laws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnified Parties no less favorable to the Indemnified Parties than as set forth in the Company Charter and Company Bylaws in effect on the date of this Agreement, which provisions shall, for a period of six years from the Effective Time, not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties except as required by applicable Law.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) for the persons who, as of the date of this Agreement, are covered by the Company’s existing D&O Insurance. Such “tail” insurance policies shall have terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transactions); provided, however, that the maximum aggregate premium for such insurance policies for any such year shall not be in excess of the Maximum Premium. Parent shall cause the Surviving Corporation to maintain such “tail” insurance policies in full force and effect for their full term. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the Indemnified Parties, for a period of at least six years from and after the Effective Time, the Company’s D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate premium for such insurance policies in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (the “Maximum Premium”); and provided, further, that if the premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) The provisions of this Section 6.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.6.

Section 6.7 Additional Agreements. Subject to the terms and conditions of this Agreement, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the then-current officers and directors of each of the Company and the Company Subsidiaries will use its respective reasonable best efforts to take all such actions as may be reasonably requested by Parent.

Section 6.8 Advice of Changes. Each of Parent and the Company will promptly advise the other of any change or event, of which it has knowledge, (i) having or reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be, or (ii) that would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement if it would result in the failure of closing conditions in Section 7.3(a) or Section 7.3(b) or Section 7.2(a) or Section 7.2(b), respectively, by the Termination Date, except that (A) no such notification will affect the representations, warranties or covenants of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement and (B) a failure to comply with this Section 6.8 will not constitute the failure of any condition set forth in ARTICLE VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in ARTICLE VII to be satisfied.

Section 6.9 Exemption from Liability Under Section 16(b). Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of Shares into shares of Parent Common Stock in the Merger, and for compensatory and retentive purposes agree to the provisions of this Section 6.9. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Parent Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution providing that the receipt by Company Insiders of shares of Parent Common Stock in exchange for Shares pursuant to the Transactions, to the extent such securities are listed in the Section 16 Information, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

Section 6.10 Company Board Recommendation; Acquisition Proposals. (a) Subject to the provisions of this Section 6.10, the Company will not, nor will it authorize or permit any of the Company Subsidiaries to, and will cause the Company Subsidiaries and its and their respective directors, officers and employees not to, and use reasonable best efforts to cause its other Representatives not to, (i) initiate, solicit or knowingly encourage the submission of, or, other than informing Persons of the provisions contained in this Section 6.10, participate or engage in any negotiations or discussions with respect to, any Acquisition Proposal, (ii) disclose or furnish any nonpublic information or data concerning the Company to any Person in connection with an Acquisition Proposal or afford any Person other than Parent or its Representatives access to the properties, books or records of the Company and the Company Subsidiaries to any Person in connection with an Acquisition Proposal, except as required by Law, pursuant to a request for information of any Governmental Entity or in accordance with, and pursuant to Section 6.10(b) or (iii) enter into or execute, or propose to enter into or execute, any Acquisition

Agreement. The Company will, and will cause the Company Subsidiaries and its and their respective officers, directors and employees, and will use its reasonable best efforts to cause other Representatives of the Company and the Company Subsidiaries to, cease immediately and cause to be terminated all discussions and negotiations with any Person (other than Parent, Merger Sub or their respective Representatives) that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, and request from each Person that has executed a confidentiality agreement with the Company within the last 12 months related to any Acquisition Proposal the prompt return or destruction of all confidential information previously furnished to such Person or its Representatives and terminate access by each such Person and its Representatives (to the extent such request has not yet been made as of the date hereof) to any online or other data rooms containing any information in respect of the Company or any of the Company Subsidiaries related to any such proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receiving the Company Stockholder Approval, the Company and its Representatives may, in response to an Acquisition Proposal that did not otherwise result from a breach of Section 6.10(a), participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or (only after any such Person(s) enters into an Acceptable Confidentiality Agreement) furnish any nonpublic information or data to, or afford access to the properties, books or records of the Company to, the Person or Persons, making such Acquisition Proposal and their respective Representatives and potential sources of financing, if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal. From and after the date of this Agreement, the Company will not grant any waiver, amendment or release under any standstill agreement unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to grant any such waiver, amendment or release would reasonably be expected to be inconsistent with the directors’ obligations or duties under applicable Law. All non-public written information provided to a third party under this Section 6.10(b) will be provided or made available on a prior or substantially concurrent basis to Parent if such information has not previously been provided to Parent.

(c) The Company will as promptly as reasonably practicable, and in any event within 24 hours after receipt, notify Parent orally and in writing within one Business Day of the receipt by the Company (to its knowledge) of any Acquisition Proposal. The written notice will include the identity of the Person making such Acquisition Proposal and the material terms of the Acquisition Proposal (including any material written amendments or modifications thereto). The Company will keep Parent reasonably informed on a prompt basis of any material changes with respect to such Acquisition Proposal.

(d) Subject to the provisions of this Section 6.10, neither the Company Board nor any committee thereof will, (i) (A) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, (C) in the event of a tender offer or exchange offer for any outstanding shares of Company Capital Stock, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten Business Days of the commencement thereof (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any tender offer or exchange offer by its stockholders as of the end of the ten day Business Day period will constitute a failure to recommend against any such offer); or (D) recommend that the Company’s stockholders reject adoption of this Agreement, the Merger or the Transactions (any action described in clauses (A)-(D) above being referred to as a “Change of Recommendation”) or (ii) allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement (I) providing for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 6.10(b)) (an “Acquisition Agreement”) or (II) requiring it to abandon, terminate or fail to consummate the Transactions.

(e) Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, (i) solely in response to a Superior Proposal which did not otherwise result from a breach of Section 6.10(a), the Company Board may effect a Change of Recommendation and terminate this Agreement pursuant to Section 8.4(a) in order to cause the Company to concurrently approve, adopt, recommend, accept or enter into an Acquisition Agreement related to a Superior Proposal or (ii) the Company Board may effect a Change of Recommendation, only if and to the extent that (A) in the case of each of clause (i) and clause (ii) above, the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside counsel and its financial advisor, that failing to take any such action would be reasonably likely to be inconsistent with the directors’ obligations or duties under applicable Law and (B) solely with respect to clause (i) above, at least four Business Days have elapsed since the Company’s delivery to Parent of written notice (it being understood that such notice shall not in itself be deemed a Change of Recommendation) advising Parent that the Company Board intends to take such action, specifying the terms and conditions of the applicable Superior Proposal, including the identity of the Person making the Superior Proposal; provided, however, that (I) with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material term of such Superior Proposal will require a new written notice by the Company (it being understood that such notice shall not in itself be deemed a Change of Recommendation) but in the case of any such new written notice, all references in this clause (B) to a four Business Day period shall be deemed to refer to a two (2) Business Day period, and no such termination of this Agreement pursuant to Section 8.4(a) by the Company or withdrawal or modification of the Company Board Recommendation may be made during any such four Business Day period, (II) the Company will, and will cause its financial and legal advisors to, during such four Business Day period described above, to the extent requested by Parent, negotiate with Parent in good faith, to make such changes in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal or that the cause for such withdrawal or modification of the Company Board Recommendation ceases to exist, as applicable, if such changes were accepted by the Company, (III) at the end of such period, the Company Board will take into account any written, binding and irrevocable offer capable of being accepted by the Company to amend the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise and (IV) the requirements for terminating this Agreement pursuant to Section 8.4(a) or effecting a Change of Recommendation are still satisfied at the time this Agreement is terminated or at the time of such withdrawal or modification of the Company Board Recommendation, as applicable.

(f) Nothing contained in this Section 6.10 or elsewhere in this Agreement will prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2 of the Exchange Act or from making any other disclosure to the Company’s stockholders if, in the Company Board’s determination in good faith after consultation with outside counsel, the failure so to disclose would be inconsistent with the directors’ obligations or duties under applicable Law. It is further understood and agreed that a “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act, a statement to any person informing them of the existence of the provisions contained in this Section 6.10 or a factually accurate public statement of the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto will not constitute a Change of Recommendation.

Section 6.11 Control of the Other Party’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the operations of the Company or the Company Subsidiaries or will give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.12 Subsidiary Compliance. Parent will cause Merger Sub to comply with and perform all of Merger Sub’s obligations under or relating to this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub will not engage in any business which is not in connection with the Merger. Parent will vote all of the shares of Merger Sub in favor of the adoption of this Agreement.

Section 6.13 Financing. (a) Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Debt Commitment Letters, and will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letters if such amendment, modification or waiver would (i) reduce the aggregate amount of the Financing, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing, in the case of either clause (i) or (ii) above, in a manner that would reasonably be expected to (A) materially delay or prevent the Closing Date, (B) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) materially less likely to occur or (C) materially adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters or the definitive agreements with respect thereto, the ability of Parent or Merger Sub to consummate the Transactions or the likelihood of consummation of the Transactions; provided, however, that Parent and Merger Sub may (i) amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement or (ii) otherwise amend or replace the Debt Commitment Letters so long as (x) such amendment do not impose terms or conditions that would reasonably be expected to materially delay or prevent the Closing, (y) the terms are not, taken as a whole, materially less beneficial to Parent or Merger Sub, with respect to conditionality, than those in the Debt Commitment Letters as in effect on the date of this Agreement and (z) with respect to replacements, the replacement debt commitments otherwise satisfy the terms and conditions of an Alternative Financing set forth below. In the event of such amendment or replacement of the Debt Commitment Letters as permitted by the proviso to the immediately preceding sentence, the financing under such amended or replaced Debt Commitment Letters will be deemed to be “Financing” as such term is used in this Agreement. Parent will use its reasonable best efforts to (I) maintain in effect the Debt Commitment Letters (including any definitive agreements entered into in connection therewith), (II) satisfy on a timely basis all conditions in the Financing Agreements applicable to Parent and Merger Sub to obtaining the Financing as promptly as reasonably practicable, (III) negotiate and enter into definitive agreements with respect to the Debt Commitment Letters on terms and conditions contained in the Debt Commitment Letters or consistent in all material respects with the Debt Commitment Letters as promptly as reasonably practicable (such definitive agreements, together with the Debt Commitment Letters, the “Financing Agreements”) and promptly upon execution thereof provide complete executed copies of such definitive agreements to the Company, (IV) consummate the Financing at or prior to the Closing and (V) fully enforce the counterparties’ obligations and its rights under the Financing Agreements, including by suit or other appropriate proceeding to cause the lenders under the Financing to fund in accordance with their respective commitments if all conditions to funding the Financing in the applicable Financing Agreements have been satisfied or waived. Parent will keep the Company reasonably informed on a timely basis of the status of Parent’s and Merger Sub’s efforts to arrange the Financing and to satisfy the conditions thereof, including, upon Company’s reasonable request, (A) advising and updating the Company, in a reasonable level of detail, with respect to status, proposed Closing Date and material terms of the material definitive documentation for the Financing and (B) providing copies of the current drafts of all such definitive documentation. If any portion of that amount of the Financing necessary to consummate the Transactions becomes reasonably likely to be unavailable on the material terms and conditions contemplated by the applicable Financing Agreements, (i) Parent will promptly notify the Company and (ii) Parent will use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable, taken as a whole, to Parent, Merger Sub and the Company than the terms and conditions set forth in the applicable Financing Agreements (“Alternative Financing”) as promptly as practicable following the occurrence of such event. In such event, (1) the term “Financing” as used in this Agreement will be deemed to include any such alternative debt financing, (2) the term “Financing” will be deemed to include the Alternative Financing, (3) the term “Debt Commitment Letters” will be deemed to include any commitment letters with respect to any such alternative debt financing and (4) the term “Financing Agreements” will be deemed to include any definitive agreement with respect to the Alternative Financing.

(b) The Company will provide to Parent, and will cause its Subsidiaries to provide, at Parent’s cost and expense as provided in Section 6.13(d), and will use reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent that is customary and necessary in connection with arranging, obtaining and syndicating the Financing and causing the conditions in the Financing Agreements to be satisfied, including using reasonable best efforts in (i) assisting with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the Financing, and providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing customary information (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing to Parent and the Financing Sources as promptly as practicable with all Required Information to the extent it is available to the Company and all other information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent to assist in preparation of the Offering Documents, (iii) having the Company designate a member of senior management of the Company to participate in a reasonable number of presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing, including direct contact between such senior management of the Company and its Subsidiaries and Parent’s Financing Sources and potential lenders in the Financing, (iv) assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letters, (v) requesting the Company’s independent auditors to cooperate with Parent’s reasonable best efforts to obtain accountant’s comfort letters and consents from the Company’s independent auditors, (vi) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be requested by Parent, and (vii) subject to any contractual agreement in effect facilitating the pledging of collateral for the Financing, including taking commercially reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Financing, (viii) using commercially reasonable efforts to assist the Financing Sources in benefiting from the existing lending relationships of the Company and the Company Subsidiaries, (ix) obtaining from the Company’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, (x) preparing and delivering to Parent any supplements to the above information as may be required pursuant to the Debt Commitment Letters and (xi) cooperating with Parent to the extent within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time; provided, however, that (A) no obligation of the Company or any Company Subsidiary under any certificate, document, agreement or instrument will be effective until the Effective Time, (B) none of the Company or any Company Subsidiary will be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time and (C) none of the boards of directors (or equivalent bodies) of the Company or any Company Subsidiary shall be required to enter into any resolutions or take similar action approving the Financing. In connection with the foregoing, the Company will file with the SEC all Company Reports for the annual and quarterly fiscal periods ending on and after December 31, 2011 as soon as practicable but in any event not later than the time period required by law. The Company hereby consents to the use of the Company Subsidiaries’ logos in connection with the Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any Company Subsidiary or the reputation or goodwill of the Company or any Company Subsidiary. The Company will, upon request of Parent, use its reasonable best efforts to periodically update any Required Information (to the extent it is available) to be included in any Offering Document to be used in connection with such Financing so that Parent may ensure that any such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(c) Notwithstanding the requirements of Section 6.13(b), (i) solely Parent will be responsible for provision of any post-Closing pro forma financial information, including cost savings, synergies, capitalization, ownership or other pro forma adjustments (provided, that for the avoidance of doubt, the Company will provide Parent with financial and other information relating to the Company and its Subsidiaries reasonably requested by Parent to allow Parent to prepare such pro forma financial information) and any financial projections of the Company for and after the Effective Time, (ii) neither the Company nor any Company Subsidiary or their respective Representatives will be required to enter into any certificate, document, agreement or instrument which will be effective prior to the Effective Time, (iii) nothing herein shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of the Company or any Company Subsidiary, (iv) none of the Company or any Company Subsidiary will be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time, and (iv) nothing herein will require cooperation or assistance from a Company director, officer or employee to the extent such Company director, officer or employee is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid or reimbursed in full by the Parent.

(d) Parent will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 6.13(b). Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.13) and any information used in connection therewith, except with respect to any information relating to the Company provided in writing by the Company or any of its Subsidiaries.

(e) Parent and Merger Sub acknowledge and agree that the obtaining of Financing, or any Alternative Financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing, subject to fulfillment or waiver of the conditions set forth in ARTICLE VII.

Section 6.14 Stockholder Rights Agreement. For so long as Parent, Merger Sub and their Affiliates would be an “Acquiring Person” (as that term is defined under the Rights Agreement) under the Rights Agreement (without giving effect to the Rights Agreement Amendment), the Company agrees that it will not adopt any other stockholder rights agreement of a type commonly known as a “poison pill” unless the Company takes such action as is necessary to ensure that the provisions of such stockholders rights agreement are no more restrictive with respect to the Merger and the conversion of the Company Common Stock pursuant to Section 1.5. than the Rights Agreement as amended by the Rights Agreement Amendment and without giving effect to any later amendment thereto (to the extent that such later amendment would lower the applicable percentage of beneficial ownership for purposes of determining whether any person is an “Acquiring Person” under the Rights Agreement, as amended) or termination thereof.

Section 6.15 Transaction Litigation. Each party hereto will keep the other parties hereto reasonably informed of, and cooperate with the other parties hereto in connection with, any litigation or claim against any party hereto and/or its directors, officers or employees relating to the Merger or the other transactions contemplated hereby; provided, however, that the foregoing will not require any party hereto to take any action if it may result in a waiver of any attorney/client or any other similar privilege.

Section 6.16 Publicity. None of the Company, Parent or Merger Sub will, and neither the Company nor Parent will permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, the Transactions without the prior consent (which consent will not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent or Merger Sub; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent such party may reasonable conclude may be required by applicable Law or by the rules and regulations of the NYSE provided, however, that the restrictions set forth in this Section 6.16 will not apply to any release or public statement (a) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal or a Change of Recommendation or any action taken pursuant thereto or (b) in connection with any dispute between the parties regarding this Agreement or the Transactions; provided, further, that the foregoing will not limit the ability of any party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.17 Rights Agreement Amendment. Following the date hereof and prior to Closing, the Company will take all actions to cause to be executed and delivered to Parent a fully executed copy of the amendment to the Rights Agreement contemplated in Section 3.21.

Section 6.18 Pre-Closing Restructuring. Subject to Section 6.11, during the period from the date of this Agreement to the earlier of termination of this Agreement in accordance with its terms or the Effective Time, the Company will, and will cause each of its Company Subsidiaries to, reasonably cooperate with the Parent to develop, and to prepare for the implementation of, any restructuring or other transaction requested (in writing) by the Parent in order to facilitate the post-Closing optimization (as determined by the Parent in its sole discretion) of the Surviving Corporation’s and any Surviving Corporation Subsidiary’s capital structures; provided that neither the Company nor any Company Subsidiary nor any of their Respective Representatives will be required to enter into any certificate, document, agreement or instrument, or enter into any other transaction, which will be effective prior to the Effective Time, or incur any liability prior to the Effective Time.

ARTICLE VII CLOSING CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. The Company Stockholder Approval shall have been obtained.

(b) NYSE Listing. The shares of Parent Common Stock to be issued to the holders of Shares upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Antitrust Clearance. The Antitrust Clearance under each of (i) the HSR Act, (ii) the foreign antitrust or competition clearances set forth in Section 3.4 of the Company Disclosure Letter and Section 4.4 of the Parent Disclosure Letter, and (iii) any other foreign antitrust or competition clearances in any foreign country in which Parent and the Company mutually agree is required in connection with the Merger, in each case, has been obtained.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger or any of the other Transactions shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, on behalf of itself and Merger Sub, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date), provided that this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Material Adverse Effect on the Company at the Closing Date (ignoring solely for purposes of this proviso any reference to Material Adverse Effect or other materiality qualifiers contained in such representations and warranties), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Material Adverse Effect on Company. There shall not have occurred at any time after the date of this Agreement any Material Adverse Effect on the Company.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), provided that this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate constitute a Material Adverse Effect on Parent at the Closing Date (ignoring solely for purposes of this proviso any reference to Material Adverse Effect or other materiality qualifiers contained in such representations and warranties), and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Material Adverse Effect on Parent. There shall not have occurred at any time after the date of this Agreement any Material Adverse Effect on Parent.

ARTICLE VIII TERMINATION AND AMENDMENT

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time before the Effective Time, whether before or after obtaining the Company Stockholder Approval, by mutual written consent of Parent and the Company duly authorized by each of their respective boards of directors.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time before the Effective Time:

(a) whether before or after obtaining the Company Stockholder Approval, if the Merger has not been consummated on or before October 1, 2012 (as extended in the following proviso, if applicable, the “Termination Date”); provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the conditions set forth in Section 7.1(c) or Section 7.1(e) with respect thereto), the Termination Date may be extended by Parent or the Company from time to time by written notice to the other party up to a date not beyond October 31, 2012. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.2(a) will not be available to any party to this Agreement whose breach of any covenant or agreement of this Agreement has been the primary cause of, or the primary factor that resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (or adjournment, postponement or recess thereof) and the Company Stockholder Approval is not obtained upon a vote taken thereof; or

(c) if any Governmental Entity of competent jurisdiction will have enacted or issued any final and non-appealable Law or order or taken any other final and non-appealable action enjoining or otherwise prohibiting consummation of the Transactions, provided that the right to terminate this Agreement under this Section 8.2(c) will not be available to any party who failed to comply with its obligations under Section 6.1;

Section 8.3 Termination by Parent. This Agreement may be terminated by Parent at any time before the Effective Time:

(a) prior to the Company Stockholder Approval, if the Company Board or any committee thereof shall have made a Change of Recommendation; or

(b) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 7.2(a) or Section 7.2(b) and (ii) has not been cured by the Company within the earlier of (A) 20 Business Days after the Company’s receipt of written notice of such breach from Parent and (B) the Termination Date, but only so long as Parent is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 7.3(a) or Section 7.3(b).

Section 8.4 Termination by the Company. This Agreement may be terminated by the Company at any time before the Effective Time:

(a) at any time prior to obtaining the Company Stockholder Approval, in order to approve, adopt, recommend, accept or enter into an Acquisition Agreement relating to a Superior Proposal; it being understood that the Company may enter into a definitive Acquisition Agreement with respect to a Superior Proposal simultaneously with the termination of this Agreement pursuant to this Section 8.4(a); or

(b) if Parent or Merger Sub breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition to Closing set forth in Section 7.3(a) or Section 7.3(b) and (ii) has not been cured by Parent within the earlier of (A) 20 Business Days after Parent’s receipt of written notice of such breach from the Company and (B) the Termination Date, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 7.2(a) or Section 7.2(b).

Section 8.5 Manner and Effect of Termination. Any party terminating this Agreement pursuant to any of Section 8.2, Section 8.3 or Section 8.4 will give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being affected. If this Agreement is terminated pursuant to this ARTICLE VIII, it will forthwith become null and void, and there will be no liability on the part of Parent, Merger Sub or the Company or their respective Affiliates, directors, executive officers, employees, stockholders, Representatives, Financing Sources, agents or advisors; provided that (i) no such termination will relieve any party hereto of any liability or damages of any kind to the other party hereto resulting from any willful and intentional breach of this Agreement (which in the case of breach of representations and warranties, shall only survive if such breaches would result in the failure of the conditions set forth in Section 7.2(a) and Section 7.3(a)), and (ii) the provisions set forth in Section 6.2(b), Section 6.12, Section 6.13(c)(i), Section 6.13(d)), this Section 8.5, and ARTICLE IX will survive any termination of this Agreement. For purposes of this Agreement, “willful and intentional breach” means a material breach or failure to perform that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expect to, cause a material breach of this Agreement. Notwithstanding the execution, delivery and performance of this Agreement, or the termination of this Agreement prior to the Closing, the Confidentiality Agreement will remain in full force and effect in accordance with its terms; provided that as of the Closing, the Confidentiality Agreement will automatically terminate in its entirety and be of no further force or effect.

Section 8.6 Fees and Expenses Following Termination.

(a) In the event that: (x) this Agreement is terminated by the Company pursuant to Section 8.4(a) (in which case the payment described below will be made or caused by the Company to be made concurrently with and will be a condition to such termination provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions) or by Parent pursuant to Section 8.3(a) (in which case the payment described below will be made by the Company or caused by the Company to be made within three Business Days following such termination provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions), or (y) if (A) (I) after the date of this Agreement and prior to the Company Stockholders Meeting there will have been publicly disclosed (and not subsequently withdrawn) an Acquisition Proposal, and this Agreement is terminated by the Company or Parent pursuant to Section 8.2(b), or (II) after the date of this Agreement and prior to termination by Parent pursuant to Section 8.3(b) there will have been publicly disclosed (and not subsequently withdrawn) an Acquisition Proposal, and this Agreement is terminated by Parent pursuant to Section 8.3(b), and (B) at any time on or prior to the 12 month anniversary of such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement providing for any Acquisition Proposal or the transactions contemplated by any Acquisition Proposal are consummated (in which casethe payment described below will be made by the Company or caused by the Company to be made within five Business Days following the date on which the Company consummates such Acquisition Proposal provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment will be paid promptly following delivery of such instructions), then the Company will pay, or cause to be paid, to Parent or its designee by wire transfer of immediately available funds an amount equal to $102,000,000 (the “Company Termination Fee”). For purposes of the foregoing clause (y)(B), references in the definition of the term “Acquisition Proposal” to the figure “20%” will be deemed to be replaced by “more than 50%.”

(b) Notwithstanding the foregoing, in no event shall the Company be required to pay the Company Termination Fee referred to in Section 8.6(a) (i) on more than one occasion or (ii) if, at the time this Agreement is terminated by Parent, this Agreement could have been terminated by the Company pursuant to Section 8.4(b). Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Company Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transactions in the event any such payment becomes due and payable, and, upon payment of the Company Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement.

(c) Parent and the Company acknowledge that (i) the fees and other provisions of this Section 8.6 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 8.6 does not constitute a penalty.

ARTICLE IX GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties and covenants set forth in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time, except for Section 6.6, ARTICLE I and ARTICLE II and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given when delivered personally, sent via facsimile (with confirmation) or electronic mail (but only if followed by an express courier (with confirmation) on the next Business Day), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	if to the Company, to:

Solutia Inc.

575 Maryville Centre Drive

St. Louis, Missouri 63141

Attention:	General Counsel
Fax:	(314) 674-7734
Email:	pjberr@solutia.com

with a copy to (which will not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave

New York, New York 10022

Attention:	David Fox, Esq.
William B. Sorabella, Esq.
Fax:	(212) 446-6460
Email:	david.fox@kirkland.com
william.sorabella@kirkland.com

(b)	if to Parent or Merger Sub, to:

Eastman Chemical Company

200 South Wilcox Drive

Kingsport, Tennessee 37662

Attention:	General Counsel
Fax:	(423) 224-9399
Email:	tklee@eastman.com

with a copy to (which will not constitute notice):

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309-3053

Attention:	William B. Rowland, Esq.
Fax:	(404) 581-8330
Email:	wbrowland@jonesday.com

Section 9.3 Interpretation. (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. The Company Disclosure Letter and the Parent Disclosure Letter, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. The representations and warranties of Parent and the Company are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable. In no event will the listing of any matter in the Company Disclosure Letter or the Parent Disclosure Letter be deemed or interpreted to expand the scope the respective party’s representations, warranties and/or covenants set forth in this Agreement. All attachments to the Company Disclosure Letter and the Parent Disclosure Letter are incorporated by reference into the Company Disclosure Letter or the Parent Disclosure Letter in which they are directly or indirectly referenced. The information contained in the Company Disclosure Letter or the Parent Disclosure Letter is in all events provided subject to and on the terms of the Confidentiality Agreement as though it were Evaluation Material (as such term is defined therein) thereunder. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item therein as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent, as the case may be.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 9.5 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, (b) is not intended to confer on any Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies hereunder, except for (i) the rights of the Company’s stockholders and holders of the Company Stock Options, Company RSUs and Company Warrants to receive the Merger Consideration and related consideration, respectively, at the Effective Time, (ii) as provided in Section 6.6 (which is intended for the benefit of the Indemnified Parties, each of whom will be a third-party beneficiary of Section 6.6) and (iii) the Financing Sources and their respective successors, legal representatives and permitted assigns (each of which shall be a third party beneficiary with respect to their respective rights under Section 9.5 and Section 9.9). In the event of a breach of this Agreement by Parent or Merger Sub, the Company shall have the right to pursue damages on behalf of its stockholders.

Section 9.6 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Company and Parent (on behalf of itself and Merger Sub), by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company, except that, after any approval of the Transactions by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Shares, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.7 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent (on behalf of itself and Merger Sub), by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement, and (iii) waive compliance with any of the agreements or conditions contained in this Agreement, except that, after any approval of the Transactions by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion hereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Shares under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.8 Governing Law. This Agreement will be governed and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles (whether of the State of Delaware or any other jurisdiction).

Section 9.9 Jurisdiction. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from any thereof sitting in New Castle County in the State of Delaware (and if the Delaware Court of Chancery is unavailable or declines to accept jurisdiction, the Federal courts of the United States of America sitting in the State of Delaware) (collectively, the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Chosen Courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Chosen Courts, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Chosen Courts, and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Chosen Courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts of the State of New York (and appellate courts thereof). Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).

Section 9.10 Fees and Expenses. Except as expressly provided in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby will be paid by the party incurring or required to incur such fees or expenses.

Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to do so will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

Section 9.12 Specific Performance. The parties hereto agree that immediate, extensive and irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions (and, more specifically, that irreparable damage would likewise occur if the Merger were not consummated and the Company’s stockholders did not receive the Merger Consideration payable to them in accordance with the terms and subject to the conditions of this Agreement), in addition to any other remedy to which they are entitled at law or in equity, and accordingly, the parties acknowledge and agree that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligation of the parties hereto to consummate the Merger and the obligation of Parent and Merger Sub to pay, and the Company’s stockholders’ right to receive, the Merger Consideration payable to them pursuant to the Merger, in each case in accordance with the terms and subject to the conditions of this Agreement) in the Chosen Courts without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and, without such rights, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.13 Waivers. Any failure of any of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof, except in the case of any express waiver of Section 9.5, Section 9.9, Section 9.12 and this Section 9.13 which is, individually or in the aggregate, materially adverse to any Financing Source, which waiver will only be effective with respect to such Financing Source is such Financing Source has consented thereto or to the extent that the consent of such Financing Source is not required to be obtained under the applicable provisions of the Debt Commitment Letters relating to waivers of this Agreement, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, such term, provision, covenant or restriction will be deemed to be modified to the extent necessary to render it valid, effective and enforceable, and the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 9.15 Definitions. For the purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement (which need not prohibit the making of an Acquisition Proposal); provided that a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (other than that it need not prohibit the making of an Acquisition Proposal), with any changes thereto as reasonably necessary to give effect to the identity of the party, shall be deemed an Acceptable Confidentiality Agreement; and provided, further, that an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to include substantially similar provisions for the benefit of the parties thereto.

“Acquisition Agreement” has the meaning set forth in Section 6.10(d).

“Acquisition Proposal” means any bona fide proposal, indication of interest or offer (whether in writing or otherwise) from any Person (other than Parent, Merger Sub or any Affiliate thereof) to acquire or purchase, directly or indirectly, in one transaction or a series of transactions, (a) assets of the Company and the Company Subsidiaries (including securities of Company Subsidiaries, but excluding sales of assets in the ordinary course of business) that account for 20% or more of the Company’s consolidated assets or from which 20% or more of the Company’s revenues or earnings on a consolidated basis are derived or (b) 20% or more of the outstanding Company Capital Stock or of any resulting parent company of the Company, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction, in each case other than the Transactions.

“Action” has the meaning set forth in Section 3.8(a).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, control, is controlled by, or is under common control with, the first-mentioned Person. For this purpose, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 6.13(a).

“Anti-Corruption Laws” has the meaning set forth in Section 3.17(a).

“Antitrust Clearance” has the meaning set forth in Section 6.1(f).

“Approval” has the meaning set forth in Section 3.10(b).

“Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the five consecutive trading days ending on (and including) the trading day that is two trading days prior to the Closing Date.

“Bonus Plans” has the meaning set forth in Section 6.5(g).

“Book-Entry Shares” has the meaning set forth in Section 1.5(a).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“Cash Consideration” has the meaning set forth in Section 1.5(a).

“Cash Out Amount” has the meaning set forth in Section 2.3(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 1.5(a).

“Change of Recommendation” has the meaning set forth in Section 6.10(d).

“Chosen Courts” has the meaning set forth in Section 9.9(a).

“Claim” has the meaning set forth in Section 6.6.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Board” has the meaning set forth in Section 3.3(a).

“Company Board Recommendation” has the meaning set forth in Section 6.3.

“Company Bylaws” has the meaning set forth in Section 3.1(b).

“Company Capital Stock” has the meaning set forth in Section 3.2(a).

“Company Charter” has the meaning set forth in Section 3.1(b).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Commonly Controlled Entity” has the meaning set forth in Section 3.10(d).

“Company Disclosure Letter” has the meaning set forth in the preamble to ARTICLE III.

“Company Employees” has the meaning set forth in Section 6.5(a).

“Company Equity Incentive Plan” means the Company 2007 Management Long Term Incentive Plan, as amended, and the Company 2007 Non-Employee Director Stock Compensation Plan, as amended.

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Company Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Leased Real Property” has the meaning set forth in Section 3.16.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Owned Real Property” has the meaning set forth in Section 3.16.

“Company Performance Share” has the meaning set forth in Section 2.3(d).

“Company Reports” has the meaning set forth in Section 3.5(a).

“Company Restricted Stock” has the meaning set forth in Section 2.3(b).

“Company RSU” has the meaning set forth in Section 2.3(c).

“Company Stock Option” means the options to purchase Shares granted pursuant to the Company Equity Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Stockholders Meeting” has the meaning set forth in Section 6.3.

“Company Subsidiary” has the meaning set forth in Section 3.1(c).

“Company Termination Fee” has the meaning set forth in Section 8.6(a).

“Company Warrant” has the meaning set forth in Section 2.3(e).

“Compliant” means, with respect to the Required Information, that (i) any information provided does not include any information that is false or misleading such that the Offering Documents would contain any untrue statement of a material fact or omit to state any material fact necessary in order to make Offering Documents, in light of the circumstances under which they were made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10) for offerings of debt securities that customarily would be included in a preliminary offering memorandum or registration statement, (iii) the Company’s auditors have not withdrawn an audit opinion with respect to any audit opinion with respect to any financial statements contained in the Required Information, and (iv) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement using such financial statements to be declared effective by the SEC and (B) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial information contained in the Offering Documents, including as to customary negative assurances and change period, to consummate any offering of debt securities on the last day of the Marketing Period.

“Condition Satisfaction Date” has the meaning set forth in Section 1.2.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Contracts” means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.

“D&O Insurance” has the meaning set forth in Section 6.6(b).

“Debt Commitment Letters” has the meaning set forth in the Recitals.

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.4.

“Dissenting Stockholder” has the meaning set forth in Section 2.4.

“Domestic Company Subsidiary” means any Company Subsidiary that is not a Foreign Company Subsidiary.

“Effective Time” has the meaning set forth in Section 1.3.

“EMEA” has the meaning set forth in Section 4.1(b).

“EMEA Board” has the meaning set forth in Section 4.3(a).

“EMEA Bylaws” has the meaning set forth in Section 4.1(b).

“EMEA Charter” has the meaning set forth in Section 4.1(b).

“Employee” means any employee or former employee of the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as applicable.

“Environment” means soil, soil vapor, surface water, groundwater, land, sediment, surface or subsurface structures or strata or ambient air.

“Environmental Authority” means any department, agency, or other body or component of any Governmental Entity that lawfully exercises jurisdiction under any Environmental Law.

“Environmental Authorization” means any license, permit, order, writ, injunction, decree, approval, consent, notice, registration, filing or other form of authorization or permission required under any Environmental Law.

“Environmental Law” means any Law relating to pollution (including greenhouse gases) or the protection of human health from environmental hazards or protection of the Environment, natural resources or occupational and worker health and safety.

“Environmental Liability” means any liability or obligation of any kind or nature (whether arising from statutory or common law, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising under any Environmental Law or Environmental Authorization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.5(b).

“Exchange Agent” has the meaning set forth in Section 2.1(a).

“Exchange Fund” has the meaning set forth in Section 2.1(a).

“Exchange Ratio” has the meaning set forth in Section 1.5(a).

“Export Control Laws” has the meaning set forth in Section 3.17(c).

“Financing” has the meaning set forth in Section 4.18.

“Financing Agreements” has the meaning set forth in Section 6.13(a).

“Financing Source” means, in its capacity as such, any lender providing a commitment pursuant to the Debt Commitment Letters or any Affiliates, employees, officers, directors, agents or advisors of any such lender.

“Foreign Company Subsidiary” means any Company Subsidiary that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Form S-4” has the meaning set forth in Section 3.4.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.4.

“Hazardous Substance” means any chemicals, pollutants, contaminants, toxins, wastes or substances defined or otherwise classified as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous constituents,” “toxic substances,” “contaminants,” or “pollutants” under any applicable Environmental Law, including asbestos or asbestos containing material, petroleum and its by-products, polychlorinated byphenyls and urea formaldehyde, or otherwise regulated under any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.4.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Injunction” has the meaning set forth in Section 3.3(b).

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals (a) all patents and applications for patents (including all invention disclosures) and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights, (c) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing, (d) all computer software (including source and object code), firmware, development tools, proprietary languages, algorithms, files, records, technical drawings and related documentation, data and manuals, (e) all mask works, mask work registrations and mask work applications and all other corresponding rights, (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, (g) trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind (collectively, if and to the extent proprietary, held as confidential and protectable as a “trade secret” under applicable Law, “Trade Secrets”), (h) all databases and data collections, (i) all other proprietary rights (including moral rights) and (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IRS” means Internal Revenue Service.

“knowledge,” when used with respect to a party, means the actual knowledge of the persons holding the following titles, or if there is none, people holding equivalent positions, at the applicable entity: Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and General Counsel.

“Law” has the meaning set forth in Section 3.3(b).

“Liens” has the meaning set forth in Section 3.2(c).

“Marketing Period” means the first period of 20 consecutive days throughout and on the last day of which (i) Parent, Merger Sub and their Financing Sources will have received the Required Information (including the Required Information with respect to the Company’s fiscal year ended December 31, 2011), and such Required Information is Compliant, and (ii) all conditions set forth in Section 7.1 and Section 7.2 (other than those that by their nature will not be satisfied until the Effective Time) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied assuming the Effective Time were to be scheduled for any time during such consecutive 20 day period. Notwithstanding the foregoing, the “Marketing Period” will not commence and will be deemed not to have commenced if, on or prior to the completion of such consecutive 20 day period, (A) the Company will have publicly announced any intention to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement will be required, (B) the Company will have failed to file any Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the SEC when due, in which case the

Marketing Period will be deemed not to commence unless and until any such report has been filed, or (C) the Required Information would not be Compliant throughout and on the last day of such 20 day period, in which case a new 20 day period will commence upon Parent, Merger Sub and their Financing Sources receiving updated Required Information that would be Compliant. If the Company will in good faith reasonably believe it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information will be deemed to have been delivered on the date specified in that notice, unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information Parent reasonably believes the Company has not delivered).

“Material Adverse Effect” means, when used with respect to Parent or the Company, any effect that (a) has had a material adverse effect on the results of operations, assets, business or financial condition of Parent or the Company, as the case may be, taken as a whole, except that effects caused by any of the following, either alone or in combination, will not be taken into consideration for the purpose of determining whether a Material Adverse Effect has occurred pursuant to this clause (a): (i) any changes or circumstances affecting market, economic, credit, securities market, regulatory or political conditions in the U.S. or any other country in which Parent or the Company, as the case may be, operates to the extent that such effects are not borne disproportionately by Parent or the Company, as the case may be; (ii) any changes or circumstances affecting any industry in which Parent or the Company, as the case may be, operates to the extent that such effects are not borne disproportionately by Parent or the Company, as the case may be; (iii) any change in the price or availability of any raw material or commodity used or sold by the Parent or the Company, as the case may be, provided that such effects are not borne disproportionately by Parent or the Company, as the case may be; (iv) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy; (v) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war, or any escalation of any of the foregoing; (vi) any changes as a result of the announcement or pendency of this Agreement or performance of the Transactions, including by reason of the identity of the other party to the Transactions; (vii) any action taken pursuant to the terms of this Agreement or with the consent or at the direction of the other party to this Agreement (or any action not taken as a result of the failure of the other party to consent to any action requiring such other party’s consent); (viii) any change in the market price, or change in trading volume, of the capital stock of Parent or the Company, as the case may be; (ix) any failure by the Parent or the Company, as the case may be, to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to Parent or the Company, as the case may be; (x) any pending, initiated, or threatened legal or administrative proceeding, claim, suit or action against Parent or the Company, as the case may be, or any of their respective officers or directors, in each case, arising out of or relating to the Transactions and (xi) the effect of any matters specifically disclosed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, or in the Company Reports or Parent Reports, as applicable, as filed or amended as through the date hereof but, solely for purposes of this clause (xi), and the references to the Company Reports or Parent Reports referenced to therein, this clause (xi) shall not be deemed to be an exclusion of consideration for any risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections in the Company Reports and Parent Reports, or (b) would, individually or in the aggregate, prevent or materially delay the consummation by Parent or the Company, as the case may be, of the Transactions.

“Maximum Premium” has the meaning set forth in Section 6.6(b).

“Measurement Date” has the meaning set forth in Section 3.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in Section 4.3(a).

“Merger Sub Bylaws” has the meaning set forth in Section 4.1(b).

“Merger Sub Charter” has the meaning set forth in Section 4.1(b).

“Non-U.S. DB Plan” has the meaning set forth in Section 3.10(l).

“NYSE” means the New York Stock Exchange.

“Offering Documents” has the meaning set forth in Section 6.13(b).

“Option Consideration” has the meaning set forth in Section 2.3(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in Section 4.3(a).

“Parent Bylaws” has the meaning set forth in Section 4.1(b).

“Parent Charter” has the meaning set forth in Section 4.1(b).

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Letter” has the meaning set forth in the preamble to ARTICLE V.

“Parent Equity Awards” has the meaning set forth in Section 4.2(a).

“Parent Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent Leased Real Property” has the meaning set forth in Section 4.15.

“Parent Intellectual Property” has the meaning set forth in Section 4.13(a).

“Parent Owned Real Property” has the meaning set forth in Section 4.15.

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Reports” has the meaning set forth in Section 4.5(a).

“Parent Stock Option” means an option to purchase a share of Parent Common Stock.

“Parent Subsidiary” has the meaning set forth in Section 3.1(c).

“Pension Plan” has the meaning set forth in Section 3.10(a).

“Permits” has the meaning set forth in Section 3.11.

“Permitted Lien” means (i) Liens in respect of any liabilities and obligations reflected in the financial statements of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, included in the Company Reports or Parent Reports, as applicable, (ii) with respect to the owned real property and leased real property of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, (A) defects, exceptions, restrictions, rights of way, easements, covenants, encroachments and other imperfections of title and (B) zoning, entitlement, land use, environmental regulations, and building restrictions, none of which impairs the uses of such property as currently used by the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, such that such impairment, individually or in the aggregate, constitutes a Material Adverse Effect on the Company, or materially impair the use or operation of such property for their current use, (iii) Liens for current Taxes not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Company’s or Parent’s financial statements, as applicable, (iv) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens that arise or are incurred in the ordinary course of business; and (v) other customary Liens levied, assessed or imposed against, or in any manner affecting, the property of the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, that, individually or in the aggregate, do not materially impair the use or operation of such property for their current use or have had a Material Adverse Effect on the Company.

“Person” means any individual (in any capacity) or legal entity, including a Governmental Entity.

“PPACA” means the Patient Protection and Affordable Care Act, as amended, and the guidance promulgated thereunder.

“Proxy Statement” has the meaning set forth in Section 3.4.

“Regulatory Agencies” means (i) any state or federal regulatory authority, (ii) the SEC, and (iii) any foreign regulatory authority.

“Release” means any release, spill, effluent, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or into or out of any property owned, operated or leased by the applicable party.

“Representatives” means any officer, director, employee, investment banks, attorney or other advisor or representative of a Person.

“Required Information” means all customary financial and other information regarding the Company and its Subsidiaries that is reasonably available to or readily obtainable by the Company as may be reasonably requested by Parent or Merger Sub, including financial statements prepared in accordance with GAAP, audit reports, and other information and data regarding the Company and the Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1, Form S-3 or Form S-4 (or any successor forms thereto) under the Securities Act, and of the type and form, and for the periods, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Financing and in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made.

“Response” has the meaning set forth in CERCLA.

“Rights Agent” has the meaning set forth in the Recitals.

“Rights Agreement” means the 382 Rights Agreement, dated as of July 27, 2009, between the Company and the Rights Agent.

“Rights Agreement Amendment” has the meaning set forth in Section 3.21.

“SEC” has the meaning set forth in the preamble of ARTICLE III.

“Section 16 Information” means information accurate in all material respects regarding Company Insiders, the number of shares of Company Common Stock (including Company Restricted Stock) held by each such Company Insider and expected to be exchanged for shares of Parent Common Stock in the Merger, and the number and description of Company Stock Options held by each such Company Insider and expected to be cashed-out in connection with the Merger.

“Securities Act” has the meaning set forth in Section 3.5(a).

“Share” has the meaning set forth in Section 1.5(a).

“SOX” has the meaning set forth in Section 3.5(c).

“Specified Contracts” means (i) any joint venture agreement, (ii) agreements with the one top rail, marine and truck carrier by spend for 2011, (iii) agreements with the top 10 raw materials suppliers by spend for 2011, and (iv) agreements with the top five customers for the Advanced Interlayers division of the Company and the Technical Specialties division of the Company by annual revenue based on the 2011 forecast using actuals through November and the top five customers for the Performance Films division of the Company for the 11-month period ending November 30, 2011.

“Stock Consideration” has the meaning set forth in Section 1.5(a).

“Subsidiary” has the meaning set forth in Section 3.1(c).

“Superior Proposal” means a proposal or offer constituting an Acquisition Proposal that the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside counsel and a financial advisor) to be (i) more favorable to the stockholders of the Company than the Transactions, taking into account all relevant factors (including all terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) that the Company Board (or such committee) considers relevant, and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects and conditions of such proposal that the Company Board (or such committee) considers relevant,, except that the reference to “20%” in the definition of “Alternative Proposal” will be deemed to be a reference to “50%.”

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving Corporation Subsidiary” has the meaning set forth in Section 3.1(c).

“Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding and other taxes of any kind, charges, levies or like assessments together with all penalties, and additions and interest thereto, whether disputed or not.

“Tax Return” includes all returns, reports, claims for refund and forms (including elections, attachments, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 8.2(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transactions” has the meaning set forth in the Recitals.

“Warrant Agreement” has the meaning set forth in Section 2.3(e).

“Welfare Plan” has the meaning set forth in Section 3.10(a).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOLUTIA INC.

By:	/s/ Jeffry N. Quinn
	Name:	Jeffry N. Quinn
	Title:	Chairman of the Board, President and Chief Executive Officer

EASTMAN CHEMICAL COMPANY

By:	/s/ James P. Rogers
	Name:	James P. Rogers
	Title:	Chairman of the Board and Chief Executive Officer

EAGLE MERGER SUB CORPORATION

By:	/s/ David A. Golden
	Name:	David A. Golden
	Title:	President

ANNEX B

OPINION OF DEUTSCHE BANK SECURITIES INC., FINANCIAL ADVISOR TO SOLUTIA

Deutsche Bank Securities Inc. Global Corporate Finance 60 Wall Street New York, NY 10005-2858

January 26, 2012

Board of Directors

Solutia Inc.

575 Maryville Centre Drive

PO Box 66760

St. Louis, Missouri

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Solutia Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of January 26, 2012 (the “Merger Agreement”), by and among the Company, Eastman Chemical Company (the “Parent”), and Eagle Merger Sub Corporation, a subsidiary of Parent (the “Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share of the Company (the “Company Common Stock”) (other than dissenting shares and shares owned directly or indirectly by the Company, Parent or Merger Sub) will be converted into the right to receive a combination of (i) $22.00 in cash without interest and (ii) 0.12 shares of common stock, par value $0.01 of Parent (such common stock, the “Parent Common Stock”) (clauses (i) and (ii) together, the “Merger Consideration”).

You have requested Deutsche Bank’s opinion, as an investment bank, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock.

In connection with Deutsche Bank’s role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank has reviewed (i) certain publicly available financial and other information concerning the Company and Parent, (ii) certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company, (iii) certain internal analyses and other limited information relating to Parent, including relating to the business and prospects of Parent, prepared by management of Parent and (iv) the potential pro forma impact of the Transaction on Parent. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company before and after giving effect to the Transaction and discussions with members of Parent’s management regarding the businesses and prospects of Parent before and after giving effect to the Transaction. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded, (iii) to the extent publicly available, reviewed the financial terms of certain recent business combinations which Deutsche Bank deemed relevant, (iv) reviewed the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Parent,

Board of Directors of Solutia Inc. January 26, 2012 Page 2

including, without limitation, any financial information considered in connection with the rendering of Deutsche Bank’s opinion. Accordingly, for purposes of this opinion, Deutsche Bank has, with the Company’s knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor has Deutsche Bank evaluated the solvency or fair value of the Company or Parent under any state, federal or foreign law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to it and used in Deutsche Bank’s analyses, Deutsche Bank has assumed with the Company’s permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. Deutsche Bank expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed with the Company’s permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by the Company and its advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, from a financial point of view of the Merger Consideration to the holders of the Company Common Stock. You have not asked Deutsche Bank to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction. In addition, Deutsche Bank does not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of the Company Common Stock. Deutsche Bank expresses no opinion as to what the value of Parent Common Stock will be when issued pursuant to the Merger Agreement. This opinion does not in any manner address the prices at which the Company Common Stock, the Parent Common Stock or other securities of the Company or Parent, respectively, will trade following the announcement or consummation of the Transaction.

Deutsche Bank was not requested to consider, and its opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies.

Board of Directors of Solutia Inc. January 26, 2012 Page 3

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Parent and the Company or their respective affiliates for which they have received, and in the future may receive, compensation, including (i) having served as a lender under the Parent’s $750 million 5-year Revolving Credit Facility, (ii) having served as the sole lead arranger for the Company’s $700 million Senior Secured Term Loan, (iii) having served as a financial advisor on the Company’s acquisition of Etimex GmbH, (iv) having served as a joint bookrunner for the Company’s $300 million Senior Notes offering, (v) having served as an administrative agent under the Company’s $1.15 billion Senior Secured Credit facilities and (vi) having served as the lead bookrunner for the Company’s $400 million Senior Notes offering. A portion of the proceeds from the Transaction will be used to repay indebtedness of the Company which has been extended or arranged in part by one or more members of the DB Group. DB Group may also provide investment and commercial banking services to Parent and the Company in the future, for which Deutsche Bank would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as an investment bank that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

ANNEX C

OPINION OF MOELIS & COMPANY LLC, FINANCIAL ADVISOR TO SOLUTIA

399 PARK AVENUE 5TH FLOOR NEW YORK, NEW YORK 10022

T 212.883.3800 F 212.880.4260

January 26, 2012

Board of Directors

Solutia Inc.

575 Maryville Centre Drive

St. Louis, MO 63141

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Solutia Inc. (the “Company”) of the Consideration (as defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Eastman Chemical Company (“Parent”) and Eagle Merger Sub Corporation, a wholly owned subsidiary of Parent (the “Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock will be converted into (i) $22.00 in cash and (ii) 0.120 shares of Common Stock, par value $0.01 per share, of Parent (collectively, the “Consideration”).

We have acted as the Company’s financial advisor in connection with the Transaction and will receive a fee for our services, a substantial majority of which is contingent upon the consummation of the Transaction. We will also receive a portion of our fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, we have provided investment banking and other services to the Company and received compensation for the rendering of such services. In the ordinary course of business, our affiliates may trade securities of the Company or Parent for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, our employees, officers and partners may at any time own securities of the Company or Parent.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement (other than the Consideration) or the form of the Transaction. We express no opinion as to what the value of Parent stock will be when issued pursuant to the Agreement or the prices at which Parent stock or Company Common Stock will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that Parent and the Company will comply with all the material terms of the Agreement.

NEW YORK        |        BEIJING        |        BOSTON         |        CHICAGO        |        DUBAI

HONG KONG        |        HOUSTON        |        LONDON         |        LOS ANGELES        |        SYDNEY

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In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed relevant; (ii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects, of the Company furnished to us by the Company; (iii) reviewed certain internal information relating to the business, including financial forecasts, of Parent furnished to us by Parent; (iv) conducted discussions with members of senior management and representatives of the Company and Parent concerning the matters described in clauses (i)—(iii) of this paragraph, as well as the business and prospects of the Company generally; (v) reviewed publicly available financial and stock market data for the Company and Parent and compared them with those of certain other companies in lines of business that we deemed relevant; (vi) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; (vii) considered certain potential pro forma effects of the Transaction; (viii) reviewed a draft of the Agreement, dated January 26, 2012; (ix) participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company or Parent as to the future performance of their respective companies.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company or Parent or on the expected benefits of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction and may not be disclosed without our prior written consent. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock.

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders.

Very truly yours,

MOELIS & COMPANY LLC

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ANNEX D

OPINION OF PERELLA WEINBERG PARTNERS LP, FINANCIAL ADVISOR TO THE SOLUTIA BOARD

PERELLA WEINBERG PARTNERS
767 FIFTH AVENUE
PHONE: 212-287-3200
FAX: 212-287-3201

January 26, 2012

The Board of Directors

Solutia Inc.

575 Maryville Centre Drive

St. Louis, MO 63141

Members of the Board of Directors:

We understand that the Board of Directors of Solutia Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Eastman Chemical Company, a Delaware corporation (“Parent”), will acquire the Company by effecting a merger involving the Company. Pursuant to a proposed Agreement and Plan of Merger (such Agreement and Plan of Merger, in the form of the draft referenced in numbered subparagraph 9 below, being referred to herein as the “Merger Agreement”), among Parent, Eagle Merger Sub Corporation, a Delaware corporation and an indirect subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub will merge with and into the Company (the “Merger”) and as a result thereof, among other things, (a) the Company will become an indirect subsidiary of Parent, and (b) each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than Excluded Shares (as defined below), will be converted into the right to receive $22.00 in cash (the “Cash Consideration”), without interest, and 0.120 validly issued, fully-paid and non-assessable shares of common stock, par value $0.01 per share (“Parent Common Stock”), of Parent (together with the Cash Consideration, the “Merger Consideration”). As used herein, Excluded Shares mean Dissenting Shares (as defined in the Merger Agreement), and shares of Company Common Stock held in the treasury of the Company immediately prior to the effective time of the Merger. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors of the Company has requested our opinion as to the fairness, from a financial point of view, to the holders of the shares of Company Common Stock, other than holders of Excluded Shares (holders of shares of Company Common Stock other than holders of Excluded Shares, being the “Holders”), of the Merger Consideration to be received by such Holders in the proposed Merger.

For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information with respect to the Company and Parent, including research analyst reports;

2.	reviewed certain internal financial statements, analyses and forecasts, and other financial data relating to the business of the Company prepared by the Company’s management (the “Company Forecasts”);

3.	reviewed certain publicly available forecasts prepared by Wall Street analysts relating to Parent (the “Parent Public Forecasts”);

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Partners have limited liability status

2

4.	discussed the past and current business, operations, financial condition and prospects of the Company and Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Parent;

5.	reviewed the pro forma financial impact of, among other things, the Merger on the future financial performance of Parent, including the potential impact on Parent’s estimated earnings per share;

6.	compared the financial performance of the Company and Parent with that of certain publicly-traded companies which we believe to be generally relevant;

7.	compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

8.	reviewed the historical trading prices for the shares of Company Common Stock and Parent Common Stock, and compared such price of the shares Company Common Stock and Parent Common Stock with that of securities of certain publicly-traded companies which we believe to be generally relevant;

9.	reviewed the draft of the Merger Agreement labeled K&E Draft 1/26/12; and

10.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further assumed, with your consent, that information furnished by the Company for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by the management of the Company, and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to future financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. With respect to the Parent Public Forecasts, we have assumed with your consent, that such forecasts are a reasonable basis upon which to evaluate the future financial performance of Parent and we have used the Parent Public Forecasts in performing our analyses. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Parent, nor have we been furnished with any such valuations or appraisals. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. In arriving at our opinion, we have also assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification (including, without limitation, modification to the mix of Merger Consideration or the form or structure of the transaction) or amendment, without waiver of any of its covenants or conditions, or without delay, and that the final executed Merger Agreement will not differ in any respect material to our analysis from the draft Merger Agreement reviewed by us. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Merger. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the Holders pursuant to the Merger Agreement. We have not been asked to offer, and we do not offer, any opinion as to any other term of the Merger Agreement or the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. We were not requested to, and

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Partners have limited liability status

3

did not, participate in the negotiation of the Merger Agreement or the form or structure of the Merger. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to any business combination or other extraordinary transaction involving the Company.

We have acted as a financial advisor to the Board of Directors of the Company in connection with the Merger and will be entitled to receive a fee for our services which shall be payable in full upon delivery of our opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities and other items arising out of our engagement. Except in connection with its engagement as financial advisor to the Company in connection with the proposed Merger, during the two year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its affiliates and the Company or Parent pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates; however Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company or Parent or their respective affiliates for which they would expect to receive compensation. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

It is understood that this opinion is for the information and assistance of the Board of Directors of the Company acting in its capacity as such in connection with, and for the purposes of the Board of Directors’ evaluation of, the Merger and may not be reproduced, disseminated, quoted from or referred to, in whole or in part, without our written consent, except as otherwise contemplated by the terms of our engagement letter, dated December 30, 2011. This opinion is not intended to be and does not constitute a recommendation to any Holder or holder of shares of Parent Common Stock as to how to vote or otherwise act with respect to the proposed Merger or any other matter. This opinion does not in any manner address the prices at which the shares of Company Common Stock or Parent Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, on the date hereof, the Merger Consideration to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Very truly yours,

PERELLA WEINBERG PARTNERS LP

www.pwpartners.com

Partners have limited liability status

ANNEX E – SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights. (8 Del. Code § 262)

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Limitation on Liability of Directors. Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law (the “DGCL”), Article VIII of the Certificate of Incorporation of Eastman Chemical Company (“Eastman”) eliminates the personal liability of Eastman’s directors to Eastman or its stockholders for monetary damages for breach of fiduciary duty. Directors remain liable for (i) any breach of the duty of loyalty to Eastman or its stockholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (iv) any transaction from which directors derive an improper personal benefit.

Article VIII further provides that any future repeal or amendment of its terms will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment. Article VIII also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

Indemnification and Insurance. In accordance with Section 145 of the DGCL, which allows and, in some cases, requires the indemnification of directors and officers under certain circumstances, Article VII of Eastman’s Certificate of Incorporation and certain provisions of Eastman’s Bylaws grant Eastman’s directors and officers a right to indemnification for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of Eastman or (ii) by reason of the fact that, while they are or were directors or officers of Eastman, they are or were serving at the request of Eastman as directors, trustees, officers, employees or agents of another enterprise. Section VI of the Bylaws further provides that an advancement for any such expenses shall only be made upon delivery to Eastman by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified under Article VII or otherwise.

In addition, Article VII provides that directors and officers therein described shall be indemnified to the fullest extent not prohibited by Section 145 of the DGCL, or any successor provisions or amendments thereunder. In the event that any such successor provisions or amendments provide indemnification rights broader than permitted prior thereto, Article VII allows such broader indemnification rights to apply retroactively with respect to any predating alleged action or inaction and also allows the indemnification to continue after an indemnitee has ceased to be a director or officer of the corporation and to inure to the benefit of the indemnitee’s heirs, executors and administrators.

If a claim for indemnification under Article VII is not paid in full by Eastman or an advancement of expenses is not made by Eastman within a prescribed period of time and a suit is filed in relation thereto, Eastman’s Bylaws entitle the indemnitee to recover the expense of prosecuting or defending such suit, if the indemnitee is successful in whole or in part. Eastman’s Bylaws also entitle the indemnitee to recover the expense of defending a suit brought by Eastman to recover an advancement of expenses pursuant to the terms of an undertaking, if the indemnitee is successful in whole or in part. The Bylaws also entitle Eastman to recover advanced expenses upon final adjudication that the indemnitee has not met the applicable standard of conduct set forth in Section 145 of the DGCL. Under the Bylaws, the burden of proving that the indemnitee is not entitled to be indemnified lies with Eastman.

Article VII further provides that the right to indemnification is not exclusive of any other right which any indemnitee may have or thereafter acquire under any statute, Eastman’s Certificate of Incorporation or Bylaws, any agreement or vote of stockholders or disinterested directors or otherwise, and permits, but does not require,

Eastman to indemnify and advance expenses to its agents and employees to the same (or any lesser or greater) extent as directors and officers. The Bylaws provide that Eastman shall indemnify and advance expenses to employees to the same extent as to directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, Eastman has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Eastman’s Bylaws authorize Eastman to purchase insurance for directors, officers, trustees, employees, or agents of Eastman or another enterprise against any expense, liability or loss, whether or not Eastman would have the power to indemnify such persons against such expense or liability under the DGCL. Eastman intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse Eastman for potential costs of its corporate indemnification of directors and officers.

Eastman has entered into Indemnification Agreements (the “Indemnification Agreements”) with each director and certain executive officers of Eastman. One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification for claims regarding (i) the act or failure to act in Indemnitee’s capacity as a director, officer, employee or agent of Eastman (or any other entity as to which Indemnitee is serving in such capacity at Eastman’s request); (ii) in respect of any transaction or other activity of Eastman or such other entity; and (iii) Indemnitee’s status as a director, officer, employee or other representative of Eastman or such other entity. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under Eastman’s Certificate of Incorporation or Bylaws, or otherwise. In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 26, 2012, by and among Eastman Chemical Company, Solutia Inc. and Eagle Merger Sub Corporation (incorporated herein by reference to Exhibit 2.1 to Eastman’s Current Report on Form 8-K filed on January 30, 2012)

3.1	Amended and Restated Certificate of Incorporation of Eastman Chemical Company (incorporated herein by reference to Exhibit 3.01 to Eastman’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

3.2	Amended and Restated Bylaws of Eastman Chemical Company (incorporated herein by referenced to Exhibit 3.02 to Eastman’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

4.1	Form of Eastman Chemical Company common stock certificate as amended February 1, 2001 (incorporated herein by reference to Exhibit 4.01 to Eastman’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)

5.1	Opinion of Jones Day regarding the validity of the securities to be issued in the merger*

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

Exhibit Number	Description

23.3	Consent of Jones Day (included in Exhibit 5.1)*

24.1	Powers of Attorney*

99.1	Form of Solutia Proxy Card*

99.2	Consent of Deutsche Bank Securities Inc.

99.3	Consent of Moelis & Company LLC

99.4	Consent of Perella Weinberg Partners LP

99.5	Consent of Dr. John Rutledge

99.6	Consent of The Valence Group LLC

*	Previously filed.

(c) Reports, Opinions and Appraisals.

None.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(10) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kingsport, State of Tennessee, on May 16, 2012.

EASTMAN CHEMICAL COMPANY
By:	/s/ Curtis E. Espeland
Name:	Curtis E. Espeland
Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* James P. Rogers	Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2012

/s/ Curtis E. Espeland Curtis E. Espeland	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 16, 2012

* Scott V. King	Vice President, Controller, and Chief Accounting Officer (Principal Accounting Officer)	May 16, 2012

* Humberto P. Alfonso	Director	May 16, 2012

* Gary E. Anderson	Director	May 16, 2012

* Brett D. Begemann	Director	May 16, 2012

* Michael P. Connors	Director	May 16, 2012

Signature	Title	Date

* Stephen R. Demeritt	Director	May 16, 2012

* Robert M. Hernandez	Director	May 16, 2012

* Julie F. Holder	Director	May 16, 2012

* Renée J. Hornbaker	Director	May 16, 2012

* Lewis M. Kling	Director	May 16, 2012

* Howard L. Lance	Director	May 16, 2012

* David W. Raisbeck	Director	May 16, 2012

* By:	/s/ Curtis E. Espeland
Curtis E. Espeland
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 26, 2012, by and among Eastman Chemical Company, Solutia Inc. and Eagle Merger Sub Corporation (incorporated herein by reference to Exhibit 2.1 to Eastman’s Current Report on Form 8-K filed on January 30, 2012)

3.1	Amended and Restated Certificate of Incorporation of Eastman Chemical Company (incorporated herein by reference to Exhibit 3.01 to Eastman’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

3.2	Amended and Restated Bylaws of Eastman Chemical Company (incorporated herein by referenced to Exhibit 3.02 to Eastman’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)

4.1	Form of Eastman Chemical Company common stock certificate as amended February 1, 2001 (incorporated herein by reference to Exhibit 4.01 to Eastman’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001)

5.1	Opinion of Jones Day regarding the validity of the securities to be issued in the merger*

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Jones Day (included in Exhibit 5.1)*

24.1	Powers of Attorney*

99.1	Form of Solutia Proxy Card*

99.2	Consent of Deutsche Bank Securities Inc.

99.3	Consent of Moelis & Company LLC

99.4	Consent of Perella Weinberg Partners LP

99.5	Consent of Dr. John Rutledge

99.6	Consent of The Valence Group LLC

*	Previously filed.